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As filed with the Securities and Exchange Commission on July 18, 2002

Registration No. 333-90478

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTHEM, INC.

(Exact name of Registrant as specified in its charter)

Indiana	6324	35-2145715
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

DAVID R. FRICK
Executive Vice President and Chief Legal and Administrative Officer
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Aschleman	William D. Torchiana
Jeffrey M. Stautz	Sullivan & Cromwell
Baker & Daniels	125 Broad Street
Suite 2700	New York, New York 10004
300 North Meridian Street	(212) 558-4000
Indianapolis, Indiana 46204 (317) 237-0300

Approximate date of commencement of proposed sale to the public: As soon as is practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 18, 2002.

$950,000,000

Anthem, Inc.

$                        % Notes Due

$                        % Notes Due

$                        % Notes Due

        Anthem, Inc. is offering $                                aggregate principal amount of            % notes due        , $                                 aggregate principal amount of            % notes due        , and $                                aggregate principal amount of            % notes due        . Anthem will pay interest on the notes on                          and                           of each year. The first such payment will be made on            . The            % notes due        will mature on                    ,        , the            % notes due        will mature on                    ,        , and the            % notes due        will mature on                    ,        . The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes are not redeemable prior to their maturity.

        The notes are unsecured and unsubordinated debt securities. Anthem does not intend to list the notes on any national securities exchange.

See "Risk Factors" beginning on page 9 to read about factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per % Note Due		Total	Per % Note Due		Total	Per % Note Due		Total
Public offering price		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds, before expenses, to Anthem, Inc.		%	$		%	$		%	$

        The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from            , 2002 and must be paid by the purchaser if the notes are delivered after    , 2002.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on             , 2002.

Goldman, Sachs & Co.

JPMorgan	Banc of America Securities LLC

Fleet Securities, Inc.

Wachovia Securities

        Prospectus dated                          , 2002.

[Alternate Page]

TABLE OF CONTENTS

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. References to the term "Anthem" refer to Anthem, Inc., or Anthem, Inc. and its direct and indirect subsidiaries, as the context requires. References to the terms "we," "our," or "us" refer to Anthem.

Anthem

        We are one of the nation's largest health benefits companies, serving approximately eight million members, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We hold the leading market position in seven of these eight states and own the exclusive right to market our products and services using the Blue Cross* Blue Shield*, or BCBS, names and marks in all eight states under license agreements with the Blue Cross Blue Shield Association, or BCBSA, an association of independent BCBS plans. We seek to be a leader in our industry by offering a broad selection of flexible and competitively priced health benefits products.

        Our product portfolio includes a diversified mix of managed care products, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and point of service, or POS plans, as well as traditional indemnity products. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, we offer our customers several specialty products including group life, disability, prescription management, dental and vision. Our products allow our customers to choose from a wide array of funding alternatives. For our insured products, we charge a premium and assume all or a majority of the health care risk. Under our self-funded and partially insured products, we charge a fee for services, and the employer or plan sponsor reimburses us for all or a majority of the health care costs.

        Our managed care plans and products are designed to encourage providers and members to select quality, cost-effective health care by utilizing the full range of Anthem's innovative medical management services, quality initiatives and financial incentives. Our leading market shares enable us to realize the long-term benefits of investing in preventive and early detection programs. Our ability to provide cost-effective health benefits products and services is enhanced through a disciplined approach to internal cost containment, prudent management of our risk exposure and successful integration of acquired businesses. These measures have allowed us to achieve significant growth in membership (93%), revenue (100%), and net income (256%) from the beginning of 1997 through 2001.

Operating Segments

        Our reportable segments are strategic business units delineated by geographic areas within which we offer similar products and services, but manage with a local focus to address each geographic region's unique market, regulatory and health care delivery characteristics. The regions are:

  •
  the Midwest, which includes Indiana, Kentucky and Ohio;
  •
  the East, which includes Connecticut, New Hampshire and Maine; and
  •
  the West, which includes Colorado and Nevada.

        In addition to our three geographic regions, we have a Specialty segment and an Other segment. Our Specialty segment includes business units providing:

  •
  group life and disability insurance benefits;
  •
  pharmacy benefit management;
  •
  dental administration services; and
  •
  third party occupational health services.

        Various ancillary business units (reported with the Other segment) include: AdminaStar Federal, a subsidiary which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio.

The Other segment also includes intersegment revenue, expense eliminations and corporate expenses not allocated to reportable segments.

Strategy

        Our strategic objective is to be among the best and biggest in our industry with the size and scale to deliver the best product value with the best people.

        To achieve these goals, we offer a broad selection of flexible and competitively priced products and seek to establish leading market positions. We believe that increased scale in each of our regional markets will provide us competitive advantages, cost efficiencies and greater opportunities to sustain profitable growth. The key to our ability to deliver this growth is our commitment to work with providers to optimize the cost and quality of care while improving the health of our members and improving the quality of our service.

        The following are key elements to our strategy and operating principles:

  •
  Promote Quality Care: We believe that our ability to help our members receive quality, cost-effective health care will be key to our success. We promote the health of our members through education and through products that cover prevention and early detection programs that help our members and their providers manage illness before higher cost intervention is required.
  •
  Product Value: We aim to create products that offer value to our customers. By offering a wide spectrum of products supported by broad provider networks, we seek to meet the differing needs of our various customers.
  •
  Operational Excellence: To provide cost-effective products, we continuously strive to improve operational efficiency. We actively benchmark our performance against other leading health benefits companies to identify opportunities to drive continuous performance improvement.
  •
  Technology: We continuously review opportunities to improve our interactions with customers, brokers and providers. By utilizing technologies, we seek to make the interactions as simple, efficient and productive as possible.
  •
  Growth: We believe that profitable growth, both organic and through acquisitions, is an important part of our business. Increased scale allows us to increase customer convenience and improve operating margins, while keeping our products competitively priced. Expansion into new geographic markets enables us to reduce exposure to economic cycles and regulatory changes and provides options for business expansion.

        Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana. Our telephone number is (317) 488-6000.

Our Pending Acquisition of Trigon

        Pursuant to an Agreement and Plan of Merger dated April 28, 2002, Trigon Healthcare, Inc., or Trigon, would be merged with and into AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, as the surviving corporation to be named "Anthem Southeast, Inc." In the merger, each Trigon shareholder will have the right to receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of our common stock for each share of Trigon Class A common stock held. Upon completion of the merger, we expect that our shareholders will own approximately 72% of the combined company and Trigon shareholders will own approximately 28% of the combined company.

The Offering

Securities offered	$ aggregate principal amount of % notes due , $ aggregate principal amount of % notes due , and $ aggregate principal amount of % notes due .
Maturity dates	The % notes due will mature on . The % notes due will mature on . The % notes due will mature on .
Interest payment dates	and of each year, commencing .
Ranking	The notes will be our unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The indenture does not restrict our ability to incur other debt.
Redemption	The notes are not redeemable.
Sinking fund	None.
Form and denomination of notes
The notes of each series will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC. Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds. The notes may only be withdrawn from DTC in the limited situations described below under "DESCRIPTION OF THE NOTES—Form and Denominations—Definitive Notes."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM

        The following table summarizes financial information for Anthem. We prepared this information using our unaudited consolidated financial statements for the three-month periods ended March 31, 2002 and 2001 and our consolidated financial statements for each of the years in the five-year period ended December 31, 2001, which have been audited by Ernst & Young LLP. You should read this information with our unaudited and audited consolidated financial statements and notes, our management's discussion and analysis of financial condition and results of operations and the unaudited pro forma combined financial information included elsewhere in this prospectus. In our opinion, the selected financial data for the three-month periods ended March 31, 2002 and 2001 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31
	2002	2001	2001	2000[1]	1999[1,2]	1998	1997
	(unaudited)
	($ in Millions, Except Per Share Data)
Income Statement Data
Total operating revenue	$2,748.6	$2,493.4	$10,120.3	$8,543.5	$6,080.6	$5,389.7	$5,110.0
Total revenues	2,812.4	2,560.5	10,444.7	8,771.0	6,270.1	5,682.4	5,332.2
Income from continuing operations	99.8	70.6	342.2	226.0	50.9	178.4	79.1
Net income (loss)	99.8	70.6	342.2	226.0	44.9	172.4	(159.0)
Per Share Data[3]
Basic income from continuing operations	$0.97	$0.68	$3.31	$2.19	$0.49	$1.73	$0.77
Diluted income from continuing operations	0.95	0.68	3.30	2.18	0.49	1.72	0.76
Other Data (unaudited)[4]
Operating revenue and premium equivalents[5]	$3,793.2	$3,390.1	$14,057.4	$11,800.1	$8,691.6	$7,987.4	$7,269.3
Operating gain (loss)	106.6	59.9	319.5	184.1	28.5	35.4	(82.2)
Benefit expense ratio	84.5%	85.2%	84.5%	84.7%	84.6%	83.0%	83.7%
Administrative expense ratio:
Calculated using operating revenue	18.4%	20.0%	19.6%	21.2%	24.2%	26.3%	26.6%
Calculated using operating revenue and premium equivalents	13.3%	14.7%	14.1%	15.3%	16.9%	17.8%	18.7%
Operating margin	3.9%	2.4%	3.2%	2.2%	0.5%	0.7%	(1.6)%
Members (000s)[6]
Midwest	5,070	4,760	4,854	4,454	4,253	4,046	4,345
East	2,292	2,186	2,260	2,093	1,397	968	916
West	809	662	769	595	486	—	—
Total	8,171	7,608	7,883	7,142	6,136	5,014	5,261
Balance Sheet Data
Total assets	$6,403.0	$5,896.3	$6,276.6	$5,708.5	$4,816.2	$4,359.2	$4,131.9
Long term debt	818.7	597.4	818.0	597.5	522.0	301.9	305.7
Total shareholders' equity[7]	2,126.0	1,980.9	2,060.0	1,919.8	1,660.9	1,702.5	1,524.7

(See footnotes on following page.)

The net assets and results of operations for BCBS-NH, BCBS-CO/NV and BCBS-ME are included from their respective acquisition dates of October 27, 1999, November 16, 1999 and June 5, 2000.

The 1999 operating gain includes a non-recurring charge of $41.9 million related to the settlement agreement with the Office of Inspector General, or OIG. Net income for 1999 includes contributions totaling $114.1 million ($71.8 million, net of tax) to non-profit foundations in the states of Kentucky, Ohio and Connecticut to settle charitable asset claims.

There were no shares or dilutive securities outstanding prior to November 2, 2001 (date of demutualization and initial public offering). Accordingly, amounts prior to 2002 represent pro forma earnings per share. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 was used to calculate pro forma earnings per share for all periods prior to 2002.

Operating gain (loss) consists of operating revenue less benefit and administrative expenses. The benefit expense ratio represents benefit expense as a percentage of premium revenue. The administrative expense ratio represents administrative expense as a percentage of operating revenue and has also been presented as a percentage of operating revenue and premium equivalents. Operating margin represents operating gain (loss) as a percentage of operating revenue.

Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services. The self-funded claims included for the three months ended March 31, 2002 and 2001 were $1,044.6 and $896.7, respectively, and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 were $3,937.1, $3,256.6, $2,611.0, $2,597.7 and $2,159.3, respectively.

Excludes TRICARE members of 419,000 at March 31, 2001 and 128,000, 129,000 and 153,000 at December 31, 2000, 1999, and 1998, respectively. The TRICARE operations were sold on May 31, 2001.

7
Represents policyholders' surplus prior to November 2, 2001.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following selected unaudited pro forma combined financial information combines historical amounts of Anthem and Trigon, adjusted to reclassify Trigon's information to Anthem's presentation format and to reflect the effects of the merger and the issuance of the notes offered hereby. The table sets forth the information as if the notes had been issued and the merger had occurred on March 31, 2002, with respect to balance sheet data, and at the beginning of the periods presented, with respect to income statement data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. The selected unaudited pro forma combined financial data has been derived from and should be read in conjunction with the unaudited pro forma combined financial statements and the related notes included elsewhere herein and should be read in conjunction with the consolidated financial statements of Anthem and Trigon, which are included elsewhere herein. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that could actually have been obtained if the notes had been issued and the merger had been in effect for the periods described below or the future results of the combined company.

	As of and for the Three Months Ended March 31, 2002	For the Year Ended December 31, 2001
	($ in Millions)
Unaudited Pro Forma Combined Income Statement Data:
Total operating revenue	$3,575.4	$13,106.7
Total revenues	3,646.6	13,453.4
Net income	116.3	386.7
Unaudited Pro Forma Combined Balance Sheet Data:
Investments	$5,252.4	—
Goodwill and other intangible assets	3,643.0	—
Total assets	11,413.6	—
Total policy liabilities	2,353.3	—
Long term debt, less current portion	1,761.5	—
Total shareholders' equity	4,995.3	—

RISK FACTORS

        You should carefully consider the risks described below together with all of the other information in this prospectus before you decide to buy the notes. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

RISKS RELATING TO THE NOTES

Following this offering of notes, we will have substantial indebtedness outstanding and may incur additional indebtedness in the future. As a holding company, Anthem will not be able to repay its indebtedness except through dividends from subsidiaries, some of which are restricted in their ability under applicable insurance law to pay such dividends. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

  •
  Following this offering we will have substantial indebtedness outstanding and have available borrowing capacity under our amended and restated credit facilities of up to $1.0 billion.

  •
  We may also incur additional indebtedness in the future. The terms of the indenture under which the notes are to be issued will not prohibit us or our subsidiaries from incurring additional indebtedness. Our debt service obligations will require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

  •
  As a holding company, Anthem has no operations and is dependent on dividends from its subsidiaries for cash to fund its debt service and other corporate needs. State insurance laws restrict the ability of Anthem's regulated subsidiaries to pay dividends. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

  •
  We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our credit agreements. If we default under our credit agreements, the lenders could cease to make further extensions of credit or cause all of our outstanding debt obligations under our credit agreements to become immediately due and payable, together with accrued and unpaid interest. If the indebtedness under the notes or our credit agreements is accelerated, we may be unable to repay or finance the amounts due.

The notes will not be secured by any of our assets and any secured creditors would have a prior claim on our assets.

  •
  The notes will not be secured by any of our assets. The terms of the indenture will permit us to incur secured debt. If we become insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt. Accordingly, the lenders will have a prior claim on our assets. In that event, because the notes will not be secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of June 30, 2002, we had no secured debt securities outstanding.

The notes are effectively subordinated to the indebtedness of our subsidiaries.

  •
  Because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary's dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the notes to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the notes. The indenture governing the notes does not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on the notes.

An active trading market for the notes may not develop.

  •
  There has not been an established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation system. Although some of the underwriters have informed us that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes.

RISKS RELATING TO THE BUSINESS OF ANTHEM, TRIGON AND THE COMBINED COMPANY

Changes in state and federal regulations may adversely affect our and Trigon's business, financial condition and results of operations. As holding companies, we and Trigon are dependent on dividends from our subsidiaries. Our and Trigon's regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

  •
  Our and Trigon's insurance and health maintenance organization, or HMO, subsidiaries are subject to extensive regulation and supervision by the insurance regulatory authorities of each state in which they are licensed or authorized, as well as to regulation by federal and local agencies. We cannot assure you that future regulatory action by state insurance authorities will not have a material adverse effect on the profitability or marketability of our and Trigon's health benefits or managed care products or on our and Trigon's business, financial condition and results of operations. In addition, because of our participation in government-sponsored programs such as Medicare and both our and Trigon's participation in Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect our and Trigon's business, financial condition and results of operations.

  •
  State legislatures and Congress continue to focus on health care issues. Congress is considering various forms of Patients' Bill of Rights legislation which, if adopted, could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If adopted, such limitations could increase our and Trigon's liability exposure and could permit greater state regulation of our and Trigon's operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our and Trigon's business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our and Trigon's costs, expose us and Trigon to expanded liability or require us and Trigon to revise the ways in which we and Trigon conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.

  •
  In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:

  •
  comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;

  •
  adopt rigorous internal procedures to protect protected health information; and

  •
  enter into specific written agreements with business associates to whom protected health information is disclosed.

      The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us and Trigon to additional liability for, among other things, violations by our business associates. We and Trigon must comply with the new regulations by April 14, 2003. Although we have not quantified the costs required to comply with the regulations, we believe the costs could be material.

  •
  We and Trigon are each holding companies whose assets include all of the outstanding shares of common stock of our licensed insurance company subsidiaries. As holding companies, we and Trigon depend on dividends from our licensed insurance company subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance laws may restrict the ability of regulated subsidiaries to pay dividends. Our ability to pay dividends in the future to our shareholders and meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations.

  •
  Our and Trigon's insurance and HMO subsidiaries are subject to risk-based capital, or RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our and Trigon's regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our and Trigon's regulated subsidiaries to corrective action, including state supervision or liquidation. Our and Trigon's insurance and HMO subsidiaries are currently in compliance with the risk-based capital requirements imposed by their respective states of domicile.

Our and Trigon's inability to contain health care costs, efficiently implement increases in premium rates, maintain adequate reserves for policy benefits, maintain current provider agreements or avoid a downgrade in ratings may adversely affect our and Trigon's business, financial condition and results of operations.

  •
  Our and Trigon's profitability depends in large part on accurately predicting health care costs and on the ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our and Trigon's ability to predict and manage health care costs, as well as our and Trigon's business, financial condition and results of operations.

  •
  In addition to the challenge of managing health care costs, we and Trigon face pressure to contain premium rates. Our and Trigon's customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our and Trigon's customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government- sponsored programs in which we and Trigon participate. A limitation on our or Trigon's ability to increase or maintain premium levels could adversely affect our and Trigon's business, financial condition and results of operations.

  •
  The reserves we and Trigon establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our and Trigon's underlying assumptions, our and Trigon's incurred losses would increase and future earnings could be adversely affected.

  •
  Our and Trigon's profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health care providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our or Trigon's inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our and Trigon's business.

  •
  Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our and Trigon's strong ratings are an important factor in marketing our and Trigon's products to customers, since ratings information is broadly disseminated and generally used throughout the industry. If our or Trigon's ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our and Trigon's business, financial condition and results of operations. Our financial strength ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock.

We and Trigon face risks related to litigation.

  •
  We and Trigon may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because of the nature of our business, we and Trigon are subject to a variety of legal actions relating to our and Trigon's business operations, including the design, management and offering of our and Trigon's products and services. These could include:

  •
  claims relating to the denial of health care benefits;

  •
  medical malpractice actions;

  •
  allegations of anti-competitive and unfair business activities;

  •
  provider disputes over compensation and termination of provider contracts;

  •
  disputes related to self-funded business;

  •
  disputes over co-payment calculations;

  •
  claims related to the failure to disclose certain business practices; and

  •
  claims relating to customer audits and contract performance.

  •
  A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and cannot predict their outcome.

  •
  Recent court decisions and legislative activity may increase our and Trigon's exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We and Trigon currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

A reduction in the enrollment in our and Trigon's health benefits programs could have an adverse effect on our and Trigon's business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our and Trigon's profitability. Additionally, we and Trigon face significant competition from other health benefits companies.

  •
  A reduction in the number of enrollees in our and Trigon's health benefits programs could adversely affect our and Trigon's business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include:

  •
  failure to obtain new customers or retain existing customers;

  •
  premium increases and benefit changes;

  •
  our or Trigon's exit from a specific market;

    •
    reductions in workforce by existing customers;

    •
    negative publicity and news coverage;

    •
    failure to attain or maintain nationally-recognized accreditations; and

    •
    general economic downturn that results in business failures.

  •
  The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our and Trigon's costs of doing business and adversely affect our and Trigon's profitability by:

  •
  adversely affecting our and Trigon's ability to market our and Trigon's products and services;

  •
  requiring us and Trigon to change our and Trigon's products and services; or

  •
  increasing the regulatory burdens under which we and Trigon operate.

      In addition, as long as we and Trigon use the BCBS names and marks in marketing our and Trigon's health benefits products and services, any negative publicity concerning the BCBSA or other BCBSA licensees may adversely affect us and Trigon and the sale of our and Trigon's health benefits products and services.

  •
  As a health benefits company, we and Trigon operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. Some of our and Trigon's competitors are larger and have greater financial and other resources. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our and Trigon's markets. We cannot assure you that we and Trigon will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Regional concentrations of our and Trigon's business may subject us and Trigon to economic downturns in those regions.

  •
  Our and Trigon's business operations include or consist of regional companies located in the Midwest, East and West (in the case of Anthem), and in the Southeast (in the case of Trigon) with most of our and Trigon's revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada (in the case of Anthem) and in the Commonwealth of Virginia (in the case of Trigon). Due to this concentration of business in a small number of states, we and Trigon are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we and Trigon may experience a reduction in existing and new business, which may have a material adverse effect on our and Trigon's business, financial condition and results of operations.

We have built a significant portion of our current business through mergers and acquisitions and expect to pursue acquisitions in the future. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

  •
  some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

  •
  we may assume liabilities that were not disclosed to us;

  •
  we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

  •
  acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

  •
  we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

  •
  we may also incur additional debt related to future acquisitions; and

  •
  we would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.

Our and Trigon's investment portfolios are subject to varying economic and market conditions, as well as regulation. As a Medicare fiscal intermediary, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties. Moreover, we and Trigon are using the BCBS names and marks as identifiers for our and Trigon's products and services under licenses from the BCBSA. The termination of these license agreements could adversely affect our and Trigon's business, financial condition and results of operations.

  •
  The market value of our and Trigon's investments varies from time to time depending on economic and market conditions. For various reasons, we and Trigon may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. We cannot assure you that our and Trigon's investment portfolios will produce positive returns in future periods. Our and Trigon's regulated subsidiaries are subject to state laws and regulations that require diversification of our and Trigon's investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our and Trigon's investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

  •
  Like a number of other BCBS companies, we serve as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. As a fiscal intermediary, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, or CMS, formerly the Health Care Financing Administration, or HCFA. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the fourth quarter of 1999, one of our subsidiaries reached a settlement agreement with the federal government in the amount of $41.9 million to resolve an investigation into the Medicare fiscal intermediary operations of a predecessor of the subsidiary. The period investigated was before we acquired the subsidiary. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts. One of our subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the OIG, HHS, and from the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations. For additional information, see "BUSINESS OF ANTHEM—Other Contingencies."

  •
  We and Trigon are a party to license agreements with the BCBSA that entitle us and Trigon to the exclusive use of the BCBS names and marks in our and Trigon's geographic territories. The license agreements contain certain requirements and restrictions regarding our and Trigon's operations and our and Trigon's use of the BCBS names and marks, including:

  •
  minimum capital and liquidity requirements;

  •
  enrollment and customer service performance requirements;

  •
  participation in programs which provide portability of membership between plans;

  •
  disclosures to the BCBSA relating to enrollment and financial conditions;

  •
  disclosures as to the structure of the BCBS system in contracts with third parties and in public statements;

  •
  plan governance requirements;

  •
  a requirement that at least 80% of a licensee's annual combined net revenue attributable to health benefits plans within its service area must be sold, marketed, administered or underwritten under the BCBS names and marks;

  •
  a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services;

  •
  a requirement that we and Trigon guarantee the contractual and financial obligations of our and Trigon's licensed affiliates; and

  •
  a requirement that we and Trigon indemnify the BCBSA against any claims asserted against us or Trigon resulting from the contractual and financial obligations of any subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Parts A and B.

  We believe that we and Trigon and our and Trigon's licensed affiliates are currently in compliance with these standards.

  Upon the occurrence of an event causing termination of the license agreements, we and Trigon would no longer have the right to use the BCBS names and marks in one or more of our and Trigon's geographic territories. Furthermore, the BCBSA would be free to issue a license to use the BCBS names and marks in these states to another entity. Events which could cause the termination of a license agreement with the BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our and Trigon's capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the BCBS names and marks are valuable identifiers of our and Trigon's products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our and Trigon's business, financial condition and results of operations.

The failure to effectively maintain and modernize our and Trigon's operations in an Internet environment could adversely affect our and Trigon's business.

  •
  Our and Trigon's businesses depend significantly on effective information systems, and we and Trigon have many different information systems for our and Trigon's various businesses. Our and Trigon's information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA's administrative simplification provisions and the Department of Labor's claim processing regulations may ultimately require significant changes to current systems. In addition, we and Trigon may from time to time obtain significant portions of our and Trigon's systems-related or other services or facilities from independent third parties, which may make our and Trigon's operations vulnerable to such third parties' failure to perform adequately. As a result of our merger and acquisition activities, we have acquired additional systems. Our and Trigon's failure to maintain effective and efficient information systems, or our and Trigon's failure to efficiently and effectively consolidate our and Trigon's information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our and Trigon's business, financial condition and results of operations.

  •
  Also, like many of our and Trigon's competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and redesigning internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health benefits products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to realize successfully our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations and business of Anthem. These statements may include statements for the period following the completion of the merger with Trigon. You can find many of these statements by looking for words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan,"

"believe," "predict," "potential," "intend" or similar expressions. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this document:

  •
  trends in health care costs and utilization rates;

  •
  ability to secure sufficient premium rate increases;

  •
  competitor pricing below market trends of increasing costs;

  •
  increased government regulation of health benefits and managed care;

  •
  significant acquisitions or divestitures by major competitors;

  •
  introduction and utilization of new prescription drugs and technology;

  •
  a downgrade in our financial strength ratings;

  •
  litigation targeted at health benefits companies;

  •
  ability to contract with providers consistent with past practice;

  •
  general economic downturns;

  •
  the level of realization, if any, of expected cost savings and other synergies from the merger with Trigon;

  •
  difficulties related to the integration of the business of Anthem and Trigon may be greater than expected; and

  •
  revenues following our acquisition of Trigon may be lower than expected.

        Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this document.

OUR ACQUISITION OF TRIGON

        On April 28, 2002, we entered into an Agreement and Plan of Merger with Trigon Healthcare, Inc. Once the acquisition is completed, Trigon will become our wholly owned subsidiary. Trigon is Virginia's largest health benefits company, providing a broad range of health, wellness and healthcare financing programs and services to more than two million members. Trigon offers indemnity, PPO and HMO products as well as health management services such as disease management and high-risk maternity programs. Trigon owns the exclusive right to market its products and services using the BCBS names and marks in the Commonwealth of Virginia, excluding a small portion of northern Virginia consisting of suburbs adjacent to Washington, D.C. As of March 31, 2002, Trigon had total assets of $2.7 billion and total operating revenues of $0.8 billion for the three months ended March 31, 2002.

        Within Trigon's network product offerings, employer groups may choose various funding options ranging from fully insured to partially or fully self-funded financial arrangements. While self-funded customers participate in Trigon's networks, the customers bear all, or some portion of, the claims risk. In addition, through its participation in the national contract between the BCBSA and the U.S. Office of Personnel Management, Trigon provides health benefits to federal employees in Virginia. Trigon also serves multi-state customers through the BlueCard™ program, which links all BCBSA affiliated plans for claims submission and payment purposes. The BlueCard™ program has enabled Trigon to serve a growing share of self-funded business outside Virginia through the coordination of service and claims functions across the BCBSA affiliated plans.

        Before it can be completed, the merger with Trigon must be approved by our shareholders, Trigon's shareholders, and the Virginia State Corporation Commission. Although we expect to complete the merger during the third quarter of 2002, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

        The merger agreement provides for the merger of Trigon with and into AI Sub Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Anthem. Upon completion of the merger, the separate corporate existence of Trigon will cease and AI Sub Acquisition Corp. will continue as the surviving corporation and will be named "Anthem Southeast, Inc."

        Upon completion of the merger, Trigon shareholders will be entitled to receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock that they hold. Trigon shareholders will receive cash instead of any fractional shares of Anthem common stock that would have otherwise been issued at the completion of the merger. The 1.062 shares of Anthem common stock that will be issued for each share of Trigon Class A common stock is sometimes referred to in this prospectus as the "exchange ratio." If the number of shares of Anthem common stock changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio. In addition, if Trigon elects to terminate the merger agreement because, at the time we would otherwise complete the merger, the price of Anthem common stock fails to satisfy the minimum price thresholds set forth in the merger agreement, we will have the right, but not the obligation, to either increase the number of shares of Anthem common stock to be issued for each share of Trigon Class A common stock or increase the amount of cash to be paid for each share of Trigon Class A common stock, or a combination of both, in order to satisfy the minimum price criteria contained in the merger agreement.

        As a result of the merger, Anthem shareholders will own approximately 72% and Trigon shareholders will own approximately 28% of the outstanding shares of Anthem common stock. These percentages are based on the number of shares of Anthem common stock outstanding or issuable upon exercise of outstanding stock options as of March 31, 2002 and the number of shares of Trigon Class A common stock outstanding or issuable upon exercise of outstanding stock options as of April 28, 2002.

        We will account for our acquisition of Trigon as a purchase for financial reporting purposes.

        We will have cash requirements of approximately $1.2 billion for the merger, including both the cash portion of the purchase price and transaction costs. We are issuing the notes offered by this prospectus to obtain long-term financing for part of the cash portion of the merger consideration. We intend to use available cash and investments for the balance of our cash needs for the merger. If we do not issue the notes prior to the merger, we intend to use borrowings under our revolving credit facilities, decribed below, and available cash and investments to fund our cash needs for the merger. Borrowings under the bridge loan, also described below, would be utilized only if necessary.

        On July 2, 2002, we entered into amended and restated revolving credit facilities of up to $1.0 billion with our lender group. Under one facility, which expires on November 5, 2006, we may borrow up to $400.0 million. Under the other facility, which expires July 1, 2003, we may borrow up to $600.0 million. Any amounts outstanding under this facility at July 1, 2003 (except amounts which bear interest rates determined by a competitive bidding process) convert to a one-year term loan at our option. Borrowings under both credit facilities bear interest at rates determined under two interest rate options or through a competitive bid process. The first option is a floating rate equal to the greater of the prime rate or the federal funds rate plus one-half percent. The second option is a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. Under the competitive bid process, borrowings may bear interest at floating rates determined by reference to LIBOR, or at fixed rates. Our ability to borrow under these credit facilities is subject to typical conditions and to compliance with certain financial ratios.

        On May 29, 2002, we entered into a bridge loan agreement under which we could borrow up to $1.2 billion. We reduced the amount available under the bridge loan to $600.0 million effective July 2, 2002. The bridge loan agreement contains various conditions to our ability to borrow under the bridge loan, including compliance with the financial covenants and ratios set forth in the bridge loan agreement, and the requirement that we and our unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300.0 million at the time of the merger. Interest under the bridge loan will be payable periodically at a floating rate equal, at our option, to either the "Base Rate" (essentially, the higher of a commercial "prime rate" or the federal funds rate plus 0.50%) or a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003, and a prepayment in the amount of $300.0 million must be made no later than one month after the completion of the merger.

        We may complete the Trigon merger before the notes offered by this prospectus are issued. To the extent that indebtedness under the amended and restated credit facilities and/or the bridge loan has been incurred to fund the Trigon merger, the net proceeds from the issuance of the notes offered herein will be used to repay that indebtedness.

USE OF PROCEEDS

        Our net proceeds from this offering will be approximately $942.8 million, after deducting estimated underwriting discounts and commissions and other offering expenses payable by us. We intend to use all of the net proceeds from this offering to pay a portion of the approximately $1.2 billion of cash merger consideration and expenses associated with our acquisition of Trigon. If we do not complete this offering prior to our acquisition of Trigon, we expect to use borrowings under our amended and restated credit facilities of up to $1.0 billion (and may, if necessary, use borrowings under our bridge loan of up to $600.0 million) to finance the Trigon acquisition and we will use the proceeds from this offering to repay those borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

		Year Ended December 31
	Three Months Ended March 31, 2002
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	9.49	9.71	7.03	3.00	11.33	5.50
Pro forma ratio of earnings to fixed charges	4.99	4.71	—	—	—	—

        For purposes of this computation, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

        For purposes of the pro forma ratio of earnings to fixed charges, fixed charges also reflect interest payments on the notes being offered herein, at a rate of 6.63% ($15.7 million and $63.0 million for the three months ended March 31, 2002 and for the year ended December 31, 2001, respectively) and amortization of estimated underwriting discounts and other offering expenses ($0.2 million and $0.9 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively).

        The pro forma ratio of earnings to fixed charges has been presented to give effect to the additional fixed charges related to the issuance of the notes. The pro forma ratio does not give effect to any pro forma earnings resulting from the use of the net proceeds from the issuance of the notes.

CAPITALIZATION

        The following table sets forth, as of March 31, 2002, Anthem's actual capitalization and capitalization as adjusted to give effect to:

  •
  the merger with Trigon, including the repayment by Trigon prior to the merger of its $299.7 million of commercial paper outstanding at March 31, 2002;

  •
  the issuance of 39,726,740 shares of Anthem common stock in the merger, with a fair value of $2,808.7 million, based on the April 26, 2002 closing price of Anthem common stock, which was $70.70;

  •
  the conversion of options for 766,079 shares of Trigon common stock to options for an estimated 1,138,393 shares of Anthem common stock at a fair value of $60.6 million, using the Black-Scholes valuation model; and

  •
  the issuance of the notes being offered herein, in the aggregate principal amount of $950.0 million, less estimated underwriting discounts and other offering expenses aggregating $7.2 million.

	At March 31, 2002
	Anthem Historical	Anthem Pro Forma
	($ in Millions, except share data)
Debt:
Surplus notes at 9.125% due 2010	$296.0	$296.0
Surplus notes at 9.00% due 2027	197.3	197.3
Senior guaranteed notes at 6.75% due 2003	99.7	99.7
Debentures included in Equity Security Units at 5.95% due 2006	220.9	220.9
Notes	—	942.8
Other	5.1	5.1

Total debt	819.0	1,761.8
Shareholders' equity
Preferred stock, without par value, shares authorized—100,000,000 shares issued and outstanding—none	—	—
Common stock, par value $0.01, shares authorized—900,000,000 shares issued and outstanding—103,323,299 historically and 143,050,040 pro forma	1.1	1.5
Additional paid in capital	1,960.9	4,829.8
Retained earnings	155.5	155.5
Accumulated other comprehensive income	8.5	8.5

Total shareholders' equity	2,126.0	4,995.3

Total capitalization	$2,945.0	$6,757.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma combined financial information presented below gives effect to the issuance of the notes being offered hereby and to the merger of Trigon as if the notes had been issued and the merger had occurred on March 31, 2002 for purposes of the unaudited pro forma balance sheet, and as of January 1, 2001 for purposes of the unaudited pro forma combined income statements for the three months ended March 31, 2002 and the year ended December 31, 2001. The unaudited pro forma combined financial information includes the historical amounts of Anthem and Trigon, adjusted to reclassify Trigon's information to Anthem's presentation format and to reflect the effects of Anthem's acquisition of Trigon.

        Under the terms of the merger agreement, Trigon's shareholders will receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. The unaudited pro forma combined financial statements assume that Anthem has issued 39,726,740 shares in the merger (based on 35,786,186 Trigon shares outstanding at December 31, 2001, plus 1,621,291 shares of Trigon Class A common stock issued upon the exercise of outstanding Trigon stock options, converted at 1.062 per share), with a fair market value of $2,808.7 million, based on the closing market price of $70.70 on April 26, 2002. The pro forma information assumes that Anthem will pay the $1,201.4 million of cash consideration (including transaction costs, but excluding $30.8 million of deferred contractual payments) from the proceeds of the $950.0 million of notes offered hereby, less estimated underwriting discounts and other offering expenses aggregating $7.2 million, and the remaining $258.6 million of cash consideration from cash and investments.

        We will account for the merger using the purchase method of accounting. Therefore, we will record the assets (including identifiable intangible assets) and liabilities of Trigon at their estimated fair market value. The difference between the purchase price and the estimated fair market value of the net assets and liabilities will result in goodwill.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that would actually have been obtained if the notes had been issued and the merger had been in effect for the periods described below or the future results of the combined company.

        The pro forma information should be read in conjunction with the historical selected consolidated financial and other data, the historical consolidated financial statements of Anthem, and the historical consolidated financial statements of Trigon included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET

($ in Millions)

	March 31, 2002
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments		Anthem Pro Forma
Assets
Current assets:
Investments	$3,960.9	$1,859.0	$(9.2)	$(558.3)[2]		$5,252.4
Cash and cash equivalents	456.3	8.2	—	—	[2]	464.5
Premium and self funded receivables	610.6	667.6	(440.3)	—		837.9
Reinsurance receivables	77.6	—	—	—		77.6
Other receivables	275.3	—	122.5	—		397.8
Other current assets	37.5	27.5	—	—		65.0

Total current assets	5,418.2	2,562.3	(327.0)	(558.3)		7,095.2
Restricted cash and investments	39.6	7.1	9.2	—		55.9
Property and equipment	406.6	92.0	—	—		498.6
Goodwill and other intangible assets	469.0	13.7	—	3,160.3	[3]	3,643.0
Other noncurrent assets	69.6	51.3	—	—		120.9

Total assets	$6,403.0	$2,726.4	$(317.8)	$2,602.0		$11,413.6

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Total policy liabilities	1,835.2	663.0	(144.9)	—		2,353.3
Unearned income	328.7	160.9	37.6	—		527.2
Accounts payable and accrued expenses	245.8	76.1	—	—		321.9
Bank overdrafts	360.2	—	57.5	—		417.7
Income taxes payable	54.1	—	36.8	—		90.9
Other current liabilities	184.0	446.1	(229.7)	(99.7)[4]		300.7

Total current liabilities	3,008.0	1,346.1	(242.7)	(99.7)		4,011.7
Long term debt, less current portion	818.7	200.0	—	742.8	[5]	1,761.5
Retirement benefits	97.3	44.2	—	—		141.5
Other noncurrent liabilities	353.0	89.9	(75.1)	135.8	[6]	503.6

Total liabilities	4,277.0	1,680.2	(317.8)	778.9		6,418.3
Shareholders' equity
Common stock	1.1	0.3	—	0.1	[7]	1.5
Additional paid in capital	1,960.9	780.9	—	2,088.0	[8]	4,829.8
Retained earnings	155.5	269.6	—	(269.6)[9]		155.5
Accumulated other comprehensive income (loss)	8.5	(4.6)	—	4.6	[10]	8.5

Total shareholders' equity	2,126.0	1,046.2	—	1,823.1		4,995.3

Total liabilities and shareholders' equity	$6,403.0	$2,726.4	$(317.8)	$2,602.0		$11,413.6

UNAUDITED PRO FORMA COMBINED
STATEMENT OF INCOME

($ in Millions, except per share data)

	Three Months Ended March 31, 2002
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments	Anthem Pro Forma
Revenues
Premiums	$2,529.5	$744.0	$18.0	$—	$3,291.5
Administrative fees	201.0	61.5	(1.4)	(1.5)[11]	259.6
Other revenue	18.1	6.2	—	—	24.3

Total operating revenue	2,748.6	811.7	16.6	(1.5)	3,575.4
Net investment income	60.5	24.5	1.0	(7.5)[12]	78.5
Net realized gains (losses) on investments	3.3	(10.6)	—	—	(7.3)

	2,812.4	825.6	17.6	(9.0)	3,646.6

Expenses
Benefit expense	2,136.4	627.9	12.9	—	2,777.2
Administrative expense	505.6	142.0	4.7	(1.5)[11]	650.8
Interest expense	17.6	1.6	—	14.3 [13]	33.5
Amortization of identifiable intangible assets	3.3	—	—	6.9 [14]	10.2

	2,662.9	771.5	17.6	19.7	3,471.7

Income (loss) before income taxes and minority interest	149.5	54.1	—	(28.7)	174.9
Income taxes (credit)	49.2	17.7	—	(10.0)[15]	56.9
Minority interest	0.5	1.2	—	—	1.7

Net income (loss)	$99.8	$35.2	$—	$(18.7)	$116.3

Net income per share:
Basic	$0.97				$0.81
Diluted	$0.95				$0.80
Weighted average number of shares outstanding:
Basic	103,323,299				143,050,040
Diluted	104,820,572				145,237,653

UNAUDITED PRO FORMA COMBINED
STATEMENT OF INCOME

($ in Millions, except per share data)

	Year Ended December 31, 2001
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments		Anthem Pro Forma
Revenues
Premiums	$9,244.8	$2,695.7	$60.9	$—		$12,001.4
Administrative fees	817.3	210.3	3.9	(4.5)	[11]	1,027.0
Other revenue	58.2	20.1	—	—		78.3

Total operating revenue	10,120.3	2,926.1	64.8	(4.5)		13,106.7
Net investment income	238.6	105.2	3.3	(29.9)	[12]	317.2
Net realized gains (losses) on investments	60.8	(56.3)	—	—		4.5
Gain on sale of subsidiary operations	25.0	—	—	—		25.0

	10,444.7	2,975.0	68.1	(34.4)		13,453.4

Expenses
Benefit expense	7,814.7	2,263.8	49.9	—		10,128.4
Administrative expense	1,986.1	522.7	16.6	(4.5)	[11]	2,520.9
Interest expense	60.2	12.7	—	51.2	[13]	124.1
Amortization of goodwill and other intangible assets	31.5	—	1.6	29.0	[14]	62.1
Demutualization expenses	27.6	—	—	—		27.6

	9,920.1	2,799.2	68.1	75.7		12,863.1

Income (loss) before income taxes and minority interest	524.6	175.8	—	(110.1)		590.3
Income taxes (credit)	183.4	58.2	—	(38.5)	[15]	203.1
Minority interest (credit)	(1.0)	1.5	—	—		0.5

Net income (loss)	$342.2	$116.1	$—	$(71.6)		$386.7

Net income per share[16]:
Basic	$3.31					$2.70
Weighted average number of shares outstanding:
Basic	103,295,675					143,022,416

NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

1
Reclassification of Trigon's historical amounts to conform to Anthem's historical presentation.

2
Pursuant to the merger agreement, holders of Trigon Class A common stock will receive, subject to adjustment as set forth in the merger agreement, $30.00 cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. In addition, it is assumed Trigon will repay its outstanding commercial paper prior to the merger. The net decrease in cash and investments of $558.3 million is composed of the following estimated items (in millions):

Cash consideration of $30.00 per share, without interest, for 35,786,186 outstanding shares of Trigon Class A common stock and 1,621,291 shares of Trigon Class A common stock issuable upon exercise of Trigon stock options	$1,122.2
Cash transaction costs of $22.7 million for change in control and other payments and $56.5 million related to transaction closing costs	79.2

Total cash consideration	1,201.4
Net proceeds from the notes offered hereby to partially fund the transaction as discussed in Note 5 below	(942.8)

Net reduction in cash and investments for Trigon purchase	$258.6
Cash and investments used to repay Trigon commercial paper as discussed in Note 4 and Note 5 below	299.7

$558.3

3
Adjustment to goodwill and other intangible assets of $3,160.3 million is a result of the excess of cost over the estimated fair market value of the net assets of Trigon (at an assumed purchase price of $4,206.5 million, including certain estimated purchase price adjustments related to the merger). The calculation is estimated as follows (in millions):

Cash consideration to Trigon's shareholders and option holders discussed in Note 2 above	$1,122.2
Value of 39,726,740 shares of Anthem common stock issued to Trigon's shareholders and option holders based on the April 26, 2002 closing price of $70.70	2,808.7
Cash transaction costs of $79.2 million discussed in Note 2 plus additional deferred contractual payments of $30.8 million	110.0
Conversion of options for 766,079 shares of Trigon common stock to options for an estimated 1,138,393 shares of Anthem common stock at fair value using the Black-Scholes valuation model	60.6
Deferred tax liability on identifiable intangible assets	105.0

Assumed total purchase price	4,206.5
Fair value of Trigon's net assets as of March 31, 2002	(1,046.2)

Total increase in goodwill and other intangible assets — See Note 14 below	$3,160.3

4
Represents payment of current portion of Trigon's commercial paper program as discussed in Note 2 above. The remaining payment of $200.0 million is discussed in Note 5 below.

5
Represents gross proceeds of $950.0 million from the issuance of the notes offered hereby, less estimated underwriting discounts and other offering expenses aggregating $7.2 million. Net proceeds of $942.8 million will be used to partially finance the merger, in addition to the

  $258.6 million of cash and investments discussed in Note 2. The $942.8 million of proceeds is offset by repayment of Trigon's commercial paper program in the amount of $200.0 million as discussed in Note 2 and Note 4 above.

6
Reflects an increase in other liabilities of $135.8 million, as a result of the recognition of a deferred tax liability of $105.0 million related to the estimated identifiable intangible assets of $300.0 million and $30.8 million of deferred contractual payments as described in Note 3 above.

7
Represents $(0.3) million elimination of Trigon's Class A common stock accounts for combination purposes, offset by $0.4 million, representing the par value of 39,726,740 shares as discussed in Note 3 above.

8
Reflects the elimination of Trigon's paid in capital of $(780.9) million for combination purposes, offset by the issuance of $2,808.3 million of new Anthem common stock (net of par value) and $60.6 million for Trigon stock options, as discussed in Note 3 above.

9
Reflects the elimination of Trigon's retained earnings for combination purposes.

10
Reflects the elimination of Trigon's accumulated other comprehensive loss for combination purposes.

11
Anthem's indirect wholly owned subsidiary, Health Management Services, has an existing customer relationship with Trigon. As a result, Anthem administrative revenues include amounts billed to Trigon. Trigon includes these amounts as administrative expense. For pro forma purposes, the amounts have been eliminated. The amounts were $1.5 million and $4.5 million, respectively, for the three months ended March 31, 2002 and the year ended December 31, 2001.

12
The $558.3 million of cash requirements as discussed in Note 2 is assumed to come from the sale of investment securities. The reduction to investment income in the pro forma consolidated statement of income reflects reduced investment income on $558.3 million of investment securities yielding 5.35%. The pro forma amounts of reduced investment income are $7.5 million and $29.9 million for the three months ended March 31, 2002 and year ended December 31, 2001, respectively.

13
The charge to interest expense in the pro forma consolidated statement of income reflects interest payments on $950.0 million of notes offered hereby at an assumed interest rate of 6.63% ($15.7 million and $63.0 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively) and amortization of estimated underwriting discounts and other offering expenses ($0.2 million and $0.9 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively). These charges to interest expense are offset by reduced interest expense resulting from the assumed repayment of Trigon's outstanding commercial paper. The reduced amounts are $1.6 million and 12.7 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

14
Upon completion of the merger, Anthem intends to determine the fair value of the net assets of Trigon. Purchase price will be allocated to the fair value of Trigon's net assets, including identified intangible assets, such as the Blue Cross and Blue Shield name and service mark, employer groups, company-developed software and provider contracts. Preliminary values and lives have been assigned to these assets consistent with the methodology used in Anthem's previous acquisitions. The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $300.0 million of identifiable intangible assets with finite lives. The amortization of these intangible assets are recognized in the income statement using a declining balance method over a 20-year life. The pro forma amortization expense resulting from the $300.0 million of identifiable intangible assets is $6.9 million for the three months ended March 31, 2002 and is $29.0 million for the year ended December 31, 2001.

15
The income tax benefit related to all adjustments is projected at a statutory rate of 35.0%. The income tax benefit is $10.0 million and $38.5 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

16
We have not presented Anthem diluted net earnings per share for the year ended December 31, 2001. Such amounts would not be meaningful as no stock or dilutive securities existed for the majority of the year and a relevant market price for the entire year does not exist. There were no dilutive securities outstanding prior to November 2, 2001, the effective date of the demutualization of Anthem Insurance, a subsidiary of Anthem, and Anthem's initial public offering. Historical and pro forma basic earnings per share for the year ended December 31, 2001 were calculated using the weighted average shares outstanding for the period from November 2, 2001 to December 31, 2001.

  Shares of Trigon Class A common stock outstanding were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. In addition, it was assumed that of the 3,516,612 options outstanding, options for 2,750,533 shares were exercised prior to the completion of the merger, and that Trigon used the proceeds to acquire and retire 1,129,242 shares of Trigon Class A common stock. The net new shares resulting from such exercise, totaling 1,621,291, were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock, for a total of 1,721,811 shares of Anthem common stock. It has also been assumed that options for the remaining 766,079 shares of Trigon Class A common stock were be converted into Anthem stock options at a rate of 1.486 Anthem shares for each of Trigon share, the exchange ratio resulting from an assumed value of Anthem common stock of $70.70.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        We are one of the nation's largest health benefits companies and an independent licensee of the Blue Cross Blue Shield Association, or BCBSA. We offer Blue Cross Blue Shield branded products to over eight million members throughout Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

        Our health business segments are strategic business units delineated by geographic areas within which we offer similar products and services. We manage our business units with a local focus to address each geographic region's unique market, regulatory and healthcare delivery characteristics. Our geographic health segments are: Midwest, which includes Indiana, Kentucky and Ohio; East, which includes Connecticut, New Hampshire and Maine; and West, which includes Colorado and Nevada.

        In addition to our three geographic health segments, our reportable segments include a Specialty segment that contains business units providing group life and disability insurance benefits, pharmacy benefit management, dental and vision administration services and third party occupational health services. Our Other segment is comprised of AdminaStar Federal, intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments. AdminaStar Federal is a subsidiary that administers Medicare programs in Indiana, Illinois, Kentucky and Ohio. Prior to May 31, 2001, our Other segment also contained Anthem Alliance Health Insurance Company, or Anthem Alliance. Anthem Alliance was a subsidiary that primarily provided health care benefits and administration in nine states for the Department of Defense's TRICARE Program for military families. We sold our TRICARE operations on May 31, 2001.

        We offer our health benefits customers traditional indemnity products and a diversified mix of managed care products, including health maintenance organizations or HMOs, preferred provider organizations or PPOs, and point of service or POS plans. We also provide a broad array of managed care services and partially insured products to self-funded employers, including underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. Our operating revenue consists of premiums, administrative service fees and other revenue. The premiums come from fully or partially insured contracts where we indemnify our policyholders against loss. The administrative fees come from self-funded contracts where our contract holders are wholly or partially self-insured and from the administration of Medicare programs. Other revenue is principally generated by our pharmacy benefit management company in the form of co-pays and deductibles paid by the member associated with the sale of mail order drugs.

        Our benefit expense consists mostly of four cost of care components: outpatient and inpatient care costs, physician costs and pharmacy benefit costs. All four components are affected both by unit costs and utilization rates. Unit costs, for example, are the cost of outpatient medical procedures, inpatient hospital stays, physician fees for office visits and prescription drug prices. Utilization rates represent the volume of consumption of health services and vary with the age and health of our members and broader social and lifestyle factors in the population as a whole.

        On April 29, 2002, we announced that we had entered into an agreement and plan of merger with Trigon Healthcare, Inc. ("Trigon") pursuant to which Trigon will become a wholly owned subsidiary of Anthem. Trigon is Virginia's largest health care company and is the Blue Cross and Blue Shield licensee in the Commonwealth of Virginia. Under the agreement, Trigon's shareholders will, subject to adjustment as set forth in the merger agreement, receive $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock outstanding. The value of the transaction is estimated to be approximately $4.0 billion, and is expected to close in the third quarter of 2002, subject to regulatory and shareholder approvals.

Trigon reported the following unaudited financial results for the periods ended March 31, 2002 and 2001:

	2002	2001
	($ in Millions)
Total revenues	$825.6	$728.2
Net income	35.2	32.4

        As of March 31, 2002, Trigon reported total assets of $2.7 billion, total liabilities of $1.7 billion and total shareholders' equity of $1.0 billion.

        Our results in 1999, 2000 and 2001 were significantly impacted by the acquisitions of Blue Cross and Blue Shield of New Hampshire, or BCBS-NH, which we completed on October 27, 1999, Blue Cross and Blue Shield of Colorado and Nevada, or BCBS-CO/NV, which we completed on November 16, 1999, and Blue Cross and Blue Shield of Maine, or BCBS-ME, which we completed on June 5, 2000. We accounted for these acquisitions as purchases and we included the net assets and results of operations in our consolidated financial statements from the respective dates of purchase. The following represents the contribution to our total revenues, operating gain, assets and membership in the year of and subsequent to each acquisition for the years ended December 31, 2001, 2000 and 1999.

	As of and for the Year Ended December 31
	2001				2000
	Total Revenues	Operating Gain	Assets	(000s) Members	Total Revenues	Operating Loss	Assets	(000s) Members
	($ in Millions)
BCBS-ME	$948.1	$12.6	$307.6	504	$489.4	$8.7	$339.5	487

	As of and for the Year Ended December 31
	2000				1999
	Total Revenues	Operating Gain	Assets	(000s) Members	Total Revenues	Operating Loss	Assets	(000s) Members
	($ in Millions)
BCBS-NH	$591.0	$11.6	$316.8	479	$77.9	$(0.3)	$250.6	366
BCBS-CO/NV	678.6	6.5	545.8	595	76.9	(3.4)	521.5	486
BCBS-ME	489.4	8.7	339.5	487	—	—	—	—

Total	$1,759.0	$26.8	$1,202.1	1,561	$154.8	$(3.7)	$772.1	852

        Operating gain consists of operating revenue less benefit expense and administrative expense.

        We sold our TRICARE operations on May 31, 2001. The results of our TRICARE operations are reported in our Other segment (for Anthem Alliance), and in our Midwest business segment, which assumed a portion of the TRICARE risk from May 1, 1998, to December 31, 2000. The operating results for our TRICARE operations for 2001, 2000 and 1999 were as follows and include both the Anthem Alliance and Midwest business segment results:

	2001	2000	1999
	($ in Millions)
Operating Revenue	$263.2	$353.9	$292.4

Operating Gain	$4.2	$3.9	$5.1

        The results of our TRICARE operations for the three months ended March 31, 2001 were $146.9 million in operating revenue and $1.1 million in operating gain.

        On May 30, 2001, we signed a definitive agreement with Blue Cross and Blue Shield of Kansas, or BCBS-KS, pursuant to which BCBS-KS would become a wholly owned subsidiary.

Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for us to pay $190.0 million in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS sought to have the decision overturned in Shawnee County District Court. We joined BCBS-KS in the appeal, which was filed on March 7, 2002. On June 7, 2002, the Court ruled in favor of Anthem and BCBS-KS, vacating the Commissioner's disapproval and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. On June 10, 2002, the Kansas Insurance Commissioner appealed the Court's ruling. Anthem and BCBS-KS are reviewing the ruling and the Commissioner's appeal and are considering their next steps.

        You should read this discussion in conjunction with our audited and unaudited consolidated financial statements and accompanying notes presented on pages F-1 through F-45.

ANTHEM'S MEMBERSHIP—THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

        We categorize our membership into seven different customer types: Local Large Group, Small Group, Individual, National, Medicare + Choice, Federal Employee Program and Medicaid.

  •
  Local Large Group consists of those customers with 51 or more eligible employees, which are not considered National accounts.
  •
  Small Group consists of those customers with one to 50 employees.
  •
  Individual members include those in our under age 65 business and our Medicare Supplement (age 65 and over) business.
  •
  Our National accounts customers are employer groups, which have multi-state locations and require partnering with other Blue Cross and Blue Shield plans for administration and/or access to non-Anthem provider networks. Included within the National business are our BlueCard customers who represent enrollees of health plans marketed by other Blue Cross and Blue Shield Plans, or the home plans, who receive health care services in our Blue Cross and Blue Shield licensed markets.
  •
  Medicare + Choice members have enrolled in coverages that are managed care alternatives for the Medicare program.
  •
  The Federal Employee Program, or FEP, provides health insurance coverage to United States government employees and their dependents. Our FEP members work in Anthem markets and are covered by this program.
  •
  Medicaid membership represents eligible members with state sponsored managed care alternatives in the Medicaid programs which we manage for the states of Connecticut and New Hampshire.

        Our BlueCard membership is calculated based on the amount of BlueCard administrative fees we receive from the BlueCard members' home plans. Generally, the administrative fees we receive are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed per member per month, or PMPM, factor to calculate the number of members. The assumed PMPM factor is based on an estimate of our experience and BCBSA guidelines.

        In addition to categorizing our membership by customer type, we categorize membership by funding arrangement according to the level of risk we assume in the product contract. Our two funding arrangement categories are fully insured and self-funded. Self-funded products are offered to customers, generally larger employers, with the ability and desire to retain some or all of the risk associated with their employees' health care costs.

        The following table presents our membership count by segment, customer type and funding arrangement as of March 31, 2002 and 2001. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand.

	March 31
				% Change
	2002	2001	Change
	(In Thousands)
Segment
Midwest	5,070	4,760	310	7%
East	2,292	2,186	106	5
West	809	662	147	22

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

Customer Type
Local Large Group	2,792	2,750	42	2%
Small Group	811	790	21	3
Individual	730	663	67	10
National accounts [1].	3,163	2,774	389	14
Medicare + Choice	101	100	1	1
Federal Employee Program	449	426	23	5
Medicaid	125	105	20	19

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

Funding Arrangement
Self-funded	4,294	3,914	380	10%
Fully insured	3,877	3,694	183	5

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

1
Includes BlueCard members of 1,933 as of March 31, 2002, and 1,508 as of March 31, 2001.

        Our TRICARE program provided managed care services to active and retired military personnel and their dependents. We sold our TRICARE business on May 31, 2001, and thus we had no TRICARE members as of March 31, 2002. At March 31, 2001, our TRICARE membership totaled 419,000 and was fully insured.

        During the twelve months ended March 31, 2002, total membership increased 144,000, or 2%. Excluding our TRICARE business from 2001, membership increased 563,000, or 7%, primarily due to National, Individual and Local Large Group businesses. National membership increased 389,000, or 14%, primarily due to a significant increase in BlueCard activity and sales in our National accounts business. Individual membership increased 67,000, or 10%, with the majority of this growth resulting from higher sales in our under 65 business in all segments. Local Large Group membership, which includes both fully insured and self-funded business, increased 42,000, or 2%, primarily due to sales of new accounts and retention of insured business which more than offset a decrease in self-funded business. Local Large Group self-funded membership decreased slightly, particularly in the Midwest.

        Medicare + Choice membership increased 1,000, or 1%. Excluding our withdrawal from the Medicare + Choice market in Colorado as of January 1, 2002, Medicare + Choice membership increased 11,000, or 12%. This increase was primarily due to new business in certain counties in Ohio, where many competitors have left the market, leaving us as one of the few remaining companies offering this product. Our Medicare + Choice membership in Colorado was 10,000 at March 31, 2001.

        Self-funded membership increased 380,000, or 10%, primarily due to an increase in BlueCard membership. Fully insured membership, excluding our TRICARE business from 2001, grew by 183,000 members, or 5%, from March 31, 2001, primarily in Individual, Local Large Group and Small Group businesses.

ANTHEM'S RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2001

        The following table presents our consolidated results of operations for the three months ended March 31, 2002 and 2001:

			Change
	2002	2001	$	%
	($ in Millions)
Operating revenue and premium equivalents [1]	$3,793.2	$3,390.1	$403.1	12%

Premiums	$2,529.5	$2,268.9	$260.6	11%
Administrative fees	201.0	213.0	(12.0)	(6)
Other revenue	18.1	11.5	6.6	57

Total operating revenue	2,748.6	2,493.4	255.2	10
Benefit expense	2,136.4	1,934.1	202.3	10
Administrative expense	505.6	499.4	6.2	1

Total operating expense	2,642.0	2,433.5	208.5	9

Operating gain	106.6	59.9	46.7	78
Net investment income	60.5	53.9	6.6	12
Net realized gains on investments	3.3	13.2	(9.9)	(75)
Interest expense	17.6	14.4	3.2	22
Amortization of goodwill and other intangible assets	3.3	7.7	(4.4)	(57)
Demutualization expenses	—	0.6	(0.6)	(100)

Income before taxes and minority interest	149.5	104.3	45.2	43
Income taxes	49.2	34.4	14.8	43
Minority interest (credit)	0.5	(0.7)	1.2	NM	[2]

Net income	$99.8	$70.6	$29.2	41%

Benefit expense ratio [3]	84.5%	85.2%		(70)	bp4
Administrative expense ratio: [5]
Calculated using operating revenue [6]	18.4%	20.0%		(160)	bp4
Calculated using operating revenue and premium equivalents [7]	13.3%	14.7%		(140)	bp4
Operating margin [8]	3.9%	2.4%		150	bp4

        The following definitions are also applicable to all other tables and schedules in this discussion:

1
Operating revenue and premium equivalents is a measure of the volume of business commonly used in the health insurance industry to allow for a comparison of operating efficiency among companies. It is obtained by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where we provide a complete array of customer service, claims administration and billing and enrollment services.

  The self-funded claims included for the three months ended March 31, 2002 were $1,044.6 million and for the three months ended March 31, 2001 were $896.7 million.

2
NM = Not meaningful.
3
Benefit expense ratio = Benefit expense ÷ Premiums.
4
bp = basis point; one hundred basis points = 1%.
5
While we include two calculations of administrative expense ratio, we believe that administrative expense ratio including premium equivalents is a better measure of efficiency as it eliminates changes in the ratio caused by changes in our mix of insured and self-funded business. All discussions and explanations related to administrative expense ratio will be related to administrative expense ratio including premium equivalents.
6
Administrative expense ÷ Operating revenue.
7
Administrative expense ÷ Operating revenue and premium equivalents.
8
Operating margin = Operating gain ÷ Total operating revenue.

        Premiums increased $260.6 million, or 11%, to $2,529.5 million in 2002. Excluding our TRICARE business from 2001, premiums increased $369.8 million, or 17%, primarily due to premium rate increases, particularly in our Local Large Group and Small Group businesses, and higher membership in all of our business segments. Our Midwest premiums increased due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group). Our East and West premiums increased primarily due to premium rate increases and higher membership in both our Local Large Group and Small Group businesses.

        Administrative fees decreased $12.0 million, or 6%, from $213.0 million in 2001 to $201.0 million in 2002 primarily due to the sale of our TRICARE business. Excluding our TRICARE business from 2001, administrative fees increased $25.7 million, or 15%, primarily from membership growth in National account self-funded business. Excluding our TRICARE business from 2001, other revenue, which is comprised principally of co-pays and deductibles paid by the member associated with Anthem Prescription Management's, or APM's, sale of mail order drugs, increased $6.6 million, or 57%. APM is our pharmacy benefit manager and provides its services principally to other Anthem affiliates. Mail order revenues increased primarily due to additional volume resulting from the introduction of APM as the pharmacy benefit manager at Blue Cross and Blue Shield of Colorado and Nevada, or BCBS-CO/NV and Blue Cross and Blue Shield of Maine, or BCBS-ME, in the second quarter of 2001.

        Benefit expense increased $202.3 million, or 10%, in 2002. Excluding our TRICARE business from 2001, benefit expense increased $311.3 million, or 17%, due to higher average membership and increasing cost of care. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio decreased 70 basis points from 85.2% in 2001 to 84.5% in 2002 primarily due to the sale of our TRICARE business. Excluding our TRICARE business from 2001, our benefit expense ratio remained flat at 84.5%.

        Overall, our cost of care trends have been approximately 13%, using a rolling 12-month calculation through March 2002. Outpatient and professional services cost increases for the quarter have varied among regions and products. For the rolling 12-month period ended March 31, 2002 compared to the rolling 12-month period ended March 31, 2001, outpatient cost increases were approximately 13% while professional services cost increases were approximately 11%. These increases resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as magnetic resonance imagings, or MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases for the 12-month period ended March 31, 2002 compared to the 12-month period ended March 31, 2001 varied among regions and by product, but were approximately 18%. These cost increases resulted from the introduction of new, higher cost drugs and higher overall utilization. In response to increasing prescription drug costs, we continue to implement three-tiered drug programs for our members. Three-tiered drug programs reflect benefit designs that have three co-payment levels which depend on the drug selected. Generic drugs have the lowest co-payment, brand name drugs included in the drug formulary have a higher co-payment and brand name drugs omitted from the drug formulary have the highest co-payment. Drug formularies are a list of prescription drugs that have been reviewed and selected for their quality and efficacy by a committee of practicing physicians and clinical pharmacists. Through our pharmacy benefit design, we encourage use of these listed brand name and generic drugs to ensure members receive quality and cost-effective medication.

        Growth in inpatient costs was approximately 11% for the 12-month period ended March 31, 2002 compared to the 12-month period ended March 31, 2001. This increase was due to re-negotiation of provider contracts and higher overall utilization. Hospitals have taken a more aggressive stance in their contracting with health insurance companies as a result of reduced hospital reimbursements from Medicare and pressure to recover the costs of additional investments in new medical technology and facilities.

        Administrative expense increased $6.2 million, or 1%, for the three months ended March 31, 2002. Excluding our TRICARE business from 2001, administrative expense increased $43.0 million, or 9%, primarily due to commissions and premium taxes, which vary with premium, higher employment costs and other additional costs associated with higher membership and investments in technology. Excluding our TRICARE business from 2001, our administrative expense ratio, calculated using operating revenue and premium equivalents, decreased 100 basis points to 13.3% primarily due to operating revenue growth and continued focus on cost containment efforts.

        Net investment income increased $6.6 million, or 12%, primarily due to our higher average investment portfolio balances for the first three months of 2002, as compared to the average for the first three months of 2001. The higher portfolio balances included net cash generated from operations, as well as cash generated from improved balance sheet management, such as quicker collection of receivables. As returns on fixed maturity portfolios are dependent on market interest rates and changes in interest rates are unpredictable, there is no certainty that past investment performance will be repeated in the future.

        Net realized gains on investments decreased from $13.2 million for the three months ended March 31, 2001 to $3.3 million for the three months ended March 31, 2002. Net realized capital gains from sale of equities decreased $2.6 million, or 90%, to $0.3 million in 2002 from $2.9 million in 2001. Net realized capital gains from sale of fixed income securities decreased $7.3 million, or 71%, to $3.0 million in 2002 from $10.3 million in 2001. Net gains or losses on investments are influenced by market conditions when or if an investment is sold, and will vary from period to period.

        Interest expense increased $3.2 million, or 22%, primarily reflecting the issuance of our 6.00% Equity Security Units on November 2, 2001.

        Amortization of goodwill and other intangible assets decreased $4.4 million, or 57%, from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily due to adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002. See Note 3 to our March 31, 2002 unaudited consolidated financial statements for additional information.

        Income tax expense increased $14.8 million, or 43%, primarily due to higher income before taxes. Our effective income tax rate was 32.9% in the first quarter of 2002 and 33.0% in the first quarter of 2001.

        Net income increased $29.2 million, or 41%, primarily due to the improvement in our operating results, higher net investment income and lower amortization of goodwill and other intangible assets resulting from the adoption of FAS No. 142 on January 1, 2002. Assuming FAS 142 had been in effect for the quarter ended March 31, 2001, our net income would have increased $25.2 million, or 34%.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$1,451.8	$1,219.9	19%
Operating Gain	$54.1	$42.8	26%
Operating Margin	3.7%	3.5%	20	bp
Membership (in 000s)	5,070	4,760	7%

        Operating revenue increased $231.9 million, or 19%, in 2002 primarily due to premium rate increases, membership gains, particularly in Local Large Group fully insured business, Small Group and Medicare + Choice, and overall good service that resulted in increased retention.

        Operating gain increased $11.3 million, or 26%, resulting in an operating margin of 3.7% at March 31, 2002, a 20 basis point improvement from the three months ended March 31, 2001. This improvement was primarily due to revenue growth and effective expense control. Administrative expense increased at a slower rate than premiums as we gained operating efficiencies and leveraged our fixed costs over higher membership.

        Membership increased 310,000, or 7%, to 5.1 million members, primarily due to growth in National business and additional sales in Individual business. Retention of members was favorable in all lines of business.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the three months ended March 31, 2002 and 2001.

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$985.3	$874.9	13%
Operating Gain	$42.2	$22.6	87%
Operating Margin	4.3%	2.6%	170	bp
Membership (in 000s)	2,292	2,186	5%

        Operating revenue increased $110.4 million, or 13%, in 2002 due to premium rate increases and higher Small Group membership.

        Operating gain increased $19.6 million, or 87%, primarily due to improved underwriting results, primarily in New Hampshire and Maine group business. Operating margin increased 170 basis points to 4.3% for the three months ended March 31, 2002.

        Membership increased 106,000, or 5%, primarily in National accounts business.

        On February 28, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc., completed its purchase of the remaining 50% ownership interest in Maine Partners Health Plan, Inc. for an aggregate purchase price of $10.6 million. We had previously consolidated the financial results of this entity in our consolidated financial statements and recorded minority interest for the percentage we did not own.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada. The following table presents our West segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$221.2	$176.5	25%
Operating Gain	$7.5	$0.2	NM
Operating Margin	3.4%	0.1%	330	bp
Membership (in 000s)	809	662	22%

        Operating revenue increased $44.7 million, or 25%, primarily due to higher premium rates designed to bring our pricing in line with claim trends, and higher membership in Local Large Group, Small Group and Individual businesses.

        Operating gain increased $7.3 million to $7.5 million in 2002, primarily due to improved underwriting performance and higher average membership, particularly in our Local Large Group, Small Group and Individual businesses. In addition, we were able to leverage our fixed costs over a significantly increased membership base. These improvements in our operating gain resulted in a 330 basis point increase in operating margin to 3.4% in 2002.

        Membership increased 147,000, or 22%, to 809,000, due to higher sales in Local Large Group, Small Group and Individual businesses and increased National Accounts business, primarily BlueCard activity. We exited the Medicare + Choice market in Colorado effective January 1, 2002. At March 31, 2001, our Medicare + Choice membership in Colorado was approximately 10,000. We expect no material effect on operating results from exiting this market.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services and third party occupational health services. The following table presents our Specialty segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$120.1	$89.1	35%
Operating Gain	$12.4	$7.5	65%
Operating Margin	10.3%	8.4%	190	bp

        Operating revenue increased $31.0 million, or 35%, primarily due to higher revenue at Anthem Prescription Management, or APM, and increased life and disability premiums. APM's operating revenue grew primarily due to increased mail order prescription volume and the implementation of APM's pharmacy benefit programs in the second quarter of 2001 by BCBS-CO/NV and BCBS-ME. Excluding our TRICARE business from 2001, mail service membership increased 20%, while retail service membership increased 20%. Excluding our TRICARE business from 2001, mail service prescription volume increased 31% and retail prescription volume increased 22%. Life and disability premiums increased primarily due to higher premium rates and higher membership.

        Operating gain increased $4.9 million, or 65%, primarily due to increased mail order prescription volume at APM and the leveraging of our fixed costs over increased membership. Improved APM results and the leveraging of fixed costs resulted in a 190 basis point increase in our operating margin to 10.3%.

Other

        Our Other segment includes AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. In 2001, our Other segment also contained Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of Defense's TRICARE program for military families. Our TRICARE business was sold on May 31, 2001. The following table presents the summarized results of operations for our Other segment, including elimination of intersegment revenue, for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$(29.8)	$133.0	NM
Operating Loss	$(9.6)	$(13.2)	27%

        Operating revenue decreased $162.8 million to $(29.8) million in 2002. Excluding intersegment operating revenue eliminations of $66.2 million in 2002 and $46.6 million in 2001, operating revenue decreased $143.2 million, or 80%, primarily due to the sale of our TRICARE operations. Excluding our TRICARE business from 2001 and intersegment operating revenue eliminations, operating revenue increased $3.7 million, or 11%, primarily due to additional revenues at AdminaStar Federal.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $19.1 million for the three months ended March 31, 2002 and $16.7 million for the three months ended March 31, 2001, and primarily included such items as incentive compensation, certain technology related expenses and certain costs associated with becoming an investor-owned company.

ANTHEM'S MEMBERSHIP—YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

        The following table presents our membership count by segment, customer type and funding arrangement as of December 31, 2001 and 2000. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand.

Membership

	December 31
				% Change
	2001	2000	Change
	(In Thousands)
Segment
Midwest	4,854	4,582	272	6%
East	2,260	2,093	167	8
West	769	595	174	29

Total	7,883	7,270	613	8%

Customer Type
Local Large Group	2,827	2,634	193	7%
Small Group	813	775	38	5
Individual	701	650	51	8
National accounts [1].	2,903	2,468	435	18
Medicare + Choice	97	106	(9)	(8)
Federal Employee Program	423	407	16	4
Medicaid	119	102	17	17

Total without TRICARE	7,883	7,142	741	10
TRICARE	—	128	(128)	(100)

Total	7,883	7,270	613	8%

Funding Arrangement
Self-funded	4,052	3,481	571	16%
Fully insured	3,831	3,789	42	1

Total	7,883	7,270	613	8%

1
Includes BlueCard members of 1,626 as of December 31, 2001, and 1,320 as of December 31, 2000.

        The renewal patterns of our membership are somewhat cyclical throughout the year. Typically, approximately 37% of our group fully insured business renews during the first quarter and approximately 30% renews during the third quarter. The remainder of our membership renewals are evenly distributed over the other two quarters.

        During the year ended December 31, 2001, total membership increased 613,000, or 8%, primarily due to growth in National business and Local Large Group, including a significant increase in BlueCard membership as a result of strong sales activity and favorable retention. Excluding TRICARE, membership increased 741,000, or 10%. Local Large Group membership increased 193,000, or 7%, with growth in all regions attributable to the success of our PPO products, as more employer groups desire the broad, open access to our networks provided by these products. The 38,000, or 5%, growth in Small Group business reflects our initiatives to increase Small Group membership through revised commission structures, enhanced product offerings, brand promotion and enhanced relationships with brokers.

        Medicare + Choice membership decreased as we withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001, due to losses in this line of business in that market. At December 31, 2000, our Medicare + Choice membership in Connecticut totaled 18,000. With such small membership, we concluded that attaining profitability in this program would be difficult. Offsetting this decrease was growth in our Medicare + Choice membership in certain counties in Ohio, where many competitors have left the market, leaving us as one of the few remaining companies offering this product. We decided to remain in these counties in Ohio because we believe we have a critical mass of membership and can continue to achieve improved results. We withdrew, effective on January 1, 2002, from the Medicare + Choice market in Colorado due to low membership in this market. Our Medicare + Choice membership in Colorado was 6,000 at December 31, 2001.

        Individual membership increased primarily due to new business resulting from higher sales of Individual (under age 65) products, particularly in our Midwest segment.

        Self-funded membership increased primarily due to our 23% increase in BlueCard membership. Fully insured membership, excluding TRICARE, grew by 170,000 members, or 5%, from December 31, 2000, due to growth in both Local Large and Small Group businesses.

        Our Midwest and West membership grew primarily from increases in BlueCard activity, Local Large Group and National accounts. Our East membership growth is attributed to increased sales of Local Large Group and growth in BlueCard. Local Large Group sales in our East segment increased primarily due to the withdrawal of two of our largest competitors from the New Hampshire and Maine markets.

ANTHEM'S RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

        The following table presents our consolidated results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	$ Change	% Change
	($ in Millions)
Operating revenue and premium equivalents [1]	$14,057.4	$11,800.1	$2,257.3	19%

Premiums	$9,244.8	$7,737.3	$1,507.5	19%
Administrative fees	817.3	755.6	61.7	8
Other revenue	58.2	50.6	7.6	15

Total operating revenue	10,120.3	8,543.5	1,576.8	18
Benefit expense	7,814.7	6,551.0	1,263.7	19
Administrative expense	1,986.1	1,808.4	177.7	10

Total operating expense	9,800.8	8,359.4	1,441.4	17

Operating gain	319.5	184.1	135.4	74
Net investment income	238.6	201.6	37.0	18
Net realized gains on investments	60.8	25.9	34.9	NM
Gain on sale of subsidiary operations (TRICARE)	25.0	—	25.0	NM
Interest expense	60.2	54.7	5.5	10
Amortization of intangibles	31.5	27.1	4.4	16
Demutualization expenses	27.6	—	27.6	NM

Income before taxes and minority interest	524.6	329.8	194.8	59
Income taxes	183.4	102.2	81.2	79
Minority interest (credit)	(1.0)	1.6	(2.6)	NM

Net income	$342.2	$226.0	$116.2	51%

Benefit expense ratio	84.5%	84.7%		(20	) bp
Administrative expense ratio:
Calculated using operating revenue	19.6%	21.2%		(160	) bp
Calculated using operating revenue and premium equivalents	14.1%	15.3%		(120	) bp
Operating margin	3.2%	2.2%		100	bp

1
The self-funded claims included for the year ended December 31, 2001 were $3,937.1 million and for the year ended December 31, 2000 were $3,256.6 million.

        Premiums increased $1,507.5 million, or 19%, to $9,244.8 million in 2001 in part due to our acquisition of BCBS-ME in June 2000 and the additional risk we recaptured as of January 1, 2001, associated with the TRICARE business. Our subsidiary Anthem Alliance had retained 35% of the risk on its TRICARE contract as of January 1, 2000, and we increased the retention as of January 1, 2001, to 90% of the total risk for the contract. We sold the TRICARE business on May 31, 2001. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, premiums increased $1,089.5 million, or 15%, due to premium rate increases and higher membership in all of our business segments. Our Midwest premiums increased due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group) and higher membership in Medicare + Choice. Our East and West premiums increased primarily due to premium rate increases and higher membership in group business.

        Administrative fees increased $61.7 million, or 8%, from $755.6 million in 2000 to $817.3 million in 2001, with $30.2 million of this increase from our acquisition of BCBS-ME. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, administrative fees increased $112.2 million, or 20%, primarily from membership growth in National account self-funded business. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, other revenue, which is comprised principally of co-pays and deductibles associated with Anthem Prescription Management's, or APM's, sale of mail order drugs, increased $12.1 million, or 27%. APM is our pharmacy benefit manager and provides its services to other Anthem affiliates. Mail order revenues increased primarily due to additional volume resulting from the introduction of APM as the pharmacy benefit manager at BCBS-NH in late 2000 and BCBS-CO/NV and BCBS-ME in 2001.

        Benefit expense increased $1,263.7 million, or 19%, in 2001 due to our acquisition of BCBS-ME and the additional risk assumed by Anthem Alliance for TRICARE business on January 1, 2001. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, benefit expense increased $888.6 million, or 15%, due to higher average membership and increasing cost of care. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio decreased 20 basis points from 84.7% in 2000 to 84.5% in 2001 primarily due to disciplined pricing, implementation of disease management plans and improvement in provider contracting. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, our benefit expense ratio decreased 40 basis points from 84.3% in 2000 to 83.9% in 2001 for the same reasons.

        Total cost of care for 2001 increased approximately 13% from 2000. Excluding changes in our mix of business between regions, total cost of care for 2001 increased approximately 12%. Outpatient and professional services cost increases have varied among regions and products. For the year ended December 31, 2001, cost increases have generally averaged from 14% to 15% for outpatient services and from 11% to 12% for professional services. These increases resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as magnetic resonance imagings, or MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases for the year varied among regions and by product, but have generally averaged from 16% to 17% in 2001 over 2000. The cost increases resulted from the introduction of new, higher cost drugs and higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we have implemented three-tiered drug programs and expanded the use of formularies for our members. Three-tiered drug programs reflect benefit designs that have three co-payment levels which depend on the drug selected. Generic drugs have the lowest co-payment, brand name drugs included in the drug formulary have a higher co-payment, and brand name drugs omitted from the drug formulary have the highest co-payment. Drug formularies are a list of prescription drugs that have been reviewed and selected for their quality and efficacy by a committee of practicing physicians and clinical pharmacists. Through our pharmacy benefit design, we encourage use of these listed brand name and generic drugs to ensure members receive quality and cost-effective medication.

        Growth in inpatient costs was nearly 11% during 2001, up from low-single digits in previous years. This increase was due to re-negotiation of provider contracts and higher overall utilization, particularly for cardiac services admissions. Hospitals have taken a more aggressive stance in their contracting with health insurance companies as a result of reduced hospital reimbursements from Medicare and pressure to recover the costs of additional investments in new medical technology and facilities.

        Administrative expense increased $177.7 million, or 10%, in 2001, which includes the impacts of our acquisition of BCBS-ME and the sale of our TRICARE business. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, administrative expense increased $194.0 million, or 12%, primarily due to higher commissions and premium taxes, which vary with premium, higher salary and benefit costs, additional costs associated with higher membership and investments in technology. Our administrative expense ratio, calculated using operating revenue and premium equivalents, decreased 120 basis points primarily due to operating revenue increasing faster than administrative expense.

        Net investment income increased $37.0 million, or 18%, primarily due to our higher investment portfolio balances. The higher portfolio balances included net cash generated from operations, as well as cash generated from improved balance sheet management, such as quicker collection of receivables and liquidation of non-strategic assets. Excluding the investment income earned by BCBS-ME and TRICARE, net investment income increased $31.7 million, or 16%. As returns on fixed maturity portfolios are dependent on market interest rates and changes in interest rates are unpredictable, there is no certainty that past investment performance will be repeated in the future.

        Net realized capital gains increased from $25.9 million in 2000 to $60.8 million in 2001. Included in net realized capital gains in 2001 was $65.2 million of gains resulting from restructuring our equity portfolio into fixed maturity securities and equity index funds in the early to mid third quarter of 2001. This offset $28.9 million of losses on equity securities that we recognized as other than temporary impairment during the second quarter of 2001. Net realized capital gains from sale of equities decreased $3.4 million, or 8%, to $40.1 million in 2001 from $43.5 million in 2000. Net realized capital gains from sale of fixed income securities were $20.7 million in 2001, while we experienced net realized capital losses of $17.6 million in 2000. Net gains or losses on investments are influenced by market conditions when an investment is sold, and will vary from year to year.

        Gain on sale of subsidiary operations of $25.0 million relates to the sale of our TRICARE business on May 31, 2001.

        Interest expense increased $5.5 million, or 10%, primarily reflecting the issuance of our 6.00% Equity Security Units, or Units, on November 2, 2001 and the commitment fee associated with our new $800.0 million line of credit.

        Amortization of intangibles increased $4.4 million, or 16%, from 2000 to 2001, primarily due to amortization expense associated with our acquisition of BCBS-ME. As we adopted FAS 142 on January 1, 2002, this standard did not have any effect on these results. See Note 1 to our audited consolidated financial statements for additional information.

        Demutualization expenses, which are non-recurring, totaled $27.6 million in 2001.

        Income tax expense increased $81.2 million, or 79%, primarily due to higher income before taxes. Our effective income tax rate in 2001 was 35.0% and was 31.0% in 2000. Our rate was lower than the statutory effective tax rate in 2000 primarily as a result of changes in our deferred tax valuation allowance. Our effective tax rate increased in 2001 primarily due to the non-deductibility of demutualization expenses and a portion of goodwill amortization for income tax purposes.

        Net income increased $116.2 million, or 51%, primarily due to the improvement in our operating results, net realized capital gains, gain on sale of subsidiary operations and higher investment income. Excluding the gain on the sale of our TRICARE business ($16.3 million after tax), net realized gains on investments and demutualization expenses, net income increased $105.0 million, or 51%.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000		% Change
	($ in Millions)
Operating Revenue	$5,093.0	$4,460.5		14%
Operating Gain	$161.5	$87.8		84%
Operating Margin	3.2%	2.0%		120	bp
Membership (in 000s)	4,854	4,454	[1]	9%

1
Excludes 128,000 TRICARE members.

        Operating revenue increased $632.5 million, or 14%, in 2001 due primarily to premium rate increases and the effect of higher average membership in our Local Large Group, Small Group and Medicare + Choice businesses.

        Operating gain increased $73.7 million, or 84%, resulting in an operating margin of 3.2% at December 31, 2001, a 120 basis point improvement from the year ended December 31, 2000. This improvement was primarily due to revenue growth and effective expense control. Administrative expense increased at a slower rate than premiums as we gained operating efficiencies and leveraged our fixed costs over higher membership.

        Our Midwest segment assumed a portion of the risk for Anthem Alliance's TRICARE contract until December 31, 2000. Effective January 1, 2001, Anthem Alliance reassumed this risk. For the year ended December 31, 2000, our Midwest segment received $122.1 million of premium income, no administrative fees or other income, incurred $113.8 million of benefit expense and $7.4 million of administrative expense, resulting in a $0.9 million operating gain on the TRICARE contract. We also had 128,000 TRICARE members included in our Midwest segment's membership at December 31, 2000, and no members at December 31, 2001.

        Excluding TRICARE, membership increased 400,000, or 9%, to 4.9 million members, primarily due to sales in National business, higher BlueCard activity and favorable retention of business.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the years ended December 31, 2001 and 2000. BCBS-ME is included from its acquisition date of June 5, 2000.

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$3,667.3	$2,921.9	26%
Operating Gain	$128.8	$103.8	24%
Operating Margin	3.5%	3.6%	(10	) bp
Membership (in 000s)	2,260	2,093	8%

        Operating revenue increased $745.4 million, or 26%. Excluding our acquisition of BCBS-ME in June 2000 and the effect of our exit from the Medicare + Choice business in Connecticut on January 1, 2001, operating revenue increased $449.0 million, or 20%, in 2001 due to premium rate increases in group business and higher average membership. Increases in group membership accounted for most of our increase and were primarily in our Local Large Group business.

        Operating gain increased $25.0 million, or 24%, primarily due to improved underwriting results in Small Group and Local Large Group businesses, exiting the Medicare + Choice market in Connecticut, and higher overall membership. Operating margin decreased 10 basis points primarily due to the relatively lower margins on our Maine business.

        Membership increased 167,000, or 8%, primarily in Local Large Group and BlueCard businesses.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada. The following table presents our West segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$774.4	$622.4	24%
Operating Gain	$20.1	$2.5	704%
Operating Margin	2.6%	0.4%	220	bp
Membership (in 000s)	769	595	29%

        Operating revenue increased $152.0 million, or 24%, primarily due to higher premium rates designed to bring our pricing in line with cost of care and higher membership in National and both Local Large Group and Small Group businesses.

        Operating gain increased $17.6 million, to $20.1 million in 2001, primarily due to improved underwriting performance as a result of premium rate increases exceeding cost of care increases and higher average membership, particularly in our Local Large Group business. This improvement in our operating gain resulted in a 220 basis point increase in operating margin to 2.6% in 2001.

        Membership increased 174,000, or 29%, to 769,000, due to increased BlueCard activity and higher sales in Local Large Group and Small Group businesses. We exited the Medicare + Choice market in Colorado effective January 1, 2002. At December 31, 2001, our Medicare + Choice membership in Colorado was approximately 6,000. We expect no material effect on operating results from exiting this market.

        We entered into an agreement with Sloan's Lake HMO in Colorado for the conversion of Sloan's Lake HMO business effective January 1, 2001. The terms of the agreement include payment to Sloan's Lake for each member selecting our product at the group's renewal date and continuing as our member for a minimum of nine months. Through December 31, 2001, we added approximately 35,000 members from Sloan's Lake.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services, and third party occupational health services. The following table presents our Specialty segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$396.1	$332.3	19%
Operating Gain	$32.9	$24.9	32%
Operating Margin	8.3%	7.5%	80	bp

        Operating revenue increased $63.8 million, or 19%, primarily due to higher revenue at APM. APM's operating revenue grew primarily due to increased mail order prescription volume and the implementation of APM's pharmacy benefit programs beginning in 2001 by BCBS-CO/NV and BCBS-ME, and in late 2000 by BCBS-NH. Mail service membership increased 28%, while retail service membership decreased 13%. Mail service prescription volume increased 38% and retail prescription volume increased 31%. This growth more than offset the effect of the termination of a special funding arrangement with a large life group on December 31, 2000. Life and disability premiums decreased $28.8 million, or 23%, primarily due to this termination. This group accounted for $35.9 million of life and disability premiums for 2000 and contributed very low margins to our Specialty segment's profitability.

        Operating gain increased $8.0 million, or 32%, primarily due to increased mail order prescription volume at APM. Improved APM results, coupled with the termination of the large life group, resulted in an 80 basis point increase in our operating margin to 8.3%.

Other

        Our Other segment includes various ancillary business units such as AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, and Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of Defense's TRICARE program for military families until our TRICARE business was sold on May 31, 2001. Our Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. The following table presents the summarized results of operations for our Other segment for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$189.5	$206.4	(8)%
Operating Loss	$(23.8)	$(34.9)	32%

        Operating revenue decreased $16.9 million, or 8%, to $189.5 million in 2001. Excluding intersegment operating revenue eliminations of $214.0 million in 2001 and $151.7 million in 2000, operating revenue increased $45.4 million, or 13%, primarily due to an increase in premiums resulting from the additional risk assumed as of January 1, 2001, by our TRICARE operations before its sale on May 31, 2001.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $33.0 million in 2001 and $39.9 million in 2000, and primarily included such items as unallocated incentive compensation associated with better than expected performance. Excluding unallocated corporate expenses, operating gain was $9.2 million in 2001 versus $5.0 million in 2000.

ANTHEM'S MEMBERSHIP—YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

        Our membership data presented below are unaudited and in certain instances include our estimates of the number of members at the end of the period rounded to the nearest thousand.

        The following table presents membership data by segment, customer type and funding arrangement as of December 31, 2000 and 1999, comparing both total and same-store membership. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand. We define same-store membership as our membership at a given year-end in a segment or for a particular customer or funding type, after excluding the impact of members obtained through acquisitions or combinations during such year. As such, we believe that same-store membership data best captures the rate of organic growth of our operations year over year.

Membership

							Same Store
					Total
	Total 2000	BCBS-ME Acquisition	Same Store 2000	Total 1999
					Change	%	Change	%
	(In Thousands)
Segment
Midwest	4,582	—	4,582	4,382	200	5%	200	5%
East	2,093	487	1,606	1,397	696	50	209	15
West	595	—	595	486	109	22	109	22

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

Customer Type
Local Large Group	2,634	278	2,356	2,249	385	17%	107	5%
Small Group	775	62	713	637	138	22	76	12
Individual	650	84	566	586	64	11	(20)	(3)
National Accounts [1]	2,468	32	2,436	2,106	362	17	330	16
Medicare + Choice	106	—	106	96	10	10	10	10
Federal Employee Program	407	31	376	362	45	12	14	4
Medicaid	102	—	102	100	2	2	2	2

Total without TRICARE	7,142	487	6,655	6,136	1,006	16	519	8
TRICARE	128	—	128	129	(1)	(1)	(1)	(1)

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

Funding Type
Fully insured	3,789	360	3,429	3,354	435	13%	75	2%
Self-funded	3,481	127	3,354	2,911	570	20	443	15

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

1
Includes BlueCard members of 1,320 as of December 31, 2000 and 974 as of December 31, 1999.

        Same-store membership increased 518,000, or 8%, from 1999 to 2000, primarily due to growth in National business, including a significant increase in enrollment in BlueCard programs. The 76,000, or 12%, growth in Small Group business in 2000 reflects our initiatives to increase Small Group membership, including revised commission structures, product offerings, brand promotion and enhanced relationships with our brokers.

        Medicare + Choice membership increased mostly due to growth in Ohio, where many competitors have left the market and we are one of the few remaining companies offering this product. We decided to remain in selected markets for Medicare + Choice in Ohio because we believe that with a critical mass of membership in those markets we can achieve satisfactory results. We withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001, due to losses in this line of business. At December 31, 2000, membership in the Medicare + Choice program in Connecticut was 18,000.

        Individual membership dropped primarily due to a reduction in Medicare Supplement business in our Midwest region. This block of business, which has traditionally generated high profit margins, is shrinking due to terminations of grandfathered policies, primarily mortality related, exceeding new sales. Effective on January 1, 1992, the Center for Medicare and Medicaid Services, or CMS, then known as the Health Care Financing Administration, or HCFA, required that new sales of Medicare Supplement coverages be sold in the form of one of 10 standardized policies, while persons with existing Medicare Supplement coverages could retain their existing Medicare Supplement products, which generally had higher profit margins than the new products. Since that time, our Medicare Supplement membership has, through terminations of grandfathered policies and sales of new policies, reached the point where at December 31, 2000, approximately 50% of our Medicare Supplement membership in the Midwest was in the old plans and 50% in the new plans. During 2001, we introduced a line of competitive Medicare Supplement policies in the Midwest to improve the growth of this business and we modified the premium rate structures to improve the attractiveness of these products in the marketplace.

        Self-funded membership increased in 2000 primarily due to the increase in BlueCard membership, while fully insured membership grew primarily as a result of the growth in our Small Group membership sales.

        Our Midwest membership grew in 2000 primarily from the growth in BlueCard membership discussed above, Local Large Group and National accounts sales. Our East membership grew primarily due to increased sales of Small Group and growth in BlueCard. Small Group sales in our East segment increased primarily due to the withdrawal of two of our largest competitors from the New Hampshire market. Our West membership growth was primarily due to higher BlueCard membership.

ANTHEM'S RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

        The following table presents our consolidated results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	$ Change	% Change
	($ in Millions)
Operating revenue and premium equivalents [1]	$11,800.1	$8,691.6	$3,108.5	36%

Premiums	$7,737.3	$5,418.5	$2,318.8	43%
Administrative fees	755.6	611.1	144.5	24
Other revenue	50.6	51.0	(0.4)	(1)

Total operating revenue	8,543.5	6,080.6	2,462.9	41
Benefit expense	6,551.0	4,582.7	1,968.3	43
Administrative expense	1,808.4	1,469.4	339.0	23

Total operating expense	8,359.4	6,052.1	2,307.3	38

Operating gain	184.1	28.5	155.6	NM
Net investment income	201.6	152.0	49.6	33
Net realized gains on investments	25.9	37.5	(11.6)	(31)
Interest expense	54.7	30.4	24.3	80
Amortization of intangibles	27.1	12.7	14.4	113
Endowment of non-profit foundations	—	114.1	(114.1)	(100)

Income from continuing operations before taxes and minority interest	329.8	60.8	269.0	NM
Income taxes	102.2	10.2	92.0	NM
Minority interest (credit)	1.6	(0.3)	1.9	NM

Income from continuing operations	226.0	50.9	175.1	NM
Discontinued operations, net of income taxes
Loss on disposal of discontinued operations	—	(6.0)	6.0	NM

Net income	$226.0	$44.9	$181.1	NM

Benefit expense ratio	84.7%	84.6%		10	bp
Administrative expense ratio:
Calculated using operating revenue	21.2%	24.2%		(300	) bp
Calculated using operating revenue and premium equivalents	15.3%	16.9%		(160	) bp
Operating margin	2.2%	0.5%		170	bp

1
Self-funded claims included for the year ended December 31, 2000, were $3,256.6 million and for the year ended December 31, 1999, were $2,611.0 million.

        Premiums increased by $2,318.8 million, or 43%, to $7,737.3 million in 2000 primarily due to our acquisitions of BCBS-NH and BCBS-CO/NV in the fourth quarter of 1999 and BCBS-ME in June 2000. Excluding these acquisitions, premiums increased by $870.5 million, or 16%, primarily due to premium rate increases and higher membership in our Midwest and East segments. Our Midwest premiums increased $473.8 million, or 13%, while our East premiums increased $353.4 million, or 25%. Midwest premiums increased primarily due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group) and higher membership in Medicare + Choice. East premiums increased primarily due to premium rate increases and higher membership in group business, as well as the conversion of the State of Connecticut account to fully insured from self-funded status in mid-1999.

        Administrative fees increased $144.5 million, or 24%, from $611.1 million in 1999 to $755.6 million in 2000, with $135.3 million of this increase resulting from our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. In July 1999, we sold two non-strategic businesses which had combined 1999 revenues of $12.8 million. Excluding these acquisitions and divestitures, administrative fees increased $20.6 million, or 3%, primarily from membership growth in National account business. Excluding these acquisitions and divestitures, other revenue increased $6.0 million, or 14%, primarily due to Anthem Alliance assuming additional administrative functions under the TRICARE program.

        Benefit expense increased $1,968.3 million, or 43%, in 2000, primarily due to acquisitions. Excluding our acquisitions, benefit expense increased $729.9 million, or 16%, due to increasing cost of care and the effect of higher average membership throughout the year. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio increased 10 basis points from 84.6% in 1999 to 84.7% in 2000 due to our acquisition of BCBS-ME in 2000, which had a higher benefit expense ratio than our other operations. Excluding acquisitions, our benefit expense ratio remained constant at 84.6% in 2000 and 1999.

        Outpatient cost increases in our segments ranged from 15% to 20% in 2000 over 1999. These increases have resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases have varied among regions and by product, but generally ranged from 12% to 20% in 2000 over 1999, primarily due to introduction of new, higher cost drugs as well as higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we implemented a three-tiered drug program and expanded the use of formularies for our members.

        Administrative expense increased $339.0 million, or 23%, in 2000, primarily due to our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. Administrative expense in 1999 included $41.9 million resulting from our settlement with the Office of Inspector General, or OIG, Health and Human Services to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations in Connecticut during periods preceding Blue Cross and Blue Shield of Connecticut's, or BCBS-CT's, merger with Anthem. Excluding acquisitions and the effect of the OIG settlement, administrative expense increased $75.6 million, or 5%, primarily due to higher commissions and premium taxes, which vary with premium and higher incentive compensation costs. Additionally, in December 2000, we made a $20.0 million contribution to Anthem Foundation, Inc., which is a charitable and educational not-for-profit corporation. Excluding these costs, administrative expense would have been down slightly in 2000 due to productivity improvements resulting from our ongoing efforts to identify and implement more efficient processes in our customer service and claims operations.

        Our administrative expense ratio decreased 160 basis points primarily due to operating revenues increasing faster than administrative expense. Excluding acquisitions and the effect of the OIG settlement, our administrative expense ratio would have decreased 120 basis points.

        Net investment income increased $49.6 million, or 33%, primarily due to higher rates of investment returns earned on our fixed income portfolio and higher portfolio balances. The higher portfolio balances included net cash resulting from acquisitions, net proceeds of $295.9 million from our surplus note issuance in January 2000, as well as cash generated from operations and from improved balance sheet management, such as quicker collection of receivables and sales of non-core assets. Excluding acquisitions, net investment income increased $24.9 million, or 17%.

        Net realized capital gains decreased $11.6 million, or 31%, in 2000. Included in net realized capital gains in 1999 are capital losses of $20.5 million related to our sale of several non-core businesses. Excluding the effect of the capital losses on dispositions, net realized capital gains decreased $32.1 million, or 55%, primarily due to lower turnover in our portfolio resulting in fewer capital gains. Net realized capital gains from sale of equities decreased 37% to $43.5 million in 2000 from $69.3 million in 1999. Net realized capital losses from sale of fixed income securities increased 56% to a $17.6 million loss in 2000 from a $11.3 million loss in 1999. Net gains or losses on investments are influenced by market conditions when we sell an investment, and will vary from year to year as sales of investments are determined by our cash flow needs, as well as our portfolio allocation decisions.

        Interest expense increased $24.3 million, or 80%, primarily reflecting increased net borrowings following our private placement of $300.0 million principal amount of surplus notes in January 2000. The proceeds of those surplus notes were used to retire short-term borrowings which had been incurred to finance our purchases of BCBS-NH and BCBS-CO/NV in late 1999 and to bolster liquidity as a part of our Year 2000 readiness effort.

        Amortization of intangibles increased $14.4 million, or 113%, primarily due to amortization of goodwill associated with our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME.

        The payment to non-profit foundations of $114.1 million in 1999 represented our settlement of charitable asset claims brought by the Attorneys General of the states of Ohio, Kentucky and Connecticut.

        Income before taxes and minority interest increased $269.0 million as a result of improvement in our operating results in all business segments, partially offset by the non-recurring endowment of non-profit foundations during 1999.

        Income tax expense increased $92.0 million due to higher income before taxes. Our effective income tax rate in 2000 was 31.0% and in 1999 was 16.7%. These rates were lower than the statutory effective tax rate in both periods primarily as a result of changes in our deferred tax valuation allowance.

        Excluding the after-tax effect of payments to non-profit foundations in 1999, net income increased $109.3 million, or 94%, primarily due to our improvement in operating results, acquisitions and higher investment income.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$4,460.5	$3,975.5	12%
Operating Gain	$87.8	$36.4	141%
Operating Margin	2.0%	0.9%	110	bp
Membership (in 000s)	4,582	4,382	5%

        Operating revenue increased $485.0 million, or 12%, in 2000 primarily due to premium rate increases in group (both Local Large Group and Small Group) and Medicare + Choice businesses, and the effect of higher average membership throughout the year. Medicare + Choice premium rates increased due to both the aging of our insured Medicare + Choice population in 2000 and a 3% rate increase from CMS at the beginning of 2000. We receive higher premiums from CMS as our Medicare + Choice population ages. Medicare + Choice membership increased 28% due to reduced competition in the Ohio marketplace as a result of competitors discontinuing their participation in the Medicare + Choice product.

        Operating gain increased $51.4 million, or 141%, resulting in an operating margin of 2.0%, a 110 basis point improvement from the year ended December 31, 1999. Operating gain increased primarily due to our growth in premiums and improved underwriting results.

        Membership increased 5% to 4.6 million members, primarily due to growth in our National, BlueCard and Local Large Group businesses.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the years ended December 31, 2000 and 1999. BCBS-NH is included from its October 27, 1999, acquisition date and BCBS-ME is included from its acquisition date of June 5, 2000.

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$2,921.9	$1,598.9	83%
Operating Gain (Loss)	$103.8	$(0.9)	NM
Operating Margin	3.6%	(0.1)%	370	bp
Membership (in 000s)	2,093	1,397	50%

        Operating revenue increased $1,323.0 million, or 83%, primarily due to an increase in premiums, resulting from our acquisitions of BCBS-NH in October 1999 and BCBS-ME in June 2000 and the conversion of the State of Connecticut account from self-funded to fully insured status in July 1999. Due to the State of Connecticut's conversion, 2000 included a full year of premiums versus six months of premiums (July through December) in 1999. For the first six months of 1999, we recorded administrative fee income for the State of Connecticut account. Excluding the effect of acquisitions and the conversion of the State of Connecticut account, premiums increased $155.7 million, or 12%, in 2000 due to premium rate increases in our group business and higher average membership.

        Operating gain increased $104.7 million and our operating margin increased 370 basis points as the effect of disciplined pricing, expense control and membership growth all contributed to the improvement in operating earnings. Additionally, administrative expense in 1999 included $41.9 million resulting from our settlement with the OIG, Health and Human Services to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations in Connecticut during periods preceding BCBS-CT's merger with Anthem.

        Membership increased 50% to 2.1 million in 2000 primarily due to our acquisition of BCBS-ME and growth in both our Local Large Group and Small Group and our National businesses. Excluding our acquisition of BCBS-ME, membership grew 15%.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada, and it was established following our acquisition of BCBS-CO/NV on November 16, 1999. Results of this segment have been included in our consolidated results from that date forward. Accordingly, our 1999 results include approximately one and one-half months of activity, while our 2000 results include 12 months of activity. The following table presents our West segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$622.4	$72.7	NM
Operating Gain (Loss)	$2.5	$(3.5)	NM
Operating Margin	0.4%	(4.8)%	520	bp
Membership (in 000s)	595	486	22%

        Operating results in our West segment improved in 2000, primarily due to reduced administrative expense as a result of integration savings and cost reduction programs as well as higher membership. These cost reduction programs included reduced staffing levels and improved productivity in customer service and claims operations.

        Our membership increased 22% due to higher sales and better retention of business, which was the result of improved customer service and a more comprehensive product portfolio.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services and third party occupational health services operations. The following table presents our Specialty segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$332.3	$249.1	33%
Operating Gain	$24.9	$16.2	54%
Operating Margin	7.5%	6.5%	100	bp

        Operating revenue increased $83.2 million, or 33%, primarily due to an increase in life and disability premiums resulting from our acquisition of Rocky Mountain Life, or RML, an affiliate of BCBS-CO/NV, higher life sales in our Midwest region and increased administrative fees due to our acquisitions of Occupational Healthcare Management Services, Inc., a worker's compensation third party administration company, and Health Management Systems, Inc., a dental benefits third party administration company, both subsidiaries of BCBS-CO/NV. Additionally, other revenue increased primarily from APM. In 2000, APM began to provide pharmacy benefit management services to both BCBS-NH and Anthem Alliance. APM's revenues also increased due to higher mail and retail prescription volumes in line with increased membership and utilization. Mail service membership increased 26% while retail service membership increased 80%. Mail service prescription volume increased 15% and retail prescription volume increased 39%.

        Operating gain increased $8.7 million, or 54%, while operating margin increased 100 basis points to 7.5% in 2000, primarily due to improved underwriting results from our life and disability products and from increased APM volume, following its introduction as the pharmacy benefit manager for recently acquired membership.

Other

        Our Other segment includes various ancillary business units such as AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, and Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of

Defense's TRICARE program for military families. We sold the TRICARE business on May 31, 2001. Our Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. The following table presents the summarized results of operations for our Other segment for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$206.4	$184.4	12%
Operating Loss	$(34.9)	$(19.7)	NM

        Operating revenue increased $22.0 million, or 12%, from 1999. Excluding intersegment operating revenue eliminations of $151.7 million in 2000 and $111.2 million in 1999, operating revenue increased $62.5 million, or 21%, primarily due to higher premiums at Anthem Alliance. These amounts were received in connection with our global settlement related to a series of bid price adjustments, requests for equitable adjustments and change orders filed during the past two years with the Department of Defense under our TRICARE program.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $39.9 million in 2000 and $26.7 million in 1999, and primarily included such items as unallocated incentive compensation and other corporate expenses. Excluding unallocated corporate expenses, operating gain was $5.0 million in 2000, $2.0 million, or 29%, less than in 1999. Most of the decrease was due to higher non-reimbursable administrative expense at AdminaStar Federal.

ANTHEM'S CRITICAL ACCOUNTING POLICIES

        Anthem considers some of its most important accounting policies to be those policies with respect to liabilities for unpaid life, accident and health claims, income taxes, goodwill and other intangible assets and our investment portfolio. Application of these and other accounting policies requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

Anthem's Liability for Unpaid Life, Accident and Health Claims

        The most significant accounting estimate in our consolidated financial statements is our liability for unpaid life, accident and health claims. We establish liabilities for pending claims and claims incurred but not reported. We determine the amount of this liability for each of our business segments by following a detailed process that entails using both historical claim payment patterns as well as emerging medical cost trends to project claim liabilities. We also look back to assess how our prior year's estimates developed and to the extent appropriate, incorporate those findings in our current year projections. Since the average life of a claim is just a few months, current medical cost trends and utilization patterns are very important in establishing this liability.

        In addition, the liability for unpaid life, accident and health claims includes reserves for premium deficiency losses which we recognize when it is probable that expected claims and loss adjustment expenses will exceed future premiums on existing health and other insurance contracts without consideration of investment income. For purposes of premium deficiency losses, contracts are deemed to be either short or long duration and are grouped in a manner consistent with our method of acquiring, servicing and measuring the profitability of such contracts.

Anthem's Income Taxes

        Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between financial reporting and tax reporting. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion may be unrealized. See Note 13 to our audited consolidated financial statements for additional information.

        We believe a net deferred tax liability of $63.6 million properly reflects our net future tax obligation as of December 31, 2001. This net deferred tax liability is comprised of a gross tax asset of $467.1 million, less a valuation allowance of $250.4 million and a deferred tax liability of $280.3 million. We believe that our valuation allowance is sufficient and at each quarterly financial reporting date, we evaluate each of our gross deferred tax assets based on each of the five key elements that follow:

  •
  the types of temporary differences making up our gross deferred tax asset;

  •
  the anticipated reversal periods of those temporary differences;

  •
  the amount of taxes paid in prior periods and available for a carry-back claim;

  •
  the forecasted near term future taxable income; and

  •
  any significant other issues impacting the likely realization of the benefit of the temporary differences.

        As an entity taxed under Internal Revenue Code Section 833, at December 31, 2001, we have tax temporary differences of approximately $199.7 million for net operating loss carry-forwards and alternative minimum tax and other credits. Due to uncertainty of the realization of these deferred tax assets, we have provided a valuation allowance included above of $188.3 million for these amounts. This amount is part of the total valuation allowance of $250.4 million at December 31, 2001.

        Further, because of challenges including industry-wide issues regarding both the timing and the amount of deductions, we have recorded reserves for probable exposure. To the extent we prevail in matters we have accrued for or are required to pay more than reserved, our future effective tax rate in any given period could be materially impacted. In addition, the Internal Revenue Service is currently examining two of our five open tax years.

Anthem's Goodwill and Other Intangible Assets—FAS 141 and FAS 142

        On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under FAS 142, goodwill and other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company completed its transitional impairment test of existing goodwill during the second quarter of 2002. This test involved the use of estimates related to the fair value of the business in which the goodwill had been allocated. There were no impairment losses as a result of this test.

Anthem's Investment Portfolio

        Our investment portfolio is carried at fair value. As a result, we evaluate our investment securities on a quarterly basis, using both quantitative and qualitative factors, to determine whether a decline in value is other than temporary. If any declines are determined to be other than temporary, we charge the losses to income. At December 31, 2001, we had gross unrealized gains of $90.4 million and gross unrealized losses of $18.4 million, none of which were deemed to be other than temporary. At March 31, 2002, we had gross unrealized gains of $56.5 million and gross unrealized losses of $35.2 million, none of which were deemed to be other than temporary.

ANTHEM'S LIQUIDITY AND CAPITAL RESOURCES

        Our cash receipts consist primarily of premiums and administrative fees, investment income and proceeds from the sale or maturity of our investment securities. Cash disbursements result mainly from policyholder benefit payments, administrative expenses and taxes. We also use cash for purchases of investment securities, capital expenditures and acquisitions. Cash outflows can fluctuate because of uncertainties regarding the amount and timing of settlement of our liabilities for benefit claims and the timing of payments of operating expenses. Our investment strategy is to make prudent investments, consistent with insurance statutes and other regulatory requirements, with the principle of preserving our asset base. Cash inflows could be adversely impacted by general business conditions including health care costs increasing more than premium rates, our ability to maintain favorable provider agreements, reduction in enrollment, changes in federal and state regulation, litigation risks and competition. We believe that cash flow from operations, together with the investment portfolio, will continue to provide sufficient liquidity to meet general operations needs, special needs arising from changes in financial position and changes in financial markets. We also have lines of credit totaling $1.0 billion to provide additional liquidity. We have made no borrowings under these facilities.

Anthem's Cash Flow for the Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

        Net cash flow provided by operating activities was $183.3 million for the quarter ended March 31, 2002, and $178.5 million for the quarter ended March 31, 2001, an increase of $4.8 million, or 3%. In 2002, there was an increase in net income of $29.2 million, a $70.1 million increase in policy liabilities due to growth in membership and a $46.2 million reduction of restricted cash due to the sale of the TRICARE operations in May 2001. Offsetting these positives was an increase in receivables of $112.1 million generally attributable to premium increases and a reduction of unearned income caused by an acceleration of cash collection in the first quarter 2001 that now is part of our normal course of business.

        Net cash used in investing activities was $133.5 million for the quarter ended March 31, 2002, and $99.2 million for the quarter ended March 31, 2001, an increase of $34.3 million, or 35%. This increase was due primarily to a reduction of cash balances held by our investment managers, an increase in capital expenditures and our purchase of the remaining 50% interest of Maine Partners Health Plan.

        There was no material financing activity during the first quarter of 2002.

Anthem's Cash Flow for the Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net cash flow provided by operating activities was $654.6 million for the year ended December 31, 2001, and $684.5 million for the year ended December 31, 2000, a decrease of $29.9 million, or 4%. In both 2001 and 2000, net cash flow provided by operating activities was impacted by better balance sheet management resulting from the conversion of certain operating assets, such as receivables and investments in non-strategic assets, to cash. As the continuing focus on balance sheet management in order to maximize invested assets began in early 2000, our cash flow provided by operating activities in 2000 is unusually high.

        Net cash used in investing activities was $498.1 million for the year ended December 31, 2001, and $761.1 million for the year ended December 31, 2000, a decrease of $263.0 million, or 35%.

This decrease was due primarily to our having directed our investment managers to maintain greater liquidity at December 31, 2001, than at December 31, 2000. In part this liquidity will be necessary to fund the purchase of BCBS-KS, pending the ultimate outcome of the appeal of the Kansas Insurance Commissioner's decision (see Note 2 and Note 9 to our March 31, 2002 unaudited consolidated financial statements). In 2001, we received cash for the sale of our TRICARE operations, while in 2000 we used additional cash to purchase BCBS-ME.

        Net cash provided by financing activities was $46.6 million for the year ended December 31, 2001, and $75.5 million for the year ended December 31, 2000, a decrease of $28.9 million, or 38%. Our 2000 financing activities consisted of $295.9 million net proceeds received from the issuance of $300.0 million of surplus notes on a discounted basis less $220.4 million repayment of bank debt.

        On November 2, 2001, Anthem Insurance Companies, Inc., or Anthem Insurance, converted from a mutual insurance company to a stock insurance company in a process called demutualization. On the date of the demutualization, all membership interests in Anthem Insurance were extinguished and the eligible statutory members of Anthem Insurance were entitled to receive consideration in the form of Anthem Inc.'s, or Anthem's, common stock or cash, as provided in the demutualization.

        The demutualization required an initial public offering of common stock and provided for other capital raising transactions on the effective date of the demutualization. On November 2, 2001, Anthem completed an initial public offering of 55.2 million shares of common stock at an initial public offering price of $36.00 per share. The shares issued in the initial public offering are in addition to 48.1 million shares of common stock which were distributed to eligible statutory members in the demutualization. This number may ultimately vary when all distribution issues are finalized.

        Concurrent with our initial public offering of common stock, we issued 4.6 million 6.00% Equity Security Units. Each Unit contains a purchase contract under which the holder agrees to purchase, for $50.00, shares of common stock of Anthem on November 15, 2004, and a 5.95% subordinated debenture. The number of shares to be purchased will be determined based on the average trading price of Anthem common stock at the time of settlement. In addition, we will make quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50.00 per purchase contract, subject to our rights to defer these payments.

        After an underwriting discount and other offering expenses, net proceeds from our common stock offering were approximately $1,890.4 million (excluding demutualization expenses of $27.6 million). After underwriting discount and expenses, net proceeds from our Units offering were approximately $219.8 million. In December 2001, proceeds from our common stock and Units offerings in the amount of $2,063.6 million were used to fund payments to eligible statutory members of Anthem Insurance who received cash instead of common stock in our demutualization.

Anthem's Cash Flow For The Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Net cash flow provided by operating activities was $684.5 million in 2000 and $219.8 million in 1999, an increase of $464.7 million, or 211%. Significant growth occurred in the amount of net income, increased depreciation and amortization expense related to acquisitions, amortization of a new claims and administration system in our Midwest region and better balance sheet management resulting from our conversion of certain operating assets, such as receivables and investments in non-strategic assets, to cash. These activities contributed $256.4 million of additional operating cash in 2000. The year 1999 included the following non-recurring disbursements of $156.0 million: payments for the settlement of charitable asset claims in the states of Ohio, Kentucky and

Connecticut and the settlement with the OIG, Health and Human Services, with respect to BCBS-CT.

        Net cash used in investing activities was $761.1 million in 2000 and $356.8 million in 1999, an increase of $404.3 million, or 113%, primarily from our increased operating cash flow in 2000. Additionally, the net cash we paid to acquire BCBS-ME and other purchase price adjustments paid with respect to prior acquisitions in 2000 resulted in a decrease of approximately $161.7 million in cash used for investing activities, as compared to 1999 when we purchased BCBS-NH and BCBS-CO/NV.

        Net cash provided by financing activities was $75.5 million in 2000 and $220.1 million in 1999, a decrease of $144.6 million or 66%. The cash provided in 2000 was the net proceeds received from our issuance of $295.9 million of surplus notes on a discounted basis less $220.4 million repayment of bank debt.

Anthem's Future Liquidity

        We will have cash requirements of approximately $1.2 billion for the Trigon merger, including both the cash portion of the purchase price and transaction costs. We are issuing the notes offered by this prospectus to obtain long-term financing for part of the cash portion of the merger consideration. We intend to use available cash and investments for the balance of our cash needs for the merger. If we do not issue the notes prior to the merger, we intend to use borrowings under our revolving credit facilities, described below, and available cash and investments to fund our cash needs for the merger. Borrowings under the bridge loan, also described below, would be utilized only if necessary.

        On July 2, 2002, we entered into amended and restated revolving credit facilities of up to $1.0 billion with our lender group. Under one facility, which expires on November 5, 2006, we may borrow up to $400.0 million. Under the other facility, which expires July 1, 2003, we may borrow up to $600.0 million. Any amounts outstanding under this facility at July 1, 2003 (except amounts which bear interest rates determined by a competitive bidding process) convert to a one-year term loan at our option. Borrowings under both credit facilities bear interest at rates determined under two interest rate options or through a competitive bid process. The first option is a floating rate equal to the greater of the prime rate or the federal funds rate plus one-half percent. The second option is a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. Under the competitive bid process, borrowings may bear interest at floating rates determined by reference to LIBOR, or at fixed rates. Our ability to borrow under these credit facilities is subject to typical conditions and to compliance with certain financial ratios.

        On May 29, 2002, we entered into a bridge loan agreement under which we could borrow up to $1.2 billion. We reduced the amount available under the bridge loan to $600.0 million effective July 2, 2002. The bridge loan agreement contains various conditions to our ability to borrow under the bridge loan, including compliance with the financial covenants and ratios set forth in the bridge loan agreement, and the requirement that we and our unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300.0 million at the time of the merger. Interest under the bridge loan will be payable periodically at a floating rate equal, at our option, to either the "Base Rate" (essentially, the higher of a commercial "prime rate" or the federal funds rate plus 0.50%) or a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003, and a prepayment in the amount of $300.0 million must be made no later than one month after the completion of the merger.

        We may complete the merger before the notes offered by this prospectus are issued. To the extent that indebtedness under the amended and restated credit facilities and/or the bridge loan has been incurred, the net proceeds from the issuance of the notes offered herein will be used to repay that indebtedness.

        Additional future liquidity needs may include acquisitions, operating expenses, common stock repurchases and capital contributions to our subsidiaries and will include interest and contract fee payments on our 6.00% equity security units. We anticipate that we will purchase BCBS-KS with cash from current operations, pending the ultimate outcome of the appeal of the Kansas Insurance Commissioner's decision (see Note 2 and Note 9 to our March 31, 2002 unaudited consolidated financial statements). We plan to use all or any combination of the following to fund our liquidity needs: cash from operations, our investment portfolio, new borrowings under our credit facilities, and future equity and debt offerings. Our source of liquidity would be determined at the time of need, based on market conditions at that time.

Anthem's Dividends from Subsidiaries

        The ability of our licensed insurance company subsidiaries to pay dividends to their parent companies is limited by regulations in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater or lesser (depending on state statute) of the prior year's statutory net income or 10% of statutory surplus. Dividends in excess of this amount are classified as extraordinary and require prior approval of the respective departments of insurance. Further, an insurance company may not pay a dividend unless, after such payment, its surplus is reasonable in relation to its outstanding liabilities and adequate to meet its financial needs, as determined by the department of insurance. In connection with our acquisition of BCBS-ME further limitations were imposed on its ability to pay dividends. Until June 2005, BCBS-ME may not declare any dividend without the prior approval of the Department of Insurance of Maine. BCBS-NH may not pay any dividends for as long as the New Hampshire department of insurance permits BCBS-NH to continue to use certain accounting practices permitted prior to the acquisition.

        The dividends paid by regulated subsidiaries to Anthem Insurance were $368.1 million in 2001 and are expected to be approximately $300.0 million in 2002. In April 2002, Anthem Insurance paid $400.0 million to Anthem.

Anthem's Credit Facilities

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0 million, and in February of 2002, Anthem and Anthem Insurance entered into two agreements for aggregate additional borrowings of $135.0 million. Anthem was jointly and severally liable for all borrowings under the facilities and agreements, although Anthem was not permitted to be a borrower under the facilities or agreements, unless the Indiana Insurance Commissioner approved Anthem Insurance's joint liability for Anthem's obligations thereunder. One facility, which provides for borrowings of up to $400.0 million, expires as of November 5, 2006. This facility was amended on July 2, 2002 to make Anthem the borrower. The other facility, which provided for borrowings of up to $400.0 million, was to expire as of November 4, 2002. This facility and the two agreements were replaced on July 2, 2002 by a new facility under which Anthem may borrow up to $600.0 million. This new facility expires on July 1, 2003. Any amounts outstanding under this facility as of July 1, 2003 (other than amounts which bear interest rates determined by a competitive bidding process) may be converted into a one-year term loan at Anthem's option. Borrowings under both credit facilities bear interest at rates determined under two interest rate options or through a competitive bid process. The first option is a floating rate equal to the greater of the prime rate or the federal funds rate plus one-half percent. The second option is a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. Under the competitive bid process, borrowings may bear interest at floating rates determined by reference to LIBOR, or at fixed rates. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. No amounts were outstanding under the current or prior facilities and agreements as of March 31, 2002 or December 31, 2001 or during the periods then ended.

        Anthem Insurance's commercial paper program has been discontinued. There were no commercial paper notes outstanding at March 31, 2002 or December 31, 2001.

Anthem's Stock Repurchase Program

        Our board of directors approved a common stock repurchase program under which we may purchase up to $400.0 million of shares from time to time, subject to business and market conditions. Subject to applicable law, shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002. During 2002, the number of shares outstanding may be affected by share repurchases. No shares had been repurchased as of March 31, 2002. Through May 9, 2002, we had repurchased 542,500 shares at a cost of $36.5 million.

Anthem's Risk-Based Capital

        Our subsidiaries' states of domicile have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of life and health insurers, taking into account the risk characteristics of an insurer's investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the state insurance department or insurance commissioner, as appropriate, as of the end of the previous calendar year.

        Risk-based capital standards will be used by regulators to set in motion appropriate regulatory actions relating to insurers that show indications of weak or deteriorating conditions. It also provides an additional standard for minimum capital requirements that companies should meet to avoid being placed in rehabilitation or liquidation.

        Anthem's risk based capital as of December 31, 2001 is substantially in excess of all mandatory RBC thresholds.

QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK

        As a result of our investing and borrowing activities, we are exposed to financial market risks, including those resulting from changes in interest rates and changes in equity market valuations. Potential impacts discussed below are based upon sensitivity analyses performed on Anthem's financial positions as of March 31, 2002. Actual results could vary significantly from these estimates. Our primary objective is the preservation of the asset base and the maximization of total return given an acceptable level of risk.

        Our portfolio is exposed to three primary sources of risk: interest rate risk, credit risk, and market valuation risk for equity holdings.

        The primary risks associated with our fixed maturity securities are credit quality risk and interest rate risk. Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. We manage this risk through our investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits of our investment in securities of any individual issuer. Since we are advised immediately of circumstances surrounding credit rating downgrades, we are able to promptly avoid or minimize exposure to losses by selling the subject security. The result is a well-diversified portfolio of fixed income securities, with an average credit rating of approximately double-A. Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to a change in market interest rates. Our fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities, all of which represent an exposure to changes in the level of market interest rates. We manage interest rate risk by maintaining a duration commensurate with our insurance liabilities and shareholder's equity. Additionally, we have the capability of holding any security to maturity, which would allow us to realize full par value. Our investment policy prohibits use of derivatives to manage interest rate risk.

        Our portfolio consists of corporate securities (approximately 40% of the total fixed income portfolio at March 31, 2002) which are subject to credit/default risk. In a declining economic environment, corporate yields will usually increase prompted by concern over the ability of corporations to make interest payments, thus causing a decrease in the price of corporate securities, and the decline in value of the corporate fixed income portfolio. This risk is managed externally by our money managers—through fundamental credit analysis, diversification of issuers and industries, and an average credit rating of the corporate fixed income portfolio of approximately single-A.

        Our equity portfolio is exposed to the volatility inherent in the stock market, driven by concerns over economic conditions, earnings and sales growth, inflation and consumer confidence. These systematic risks cannot be managed through diversification alone. However, more routine risks, such as stock/industry specific risks, are managed by investing in index mutual funds that replicate the risk and performance of the S&P 500 and S&P 400 indices, resulting in a diversified equity portfolio.

        All of our current investments are classified as available-for-sale. As of March 31, 2002, approximately 95% of these were fixed maturity securities. Market risk is addressed by actively managing the duration, allocation and diversification of our investment portfolio. We have evaluated the impact on the fixed income portfolio's fair value considering an immediate 100 basis point change in interest rates. A 100 basis point increase in interest rates would result in an approximate $174.3 million decrease in fair value, whereas a 100 basis point decrease in interest rates would result in an approximate $169.8 million increase in fair value. As of March 31, 2002, no portion of our fixed income portfolio was invested in non-US dollar denominated investments.

        We also maintain a diverse portfolio of large capitalization equity securities. An immediate 10% decrease in each equity investment's value, arising from market movement, would result in a fair value decrease of $19.2 million. Alternatively, an immediate 10% increase in each equity investment's value, attributable to the same factor, would result in a fair value increase of $19.2 million. No portion of our equity portfolio was invested in non-US dollar denominated investments as of March 31, 2002. As of March 31, 2002, we held no derivative financial or commodity-based instruments.

BUSINESS OF ANTHEM

General Description of Anthem's Business

        We are one of the nation's largest health benefits companies, serving approximately eight million members, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We hold the leading market position in seven of these eight states and own the exclusive right to market products and services using the BCBS names and marks in all eight states under license agreements with the BCBSA, an association of independent BCBS plans. We seek to be a leader in our industry by offering a broad selection of flexible and competitively priced health benefits products.

        Our product portfolio includes a diversified mix of managed care products, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and point of service, or POS plans, as well as traditional indemnity products. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, we offer our customers several specialty products including group life, disability, prescription management, dental and vision. Our products allow our customers to choose from a wide array of funding alternatives. For our insured products, we charge a premium and assume all or a majority of the health care risk. Under our self-funded and partially insured products, we charge a fee for services, and the employer or plan sponsor reimburses us for all or a majority of the health care costs. Our 2001 operating revenue was 91.3% derived from fully insured products, while 8.7% was derived from administrative services and other revenues.

        Our customer base primarily includes large groups (contracts with 51 or more eligible employees), individuals and small groups (one to 50 employees), each of which accounted for 40.4%, 18.1% and 17.7% of our 2001 operating revenue, respectively. Other major customer categories include National accounts, Medicare recipients, federal employees and other federally funded programs. We principally market our products through an extensive network of independent agents and brokers who are compensated on a commission basis for new sales and retention of existing business.

        Our managed care plans and products are designed to encourage providers and members to make quality, cost-effective health care decisions by utilizing the full range of our innovative medical management services, quality initiatives and financial incentives. Our leading market share enables us to realize the long-term benefits of investing in preventive and early detection disease management programs. We further improve our ability to provide cost-effective health benefits products and services through a disciplined approach to internal cost containment, prudent management of risk exposure and successful integration of acquired businesses. These measures have allowed us to achieve significant growth in membership (93%), revenue (100%), and net income (256%) from the beginning of 1997 through 2001.

        We intend to continue to expand through a combination of organic growth and strategic acquisitions in both existing and new markets. Our growth strategy is designed to enable us to take advantage of the additional economies of scale provided by increased overall membership. In addition, we believe geographic diversity reduces our exposure to local or regional economic, regulatory and competitive pressures and provides us with increased opportunities for expansion. While the majority of our growth has been the result of strategic mergers and acquisitions, we have also achieved growth in our existing markets by providing excellent service, offering competitively priced products and effectively capturing the brand strength of the BCBS names and marks.

        We are an Indiana corporation that was formed in July 2001 as a wholly owned subsidiary of Anthem Insurance. Anthem was formed in connection with the conversion of Anthem Insurance from a mutual insurance company into a stock insurance company in a process called demutualization. The demutualization was effective on November 2, 2001, and at that time Anthem Insurance was converted into a stock insurance company and became a wholly owned subsidiary of Anthem, and Anthem became a publicly held company. In addition, effective November 2, 2001, all membership interests in Anthem Insurance were extinguished and Anthem Insurance's eligible statutory members received shares of our common stock or cash, as consideration for the extinguishment of their membership interests in Anthem Insurance.

Industry Overview

        The health benefits industry has experienced significant change in recent years. The increasing focus on health care costs by employers, the government and consumers has led to the growth of alternatives to traditional indemnity health insurance. HMO, PPO and hybrid plans, such as POS plans, incorporating features of each, are among the various forms of managed care products that have developed in recent years. Through these types of products, the cost of health care is contained by negotiating contracts with hospitals, physicians and other providers to deliver health care at favorable rates. These products also can feature medical management and other quality and cost containment measures such as pre-admission review and approval for non-emergency hospital services, pre-authorization of outpatient surgical procedures, and network credentialing to determine that network doctors and hospitals have the required certifications and expertise. In addition, providers may share medical cost risk or have other incentives to deliver quality medical services in a cost-effective manner. HMO, PPO and POS enrollees generally are charged periodic, pre-paid premiums, and pay co-payments or deductibles when they receive services. PPO and POS plans provide benefits for out-of-network usage, typically at higher out-of-pocket costs to members. HMO members generally select one of the network's primary care physicians who then assumes responsibility for coordinating their health care services. Typically, there is no out-of-network benefit for HMO members. PPOs and other open access plans generally provide coverage when members select non-network providers without coordination through a primary care physician, but at a higher out-of-pocket cost. Hybrid plans, such as POS plans, typically involve the selection of primary care physicians similar to HMOs, but allow members to self refer or to choose non-network providers at higher out-of-pocket costs similar to those of PPOs.

        Recently, economic factors and greater consumer awareness have resulted in the increasing popularity of products that offer larger, more extensive networks, more member choice related to coverage and the ability to self refer within those networks. There is also a growing preference for greater flexibility to assume larger deductibles and co-payments in exchange for lower premiums. We believe we are well positioned in each of our regions to respond to these market preferences. Our PPO products, which contain most or all of the features noted above, have experienced significant growth over the past few years.

        The BCBSA has also undergone significant change in recent years. Historically, most states had at least one Blue Cross (hospital coverage) and a separate Blue Shield (physician coverage) company. Prior to the mid 1980s there were more than 125 separate Blue Cross or Blue Shield companies. Many of these organizations have merged, reducing the number of independent licensees to 43 as of December 2001. We expect this trend to continue, with plans merging or affiliating to address capital needs and other competitive pressures.

        Each of the BCBS plans work cooperatively in a number of ways that create significant market advantages, especially when competing for very large multi-state employer groups. As a result of this cooperation, each plan is able to take advantage of other member plans' substantial provider networks and discounts when any member from one state works or travels outside of the state in which the policy is written. We receive a substantial and growing source of revenue under this "BlueCard" program for providing member services in its states for individuals who are customers of other BCBS plans.

Operating Segments

        Our reportable segments are strategic business units delineated by geographic areas within which we offer similar products and services, but manage with a local focus to address each geographic region's unique market, regulatory and health care delivery characteristics. The regions are:

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  the Midwest, which includes Indiana, Kentucky and Ohio;
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  the East, which includes Connecticut, New Hampshire and Maine; and
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  the West, which includes Colorado and Nevada.

        In addition to our three geographic regions, we have a Specialty segment and an Other segment. Our Specialty segment includes business units providing:

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  group life and disability insurance benefits;
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  pharmacy benefit management;
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  dental and vision administration services; and
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  third party occupational health services.

        Various ancillary business units (reported with the Other segment) include AdminaStar Federal, a subsidiary which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio.

        The Other segment also includes intersegment revenue, expense eliminations and corporate expenses not allocated to reportable segments.

Strategy

        Our strategic objective is to be among the best and biggest in our industry with the size and scale to deliver the best product value with the best people.

        To achieve these goals, we offer a broad selection of flexible and competitively priced products and seek to establish leading market positions. We believe that increased scale in each of our regional markets will provide us competitive advantages, cost efficiencies and greater opportunities to sustain profitable growth. The key to our ability to deliver this growth is its commitment to work with providers to optimize the cost and quality of care while improving the health of our members and improving the quality of our service.

Promote Quality Care

        We believe that our ability to help our members receive quality, cost-effective health care will be key to our success. We promote the health of our members through education and through products that cover prevention and early detection programs that help our members and their providers manage illness before higher cost intervention is required. To help develop those programs, we collaborate with the providers in our networks to promote improved quality of care for our members. The following policies and programs are key to improving the quality of care that our members receive:

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  Selection and continued assessment of provider networks: Our networks consist of providers who meet and maintain our standards of medical education, training and professional experience.
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  Disease management: We develop disease management programs that educate members on actions they can take to help monitor and better control their illnesses and to manage diseases such as diabetes, asthma and congestive heart failure.
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  Prevention measures: We work with providers and members to promote preventive measures such as childhood and adult immunizations, as well as breast cancer screening.

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  Education: We help members prevent disease and illness or minimize their impact by promoting lifestyle modification through education. For example, our nationally recognized smoking cessation program in Maine has helped to reduce the number of our members in Maine who smoke by 49% over four years.
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  Technology: We also utilize technology to evaluate the medical care provided to our customers. For example, Anthem Prescription Management decision support system helps to identify potentially harmful drug interactions and helps prevent members from receiving potentially dangerous combinations of drugs.

Product Value

        We work to create products that offer value to our customers. By offering a wide spectrum of products supported by broad provider networks, we seek to meet the differing needs of our various customers. The breadth and flexibility of our benefit plan options, coupled with quality care initiatives, are designed to appeal to a broad base of employer groups and individuals with differing product and service preferences. We use innovative product design, such as a three-tiered prescription program that provides customer selection among generic, brand and formulary drugs at various out-of-pocket costs. Innovative product designs help us contain costs and allow our products to be competitively priced in the market.

        Formulary drugs are prescription drugs that have been reviewed and selected by a committee of practicing doctors and clinical pharmacists for their quality and cost effectiveness. Use of medications from the formulary, which includes hundreds of brand name and generic medications, is encouraged through pharmacy benefit design. A three-tier pharmacy benefit and the use of formulary drugs allow members access to highly useful prescription medications, while also helping to control the cost of pharmacy benefits to employers. Members have the same access to medications but share a greater portion of the cost for brand name drugs through the co-payment structure. Under a three-tier program, the customer pays the lowest price for generic drugs, a higher price for formulary brand name drugs and the highest price for brand name drugs not included in the formulary.

Operational Excellence

        To provide cost-effective products, we continuously strive to improve operational efficiency. We actively benchmark our performance against other leading health benefits companies to identify opportunities to drive continuous performance improvement. Important performance measures we use include operating margin, administrative expense ratio, administrative expense per member per month, or PMPM, and return on equity. Current initiatives to drive operational efficiency include:

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  consolidating and eliminating information systems;
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  standardizing operations and processes;
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  implementing e-business strategies; and
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  integrating acquired businesses.

Technology

        We continuously review opportunities to improve our interactions with customers, brokers and providers. By utilizing technologies, we seek to make the interactions as simple, efficient and productive as possible. We monitor ourself using industry standard customer service metrics, which measure, among other things, call center efficiency, claims paying accuracy and speed of enrollment. We ease the administrative burden of enrolling new accounts, processing claims and updating records for our brokers and providers by automating many of these processes. We also collect information that enables us to further improve customer service, product design and underwriting decisions.

Growth

        We believe that profitable growth, both organic and through acquisitions, is an important part of our business. Increased scale allows us to increase customer convenience and improve operating margins, while keeping our products competitively priced. Expansion into new geographic markets enables us to reduce exposure to economic cycles and regulatory changes and provides options for business expansion. We plan to generate earnings growth first by increasing revenues through new enrollment, while maintaining pricing discipline. In addition, we plan to grow our specialty segment by increasing the penetration of specialty products to existing health members through cross selling and expansion into non-Anthem markets. These specialty products include prescription management, vision, dental, group life and disability insurance. While enjoying a leading market share in seven of our eight markets, we have market shares ranging from 18% to 47% and believe there is remaining opportunity to grow profitably in each market. We also intend to make strategic acquisitions to augment our internal growth.

Our History

        Anthem was formed in 1944 under the name of Mutual Hospital Insurance, Inc., commonly known as Blue Cross of Indiana. In 1946, Mutual Medical Insurance Inc., also known as Blue Shield of Indiana, was incorporated as an Indiana mutual insurance company. In 1985, these two companies merged under the name Associated Insurance Companies, Inc. In 1993, Southeastern Mutual Insurance Company, a Kentucky-domiciled mutual insurance company doing business as Blue Cross and Blue Shield of Kentucky, was merged into Anthem. In 1995, Community Mutual Insurance Company, an Ohio-domiciled mutual insurance company doing business as Community Mutual Blue Cross and Blue Shield, was merged into Anthem. Anthem changed its name to Anthem Insurance Companies, Inc. in 1996. In 1997, Blue Cross & Blue Shield of Connecticut, Inc., or BCBS-CT, a Connecticut-domiciled mutual insurance company, was merged into Anthem Insurance. Anthem completed its purchases of New Hampshire-Vermont Health Service, which did business as Blue Cross and Blue Shield of New Hampshire, or BCBS-NH, and Rocky Mountain Hospital and Medical Service, which did business as Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada, or BCBS-CO/NV, during 1999. In 2000, Anthem completed its purchase of Associated Hospital Service of Maine, which did business as Blue Cross and Blue Shield of Maine, or BCBS-ME. In November of 2001, Anthem completed its demutualization, in which Anthem Insurance converted from a mutual insurance company to a stock insurance company, and became a wholly owned subsidiary of Anthem, a holding company formed in connection with the demutualization.

Our Acquisitions and Merger History

        Much of our recent growth in membership has resulted from strategic mergers and acquisitions, primarily with other BCBS licensees. These combinations, coupled with growth in existing markets, have enabled us to establish multi-regional centers of focus with a significant share of each region's health benefits market. The following table sets forth our membership by state as of the dates indicated:

Membership

	March 31	December 31
	2002	2001	2000	1999	1998	1997
	(In Thousands)
Midwest
Ohio	2,289	2,212	2,118	1,987	2,096	1,990
Indiana	1,674	1,543	1,410	1,358	1,175	1,226
Kentucky	1,107	1,099	1,054	1,037	928	1,129

Subtotal	5,070	4,854	4,582	4,382	4,199	4,345
East
Connecticut	1,263	1,217	1,127	1,031	968	916
New Hampshire	529	539	479	366	—	—
Maine	500	504	487	—	—	—

Subtotal	2,292	2,260	2,093	1,397	968	916
West
Colorado	628	606	463	395	—	—
Nevada	181	163	132	91	—	—

Subtotal	809	769	595	486	—	—

Total	8,171	7,883	7,270	6,265	5,167	5,261

Percentage increase (decrease) from previous year end	4%	8%	16%	21%	(2)%	29%

        During the last three years, we have completed the following acquisitions:

  •
  On June 5, 2000, we purchased substantially all of the assets and liabilities of BCBS-ME. The cash purchase price was $95.4 million (including direct costs of acquisition).
  •
  On November 16, 1999, we purchased the stock of BCBS-CO/NV. The cash purchase price was $160.7 million (including direct costs of acquisition).
  •
  On October 27, 1999, we purchased the assets and liabilities of BCBS-NH. The cash purchase price was $125.4 million (including direct costs of acquisition).

        When integrating new operations, we focus on improving customer service, underwriting, medical management and administrative operations. We improve operations by centralizing certain management and support functions, sharing best practices and consolidating information systems. We also improve underwriting practices by establishing discipline in data analysis and product design.

Pending Acquisition of Blue Cross and Blue Shield of Kansas

General

        On May 30, 2001, we signed a definitive agreement with Blue Cross and Blue Shield of Kansas, Inc., or BCBS-KS, in which we agreed to acquire BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS sought to have the decision overturned in Shawnee County District Court. The Company joined BCBS-KS in the appeal, which was filed on March 7, 2002. On June 7, 2002, the

Court ruled in our favor, vacating the Commissioner's decision and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. On June 10, 2002, the Kansas Insurance Commissioner appealed the Court's ruling. Anthem and BCBS-KS are reviewing the ruling and the Commissioner's appeal and are considering their next steps.

        Under the proposed transaction, BCBS-KS would convert from a mutual insurance company to a stock insurance company through a process known as a sponsored demutualization. Under the agreement, BCBS-KS policyholders eligible to receive consideration in its demutualization would be entitled to receive $190.0 million, a portion of which (totaling $48.0 million) we would pay in cash to the escrow described below at the closing of the transaction. The remaining $142.0 million not placed in escrow would be distributed directly to eligible BCBS-KS policyholders. The amount placed in the escrow account would be held in escrow pending the resolution of a matter involving a subpoena dated February 28, 2001, received by BCBS-KS from the Office of Inspector General, or OIG. The subpoena seeks documents related to an investigation of possible improper claims against Medicare. The amount held in escrow would be used to pay costs, expenses and liabilities related to the OIG investigation, and to pay costs and expenses of the escrow, with any remaining amount to be distributed to eligible BCBS-KS members following final resolution of the matter. In addition, at or prior to the closing, BCBS-KS would declare a special distribution payable after the closing to its eligible policyholders in an amount equal to the excess of BCBS-KS' consolidated closing book value over $155.0 million.

BCBS-KS

        BCBS-KS is the largest health insurer in Kansas. BCBS-KS provides insurance coverage or self-insured administration services to more than 800,000 individuals in all Kansas counties except Johnson and Wyandotte, two counties near Kansas City. BCBS-KS also administers Medicare and Medicaid government programs.

        BCBS-KS offers a wide range of health benefit products including traditional indemnity products and HMO, POS and PPO managed care products. BCBS-KS also offers claims administration and stop-loss coverage for employer self-funded plans, as well as underwriting, actuarial services, provider network access, and medical cost management. Additionally, BCBS-KS offers several specialty insurance products, including group life, disability, dental and long-term care.

        For the year ended December 31, 2001, BCBS-KS had total revenue of $1,011.5 million and a net loss of $12.2 million and, at December 31, 2001, assets of $723.1 million and surplus of $314.5 million.

Core Health Benefits Products and Services

        We offer a diversified mix of managed care products, including HMO, PPO and POS plans, as well as traditional indemnity products. Our managed care products incorporate a broad range of options and financial incentives for both members and participating providers, including co-payments and provider risk pools. We also offer a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, network access, medical cost management, claims processing and other administrative services. We charge a premium for insured plans and typically assume all or a majority of the liability for the cost of health care. For self-funded or partially-insured products, we charge a fee for services while the employer assumes all or a majority of the risks. The fee is based upon the customer's selection from our portfolio of services. We also provide specialty products including group life, disability, prescription management, dental and vision care. Our principal health products, offered both on an insured and employer-funded basis, are described below. Some managed care and medical cost containment features may be included in each of these products, such as inpatient pre-certification, benefits for preventive services and reimbursement at its maximum allowable amount with no additional billing to members.

        Preferred Provider Organization, or PPO.    PPO products offer the member an option to select any health care provider, with benefits paid at a higher level when care is received from a participating network provider. Coverage is subject to co-payments or deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

        Traditional Indemnity.    Indemnity products offer the member an option to select any health care provider for covered services. Coverage is subject to deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

        Health Maintenance Organization, or HMO.    HMO products include comprehensive managed care benefits, generally through a participating network of physicians, hospitals and other providers. A member in one of our HMOs must typically select a primary care physician, or PCP, from our network. PCPs generally are family practitioners, internists or pediatricians who provide necessary preventive and primary medical care, and are generally responsible for coordinating other necessary health care. Preventive care services are emphasized in these plans. We offer HMO plans with varying levels of co-payments, which result in different levels of premium rates.

        Point-of-Service, or POS.    POS products blend the characteristics of HMO and indemnity plans. Members can have comprehensive HMO-style benefits through participating network providers with minimum out-of-pocket expense (co-payments) and also can go directly, without a referral, to any provider they choose, subject to, among other things, certain deductibles and coinsurance. Member cost sharing is limited by out-of-pocket maximums.

        BlueCard Plan.    BCBS plans across the United States share their local provider networks in a unique arrangement, where one plan's enrolled members travel or live in another plan's service area. The local or "host" plan is paid an administrative fee by the "home" or selling plan in exchange for providing claims and member services to home plan customers in the host plan's service area. All claims are reimbursed by the home plan, which may have an insured or self-funded relationship with the member's employer under any of the product designs discussed above. BlueCard membership is calculated based on the amount of BlueCard administrative fees we receive from the BlueCard members' home plans. Generally, the administrative fees we receive are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed per member per month, or PMPM, factor in order to calculate the number of members. The assumed PMPM factor is based on an estimate of our experience and BCBSA guidelines.

        The following table sets forth our health benefits membership data by product:

	March 31	December 31
	2002	2001	2000	1999
	(In Thousands)
PPO	3,265	3,193	2,733	2,427
Traditional Indemnity	1,115	1,113	1,155	1,048
HMO	1,222	1,211	1,121	964
POS	636	740	813	723

Directly Contracted Membership	6,238	6,257	5,822	5,162
BlueCard[nc_cad,226] (Anthem Host)	1,933	1,626	1,320	974

Total without TRICARE	8,171	7,883	7,142	6,136
TRICARE	—	—	128	129

Total	8,171	7,883	7,270	6,265

Specialty Products and Services

        Prescription Management Services.    We provide pharmacy network management, pharmacy benefits and mail order prescription services through our subsidiary, Anthem Prescription Management, or APM, our pharmacy benefit manager. APM administers its programs primarily to customers who are also our health plan members. Anthem Rx, our retail pharmacy network, provides members access to more than 49,000 chain and independent pharmacies across the United States, and Anthem Rx Direct, our mail service pharmacy, provides long-term therapy medications through convenient home delivery.

        Group Life and Disability.    We offer an array of competitive group life insurance and disability benefit products to both large and small group customers. At March 31, 2002, we had over $22.9 billion of life insurance in force, insuring over 33,500 groups with more than 850,000 employees. Our traditional group insurance products include term life, accidental death and dismemberment, short-term disability income and long-term disability income. In addition, we offer voluntary group life and disability products through employers which payroll-deduct premiums from their participating employees.

        Vision and Dental Care Programs.    These programs are primarily for customers enrolled in our BCBS health plans. Vision and dental products available include both fully insured and self-insured products. In addition, we provide dental third-party administration services through Health Management Systems, Inc., our wholly owned subsidiary.

Other Products and Services

        In addition to the above-described products and services, we provide services as a fiscal intermediary for the Medicare Part A and Part B program in certain states.

Marketing

        We market our managed care and specialty products through three regional business units. Our health plans are generally marketed under the BCBS brand, except for certain government programs. We organize our marketing efforts by customer segment and by region in order to maximize our ability to meet the specific needs of our customers. Marketing programs are developed by a cross-functional team including the actuarial, underwriting, sales, operations and finance departments to evaluate risk and pricing and to ensure adherence to established underwriting guidelines. We believe our reputation, financial stability, high quality customer service and exclusive BCBS license provide us with competitive advantages and allow us to gain share in our markets. We strive to develop solutions for our customers. Our keys to success include developing long-term relationships and providing stable pricing of our products. Most contracts are for one year, although we occasionally enter into multi-year arrangements.

        We maintain the quality of our sales staff and independent brokers through regularly held training seminars and advisory groups, which familiarize them with evolving consumer preferences, as well as our products and current marketing strategies. In addition, we structure sales commissions to provide incentives to our sales staff and brokers to promote the full value of our products. Each region is responsible for enrolling, underwriting and servicing its respective businesses.

Customers

        In each region, we balance the need to customize products with the efficiencies of product standardization. Overall, we seek to establish pricing and product designs to achieve an appropriate level of profitability for each of our customer categories. Our customers include several distinguishable categories:

  •
  Local Large groups, defined as contracts with 51 or more eligible employees (but excluding "National business," described below), accounted for 41.3% of our operating revenue and 34.2% of our members as of and for the three months ended March 31, 2002. These groups are generally sold through brokers or consultants working with industry specialists from our in-house sales force. Large group cases are usually experience rated or sold on a self-insured basis. The customer's buying decision is typically based upon the size and breadth of our networks, the quality of our medical management services, the administrative cost included in our quoted price, our financial stability and our ability to effectively service large complex accounts.
  •
  Small groups, defined as contracts with one to 50 eligible employees, accounted for 18.3% of our operating revenue and 9.9% of our members as of and for the three months ended March 31, 2002. These groups are sold exclusively through independent agents and brokers. Small group cases are sold on a fully insured basis. Underwriting and pricing is done on a community rated basis, with individual state insurance departments approving the rates. See "BUSINESS OF ANTHEM—Regulation—Small Group Reform" below. Small group customers are generally more sensitive to product pricing and, to a lesser extent, the configuration of the network and the efficiency of administration. Account turnover is generally higher with small groups.
  •
  Individual policies (under age 65) accounted for 5.6% of our operating revenue and 4.1% of our members as of and for the three months ended March 31, 2002. These policies are generally sold through independent agents and brokers. In some cases an in-house telemarketing unit is used to generate leads. This business is usually medically underwritten at the point of initial issuance. Rates are filed with and approved by state insurance departments. In several of our markets, there is much less competition for individual business than group business.
  •
  Medicare Supplement business accounted for 6.7% of our operating revenue and 4.9% of our members as of and for the three months ended March 31, 2002. These standardized policies are sold to Medicare recipients as supplements to the benefits they receive from the Medicare program. New policyholders come from independent agents or brokers or through the conversion of existing group members or individual policyholders when they retire and reach age 65.
  •
  The Federal Employee Program accounted for 10.9% of our operating revenue and 5.5% of our members as of and for the three months ended March 31, 2002. As a BCBSA licensee, we participate in a nationwide contract with the Federal government whereby we cover Federal employees and their dependents in our eight-state service area. Under a complex formula, we are reimbursed for our costs plus a fee. We also participate in the overall financial risk for medical claims on a pooled basis with the other participating BCBS plans.
  •
  Medicare + Choice accounted for 5.8% of our operating revenue and 1.2% of our members as of and for the three months ended March 31, 2002. This program is the managed care alternative to the federally funded Medicare program. Most of the premium is paid directly by the Federal government on behalf of the participant who may also be charged a small premium. Medicare + Choice is marketed in the same manner as Medicare Supplement products.
  •
  National business (including BlueCard) accounted for 5.4% of our operating revenue, but represented 38.7% of our members as of and for the three months ended March 31, 2002, because much of our National business is self-insured. These groups are generally sold through brokers or consultants working with our in-house sales force. We have significant competitive advantage when competing for very large National accounts due to our ability to access the national network of BCBS plans and take advantage of their provider discounts in their local markets.

        The following chart shows our membership by customer segment:

Membership

	March 31
		December 31
Customer Segment
	2002	2001	2000	1999
Local Large group	2,792	2,827	2,634	2,249
Small group	811	813	775	637
Individual (under age 65)	332	311	260	215
Medicare Supplement (age 65 and over)	398	390	390	371
Federal Employee Program	449	423	407	362
Medicare + Choice	101	97	106	96
National	3,163	2,903	2,468	2,106
Other[1]	125	119	230	229

Total	8,171	7,883	7,270	6,265

1
Includes TRICARE and Medicaid at December 31, 2000, 1999 and 1998. Consists of Medicaid only at March 31, 2002 and December 31, 2001, since we sold our TRICARE operations on May 31, 2001.

Blue Cross Blue Shield License

        We have the exclusive right to use the BCBS names and marks for all of our health benefits products in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. The license agreements, which have a perpetual term, contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks. Upon termination of the license agreements, we would cease to have the right to use the BCBS names and marks in one or more of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada, and the BCBSA could thereafter issue a license to use the BCBS names and marks in these states to another entity. Events that could cause the termination of a license agreement with the BCBSA include:

  •
  failure to comply with minimum capital requirements imposed by the BCBSA;
  •
  impending financial insolvency;
  •
  the appointment of a trustee or receiver;
  •
  a change of control or violation of the BCBSA ownership limitations on its capital stock; and
  •
  the commencement of any action seeking our dissolution.

        Pursuant to the rules and license standards of the BCBSA, we guarantee the contractual and financial obligations to respective customers of certain of our subsidiaries that hold controlled affiliate licenses from the BCBSA. Those subsidiaries are Anthem Insurance, Anthem Health Plans of Kentucky, Inc., Anthem Health Plans, Inc., Community Insurance Company, Anthem Health Plans of New Hampshire, Inc., Rocky Mountain Hospital and Medical Service, Inc., Anthem Health Plans of Maine, Inc., HMO Colorado, Inc., Matthew Thornton Health Plan, Inc., Maine Partners Health Plan, Inc. and Health Management Systems, Inc.

        In addition, pursuant to the rules and license standards of the BCBSA, we have agreed to indemnify BCBSA against any claims asserted against it resulting from the contractual and financial obligations of AdminaStar Federal, our subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Part A and B.

        Each license requires an annual fee to be paid to the BCBSA. The fee is based upon enrollment and premium. BCBSA is a national trade association of BCBS licensees, the primary function of which is to promote and preserve the integrity of the BCBS names and marks, as well as provide certain coordination among the member plans. Each BCBSA licensee is an independent legal organization and is not responsible for obligations of other BCBSA member organizations. We have no right to market products and services using the BCBS names and marks outside of our eight core states.

Information Systems

        Information systems have played and will continue to play a key role in our ongoing efforts to continuously improve quality, lower costs and increase benefit flexibility for our customers. Our analytical technologies are designed to support increasingly sophisticated methods of managing costs and monitoring quality of care, and we believe that our information systems are sufficient to meet current needs and future expansion plans.

        We use a combination of custom developed and licensed systems throughout our regions. An overall systems architecture is maintained to promote consistency of data and reduce duplicative platforms. This architecture assumes single separate core systems supporting each of our operating regions with centralized systems for key company-wide functions such as financial services, human resources and servicing National accounts. Focus is placed on identifying and eliminating redundant or obsolete applications with an emphasis on increasing our capability to operate in an Internet-enabled environment. Regional administration systems serving unique products and markets feed data to a combination of regional and corporate decision support systems. These systems provide sources of information for all of our data reporting and analysis needs.

        Our architecture calls for significant standardization of software, hardware and networking products. Enhancements are undertaken based on a defined information systems plan. This plan, which is developed collaboratively by our technical and operating leadership, is revalidated regularly and maps out business-driven technology requirements for the upcoming three-to-five year period.

        We recognize consumer demand will cause an increasing need for more business to be conducted electronically. Toward that end we have developed several Internet-enabled initiatives focused on improving interactions with our customers, members, providers, brokers and associates. We also are improving communication and data collection through compliance with the provisions of the Federal Health Insurance Portability and Accountability Act, or HIPAA. See "Regulation—Regulation of Insurance Company and HMO Business Activities" below.

        We also are engaged in a series of pilot programs that will result in web-enabled services such as on-line membership enrollment and on-line price quoting for brokers. Brokers will receive on-line quoting capabilities for life, dental and vision related products. For our members, we have on-line access to health information using carefully chosen content providers for consumer health information. All of our members currently have on-line access to physician and hospital network directories for their specific health plan.

Collaborations with Anthem

        In addition to internal efforts to leverage technology, we are actively involved as investors and leaders in several collaborative technology initiatives. As an example, we are one of seven major national health benefits companies that are initial investors in MedUnite, Inc., an e-business company. MedUnite is designing Internet-based technology that will permit real-time transactions between providers and insurance companies. MedUnite's solutions will address claims filing, eligibility determination and specialist referrals. These programs will make these transactions more convenient for members while improving efficiencies among doctors, hospitals and health insurers. Additionally, we are a founding member of the Coalition for Affordable Quality Healthcare. This group, founded by 26 of the nation's largest health benefits companies and associations, develops programs to improve access to quality health care coverage and to simplify plan administration.

Pricing and Underwriting of Our Products

        We price our products based on our assessment of underwriting risk and competitive factors. We continually review our underwriting and pricing guidelines on a national and regional basis so that our products remain competitive and consistent with our marketing strategies and profitability goals.

        We have focused our efforts to maintain consistent, competitive and strict underwriting standards. Our individual and group underwriting targets have been based on our proprietary accumulated actuarial data. Subject to applicable legal constraints, we have traditionally employed case specific underwriting procedures for small group products and traditional group underwriting procedures with respect to large group products. Also, we employ credit underwriting procedures with respect to our self-funded products.

        In most circumstances, our pricing and underwriting decisions follow a prospective rating process. A fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs may not be able to be recovered in that current policy year. However, prior experience, in the aggregate, is considered in determining premium rates for future periods.

        For larger groups (over 300 lives) with PPO, POS or traditional benefit designs, we sometimes employ retrospective rating reviews. In retrospective rating, a premium rate is determined at the beginning of the policy period. Once the policy period has ended, the actual experience is reviewed. If the experience is positive (i.e., actual claim costs and other expenses are less than those expected), then a refund may be credited to the policy. If the experience is negative, then the resulting deficit may either be recovered through contractual provisions or the deficit may be considered in setting future premium levels for the group. If a customer elects to terminate coverage, deficits generally are not recovered.

        We have contracts with the federal Centers for Medicare and Medicaid Services, or CMS (formerly the Health Care Financial Administration, or HCFA), to provide HMO Medicare + Choice coverage to Medicare beneficiaries who choose health care coverage through one of our HMO programs. Under these annual contracts, CMS pays us a set rate based on membership that is adjusted for demographic factors. These rates are subject to annual unilateral revision by CMS. In addition to premiums received from CMS, most of the Medicare products offered by us require a supplemental premium to be paid by the member.

        See "BUSINESS OF ANTHEM—Regulation—Small Group Reform" below for a discussion of certain regulatory restrictions on our underwriting and pricing.

Reserves

        We establish and report liabilities or reserves on our balance sheet for unpaid health care costs by estimating the ultimate cost of incurred claims that have not yet been reported to us by members or providers and reported claims that we have not yet paid. Since these reserves represent estimates, the process requires a degree of judgment. Reserves are established according to Actuarial Standards of Practice and generally accepted actuarial principles and are based on a number of factors. These factors include experience derived from historical claims payments and actuarial assumptions to arrive at loss development factors. Such assumptions and other factors include healthcare cost trends, the incidence of incurred claims, the extent to which all claims have been reported and internal claims processing charges. Due to the variability inherent in these estimates, reserves are sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of the medical cost trend or changes in claims payment patterns from the trends and patterns assumed in estimating reserves would trigger a change. See Note 9 to our audited consolidated financial statements included herein for quantitative information on our reserves, including a progression of reserve balances for each of the last three years.

Medical Management Programs

        Our medical management programs include a broad array of activities that are intended to maintain cost effectiveness while facilitating improvements in the quality of care provided to our members. One of the goals of these benefit features is to assure that the care delivered to our members is supported by appropriate medical and scientific evidence.

        Precertification. A traditional medical management program that we use involves assessment of the appropriateness of certain hospitalizations and other medical services. For example, precertification is used to determine whether a set of hospital and medical services is being appropriately applied to the member's clinical condition in accordance with our criteria for medical necessity as that term is defined in the member's benefits contract.

        Concurrent review. Another traditional medical management strategy we use is concurrent review, which is based on nationally recognized criteria developed for the industry. With concurrent review, the requirements and intensity of services during a patient's hospital stay are reviewed, often by an onsite skilled nurse professional in coordination with the hospital's medical and nursing staff, in order to determine whether those services are covered under a member's benefits contract.

        Disease management. More and more, health plans, including ours are moving away from traditional medical management approaches to more sophisticated models built around disease management and advanced care management. These programs focus on those members who require the greatest amount of medical services. We provide important information to our providers and members to help them optimally manage the care of their specific conditions. For example, certain therapies and interventions for patients with diabetes help prevent some of the serious, long-term medical consequences of diabetes and reduce the risks of kidney, eye and heart disease. Our information systems can provide feedback to physicians to enable them to improve the quality of care. For other prevalent medical conditions such as heart disease or asthma, our ability to correlate pharmacy data and medical management data allows us to provide important information to our members and providers which enables them to more effectively manage these conditions.

        Formulary management. APM develops a formulary, a selection of drugs based on clinical quality and effectiveness, which is used across all of our regions. A pharmacy and therapeutics committee consisting of 20 physicians, 16 of whom are academic and community physicians practicing in our markets, make pharmacy medical decisions about the clinical quality and efficacy of drugs. Our three-tiered co-pay strategy enables members to have access to all drugs that are not covered on formulary for an additional co-pay.

        Medical policy. A medical policy group comprised of physician leaders from all of our regions, working in close cooperation with national organizations such as the Centers for Disease Control, the American Cancer Society and community physician leaders, determines our national policy for best approaches to the application of new technologies.

        Patient outcomes. A significant amount of health care expenditures are used by a small percentage of our members who suffer from complex or chronic illnesses. We have developed a series of programs aimed at helping our providers better manage and improve the health of these members. Often, these programs provide benefits for home care services and other support to reduce the need for repeated, expensive hospitalizations. Increasingly, we are providing information to hospital networks to enable them to improve medical and surgical care and outcomes to our members. We endorse, encourage and provide incentivizes to hospitals to support national initiatives to improve patient outcomes and reduce medication errors. We have been recognized as a national leader in developing hospital quality programs.

        External review procedures (Patients' Bill of Rights). In light of increasing public concerns about health plans denying coverage of medical services, we work with outside experts through a process of external review to help provide our members with timely medical care. When we receive member concerns, we have formal appeals procedures that ultimately allow coverage disputes related to medical necessity decisions under the benefits contract to be settled by independent expert physicians.

        Service management. In HMO and POS networks, primary care physicians serve as the overall coordinators of members' health care needs by providing an array of preventive health services and overseeing referrals to specialists for appropriate medical care. In PPO networks, patients have greater access to network physicians without a primary care physician serving as the coordinator of care.

Health Care Quality Initiatives

        Increasingly, the health care industry is able to define quality health care based on preventive health measurements and outcomes of care. A key to our success has been our ability to work with our network providers to improve the quality and outcomes of the health care services provided to our members. Our ability to provide high quality service has been recognized by the National Committee on Quality Assurance, or NCQA, the largest and most respected national accreditation program for managed care health plans. All but one of our HMO plans in the East region hold the highest NCQA rating. Our HMO plan for Colorado has received a three-year accreditation. In our Midwest region, our Ohio HMO and POS plans hold the highest NCQA rating. We expect to seek accreditation for our managed care plans in Indiana and Kentucky in 2002.

        A range of quality health care measures have been adopted by the Health Plan Employer Data and Information Set, or HEDIS, which has been incorporated into the oversight certification by NCQA. These HEDIS measures range from preventive services, such as screening mammography and pediatric immunization, to elements of care, including decreasing the complications of diabetes and improving treatment for heart patients. While our results on specific measures have varied over time, we are seeing continuous improvement overall in our HEDIS measurements, and a number of our state plans are among the best performers in the nation with respect to certain HEDIS standards.

        In addition, we have initiated a broad array of quality programs, including those built around smoking cessation and transplant management, and an array of other programs specifically tailored to local markets. Many of these programs have been developed in conjunction with organizations such as the Arthritis Foundation and regional diabetes associations.

Provider Arrangements

        Our relationships with health care providers, physicians, hospitals and those professionals that provide ancillary health care services are guided by regional and national standards for network development, reimbursement and contract methodologies.

        In contrast to some health benefits companies, generally our philosophy is not to delegate full financial responsibility to our providers in the form of capitation-based reimbursement. While capitation can be a useful method to lower costs and reduce underwriting risk, we have observed that, in general, providers do not positively accept the burden of maintaining the necessary financial reserves to meet the risks related to capitation contracts.

        We attempt to provide fair, market-based hospital reimbursement along industry standards. We also seek to ensure physicians in our network are paid in a timely manner at appropriate rates. We use multi-year contracting strategies, including case or fixed rates, to limit trend exposure and increase cost predictability. In all regions, we seek to maintain broad provider networks to ensure member choice while implementing effective management programs designed to improve the quality of care received by our members.

        Depending on the consolidation and integration of physician groups and hospitals, reimbursement strategies vary substantially across markets. Fee-for-service is our predominant reimbursement methodology for physicians. We generally use a resource-based relative value system fee schedule to determine fee-for-service reimbursement. This structure was developed and is maintained by CMS and is used by the Medicare system and other major payers. This system is independent of submitted fees and therefore is not as vulnerable to inflation. In addition, physician incentive contracting is used to reward physician quality and performance.

        Like our physician contracts, our hospital contracts provide for a variety of reimbursement arrangements depending on the network. Our hospital contracts recognize the size of the facility and the volume of care performed for our members. Many hospitals are reimbursed on a fixed allowance per day for covered services (per diem) or a case rate basis similar to Medicare (Diagnosis Related Groups). Other hospitals are reimbursed on a discount from approved charge basis for covered services. Hospital outpatient services are reimbursed based on fixed case rates, fee schedules or percent of charges. To improve predictability of expected cost, we frequently use a multi-year contracting approach which provides stability in our competitive position versus other health benefit plans in the market.

        We believe our market share enables us to negotiate favorable provider reimbursement rates. In some markets, we have a "modified favored rate" provision in our hospital and ancillary contracts that guarantees contracted rates at least as favorable as those given to our competitors with an equal or smaller volume of business.

Behavioral Health and Other Provider Arrangements

        We have a series of contracts with third party behavioral health networks and care managers who organize and provide for a continuum of behavioral health services focusing on access to appropriate providers and settings for behavioral health care. These contracts are generally multi-year capitation based arrangements. Substance abuse and alcohol dependency treatment programs are an integral part of these behavioral health programs. In addition, we have recently acquired assets and retained personnel to develop our own behavioral health networks and benefit services.

        In addition, a number of other ancillary service providers, including laboratory service providers, home health agency providers and intermediate and long-term care providers, are contracted on a region-by-region basis to provide access to a wide range of services. These providers are normally paid on either a fee schedule, fixed-per-day or per case basis.

Competition

        The health benefits industry is highly competitive, both nationally and in its regional markets. Competition has intensified in recent years due to more aggressive marketing and pricing, a proliferation of new products and increased quality awareness and price sensitivity among customers. Significant consolidation within the industry has also added to competition. In addition, with the 1999 enactment of the Gramm-Leach-Bliley Act, banks and other financial institutions have the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

        Industry participants compete for customers mainly on the following factors:

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  price;
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  quality of service;
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  access to provider networks;
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  flexibility of benefit designs;
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  reputation (including NCQA accreditation status);
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  brand recognition; and
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  financial stability.

        We believe our exclusive right to market products under the Blue Cross Blue Shield brand in our markets provides us with an advantage over our competition. In addition, our strong market share and existing provider networks in both our Midwest and East regions enable us to achieve cost-efficiencies and service levels that allow us to offer a broad range of health benefits to our customers on a more cost-effective basis than many of our competitors. In our West region, the marketplace is highly fragmented with no single player having a dominant market share. There, as in all regions, we strive to distinguish our products through excellent service, product value and brand recognition.

        Competitors in our markets include local and regional managed care plans, and national health benefits companies. In our Midwest region, our largest competitors include UnitedHealthcare, Humana Inc., Aetna U.S. Healthcare and Medical Mutual of Ohio. In our East region, our main competitors are Aetna U.S. Healthcare, Health Net, Inc., CIGNA HealthCare, ConnectiCare, Inc. and Harvard Pilgrim Health Care. In our West region, our principal competitors include Sierra Health Services, Inc., PacifiCare Health Systems, Inc., UnitedHealthcare, Kaiser Permanente, Aetna U.S. Healthcare and Hometown Health Plan, Inc. To build our provider networks, we also compete with other health benefits plans for contracts with hospitals, physicians and other providers. We believe that physicians and other providers primarily consider member volume, reimbursement rates, timeliness of reimbursement and administrative service capabilities along with the "non-hassle" factor or reduction of non-value added administrative tasks when deciding whether to contract with a health benefits plan. At the distribution level, we compete for qualified agents and brokers to distribute our products. Strong competition exists among insurance companies and health benefits plans for agents and brokers with demonstrated ability to secure new business and maintain existing accounts. The basis of competition for the services of such agents and brokers are:

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  commission structure;
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  support services;
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  reputation and prior relationships; and
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  quality of the products.

        We believe that we have good relationships with our agents and brokers, and that our products, support services and commission structure compare favorably to our competitors in all of our regions.

Ratings

        Financial strength ratings are the opinions of the rating agencies regarding the financial ability of an insurance company to meet its obligations to its policyholders. Ratings provide both industry participants and insurance consumers with meaningful information on specific insurance companies and have become an increasingly important factor in establishing the competitive position of insurance companies. Rating agencies continually review the financial performance and condition of insurers and higher ratings generally indicate financial stability and a strong ability to pay claims. The current financial strength ratings of Anthem Insurance and its consolidated subsidiaries are as follows:

Rating Agency	Financial Strength Rating	Rating Description
AM Best Company, Inc. ("Best")	A ("Excellent")	Second highest of nine ratings categories and highest within the category based on modifiers (i.e., A and A- are "Excellent")
Standard & Poor's Rating Services ("S&P")	A ("Strong")	Third highest of nine ratings categories and mid-range within the category based on modifiers (i.e., A+, A and A- are "Strong")
Moody's Investor Service, Inc. ("Moody's")	A2 ("Good")	Third highest of nine ratings categories and mid-range within the category based on modifiers (i.e., A1, A2 and A3 are "Good")
Fitch, Inc. ("Fitch")	A+ ("Strong")	Third highest of eight ratings categories and highest within the category based on modifiers (i.e., A+, A and A- are "Strong")

        These financial strength ratings reflect each rating agency's opinion as to the financial strength, operating performance and ability to meet claim obligations to policyholders. In May 2002, Best upgraded its rating to A. In April 2002, S&P reaffirmed its A rating and revised its outlook to stable, Moody's reaffirmed its rating of A2 and Fitch reaffirmed its A+ rating and reaffirmed its outlook as positive. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. The above ratings reflect each rating agency's opinion of the financial strength, operating performance and ability to meet obligations to policyholders of Anthem Insurance and its subsidiaries, and are not evaluations directed toward the protection of investors in our common stock or in the notes offered herein.

        Our senior unsecured debt is rated BBB by S&P, Baa2 by Moody's and a- by Best. Our 6.00% equity security units are rated BB+ by S&P.

Investments

        Our investment objective is to preserve our asset base and to achieve rates of return, which are consistent with our defined risk parameters, mix of products, liabilities and surplus. Our portfolio is structured to provide sufficient liquidity to meet general operating needs, special needs arising from changes in our financial position and changes in financial markets. As of March 31, 2002, fixed maturity securities accounted for 95% of total investments. Our fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities. As of March 31, 2002, our corporate fixed maturity portfolio (approximately 40% of the total fixed maturity portfolio as of March 31, 2002) had an average credit rating of approximately double-A. Our investment policy prohibits investments in derivatives.

        Our portfolio is exposed to three primary sources of risk: credit quality risk, interest rate risk, and market valuation risk for equity holdings. Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. We manage this risk through our investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits of our investment in securities of individual issuers. Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to an adverse change in market interest rates. We manage interest rate risk by maintaining a duration commensurate with our insurance liabilities and shareholders' equity. Market valuation risk for the equity holdings is defined as the potential for economic losses due to an adverse change in equity prices. We manage these risks by investing in index mutual funds that replicate the risk and performance of the S&P 500 and S&P 400 indices, resulting in a diversified equity portfolio.

        For additional information regarding Investments, refer to Note 5 to our audited consolidated financial statements included herein.

Employees

        As of December 31, 2001, we had approximately 14,800 full-time equivalent employees primarily located in Cincinnati and Columbus, Ohio; Indianapolis, Indiana; Louisville, Kentucky; North Haven, Connecticut; Denver, Colorado; South Portland, Maine; and Manchester, New Hampshire. Employees were also located in various other cities within our regions, as well as in Illinois and New York. Our employees are an important asset, and we seek to develop them to their full potential. We believe that our relationships with our employees are good. No employees are subject to collective bargaining agreements.

Properties

        Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana. In addition to this property, our principal operating facilities are located in Denver, Colorado; North Haven, Connecticut; Indianapolis, Indiana; Mason/Cincinnati, Ohio; Worthington/Columbus, Ohio; Manchester, New Hampshire; Louisville, Kentucky and South Portland, Maine. In total, we own approximately 14 facilities and lease approximately 45 facilities. These locations total 4.8 million square feet, of which we occupy 4.3 million square feet, and are located in 13 states. We believe that our properties are adequate and suitable for our business as presently conducted.

Regulation

General

        Our operations are subject to comprehensive and detailed state and federal regulation throughout the United States in the jurisdictions in which we do business. Supervisory agencies, including state health, insurance and corporation departments, have broad authority to:

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  grant, suspend and revoke licenses to transact business;

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  regulate many aspects of our products and services;

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  monitor our solvency and reserve adequacy; and

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  scrutinize our investment activities on the basis of quality, diversification and other quantitative criteria.

        To carry out these tasks, these regulators periodically examine our operations and accounts.

Regulation of Insurance Company and HMO Business Activities

        The federal government and the governments of the states in which we conduct our operations have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our businesses and may result in additional burdens and costs to us. Areas of governmental regulation include:

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  licensure;

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  premium rates;

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  benefits;

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  service areas;

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  market conduct;

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  utilization review activities;

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  prompt payment of claims;

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  member rights and responsibilities;

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  sales and marketing activities;

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  quality assurance procedures;

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  plan design and disclosures;

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  disclosure of medical information;

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  eligibility requirements;

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  provider rates of payment;

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  surcharges on provider payments;

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  provider contract forms;

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  underwriting and pricing;

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  financial arrangements;

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  financial condition (including reserves); and

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  corporate governance.

        These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

        States generally require health insurers and HMOs to obtain a certificate of authority prior to commencing operations. If we were to establish a health insurance company or an HMO in any state where we do not presently operate, we generally would have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each health insurer and HMO must file periodic financial and operating reports with the states in which it does business. In addition, health insurers and HMOs are subject to state examination and periodic license renewal.

        There has been a recent trend of increased health care regulation at the federal and state levels. Legislation, regulation and initiatives relating to this trend include, among other things, the following:

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  eliminating or reducing the scope of ERISA pre-emption of state medical and bad faith claims under state law, thereby exposing health benefits companies to expanded liability for punitive and other extra-contractual damages;

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  extending malpractice and other liability for medical and other decisions from providers to health plans;

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  imposing liability for negligent denials or delays in coverage;

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  requiring:

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  coverage of experimental procedures and drugs,

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  direct access to specialists for patients with chronic conditions,

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  direct access to specialists (including OB/GYNs) and chiropractors,

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  expanded consumer disclosures and notices and expanded coverage for emergency services,

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  liberalized definitions of medical necessity,

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  liberalized internal and external grievance and appeal procedures (including expedited decision making),

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  maternity and other lengths of hospital inpatient stay,

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  point of service benefits for HMO plans, and

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  payment of claims within specified time frames or payment of interest on claims that are not paid within those time frames;

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  prohibiting:

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  so-called "gag" and similar clauses in physician agreements,

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  incentives based on utilization, and

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  limitation of arrangements designed to manage medical costs such as capitated arrangements with providers or provider financial incentives;

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  regulating and restricting the use of utilization management and review;

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  regulating and monitoring the composition of provider networks, such as "any willing provider" and pharmacy laws (which generally provide that providers and pharmacies cannot be denied participation in a managed care plan where the providers and pharmacies are willing to abide by the terms and conditions of that plan);

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  imposing:

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  payment levels for out-of-network care, and

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  requirements to apply lifetime limits to mental health benefits with parity;

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  exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition;

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  restricting the use of health plan claims information;

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  regulating procedures that protect the confidentiality of health and financial information;

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  implementation of a state-run single payer system;

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  imposing third-party review of denials of benefits (including denials based on a lack of medical necessity); and

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  restricting or eliminating the use of formularies for prescription drugs.

        The health benefits business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations. It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or other increased costs caused by potential legislation or regulation.

Patients' Bill of Rights

        On August 8, 2001, the House of Representatives passed a version of the Patients' Bill of Rights legislation (an amended version of the Ganske-Dingell bill) which would permit health plans to be sued in state court for certain coverage determinations. The current administration has indicated a willingness to pass some form of patient protection legislation which could adversely affect the health benefits business, and, in fact, the bill adopted by the House was the result of a compromise reached by President Bush and Representative Charles Norwood (R-GA). Under the bill a claim would be permitted for a wrongful coverage denial which is the proximate cause of personal injury to, or the death of, a patient. Medically reviewable claims against health insurers would be tried in state court but under federal law. Patients would be required to exhaust external review before filing suit. Patients who lose an external review decision would have to overcome a rebuttable presumption that the insurer made the correct decision. The bill caps non-economic damages at $1.5 million. Punitive damages would be available only if insurers do not follow an external review decision and would be capped at an additional $1.5 million. The bill also limits class action lawsuits (both future suits and pending suits where a class has not yet been certified) against health insurers under both ERISA and the Racketeer Influenced and Corrupt Organizations Act to group health plans established by a single plan sponsor.

        The Senate version of the Patients' Bill of Rights legislation (the McCain-Edwards bill) was passed on June 29, 2001 and contains broader liability provisions than the House bill. The Senate bill would permit patients to sue health plans in state court over medical judgments or in federal court over contractual issues, and it would not cap damages in state courts. In federal court, punitive damages would be allowed, up to $5 million, and there would be no limit on economic and non-economic damages. President Bush has stated that he will veto any Patients' Bill of Rights legislation that contains liability provisions similar to the Senate bill. The House and Senate versions of the bill are expected to be reconciled in the Conference Committee. We cannot predict the provisions of the Patients' Bill of Rights legislation that may emerge from the Conference Committee, if any, and whether any Patients' Bill of Rights legislation would be enacted into law. We also cannot predict what impact any Patients' Bill of Rights legislation would have on our business, financial condition and results of operations.

Small Group Reform

        All of the principal states in which we do business have enacted statutes that limit our flexibility and that of other health insurers relative to small group underwriting and rating practices. Commonly referred to as "small group reform" statutes, these laws are generally consistent with model laws originally adopted by the NAIC.

        In 1991, the NAIC adopted the Small Group Health Insurance Availability Model Act. This model law limits the differentials in rates carriers could charge between new business and health insurance renewal business, and with respect to small groups with similar demographic characteristics (commonly referred to as a "rating law"). It also requires that insurers disclose to customers the basis on which the insurer establishes new business and renewal rates, restricts the applicability of pre-existing condition exclusions and prohibits an insurer from terminating coverage of an employer group because of the adverse claims experience of that group. The model law requires that all small group insurers accept for coverage any employer group applying for a basic and standard plan of benefits (commonly known as a "guarantee issue law"), and provides for a voluntary reinsurance mechanism to spread the risk of high risk employees among all small group carriers participating in the reinsurance mechanism. Our representatives actively participated in the committees of the NAIC, which drafted and proposed this model law. NAIC model laws are not applicable to the industry until adopted by individual states, and there is significant variation in the degree to which states adopt and/or alter NAIC model laws. Some, if not all, of these rating and underwriting limitations are present in small group reform statutes currently adopted in all of the principal states in which we do business.

Underwriting Limitations

        In the past, insurance companies were free to select and reject risks based on a number of factors, including the medical condition of the person seeking to become insured. Small group health insurers were free to accept some employees and reject other employees for coverage within one employer group. An insurance company was also free to exclude from coverage medical conditions existing within a group which the insurance company believed represented an unacceptable risk level. Also, for the most part, insurance companies were free to cancel coverage of a group due to the medical conditions which were present in that group. Additionally, a new employee seeking medical coverage under an existing group plan could be either accepted or rejected for coverage, or could have coverage excluded or delayed for existing medical conditions.

        The small group health insurance reform laws limit or abolish a number of these commonly utilized practices to address a societal need to extend availability of insurance coverage more broadly to those who were previously not eligible for coverage. Reform laws have been adopted which at a minimum generally require that a group either be accepted or rejected for coverage as one unit. The law in all of the states in which we do business now prohibits the practice of terminating the coverage of an employer group based on the medical conditions existing within that group. (Insurers may still cancel business for a limited number of reasons.) These states also generally require "portability" of coverage, which means that an insurer cannot exclude coverage for a pre-existing condition of a new employee of an existing employer group if that person had previously satisfied a pre-existing condition limitation period with the prior insurer, and if that person maintained continuous coverage. Most state small group reform statutes also prohibit insurers from denying coverage to employer groups based upon industry classification.

        All states in which we do business require the "guarantee issue" of small group policies, either through specific state law or the states' requirement to enforce a federal law, the Health Insurance Portability and Accountability Act of 1996, known as HIPAA. These laws require an insurer to issue coverage to any group that applies for coverage under any of the small group policies marketed by the insurer in that state, regardless of the medical risks presented by that group.

        Rating Limitations.    Prior to the adoption of state rate reform laws, there was very limited regulation of the rating practices utilized in the small group health insurance market. There was virtually no regulation of the amount by which one group's rate could vary from that of a demographically similar group with different claims experience, and there was no statutorily placed limit on the extent and frequency of rate increases that could be applied to any one employer group.

        Over the last nine years, all of the principal states in which we do business have enacted rating laws. These laws are designed to reduce the variation in rates charged to insured groups who have favorable and unfavorable claims experience. They also limit the extent and frequency of rate increases. They do not, however, establish an appropriate base or "manual" rate level for an insurer. Most existing rating laws also impose a limit on the extent and frequency of a group's rate increases. Also, most existing ratings laws impose a limit on the extent and frequency of a group's rate increases.

Small Group Statutory Reinsurance Mechanisms

        At this time, our Connecticut, New Hampshire and Nevada (HMO only) plans are subject to involuntary assessments from state small group reinsurance mechanisms. These mechanisms are designed to provide risk-spreading mechanisms for insurers doing business in jurisdictions that mandate that health insurance be issued on a guarantee issue basis. Guarantee issue requirements increase underwriting risk for insurers by forcing them to accept higher-risk business than they would normally accept. This reinsurance mechanism allows the insurer to cede this high-risk business to the reinsurance facility, thus sharing the underwriting experience with all insurers in the state. Each of Connecticut and New Hampshire subject insurance companies doing business in that jurisdiction to assessments to fund losses from the reinsurance mechanisms. Each of Indiana, Ohio and Nevada provide voluntary reinsurance mechanisms in which the assessment is against only those carriers electing to participate in the reinsurance mechanism. We have elected not to participate in these voluntary reinsurance mechanisms. Neither Kentucky nor Maine has a small group reinsurance mechanism.

Recent Medicare Changes

        In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to us compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires us to pay a "user fee." The changes began to be phased in on January 1, 1998 and will continue over five years. The federal government also announced in 1999 that it planned to begin to phase in risk adjustments to its premium payments over a five-year period commencing January 1, 2000. While we cannot predict exactly what effect these Medicare reforms will have on our results of operations, we anticipate that the net impact of the risk adjustments will be to reduce the premiums we receive. Further changes proposed in the Congress to the Medicare program would create a competitive bidding system, starting in 2005, in which health plans would compete to deliver Medicare coverage to enrollees in certain areas. We cannot predict if this legislation will be enacted, or how it might affect our Medicare business.

HIPAA and Gramm-Leach-Bliley Act

        HIPAA and its regulations impose obligations on issuers of health insurance coverage and health benefit plan sponsors. This law requires guaranteed health care coverage for small employers having 50 or fewer employees and for individuals who meet certain eligibility requirements. It also requires guaranteed renewability of health care coverage for most employers and individuals. The law limits exclusions based on preexisting conditions for individuals covered under group policies to the extent the individuals had prior creditable coverage, and the gap between the prior coverage and the new coverage cannot exceed certain time frames.

        In addition, HIPAA authorized the Secretary of the United States Department of Health and Human Services, known as HHS, to issue standards for administrative simplification, as well as privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to plan sponsors, health plans, health care providers and health care clearinghouses that transmit, maintain or have maintained health information electronically (collectively referred to as "Covered Entities"). Regulations adopted to implement HIPAA also require that business associates acting for or on behalf of these Covered Entities be contractually obligated to meet HIPAA standards.

        Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the health care industry, we believe the law will initially bring about significant and, in some cases, costly changes. HHS has released two rules to date mandating the use of new standards with respect to certain health care transactions, including health information. The first rule requires the use of uniform standards for common health care transactions, including health care claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, and it establishes standards for the use of electronic signatures. The new transaction standards became effective in October 2000. Originally, almost all Covered Entities were required to comply with these standards by October 16, 2002. However, legislation was enacted in December 2001 giving Covered Entities the option of extending their compliance date to October 16, 2003, provided that a filing is made with HHS prior to October 16, 2002. We intend to take advantage of the extension.

        Second, HHS has developed new standards relating to the privacy of individually identifiable health information. In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health plans and other affected entities in any form, whether communicated electronically, on paper or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. The privacy standards became effective on April 14, 2001. We must comply with these privacy standards by April 14, 2003. We believe the cost of complying with these new standards could be material.

        Other recent federal legislation includes the Gramm-Leach-Bliley Act, which generally required insurers to provide affected customers with notice regarding how their personal health and financial information is used and the opportunity to "opt out" of certain disclosures before the insurer shares non-public personal information with a non-affiliated third party. These requirements were to be implemented on a state-by-state basis by July 1, 2001. The Gramm-Leach-Bliley Act also gives banks and other financial institutions the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

Investment and Retirement Products and Services

        We are subject to regulation by various government agencies where we conduct business, including the insurance departments of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, underwriting and claims practices, the maximum interest rates that can be charged on life insurance policy loans, and the minimum rates that must be provided for accumulation of surrender value.

ERISA

        The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor ("DOL"). ERISA regulates certain aspects of the relationships between us and employers who maintain employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans. We provide a variety of products and services to employee benefit plans that are covered by ERISA.

        In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to a portion of a group pension contract issued to the plan that was not a "guaranteed benefit policy" were "plan assets" for purposes of ERISA and that the insurance company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

        The Small Business Job Protection Act (the "Act") was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The Act provides that, absent criminal conduct, insurers generally will not have liability with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets. The relief afforded extends to conduct that occurs before the date that is 18 months after the DOL issues final regulations required by the Act, except as provided in the anti-avoidance portion of the regulations. The regulations, which were issued on January 5, 2000, address ERISA's application to the general account assets of insurers attributable to contracts issued on or before December 31, 1998 that are not guaranteed benefit policies. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA's fiduciary obligations. We are not currently able to predict how these matters may ultimately affect our businesses.

        The United States Supreme Court recently decided a case which held that health plans provided to employers under ERISA must still comply with state laws which give patients the right to independent outside review of medical coverage decisions.

HMO and Insurance Holding Company Laws

        Since the demutualization, we have been regulated as an insurance holding company and have been subject to the insurance holding company acts of the states in which our subsidiaries are domiciled. These acts contain certain reporting requirements as well as restrictions on transactions between an insurer or HMO and its affiliates. These holding company laws and regulations generally require insurance companies and HMOs within an insurance holding company system to register with the insurance department of each state where they are domiciled and to file with those states' insurance departments certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, various notice and reporting requirements generally apply to transactions between insurance companies and HMOs and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. Some insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, HMOs, their parent holding companies and affiliates.

        Additionally, the holding company acts for our state of domicile and those of our subsidiaries restrict the ability of any person to obtain control of an insurance company or HMO without prior regulatory approval. Under those statutes, without such approval (or an exemption), no person may acquire any voting security of an insurance holding company which controls an insurance company or HMO, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Guaranty Fund Assessments

        Under insolvency or guaranty association laws in most states, insurance companies can be assessed for amounts paid by guaranty funds for policyholder losses incurred when an insurance company becomes insolvent. Most state insolvency or guaranty association laws currently provide for assessments based upon the amount of premiums received on insurance underwritten within such state (with a minimum amount payable even if no premium is received). Substantially all of our premiums are currently derived from insurance underwritten in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

        Under many of these guaranty association laws, assessments against insurance companies that issue policies of accident or sickness insurance, including us, are made retrospectively and are based (up to prescribed limits) upon the ratio of (i) the insurance company's premiums received in the applicable state over the previous three calendar years on accident and sickness insurance to (ii) the aggregate amount of premiums received by all assessed member insurance companies over such three calendar years on accident and sickness insurance. The guaranty fund assessments made under these acts are administered by the state's Guaranty Association, which has its own board of directors selected by member insurers with the approval of the State Insurance Department. In general, an assessment may be abated or deferred by the Guaranty Association if, in the opinion of the board, payment would endanger the ability of the member to fulfill its contractual obligations. The other member insurers, however, may be assessed for the amount of such abatement or deferral. Any such assessment paid by a member insurance company may be offset against its premium tax liability to the state in question over a multiple year period (generally five to 10 years) following the year in which the assessment was paid. The amount and timing of any future assessments, however, cannot be reasonably estimated and are beyond its control.

        While the amount of any assessments applicable to life and health guaranty funds cannot be predicted with certainty, we believe that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on our liquidity and capital resources.

Risk-Based Capital Requirements

        The states of domicile of our subsidiaries have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of insurers and HMOs, taking into account the risk characteristics of their investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the Insurance Department or Insurance Commissioner, as appropriate, of its state of domicile as of the end of the previous calendar year.

        The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of a company's total adjusted capital (defined as the total of its statutory capital, surplus and asset valuation reserve) to its risk-based capital. The "Company Action Level" is triggered if a company's total adjusted capital is less than 200 percent but greater than or equal to 150 percent of its risk-based capital. At the "Company Action Level", a company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250 percent and 200 percent of its risk-based capital is subject to a trend test. The trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which a company's adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year. If a similar decrease in margin in the coming year would result in a risk-based capital ratio of less than 190 percent, then "Company Action Level" regulatory action would be triggered. The "Regulatory Action Level" is triggered if a company's total adjusted capital is less than 150 percent but greater than or equal to 100 percent of its risk-based capital. At the "Regulatory Action Level", the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's total adjusted capital is less than 100 percent but greater than or equal to 70 percent of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's total adjusted capital is less than 70 percent of its risk-based capital, at which level the regulatory authority is mandated to place the company under its control.

        The law requires increasing degrees of regulatory oversight and intervention as an insurance company's RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary Insurance Commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding. As of December 31, 2001, the RBC levels of our and our insurance subsidiaries exceeded all RBC thresholds.

NAIC IRIS Ratios

        In the 1970's, the NAIC developed a set of financial relationships or "tests" called the Insurance Regulatory Information System, or IRIS, that were designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit statutory financial data on an annual basis to the NAIC, which in turn analyzes the data using ratios covering eleven categories of data with defined "usual ranges" for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are, in and of themselves, immaterial. Generally, an insurance company will become subject to regulatory scrutiny if its IRIS results fall outside of the usual ranges on four or more of the ratios. If a company is outside the ranges on four or more of the ratios, a written explanation is prepared and sent to regulators. Neither we nor our subsidiaries is currently subject to regulatory scrutiny based on IRIS ratios.

Anti-Money Laundering Compliance Program

        In October 2001 the U.S. Congress approved the USA PATRIOT Act, part of which addresses money laundering by financial institutions. Under this legislation, insurance companies are subject to certain new regulations regarding money laundering detection and compliance programs. On April 23, 2002 the U.S. Treasury Department announced that it was exercising its discretion under the law to defer for up to six months certain compliance program requirements otherwise applicable to insurance companies as of April 24, 2002. Although we believe there are few opportunities for money laundering in insurance, we cannot predict the requirements of upcoming U.S. Treasury regulations or their effect, if any, on our business.

Litigation

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of ERISA have been filed in Connecticut against us and/or our Connecticut subsidiary. One proceeding, The State of Connecticut v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 1716 (AWT), filed on September 7, 2000 in the United States District Court, District of Connecticut, was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude Anthem from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, William Strand v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 2037 (SRU), filed on October 20, 2000 in the United States District Court, District of Connecticut, was brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, and seeks injunctive relief to preclude Anthem from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, our Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. Edward Collins, M.D., et al. v. Anthem Health Plans, Inc., d/b/a Anthem Blue Cross and Blue Shield of Connecticut, No. CV 99 0156198 S, was filed on December 14, 1999, in the Superior Court Judicial District of Waterbury, Connecticut. Stephen R. Levinson, M.D., Karen Laugel, M.D. and J. Kevin Lynch, M.D. v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut, No. 3:01 CV 426 (JBA), was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. Connecticut State Medical Society v. Anthem Health Plans, Inc., d/b/a Anthem Blue Cross and Blue Shield Connecticut, No. 3:01 CV 428 (JBA) was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. The suits allege that our Connecticut subsidiary has breached its contracts by, among other things, allegedly failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. The Collins and Levinson suits seek injunctive relief. Collins seeks an accounting under the terms of the provider agreements and injunctive relief prohibiting Anthem from continuing the unfair actions alleged in the complaint and violating its agreements. Levinson seeks permanent injunctive relief prohibiting Anthem from, among other things, utilizing methods to reduce reimbursement of claims, paying claims in an untimely fashion and providing inadequate communication with regards to denials and appeals. Both of the suits seek unspecified monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks the same injunctive relief as the Levinson case, but no monetary damages.

        On July 19, 2001, the court in the Collins suit certified a class as to three of the plaintiff's fifteen allegations. The class is defined as those physicians who practice in Connecticut or group practices which are located in Connecticut that were parties to either a Participating Physician Agreement or a Participating Physicians Group Agreement with us and/or our Connecticut subsidiary during the period from 1993 to the present, excluding risk-sharing arrangements and certain other contracts. The claims which were certified as class claims are: our alleged failure to provide plaintiffs and other similarly situated physicians with consistent medical utilization/quality management and administration of covered services by paying financial incentive and performance bonuses to providers and our staff members involved in making utilization management decisions; an alleged failure to maintain accurate books and records whereby improper payments to the plaintiffs were made based on claim codes submitted; and an alleged failure to provide senior personnel to work with plaintiffs and other similarly situated physicians. We have appealed the class certification decision.

        We intend to vigorously defend these proceedings. We deny all the allegations set forth in the complaints and have asserted defenses, including improper standing to sue, failure to state a claim and failure to exhaust administrative remedies. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        On October 10, 2001, the Connecticut State Dental Association along with five dental providers filed suit against our Connecticut subsidiary. Connecticut State Dental Association, Dr. Martin Rutt, Dr. Michael Egan, Dr. Sheldon Natkin, Dr. Suzanna Nemeth, and Dr. Bruce Tandy v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut was filed in the Superior Court Judicial District of Hartford, Connecticut. On November 9, 2001, this suit was, with the consent of the parties, voluntarily withdrawn without prejudice. The suit alleged that our Connecticut subsidiary violated the Connecticut Unfair Trade Practices Act by allegedly unilaterally altering fee schedules without notice or a basis to do so, instituting unfair and deceptive cost containment measures and refusing to enroll new providers unless they agreed to participate in all available networks. The plaintiffs sought declaratory relief that the practices alleged in the complaint constituted deceptive and unfair trade practices. A permanent injunction was also sought prohibiting us from, among other things, failing and refusing to inform network providers of the methodology supporting our fee schedules and substituting its medical judgment for that of dental providers. The suit requested costs and attorney fees, but no other specified monetary damages. We deny the allegations set forth in this complaint and vigorously defended this suit.

        On April 15, 2002, the Connecticut State Dental Association and two dental providers re-filed the claims as two separate suits. Connecticut State Dental Association v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross Blue Shield of Connecticut was filed in the Superior Court Judicial District of New Haven, Connecticut. Martin Rutt, D.D.S and Michael Egan, D.D.S, et al., v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross Blue Shield of Connecticut was also filed in the Superior Court Judicial District of New Haven, Connecticut. The suits make many of the same allegations as the prior withdrawn suit. The Rutt suit is filed as a purported class action. Both suits seek injunctive relief, as well as unspecified monetary damages (both compensatory and punitive), along with costs and attorneys' fees. We deny the allegations set forth in these complaints and intend to vigorously defend these suits.

        Anthem's primary Ohio subsidiary and primary Kentucky subsidiary were each sued on June 26, 2002, in their respective state courts. The suits were brought by the Academy of Medicine of Cincinnati, as well as individual physicians, and purport to be class action suits brought on behalf of all physicians practicing in the greater Cincinnati area and in the Northern Kentucky area, respectively. In addition to the Anthem subsidiaries, both suits name Aetna, United Healthcare and Humana as defendants. The first suit, captioned Academy of Medicine of Cincinnati and Luis Pagani, M.D. v. Aetna Health, Inc., Humana Health Plan of Ohio, Inc., Anthem Blue Cross and Blue Shield, and United Health Care of Ohio, Inc., was filed in the Court of Common Pleas, Hamilton County, Ohio. The second suit, captioned Academy of Medicine of Cincinnati and A. Lee Greiner, M.D., Raymond Will, M.D., Victor Schmelzer, M.D., and Karl S. Ulicny, Jr., M.D. v. Aetna Health, Inc., Humana, Inc., Anthem Blue Cross and Blue Shield and United Health Care, Inc., was filed in the Boone County, Kentucky Circuit Court.

        Both suits allege that the four companies acted in combination and collusion with one another to enter into illegal agreements with hospitals in the area, under which the defendants agreed to reduce the reimbursement rates paid to physicians practicing medicine at these hospitals and to physicians in the area. The suits allege that as a direct result of the defendants' alleged anticompetitve actions, health care in the area has suffered, namely: that there are fewer hospitals; physicians are rapidly leaving the area; medical practices are unable to hire new physicians; and, from the perspective of the public, the availability of health care has been significantly reduced. Each suit alleges that these actions violate the respective state's antitrust and unfair competition laws, and each suit seeks class certification, compensatory damages, attorneys' fees, and injunctive relief to prevent the alleged anti-competitive behavior against the class in the future. These suits are in the preliminary stages. We intend to vigorously defend the suits and believe that any liability from these suits will not have a material adverse effect on our consolidated financial position or results of operations.

        On October 25, 1995, Anthem Insurance and two Indiana affiliates were named as defendants in a lawsuit titled Dr. William Lewis, et al. v. Associated Medical Networks, Ltd., et al., that was filed in the Superior Court of Lake County, Indiana. The plaintiffs are three related health care providers. The health care providers assert that we failed to honor contractual assignments of health insurance benefits and violated equitable liens held by the health care providers by not paying directly to them the health insurance benefits for medical treatment rendered to patients who had insurance with us. We paid our customers' claims for the health care providers' services by sending payments to our customers as called for by their insurance policies, and the health care providers assert that the patients failed to use the insurance benefits to pay for the health care providers' services. The plaintiffs filed the case as a class action on behalf of similarly situated health care providers and seek compensatory damages in unspecified amounts for the insurance benefits not paid to the class members, plus prejudgment interest. The case was transferred to the Superior Court of Marion County, Indiana, where it is now pending. On December 3, 2001, the Court entered summary judgment for us on the health care providers' equitable lien claims. The Court also entered summary judgment for us on the health care providers' contractual assignments claims to the extent that the health care providers do not hold effective assignments of insurance benefits from patients. On the same date, the Court certified the case as a class action. As limited by the summary judgment order, the class consists of health care providers in Indiana who (1) were not in one of our networks, (2) did not receive direct payment from us for services rendered to a patient covered by one of our insurance policies that is not subject to ERISA, (3) were not paid by the patient (or were otherwise damaged by its payment to its customer instead of to the health care provider), and (4) had an effective assignment of insurance benefits from the patient. We have filed a motion seeking an interlocutory appeal of the class certification order in the Indiana Court of Appeals. In any event, we intend to continue to vigorously defend the case and believe that any liability that may result from the case will not have a material adverse effect on our consolidated financial position or results of operations.

        Following our purchase of BCBS-ME, the Attorney General of Maine and Consumers for Affordable Health Care filed administrative appeals challenging the Superintendent of Insurance's (the "Superintendent") decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. Both the Attorney General and the consumers group filed a petition for administrative review seeking, among other things, a determination that the decision of the Superintendent in regard to the application of BCBS-ME to convert to a stock insurer was in violation of statute or unsupported by substantial evidence on the record. Consumers for Affordable Health Care, et al. v. Superintendent of Insurance, et al., Nos. AP-00-37, AP-00-42 (Consolidated). On December 21, 2001, the court issued an opinion affirming the decision of the Superintendent approving the conversion of BCBS-ME and the subsequent acquisition by Anthem. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. We do not believe that the Consumers' appeal will have a material adverse effect on our consolidated financial position or results of operations.

        On March 11, 1998, we and our Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of Anthem's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 for compensatory damages, $2.5 million for bad faith in claims handling and appeals processing, $49.0 million for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8 million. Both companies filed an appeal of the verdict on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 for breach of contract against CIC, affirmed the award of $2.5 million compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against us. The court also reversed the award of $49.0 million in punitive damages against both Anthem and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem and CIC. In December 2001, CIC paid the award of $2.5 million compensatory damages for bad faith and the award of $1,350 for breach of contract, plus accrued interest. On April 24, 2002, the Supreme Court of Ohio held oral arguments. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        In addition to the lawsuits described above, we are involved in other pending and threatened litigation of the character incidental to our business or arising out of our insurance and investment operations, and are from time to time involved as a party in various governmental and administrative proceedings. We believe that any liability that may result from any one of these actions is unlikely to have a material adverse effect on our financial position or results of operations.

Other Contingencies

        We, like a number of other Blue Cross and Blue Shield companies, serve as a fiscal intermediary providing administrative services for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which are subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 million to $51.6 million, plus a payment by one company of $144.0 million. While we believe we are currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc., or AHP, one of our subsidiaries, reached a settlement agreement with the Office of Inspector General, or OIG, Health and Human Services, in the amount of $41.9 million, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of BCBS-CT, AHP's predecessor. The period investigated was before our merger with BCBS-CT. The resolution of this case involved no criminal penalties against us as successor-in-interest nor any suspension or exclusion from federal programs. This expense was included in administrative expense in our statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc., one of our subsidiaries, has received several subpoenas prior to May 2000 from the OIG and the U.S. Department of Justice, seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from Anthem related to its Medicare fiscal intermediary Part A and Part B operations. Anthem has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. Anthem was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. We are not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against us. However, we believe any fines or penalties that may arise from these reviews would not have a material adverse effect on our consolidated financial position or results of operations.

        As a BCBSA licensee, we participate in a nationwide contract with the federal Office of Personnel Management to provide coverage to federal employees and their dependents in our core eight-state area. The program is called the Federal Employee Program, or FEP. On July 11, 2001, we received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to our operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised us that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against our FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. We are currently cooperating with the OIG and the U.S. Department of Justice on these matters. The ultimate outcome of these reviews cannot be determined at this time.

        We have guaranteed certain financial contingencies of our subsidiary, Anthem Alliance Health Insurance Company ("Anthem Alliance"), under a contract between Anthem Alliance and the United States Department of Defense. Under that contract, Anthem Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. The contract required Anthem Alliance, as the prime contractor, to assume certain risks in the event, and to the extent, the actual cost of delivering health care services exceeded the health care cost proposal submitted by Anthem Alliance (the "Health Care Risk"). The contract has a five-year term, but was transferred to a third party, effective May 31, 2001. We guaranteed Anthem Alliance's assumption of the Health Care Risk, which is capped by the contract at $20.0 million annually and $75.0 million cumulatively over the contract period. Through December 31, 2000, Anthem Alliance had subcontracts with two other BCBS companies not affiliated with us by which the subcontractors agreed to provide certain services under the contract and to assume approximately 50% of the Health Care Risk. Effective January 1, 2001, one of those subcontracts terminated by mutual agreement of the parties, which increased Anthem Alliance's portion of the Health Care Risk to 90%. Effective May 1, 2001, the other subcontract was amended to eliminate the Health Care Risk sharing provision, which resulted in Anthem Alliance assuming 100% of the Health Care Risk for the period from May 1, 2001 to May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and we do not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

ANTHEM'S MANAGEMENT

Directors and Executive Officers of Anthem

        The following table shows information as of May 31, 2002 concerning Anthem's directors and executive officers.

Name	Age	Position
L. Ben Lytle	55	Chairman of the Board of Directors
Larry C. Glasscock	54	President and Chief Executive Officer and Director
Susan B. Bayh	42	Director
William B. Hart	58	Director
Allan B. Hubbard	54	Director
Victor S. Liss	65	Director
William G. Mays	56	Director
James W. McDowell, Jr.	60	Director
B. LaRae Orullian	69	Director
Senator Donald W. Riegle, Jr.	64	Director
William J. Ryan	58	Director
George A. Schaefer, Jr.	57	Director
Dennis J. Sullivan, Jr.	70	Director
David R. Frick	57	Executive Vice President and Chief Legal and Administrative Officer
Samuel R. Nussbaum, M.D.	54	Executive Vice President and Chief Medical Officer
Michael L. Smith	53	Executive Vice President and Chief Financial and Accounting Officer
Marjorie W. Dorr	40	President, Anthem East
Keith R. Faller	54	President, Anthem Midwest
Michael D. Houk	57	President, National Accounts
Caroline S. Matthews	42	Chief Operating Officer, Anthem Blue Cross and Blue Shield in Colorado and Nevada
John M. Murphy	50	President, Specialty Business
Jane E. Niederberger	42	Senior Vice President and Chief Information Officer

        The following is biographical information for Anthem's directors and executive officers:

        L. Ben Lytle has been a director and Chairman of the Board of Anthem, Inc. since 2001. He has been a director of Anthem Insurance since 1987 and Chairman of the Board of Anthem Insurance since 1997. Mr. Lytle served as President of Anthem Insurance from March 1989 to April 1999 and as Chief Executive Officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute. He is a director of CID Equity Partners (venture capital firm); Duke Realty Corporation (real estate investment firm); Healthx.com (privately held company providing Internet services to small insurance companies) and Monaco Coach Corporation (manufacturer of motor coaches and recreational vehicles).

        Larry C. Glasscock has served as President and Chief Executive Officer and as a director of Anthem, Inc. since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since October 1999. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and succeeded L. Ben Lytle as Chief Executive Officer upon Mr. Lytle's retirement in October 1999. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he served as President and Chief Operating Officer and a director of First American Bank, N.A. (Washington, DC) from 1991 until 1993 when the bank was sold. During 1991, Mr. Glasscock was President and Chief Executive Officer of Essex Holdings, Inc. (an Ohio-based capital investment firm). He also held various executive positions during his twenty-year tenure with Ameritrust Corporation, a Cleveland, Ohio bank holding company. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

        Susan B. Bayh has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1998. Mrs. Bayh has been a Distinguished Visiting Professor in the College of Business Administration at Butler University since 1994. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Mrs. Bayh is a director of Corvas International, Inc. (biotechnology), Cubist Pharmaceuticals, Inc. (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications) and Esperion Therapeutics, Inc. (biopharmaceutical). She is also a member of the Board of Trustees of Butler University.

        William B. Hart has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He was President of The Dunfey Group (capital consulting firm) from 1986 to 1998. Since 1999, he has been Chairman of the National Trust for Historic Preservation. He served as Chairman of the Board of the former Blue Cross Blue Shield of New Hampshire.

        Allan B. Hubbard has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. He has been President of E & A Industries (management company for various manufacturing companies) since 1993. From 1991 to 1992, Mr. Hubbard served as Deputy Chief of Staff to the Vice President of the United States. Mr. Hubbard is a director of the Indiana Chamber of Commerce and the Indiana Manufacturers Association.

        Victor S. Liss has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1997. He is Vice Chairman and a director of Trans-Lux Corporation (electronics). He was also President and Chief Executive Officer of Trans-Lux Corporation from 1993 until he retired in April 2002. He is a trustee of Norwalk Hospital in Norwalk, Connecticut.

        William G. Mays has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility), the Indiana University Foundation and the National Minority Supplier Development Council.

        James W. McDowell, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He founded McDowell Associates (business management consulting) in 1992 after serving as Chief Executive Officer of Dairymen, Inc. from 1980 to 1992. He is a director of Fifth Third Bank, Kentucky. Mr. McDowell was Chairman of the Board of the former Blue Cross Blue Shield of Kentucky.

        B. LaRae Orullian has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. She has been Vice Chair of Guaranty Bank and a Director of the Guaranty Corporation in Denver, Colorado since 1997. She is also the Chair of the Audit Committee of Guaranty Bank. From 1977 to 1997, Ms. Orullian held various executive positions with the Women's Bank of Denver. Ms. Orullian also serves as Vice Chair of the Board of Frontier Airlines, Inc. and as the Chair of its Audit Committee. She served as Chair of the Board of the former Blue Cross Blue Shield of Colorado and Nevada.

        Senator Donald W. Riegle, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. In April 2001, he joined APCO Worldwide as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. He is a director of Rx Optical, E. Team (Internet emergency management company) and Tri-Union Development Corp. (oil and gas development company).

        William J. Ryan has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He has served as Chairman, President and Chief Executive Officer of Banknorth Financial Group since 1990. He is a director of the University of New England. Mr. Ryan is also a trustee of Colby College and the Portland Museum of Art. He served as Chairman of the Board of the former Blue Cross Blue Shield of Maine.

        George A. Schaefer, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He has been President and Chief Executive Officer of Fifth Third Bancorp since 1990. He is also a director of Fifth Third Bancorp. Mr. Schaefer is Chairman of the Board of the University of Cincinnati. He is a trustee of the Children's Hospital in Cincinnati, Ohio.

        Dennis J. Sullivan, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He is an Executive Counselor for Dan Pinger Public Relations, a position he also held from April 1993 to September 2000. Mr. Sullivan served as interim President and Chief Executive Officer of Gaylord Entertainment Company from September 2000 to May 2001. He is a director of Fifth Third Bancorp and Fifth Third Bank, as well as a member of the Executive Committee and Chairman of the Audit Committee of each such company.

        David R. Frick has served as Executive Vice President and Chief Legal and Administrative Officer of Anthem, Inc. since July 2001. He joined Anthem Insurance in 1995 as Executive Vice President and Chief Legal and Administrative Officer. Prior to joining Anthem Insurance, he served as a member of its board of directors. Mr. Frick was a partner at the law firm of Baker & Daniels from 1982 to 1995, and he was managing partner from 1987 to 1992. He was Deputy Mayor of the City of Indianapolis from 1977 to 1982. He is a director of Artistic Media Partners, Inc. (radio stations) and The National Bank of Indianapolis Corporation (bank holding company).

        Samuel R. Nussbaum, M.D. joined Anthem Insurance in January 2001 as Executive Vice President and Chief Medical Officer. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis and as Chairman and Chief Executive Officer of Health Partners of the Midwest. Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

        Michael L. Smith has served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. since July 2001. He has been Executive Vice President and Chief Financial Officer of Anthem Insurance since 1999. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former Anthem subsidiary. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (transport company) from 1989 to 1995. He is a director of First Indiana Corporation (bank holding company) and Finishmaster, Inc. (auto paint distribution).

        Marjorie W. Dorr became President of Anthem East in July 2000. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

        Keith R. Faller has been President of Anthem Midwest since 1997. He has held numerous executive positions since joining Anthem Insurance in 1970, including Senior Vice President for Customer Administration; President of Acordia of the South; Executive Vice President, Health Operations; Chief Executive Officer, Anthem Life Insurance Companies, Inc.; and President and Chief Executive Officer, Acordia Small Business Benefits, Inc.

        Michael D. Houk has been President of National Accounts for Anthem Insurance since December 2001. He has held various executive positions since joining Anthem Insurance in 1979, including Vice President of Sales and President and Chief Executive Officer of Acordia of Central Indiana.

        Caroline S. Matthews became Chief Operating Officer of Anthem Blue Cross and Blue Shield in Colorado and Nevada in 2000. She has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Corporate Finance; Vice President of Planning and Administration for Information Technology; and Chief Operating Officer and Chief Financial Officer of Acordia of the South.

        John M. Murphy became President, Specialty Business Division of Anthem in 2000. He has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Operations of Anthem Insurance; President and Chief Executive Officer of Anthem Life Insurance Company; and President and Chief Executive Officer of Acordia Senior Benefits, Inc.

        Jane E. Niederberger joined Anthem Insurance in 1997 and has been Senior Vice President and Chief Information Officer since 1999. From 1983 to 1996, she held various executive positions with Harvard Pilgrim Health Care.

        None of these executive officers and directors has family relationships with any other executive officer or director.

Information about the Board of Directors of Anthem, Inc.

Composition of the Board of Directors

        The business of Anthem is managed under the direction of the board of directors. The board of directors consists of 13 directors, all of whom are non-employee directors, except Mr. Glasscock. Upon completion of the merger, Anthem has agreed to appoint three members of Trigon's current board of directors to Anthem's board.

        The directors are divided into three classes, each serving three-year terms with the terms staggered so that only one class will be elected each year: Class I, consisting of Mrs. Bayh, Mr. Hubbard, Mr. Mays, Senator Riegle, and Mr. Ryan, whose term will expire at the 2005 annual meeting; Class II, consisting of Mr. Glasscock, Mr. Hart, Mr. Lytle and Ms. Orullian, whose term will expire at the 2003 annual meeting; and Class III, consisting of Mr. Liss, Mr. McDowell, Mr. Schaefer, and Mr. Sullivan, whose term will expire at the 2004 annual meeting.

Meetings

        During 2001, the board of directors held five meetings. During the period in 2001 for which he or she served as a director, no director attended fewer than 75% of the total meetings of the board of directors and each committee on which he or she served.

Committees of the Board of Directors

        There are five standing committees of Anthem's board of directors. From time to time, the board of directors, in its discretion, may form other committees. Set forth below are the primary responsibilities and membership of each of the committees.

The Executive Committee

        Between meetings of the board of directors, the Executive Committee has and may exercise the powers and authority of the board.

        Members of the Executive Committee are: L. Ben Lytle (Chairman), Larry C. Glasscock (Vice Chairman), Victor S. Liss, William G. Mays, and James W. McDowell, Jr.

The Audit Committee

        The Audit Committee, composed entirely of non-employee directors, assists the board of directors in its oversight of Anthem's accounting and financial reporting principles and policies and internal audit controls and procedures, in its oversight of Anthem's financial statements and the independent audit thereof, in selecting, evaluating and, where deemed appropriate, replacing the outside auditors, in evaluating the independence of the outside auditors, and in its oversight of the Company's Compliance Program and Standards of Business Conduct.

        Members of the Audit Committee are: Victor S. Liss (Chairman), George A. Schaefer, Jr. (Vice Chairman), Allan B. Hubbard, James W. McDowell, Jr., B. LaRae Orullian, and Senator Donald W. Riegle, Jr. Mr. Schaefer is the President and Chief Executive Officer of Fifth Third Bancorp, with which the Company has a banking and borrowing relationship. The board of directors has determined that, based on the materiality of the relationship to the parties, the relationship does not interfere with Mr. Schaefer's exercise of independent judgment.

The Compensation Committee

        The Compensation Committee, composed entirely of non-employee directors, reviews and recommends to the board of directors Anthem's overall compensation policy, reviews and approves the compensation of executive officers and administers Anthem's stock plans.

        Members of the Compensation Committee are: William G. Mays (Chairman), William J. Ryan (Vice Chairman), Victor S. Liss, B. LaRae Orullian, and Dennis J. Sullivan, Jr.

The Planning Committee

        The Planning Committee reviews and monitors the annual operating plan, recommends strategies to achieve the strategic plan, and reviews integration plans for mergers, acquisitions and other corporate transactions.

        Members of the Planning Committee are: James W. McDowell, Jr. (Chairman), Senator Donald W. Riegle, Jr. (Vice Chairman), Susan B. Bayh, William B. Hart, L. Ben Lytle, and William J. Ryan.

The Board Governance and Executive Development Committee

        The Board Governance and Executive Development Committee reviews the qualifications of potential board members, makes recommendations with respect to electing directors and filling vacancies on the board, reviews the operation and organization of the board, assists in the design and implementation of executive training and development programs, and provides counsel on executive succession planning.

        Members of the Board Governance and Executive Development Committee are: L. Ben Lytle (Chairman), Susan B. Bayh (Vice Chairman), William B. Hart, William G. Mays, George A. Schaefer, Jr., and Dennis J. Sullivan, Jr.

Compensation of Directors

        The compensation of non-employee directors of Anthem is made in the form of an annual retainer, meeting and chair fees and stock-based awards. Each non-employee director receives an annual retainer fee of $40,000, paid in equal quarterly installments for board membership, a meeting fee of $1,500 for attendance at each board meeting and a meeting fee of $1,200 for attendance at each standing or special committee meeting, with an additional $3,000 annual retainer for the chairperson. The board of directors has approved an increase in the annual retainer of Mr. Lytle, the Chairman of the Board, to $140,000, beginning in the third quarter of 2002. Employee directors are not paid a fee for their service as a director. Fees paid to directors may be deferred under the Board of Directors' Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Fees deferred accrue interest at the same rate as in effect from time to time under the Deferred Compensation Plan for employees. Under the 2001 Stock Incentive Plan, the board of directors has elected to pay non-employee directors one-half of their retainer fees in Anthem common stock beginning with the third quarter of 2002 retainer payment. Non-employee directors may also elect to receive all or a part of their other fees, including their remaining retainer, in Anthem common stock. In addition, the board of directors granted, effective May 3, 2002, to each non-employee director a non-qualified stock option to purchase 15,000 shares of Anthem common stock (other than Mr. Lytle, who received an option to purchase 25,000 shares of common stock) at a price equal to the fair market value of a share of stock on the grant date. The board of directors has also approved an annual grant, beginning in 2003, to each non-employee director, and grants to new non-employee directors upon their election to the board, of non-qualified stock options to purchase shares of common stock, with the exercise price to be equal to the fair market value of a share of stock on the date of grant.

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid during each of the last two years to Anthem's chief executive officer and to Anthem's four other most highly compensated executive officers, based on salary and bonus earned during 2001 (the "Named Executive Officers").

Long Term Compensation
	Annual Compensation				Payouts
Name and Principal Position	Year	Salary	Bonus[1]	Other Annual Compensation[2]	LTIP Payouts[3]	All Other Compensation[4]
Larry C. Glasscock President and Chief Executive Officer	2001 2000	$900,000 800,000	$2,160,000 1,600,000	$129,156 65,675	$12,431,458 0	$83,213 51,467
David R. Frick Executive Vice President and Chief Legal and Administrative Officer	2001 2000	410,000 410,000	691,000 656,000	95,349 16,968	6,356,634 297,049	32,820 24,523
Michael L. Smith Executive Vice President and Chief Financial and Accounting Officer	2001 2000	410,000 375,000	656,000 600,000	86,115 437	4,214,884 44,557	30,038 18,750
Keith R. Faller President, Anthem Midwest	2001 2000	400,000 350,000	640,000 490,000	97,912 30,202	3,781,110 178,229	26,375 12,779
Marjorie W. Dorr President, Anthem East[5]	2001 2000	400,000 306,731	790,000 413,558	194,414 25,406	1,725,136 80,202	28,720 13,456

1
The amounts in this column represent the Annual Incentive Plan awards earned during the specified year, which are paid in the following year. The amounts shown for 2001 also include any discretionary bonuses paid in 2001.

2
For 2001: None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($33,543), Mr. Frick ($56,307), Mr. Smith ($3,909), Mr. Faller ($20,216) and Ms. Dorr ($10,149) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Glasscock ($95,613), Mr. Frick ($39,042), Mr. Smith ($82,206), Mr. Faller ($77,696) and Ms. Dorr ($6,343). Ms. Dorr's amount also includes $177,922 for reimbursement of relocation expenses.

For
2000: Mr. Glasscock received $42,000 in cash and $20,812 in reimbursements as part of the Directed Executive Compensation Program including financial counseling fees for $8,892. None of the other named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($2,863), Mr. Frick ($4,897), Mr. Smith ($437), Mr. Faller ($3,072) and Ms. Dorr ($1,421) and the above-

  market portion of interest paid on the deferred long-term incentive payments for Mr. Frick ($12,070) and Mr. Faller ($27,130). Ms. Dorr's amount also includes $23,985 for reimbursement of relocation expenses.

3
The amounts in this column represent long-term incentive payouts received or deferred in the year indicated for prior performance cycles. Amounts shown for 2001 include the long-term incentive payouts received or deferred in 2001 for a three-year period of time pursuant to the 1998-2000 Long-Term Incentive Plan.

4
The amounts in this column represent matching contributions under the Company's 401(k) and Deferred Compensation Plans.

5
Ms. Dorr was appointed President of Anthem East, effective July 29, 2000.

Annual Incentive Plan

        Under the Annual Incentive Plan (the "AIP"), employees are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of salary payable to the eligible employees, with a range of targets from 5% to 120%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a threshold award of 50% of target if minimum results are achieved and a maximum award of 200% of target if maximum results are achieved. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. An employee must be employed before October 1 of the plan year in order to receive a payment under the AIP in respect of such fiscal year. Also, employees must be actively employed by Anthem on the last business day of the plan year to receive an award. In the event of a death, disability or an approved retirement of an employee, a prorated amount may be payable in accordance with administrative guidelines.

Long-Term Incentive Plan

        Senior executives, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, are participants in the Long-Term Incentive Plan (the "LTIP"). The LTIP operates during successive three-year periods. Employees must be actively employed by Anthem on the last business day of the period to receive an award. Under the LTIP, the Compensation Committee establishes performance goals for Anthem at the beginning of each three-year performance period, which include specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. At the end of the period, the Compensation Committee judges the performance of Anthem against the established goals. For each participant, a target award is established as a percentage of base salary with the payouts for executives expected to range from 30% to 150% of the annual base salary for each year of the three-year period. Actual amounts payable are adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results are achieved. Awards under the LTIP in each three-year period become payable upon approval of the Compensation Committee and are paid in the year immediately following the end of the period, with the executive having the option to defer payment. In the event of a change of control of Anthem, an amount may be payable at the discretion of the Compensation Committee.

        The table below provides information, as of December 31, 2001, concerning estimated target awards during the period 2001-2003 depending upon achievement of the performance goals.

Long-Term Incentive Plan (2001-2003)

		Estimated Future Payouts under Non-Stock Price-Based Plan(1)(2)
Name	Performance Period
		Threshold	Target
Larry C. Glasscock	2001-2003	$2,025,000	$4,050,000
David R. Frick	2001-2003	738,000	1,476,000
Michael L. Smith	2001-2003	738,000	1,476,000
Keith R. Faller	2001-2003	540,000	1,080,000
Marjorie W. Dorr	2001-2003	420,000	840,000

1
Payout scheduled to occur in 2004.

2
Under the LTIP, there is no maximum limitation.

Stock Incentive Plan

        Anthem has a Stock Incentive Plan (the "Stock Plan"), the purposes of which are to promote the interests of the company and its shareholders and to further align the interests of Anthem's employees with its shareholders. Directors, executives and employees, as selected by the Compensation Committee, participate in the Stock Plan. The Compensation Committee administers the Stock Plan and has complete discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Stock Plan is an omnibus plan, which allows for the grant of stock options, restricted stock, stock appreciation rights, performance stock and performance awards.

        The Stock Plan reserves for issuance 5,000,000 shares of Anthem's common stock for incentive awards to employees and non-employee directors. In addition, 2,000,000 shares have been reserved solely for issuance under grants of stock options to substantially all of Anthem's employees (and for issuance under similar grants that may be made to new employees) not participating in Anthem's LTIP. Options covering 1,479,000 of these shares were granted to substantially all employees at the time of the initial public offering. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants. Until May 3, 2002, Anthem was not permitted to make any grants under the Stock Plan to its directors or any executive who participates in the LTIP.

Employee Stock Purchase Plan

        The Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to comply with Internal Revenue Code Section 423 and to provide a means by which to encourage and assist employees in acquiring a stock ownership interest in Anthem. Anthem anticipates implementing the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee will have complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any employee of Anthem is eligible to participate, as long as such employee's customary employment is more than 20 hours per week, more than five months in a calendar year, and the employee does not own stock totaling 5% or more of the voting power or value of Anthem. No employee will be permitted to purchase more than $25,000 worth of stock in any calendar year. The Stock Purchase Plan reserves for issuance and purchase by employees 3,000,000 shares of stock.

        Employees become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. Once purchased, the stock is accumulated in the employee's investment account. The purchase price per share equals 85% (or such higher percentage as may be set by the Compensation Committee) of the lower of the fair market value of a share of Common Stock on (i) the first trading day of the plan quarter, or (ii) the last trading day of the plan quarter.

401(k) Plan

        On July 1, 1979, Anthem established the Anthem 401(k) Long Term Savings Investment Plan (the "401(k) Plan"), a defined contribution plan. The 401(k) Plan is designed to provide all of the company's employees with a tax-deferred, long-term savings vehicle. Anthem makes matching contributions in an amount equal to 50% of the first 6% of the employee's salary that an employee contributes. Anthem matching contributions begin the first quarter following one year of service. None of Anthem's matching contributions are in the form of Anthem common stock. Employees can elect to contribute from 1% to 20% of their salaries, and have a choice of nine investment funds in which to invest their contributions. Anthem also provides a Self-Managed Account option. The Self-Managed Account option offers 401(k) Plan participants the opportunity to invest in over 3,000 mutual funds of their choice and recently added the option of investing in Anthem common stock. Employee contributions and Anthem matching contributions vest immediately.

Deferred Compensation

        Highly compensated employees, as defined in the Internal Revenue Code, are eligible to participate in an unfunded non-qualified deferred compensation plan. There are three types of deferral options in the plan. The Restoration Option allows deferral amounts that are limited under Anthem's 401(k) Plan and restores the company match that would otherwise be contributed in Anthem's 401(k) Plan. The Supplemental Option allows an additional deferral of base salary and commissions, up to 80%, above the Restoration Option and these deferrals are not matched by Anthem. The Annual Incentive Deferral Option allows an additional deferral of annual incentive compensation above the Restoration Option and is matched at a rate of 3%.

        The declared interest rate on deferred amounts is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Interest is accrued daily, posted monthly and compounded annually. The retirement rate is credited at 125% of the declared interest rate. Distributions are made at the end of the quarter of termination or retirement based on the participant's filed distribution election or as otherwise specified in the plan document. Limited in-service withdrawals are available in the event of unforeseeable financial emergencies.

Retirement Plan

        Anthem sponsors a non-contributory pension plan for certain employees that is qualified under Internal Revenue Code Section 401(a) and subject to the Employee Retirement Income Security Act (the "Qualified Plan"). Anthem also sponsors the Anthem Supplemental Executive Retirement Plan (the "SERP") which provides additional benefits payable out of the company's general assets to certain participants. The benefits under the SERP are equal to the benefits those participants cannot receive under the Qualified Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees, as defined in the Internal Revenue Code.

        On January 1, 1997, Anthem converted the Qualified Plan from a final average compensation pension plan into a cash balance pension plan. The Qualified Plan covers substantially all full-time, part-time and temporary employees, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Qualified Plan.

        Under the Qualified Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant's compensation and years of service (the "Pay Credit"), and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant's compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit(%)
Up to and including 4	3
5-9	4
10-19	5
20+	6

        The definition of compensation in the Qualified Plan is the participant's total earned income, including base salary, commissions, overtime pay, and cash bonuses, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefit plan. Compensation does not include imputed income, car allowances, non-qualified deferred compensation, severance payments, payment of accrued paid time off days, payments under the Directed Executive Compensation Program, or similar items.

        The SERP continues the calculation of the retirement benefits on a uniform basis. Any excess benefit accrued to a participant under the SERP will be payable according to one of five payment options available under the SERP at termination or retirement.

        Messrs. Glasscock, Frick, Smith and Faller and Ms. Dorr receive benefits under both the Qualified Plan and the SERP. The estimated benefits, under both the Qualified Plan and the SERP, payable in a lump sum upon retirement at normal retirement age are as follows: Mr. Glasscock ($2,579,317), Mr. Frick ($725,384), Mr. Smith ($985,860), Mr. Faller ($4,058,285), and Ms. Dorr ($3,895,890). These estimates use 2001 base pay and annual bonus for all future years and assume that the Named Executive Officers remain actively employed until normal retirement age. Mr. Faller's benefit amount has been reconciled due to the transition of his benefits to the Qualified Plan.

        In addition, the employment agreements for Messrs. Glasscock, Frick and Smith set forth a Replacement Ratio SERP benefit, calculated as a retirement at age 62 or the date of termination, if later than age 62, in an amount equal to 50% of the executive's average annual pay during the three highest consecutive calendar years of his final five calendar years of employment. The benefit will be offset by the amount payable under the Qualified Plan and the SERP. The estimated replacement ratio SERP benefit payable upon retirement at age 65 is as follows: Mr. Glasscock ($999,564 annually), Mr. Frick ($479,664 annually), and Mr. Smith ($406,992 annually). These estimates use 2001 base salary and annual bonus for all future years and assume that such Named Executive Officers remain actively employed until normal retirement age.

Employment Agreements

        Anthem has entered into employment agreements with certain of its executive officers, including Messrs. Glasscock, Frick, Smith, Faller and Ms. Dorr, that provide for each executive's continued employment with Anthem. The current terms of the employment agreements are effective through December 31, 2005 for Mr. Glasscock and December 31, 2004 for Messrs. Frick, Smith and Faller and Ms. Dorr.

        Under these agreements, each eligible executive's terms and conditions of employment, including rate of base salary, incentive compensation opportunities, participation in employee benefit plans and perquisites are addressed.

        The employment agreements provide that Anthem will have the right at any time to terminate an executive's employment and that any executive will have the right to terminate his or her employment at the company. Under the employment agreements with Messrs. Glasscock, Frick and Smith, Anthem will provide them for the remainder of the term with the following benefits in the event of termination by Anthem other than for cause, in the event of an approved retirement or in the event of termination by the executive for good reason (as those terms are defined in the employment agreements):

  •
  salary;

  •
  all unvested prior long-term incentive awards;

  •
  annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  •
  an amount equal to 80% of any target annual incentive and target long-term incentive opportunities;

  •
  an amount equal to 20% of any target annual incentive and target long-term incentive opportunities if the executive is available for consultation up to a maximum of eight days each quarter of the year;

  •
  medical and dental plan benefits and directed executive compensation for which the executive would otherwise have been eligible to receive; and

  •
  the Replacement Ratio SERP Benefit described under "ANTHEM'S MANAGEMENT—Retirement Plan."

        Section 280G and Section 4999 of the Code limit deductions for compensation paid to certain senior executives if the payment is contingent on a change of ownership or effective control of a corporation. This deduction is limited to the average taxable compensation of the affected executive for the five years prior to the year that the change of control occurred. If the payments to the executive equal or exceed three times such average taxable compensation, the deduction is limited pursuant to Code Section 280G and these payments are referred to as "golden parachute" payments. In addition, Code Section 4999 imposes a 20% nondeductible excise tax on the executive on all nondeductible payments.

        Pursuant to their employment agreements, in the event Messrs. Glasscock, Frick or Smith is a recipient of a "golden parachute" payment, Anthem will make an additional gross-up payment to the executive in order to put him in the same after-tax position that he would have been in had no excise tax been imposed. The gross-up will result in the Company paying not only the excise tax payable by the executive but also the income and excise taxes on the additional payments.

        Under the employment agreements for Ms. Dorr and Mr. Faller, Anthem will provide them with the following benefits in the event of termination by the company other than for cause:

  •
  salary;

  •
  all unvested prior long-term incentive awards;

  •
  annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  •
  an amount equal to 50% of any target annual incentive and target long-term incentive opportunities; and

  •
  medical and dental plan benefits for which the executive would otherwise have been eligible to receive.

        The employment agreements for Ms. Dorr and Mr. Faller also state that the foregoing benefits are limited to either the greater of one year or the remainder of the term.

        Under these agreements, Messrs. Glasscock, Frick and Smith agree not to compete as an equity owner or employee with Anthem or its subsidiaries for the greater of (i) two years after the executive's termination for any reason or (ii) the remainder of the term after their termination by Anthem other than for cause, after an approved retirement or after termination by the executive for good reason. Mr. Faller and Ms. Dorr are subject to the same limitation but for the greater of one year or the remainder of the term after their termination other than for cause.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee, among other things, approves compensation for Anthem's executive officers. The Compensation Committee members during 2000 and 2001 were Victor S. Liss, William G. Mays, B. LaRae Orullian, William J. Ryan and Dennis J. Sullivan, Jr. None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as a former officer or employee of Anthem.

Certain Relationships and Related Transactions

        In the ordinary course of business, Anthem from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of Anthem. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors of Anthem or of the other corporations or financial institutions involved.

        Mr. Lytle, Chairman of the board of directors, retired as Chief Executive Officer in October 1999. Pursuant to his employment agreement and retirement agreement, Anthem pays Mr. Lytle $400,000 annually until December 31, 2002 for his consultation services up to a maximum of eight days per quarter. In addition, in any quarter in which Anthem has requested Mr. Lytle to provide more than eight days of consultation, he is to be paid five hundred dollars ($500) per hour, up to a maximum of five thousand dollars ($5,000) per day.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth as of June 6, 2002, the number of shares of Anthem common stock beneficially owned by each of Anthem's directors, by each of the Named Executive Officers, and by all directors and executive officers as a group. Except as otherwise indicated below, each individual owns such shares of common stock directly with sole investment and sole voting power.

        Until May 3, 2002, the only shares of Anthem common stock that directors or executive officers could beneficially own were the shares that they, their spouses or their other immediate family members received as eligible statutory members in connection with the demutualization of Anthem Insurance, a subsidiary of Anthem, on November 2, 2001. Under limitations set in connection with Anthem Insurance's demutualization, directors and executive officers of Anthem were not able to buy shares of Anthem common stock, and Anthem could not grant stock options or other stock awards or payments to its directors and executive officers, until May 3, 2002.

Name	Position	Number of Shares Beneficially Owned		Percent of Class (if more than 1%)
Susan B. Bayh	Director	—		—
Larry C. Glasscock	President and Chief Executive Officer and Director	59,800	[1]	—
William B. Hart	Director	—		—
Allan B. Hubbard	Director	—		—
Victor S. Liss	Director	—		—
L. Ben Lytle	Chairman of the Board of Directors	3,400		—
William G. Mays	Director	100		—
James W. McDowell, Jr.	Director	400		—
B. LaRae Orullian	Director	—		—
Senator Donald W. Riegle, Jr.	Director	100		—
William J. Ryan	Director	—		—
George A. Schaefer, Jr.	Director	—		—
Dennis J. Sullivan, Jr.	Director	—		—
David R. Frick	Executive Vice President and Chief Legal and Administrative Officer	17,300	[2]	—
Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer	15,270.89	[2,3]	—
Marjorie W. Dorr	President, Anthem East	12,000	[4]	—
Keith R. Faller	President, Anthem Midwest	15,550	[5]	—
All current directors and executive officers as a group (22 persons)		126,344.89	[3,6]	—

1
Includes 45,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

2
Includes 12,300 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

3
Also includes 770.89 shares held in the Anthem 401(k) Long-Term Savings Plan.

4
Represents 12,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

5
Includes 12,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

6
Includes 93,600 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

        Under the Indiana demutualization law, for a period of five years following the effective date of Anthem Insurance's demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem's common stock without the prior approval of the Indiana Insurance Commissioner and Anthem's board of directors. The effective date of Anthem Insurance's demutualization was November 2, 2001. The Indiana Insurance Commissioner has adopted rules under which, during this five-year period, passive institutional investors could purchase 5% or more but less than 10% of Anthem's outstanding common stock with the prior approval of Anthem's board of directors and prior notice to the Indiana Insurance Commissioner. However, as of the date of this joint proxy statement/prospectus, Anthem is not aware that any shareholder beneficially owns 5% or more of the outstanding shares of Anthem common stock.

DESCRIPTION OF THE NOTES

The Notes Will Be Issued under the Indenture

        We will initially offer $950.0 million aggregate principal amount of notes, consisting of $       million principal amount of the     % notes due        , $     million principal amount of the    % notes due        and $       million principal amount of the     % notes due        . Each series of notes we are offering will be a single, distinct series of debt securities. The specific terms of one series may differ from those of another series. As required by federal law for all bonds and notes of companies that are publicly offered, the notes are governed by a document called the "indenture". The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, as described below. Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your notes to a new buyer if you sell and sending you notices.

        The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. We have filed a copy of the indenture with the SEC as part of our Registration Statement. See "WHERE YOU CAN FIND MORE INFORMATION" for information on how to obtain a copy.

        Because this section is a summary, it does not describe every aspect of the notes and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer in this prospectus to particular sections of the indenture or terms defined in the indenture, we incorporate those sections or defined terms by reference.

We May Issue Other Series of Debt Securities

        The indenture permits us to issue different series of debt securities from time to time. Each of the three series of notes we are offering will be a single, distinct series of debt securities. All of the terms of the three series of notes we are offering by means of this prospectus are identical except for the interest rate and Stated Maturity. The specific terms of each other series may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of other series or the aggregate amount of any particular series.

        The indenture and the notes do not limit our ability to incur other debt or to issue other securities. When we refer to a series of debt securities, we mean a series, such as each of the three series of notes we are offering by means of this prospectus, issued under the indenture. When we refer to the notes or these notes, we mean each series of notes we are offering by means of this prospectus.

Form and Denominations

Global Notes

        We will issue each series of notes in the form of one or more global notes (which we refer to as the Global Notes) registered in the name of Cede & Co., as nominee of DTC. Each Global Note will be issued:

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  only in fully registered form; and

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  without interest coupons.

You may hold your beneficial interests in the Global Notes directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

        What is a Global Security?    A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. Since we choose to issue the notes in the form of a global security, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Notes be registered in the name of a financial institution we select and by requiring that the notes included in the Global Notes not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Notes is called the "Depository". Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository. In the case of the notes, DTC will act as the Depository and Cede & Co. will act as its nominee.

        Except as described below, each Global Note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $1,000.

        Special Investor Considerations for the Global Notes.    As an indirect holder, an investor's rights relating to the Global Notes will be governed by the account rules of the investor's financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of notes and instead deal only with DTC, the Depository that holds the Global Notes.

        An investor should be aware that because the notes are issued only in the form of Global Notes:

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  The investor cannot get notes registered in his or her own name.

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  The investor cannot receive physical certificates for his or her interest in the notes.

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  The investor will be a "street name" Holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes.

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  The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

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  DTC's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the Global Notes. We and the trustee have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the Global Notes. We and the trustee also do not supervise DTC in any way.

        Description of DTC.    DTC has informed us that:

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

        DTC's rules are on file with the SEC.

        DTC's records reflect only the identity of its participants to whose accounts beneficial interests in the Global Notes are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

Definitive Notes

        In a few special situations described in the next paragraph, the Global Notes will terminate and interests in it will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold the notes directly or in "street name" (in computerized book-entry form) will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct Holders.

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  The special situations for termination of the Global Notes are:

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  When DTC notifies us that it is unwilling, unable or no longer qualified to continue as Depository.

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  When an event has occurred that constitutes, or with the giving of notice or passage of time would constitute, an Event of Default and has not been cured. See "Defaults and Related Matters—Events of Default" below.

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  We would issue definitive notes:

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  only in fully registered form;

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  without interest coupons; and

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  in denominations of $1,000 and even multiples of $1,000. (Section 302)

        When the Global Notes terminate, DTC (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. (Sections 204 and 305)

        Exchange and Transfer of Definitive Notes.    If we issue definitive notes, you may have your notes broken into more notes of the same series of smaller authorized denominations or combined into fewer notes of the same series of larger authorized denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

        You may exchange or transfer definitive notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of Holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the "Security Registrar." (Section 305)

        You will not be required to pay a service charge to transfer or exchange definitive notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

        We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Exercise of Legal Rights under the Notes

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to Persons who are registered as Holders of notes. We do not have obligations to you so long as the notes are issued in the form of Global Notes, or if we issue definitive notes, if you hold in "street name" or by other indirect means. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

        So long as you hold notes as a beneficial interest in the Global Notes or if we should issue definitive notes and you hold them in "street name", you should check with the institution through which you hold your beneficial interest to find out, among other things:

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  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle voting if ever required;

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  whether and how you can instruct it to send you notes registered in your own name so you can be a direct Holder as described below; and

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  how it would pursue rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests.

Payment and Paying Agents

        The Global Notes.    The trustee will make payments of principal of, and interest and any premium on, the Global Notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest and any premium on, the Global Notes will be payable in immediately available funds in U.S. dollars.

        We understand that it is DTC's current practice, upon DTC's receipt of any payment of principal of, or interest or any premium on, global securities such as the Global Notes, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of a Global Note as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in a Global Note held through these participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's or its participants' records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

        "Street name" and other owners of beneficial interests in the Global Notes should consult their banks or brokers for information on how they will receive payments.

        Definitive Notes.    We will pay interest to you if you are a direct Holder listed in the trustee's records at the close of business on a particular day in advance of each Interest Payment Date, even if you no longer own the note on the Interest Payment Date. That particular day is called the "Regular Record Date". (Section 307) The Regular Record Date relating to an Interest Payment Date for any note will be the            or            next preceding the interest due date. Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Regular

Record Date. The most common manner is to adjust the sales price of the notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest."

        We will pay interest, principal, any premium and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

        We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "Paying Agents". We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for the notes. (Section 1002)

Notices

        We and the trustee will send notices regarding the notes only to direct Holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

        Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other Paying Agent or anyone else. (Section 1003)

Overview of Remainder of this Description

        In the remainder of this description "you" or "your" refer to direct Holders and not "street name" or other indirect holders of notes. As an indirect holder of an interest in the Global Notes, you should read the previous subsection entitled "Form and Denominations."

        The remainder of this description summarizes:

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  your rights under several special situations, such as if we merge with another company or, if we want to change a term of the notes; and

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  your rights if we default or experience other financial difficulties.

Special Situations

Mergers and Similar Events

        We are generally permitted to consolidate with or merge into any other person. In this section, "person" refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

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  Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country's laws (that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a State or the District of Columbia or under Federal law) and it must agree to be legally responsible for the notes. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indenture and the notes.

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  The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the notes, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under

    "Events of Default." A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specified period of time.

Modification and Waiver

        There are three types of changes we can make to the indenture and the notes.

        Changes Requiring Your Approval.    First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

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  change the Stated Maturity of the principal or interest on a note;

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  reduce any amounts due on a note;

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  reduce the amount of principal payable upon acceleration of the Maturity of a note following an Event of Default;

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  change the place or currency of payment for a note;

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  impair your right to sue for payment;

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  reduce the percentage in principal amount of the notes, the approval of whose Holders is needed to modify or amend the indenture or the notes;

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  reduce the percentage in principal amount of the notes, the approval of whose Holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

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  modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent. (Section 902)

        Changes Not Requiring Approval.    The second type of change does not require any vote by Holders of the notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect Holders of the notes. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the Holders of the affected notes or other debt securities.

        Changes Requiring a Majority Vote.    Any other change to the indenture and the notes would require the following approval:

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  If the change affects only the notes of one series, it must be approved by the Holders of not less than a majority in principal amount of the notes of that series.

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  If the change affects the notes of one series as well as the notes of one or more other series issued under the indenture, it must be approved by the Holders of not less than a majority in principal amount of the notes of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

        The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

        Further Details Concerning Voting.    Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described later under "Full Defeasance." (Section 101)

        We will generally be entitled to set any day as a record date for the purpose of determining the Holders of outstanding notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by Holders. If we or the trustee set a record date for a vote or other action to be taken by Holders of notes, that vote or action may be taken only by persons who are Holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

        "Street name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Defeasance

        Full Defeasance.    If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes of either series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

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  We must deposit in trust for your benefit and the benefit of all other direct Holders of the notes of that series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

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  There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

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  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Section 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

        Covenant Defeasance.    Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the notes. This is called "covenant defeasance." In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

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  We must deposit in trust for your benefit and the benefit of all other direct Holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes on their various due dates.

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  We must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

        If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Satisfaction and Discharge

        The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

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  Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable,

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  Our having delivered to the trustee for cancellation all notes theretofore authenticated under the indenture, or

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  All notes not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all notes of any series outstanding under the indenture. (Section 401)

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  Our having delivered to the trustee an officer's certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Default and Related Matters

Ranking

        The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

        You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

        What is an Event of Default?    As to any series of notes, the term "Event of Default" means any of the following:

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  We do not pay the principal or any premium on a note on its due date.

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  We do not pay interest on a note within 30 days of its due date.

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  We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or Holders of 25% of the principal amount of the notes.

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  We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

        Remedies If an Event of Default Occurs.    If an Event of Default has occurred and has not been cured, the trustee or the Holders of 25% in principal amount of the notes of the affected series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of Maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the notes will be automatically accelerated, without any action by the trustee or any Holder. A declaration of acceleration of Maturity may be cancelled by the Holders of at least a majority in principal amount of the notes of the affected series. (Section 502)

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the notes outstanding may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the indenture. (Section 512)

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

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  You must give the trustee written notice that an Event of Default has occurred and remains uncured.

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  The Holders of 25% in principal amount of all outstanding notes of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

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  The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after the due date of that payment. (Section 508)

        "Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

        We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default. (Section 1004)

Regarding the Trustee

        The Bank of New York is the trustee under the indenture. The trustee also performs services for Anthem in the ordinary course of business and currently is the trustee under an indenture pursuant to which Anthem's 6.00% equity security units due 2006 are outstanding.

U.S. FEDERAL TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as described below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

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  dealers in securities or currencies;

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  traders in securities;

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  United States holders (as defined below) whose functional currency is not the United States dollar;

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  persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

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  certain United States expatriates;

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  financial companies;

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  entities that are tax-exempt for United States federal income tax purposes; and

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  persons that acquire the notes for a price other than their issue price.

        This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States or local income or foreign income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this offering memorandum. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

        The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

        A "United States holder" is a beneficial owner of a note or notes or which is for United States federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

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  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

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  a trust, if, in general, a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions.

Payments of Interest

        Interest on your notes will be taxed as ordinary interest income. In addition:

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  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

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  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

        Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

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  the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "Payments of Interest"); and

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  your tax basis in the notes.

        Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

Non-U.S. Holders

        The following summary applies to you if you are a beneficial owner of a note who or which is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

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  on at least 31 days in the calendar year, and

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  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

        Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

        Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

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  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

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  you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

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  such interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provided a properly executed Internal Revenue Service Form W-8BEN (or another signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address) to:

  (A)
  us or our paying agent; or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

        Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

  •
  if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

        If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

United States Federal Income Tax

        Except for the possible application of United States withholding tax (see "United States Federal Withholding Tax" above) and backup withholding tax (see "Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States Federal Withholding Tax" are met) unless:

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

  •
  the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a "permanent establishment" maintained by you in the United States.

        If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on a net basis on the interest, gain or income, provided that, if an income tax treaty applies, you may be exempt from such tax unless the interest, gain or other income is generally attributable to a "permanent establishment" that you maintain in the United States (note that any interest subject to this tax will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption).

        In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States Federal Estate Tax

        If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

        The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

        In general, "backup withholding" may apply:

  •
  to any payments made to you of principal of and interest on your note, and

  •
  to the payment of the proceeds of a sale or other disposition of your note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

        Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "United States Holders" above). We or our paying agent may, however, report payments of interest on the notes.

        The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

  •
  is a United States person (as defined in the Internal Revenue Code);

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for U.S. federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  •
  the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

        You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Anthem and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of each series of the notes indicated in the following table.

Underwriters	Principal Amount of % Notes Due	Principal Amount of % Notes Due	Principal Amount of % Notes Due
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Fleet Securities, Inc.
Wachovia Securities, Inc.

Total

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Each series of notes sold by the underwriters to the public will initially be offered at the public offering price set forth with respect to that series on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to        % of the principal amount of the        % notes due        , up to        % of the principal amount of the        % notes due        and up to        % of the principal amount of the        % notes due        . Any such securities dealers may resell any of the notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to        % of the principal amount of the        % notes due        , up to        % of the principal amount of the        % notes due        and up to        % of the principal amount of the        % notes due        . If any series of the notes is not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

        Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in each series of notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of a series of notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the notes being offered hereby.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of this offering, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

        Anthem estimates that its total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

        Anthem has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The lead managing underwriter, Goldman, Sachs & Co., acted as financial advisor to us in connection with our demutualization and lead managing underwriter of related concurrent offerings, and is acting as financial advisor to us in connection with our pending acquisition of Trigon. In addition, affiliates of Goldman, Sachs & Co. and Fleet Securities, Inc. are participants in our bridge loan agreement we entered into in connection with our acquisition of Trigon.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited Anthem's consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. Ernst & Young LLP have also audited Anthem's related financial statement schedule as of December 31, 2001 and for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001, as set forth in their report. We have included Anthem's consolidated financial statements and related financial statement schedule in this prospectus and in the registration statement in reliance on the reports of Ernst & Young LLP, and upon the authority of said firm as experts in accounting and auditing.

        KPMG LLP, independent auditors, have audited Trigon's consolidated financial statements and related financial statement schedule as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, as set forth in their reports. We have included Trigon's consolidated financial statements and related financial statement schedule in this prospectus and in the registration statement in reliance on the reports of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF NOTES

        The validity of the notes will be passed upon for Anthem by Baker & Daniels, Indianapolis, Indiana and for the underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely on the opinion of Baker & Daniels as to all matters of Indiana law.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to the notes being offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, our capital stock and the notes. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

        In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Anthem, who file electronically with the SEC. The address of the site is http: //www.sec.gov.

        You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

        We have not authorized anyone to give any information or make any representation about us or the notes that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Auditors

Shareholders and Board of Directors
Anthem, Inc.

        We have audited the accompanying consolidated balance sheets of Anthem, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anthem, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Indianapolis, Indiana
January 28, 2002
except for Note 21, as to which
the date is February 19, 2002

Anthem, Inc.
Consolidated Balance Sheets

	December 31
(In Millions, Except Share Data)	2001	2000
Assets
Current assets:
Investments available-for-sale, at fair value:
Fixed maturity securities	$3,882.7	$3,048.2
Equity securities	189.1	463.1

	4,071.8	3,511.3
Cash and cash equivalents	406.4	203.3
Premium and self funded receivables	544.7	510.5
Reinsurance receivables	76.7	105.1
Other receivables	169.1	241.0
Income tax receivables	0.4	11.0
Other current assets	30.8	42.1

Total current assets	5,299.9	4,624.3
Other noncurrent investments	10.8	18.0
Restricted cash and investments	39.6	89.6
Property and equipment	402.3	428.8
Goodwill and other intangible assets	467.4	498.9
Other noncurrent assets	56.6	48.9

Total assets	$6,276.6	$5,708.5

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,411.3	$1,411.1
Future policy benefits	247.9	240.4
Other policyholder liabilities	57.3	72.0

Total policy liabilities	1,716.5	1,723.5
Unearned income	320.6	260.2
Accounts payable and accrued expenses	331.0	303.7
Bank overdrafts	310.7	250.5
Income taxes payable	52.4	22.6
Other current liabilities	231.4	237.5

Total current liabilities	2,962.6	2,798.0
Long term debt, less current portion	818.0	597.5
Retirement benefits	96.1	175.1
Other noncurrent liabilities	339.9	218.1

Total liabilities	4,216.6	3,788.7
Shareholders' equity
Preferred stock, without par value, shares authorized — 100,000,000; shares issued and outstanding — none	—	—
Common stock, par value $0.01, shares authorized — 900,000,000; shares issued and outstanding: 2001, 103,295,675; 2000, none	1.1	—
Additional paid in capital	1,960.8	—
Retained earnings	55.7	1,848.6
Accumulated other comprehensive income	42.4	71.2

Total shareholders' equity	2,060.0	1,919.8

Total liabilities and shareholders' equity	$6,276.6	$5,708.5

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Income

	Year ended December 31
(In Millions, Except Per Share Data)	2001	2000	1999
Revenues
Premiums	$9,244.8	$7,737.3	$5,418.5
Administrative fees	817.3	755.6	611.1
Other revenue	58.2	50.6	51.0

Total operating revenue	10,120.3	8,543.5	6,080.6
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—

	10,444.7	8,771.0	6,270.1

Expenses
Benefit expense	7,814.7	6,551.0	4,582.7
Administrative expense	1,986.1	1,808.4	1,469.4
Interest expense	60.2	54.7	30.4
Amortization of goodwill and other intangible assets	31.5	27.1	12.7
Endowment of non-profit foundations	—	—	114.1
Demutualization expenses	27.6	—	—

	9,920.1	8,441.2	6,209.3

Income from continuing operations before income taxes and minority interest	524.6	329.8	60.8
Income taxes	183.4	102.2	10.2
Minority interest (credit)	(1.0)	1.6	(0.3)

Income from continuing operations	342.2	226.0	50.9
Discontinued operations, net of income taxes
Loss on disposal of discontinued operations	—	—	(6.0)

Net income	$342.2	$226.0	$44.9

Pro forma basic earnings per share:
Income from continuing operations	$3.31	$2.19	$0.49
Discontinued operations	—	—	(0.06)

Net income	$3.31	$2.19	$0.43

Pro forma diluted earnings per share:
Income from continuing operations	$3.30	$2.18	$0.49
Discontinued operations	—	—	(0.06)

Net income	$3.30	$2.18	$0.43

Net income for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	$55.7

Basic and diluted net income per share for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	$0.54

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Shareholders' Equity

	Common Stock
(In Millions, Except Share Data)	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Equity [1]

Balance at December 31, 1998	—	$—	$—	$1,577.7	$124.8	$1,702.5
Net income	—	—	—	44.9	—	44.9
Change in net unrealized gains (losses) on investments	—	—	—	—	(88.5)	(88.5)
Change in additional minimum pension liability	—	—	—	—	2.0	2.0

Comprehensive loss						(41.6)

Balance at December 31, 1999	—	—	—	1,622.6	38.3	1,660.9
Net income	—	—	—	226.0	—	226.0
Change in net unrealized gains on investments	—	—	—	—	36.8	36.8
Change in additional minimum pension liability	—	—	—	—	(3.9)	(3.9)

Comprehensive income						258.9

Balance at December 31, 2000	—	—	—	1,848.6	71.2	1,919.8
Net income before the date of demutualization and initial public offering	—	—	—	286.5	—	286.5
Net income after the date of demutualization and initial public offering	—	—	—	55.7	—	55.7
Change in net unrealized gains (losses) on investments	—	—	—	—	(29.3)	(29.3)
Change in additional minimum pension liability	—	—	—	—	0.5	0.5

Comprehensive income						313.4
Initial public offering of common stock	55,200,000	0.6	1,889.8	—	—	1,890.4
Common stock issued in the demutualization	48,095,675	0.5	71.0	(71.5)	—	—
Cash payments to eligible statutory members in lieu of stock	—	—	—	(2,063.6)	—	(2,063.6)

Balance at December 31, 2001	103,295,675	$1.1	$1,960.8	$55.7	$42.4	$2,060.0

1
Prior year amounts represent "Policyholders' surplus" prior to demutualization.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31
(In Millions)	2001	2000	1999
Operating activities
Net income	$342.2	$226.0	$44.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(60.8)	(25.9)	(37.5)
Gain on sale of subsidiary operations	(25.0)	—	—
Depreciation, amortization and accretion	120.5	102.1	61.8
Deferred income taxes	71.4	36.6	23.0
Loss from discontinued operations	—	—	6.0
Loss on sale of assets	3.1	0.5	0.2
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	8.1	10.0	(2.1)
Receivables	(28.0)	(70.7)	6.0
Other assets	(16.7)	25.3	80.7
Policy liabilities	155.7	124.1	105.6
Unearned income	66.7	22.3	15.9
Accounts payable and accrued expenses	27.8	69.9	(7.5)
Other liabilities	(43.7)	119.0	(40.1)
Income taxes	38.4	47.5	(20.4)

Net cash provided by continuing operations	659.7	686.7	236.5
Net cash used in discontinued operations	(5.1)	(2.2)	(16.7)

Cash provided by operating activities	654.6	684.5	219.8
Investing activities
Purchases of investments	(3,957.3)	(3,544.8)	(2,331.1)
Sales or maturities of investments	3,484.6	2,925.2	2,308.3
Purchases of subsidiaries, net of cash acquired	(4.1)	(85.1)	(246.8)
Sales of subsidiaries, net of cash sold	45.0	5.4	2.3
Proceeds from sale of property and equipment	4.1	11.5	7.2
Purchases of property and equipment	(70.4)	(73.3)	(96.7)

Cash used in investing activities	(498.1)	(761.1)	(356.8)
Financing activities
Proceeds from long term borrowings	—	295.9	220.1
Payments on long term borrowings	—	(220.4)	—
Net proceeds from common stock issued in the initial public offering	1,890.4	—	—
Net proceeds from issuance of Equity Security Units	219.8	—	—
Payments to eligible statutory members in the Demutualization	(2,063.6)	—	—

Cash provided by financing activities	46.6	75.5	220.1

Change in cash and cash equivalents	203.1	(1.1)	83.1
Cash and cash equivalents at beginning of year	203.3	204.4	121.3

Cash and cash equivalents at end of year	$406.4	$203.3	$204.4

See accompanying notes.

Anthem, Inc.
Notes to Consolidated Financial Statements
December 31, 2001

(Dollars in Millions, Except Share Data)

1.    Basis of Presentation and Significant Accounting Policies

        Basis of Presentation:    On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company after completion of required approvals and conditions, as set forth in the Plan of Conversion (the "Conversion"). The demutualization was accounted for as a reorganization using the historical carrying values of the assets and liabilities of Anthem Insurance. Accordingly, immediately following the demutualization and the initial public offering, Anthem Insurance's policyholders' surplus was reclassified to par value of common stock and additional paid in capital. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem").

        The accompanying consolidated financial statements of Anthem and its subsidiaries (collectively, the "Company") have been prepared in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in consolidation. Anthem Insurance or its subsidiary insurance companies are licensed in all states and are Blue Cross Blue Shield Association licensees in Indiana, Kentucky, Ohio, Connecticut, Maine, New Hampshire, Colorado and Nevada. Products include health and group life insurance, managed health care, and government health program administration.

        Minority interest represents other shareholders' interests in subsidiaries, which are majority-owned.

        Use of Estimates:    Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Investments:    All fixed maturity and equity securities are classified as "available-for-sale" securities and are reported at fair value. The Company has determined that all investments in its portfolio are available to support current operations and, accordingly, has classified such investment securities as current assets. The unrealized gains or losses on these securities are included in accumulated other comprehensive income as a separate component of shareholders' equity unless the decline in value is deemed to be other than temporary, in which case the loss is charged to income.

        Realized gains or losses, determined by specific identification of investments sold, are included in income.

        Cash Equivalents:    All highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.

        Premium and Self Funded Receivables:    Premium and self funded receivables include the uncollected amounts from insured and self funded groups, less an allowance for doubtful accounts of $32.6 and $35.1 at December 31, 2001 and 2000, respectively.

        Reinsurance Receivables:    Reinsurance receivables represent amounts recoverable on claims paid or incurred, and amounts paid to the reinsurer for premiums collected but not yet earned, and are estimated in a manner consistent with the liabilities associated with the reinsured policies. There was no allowance for uncollectible reinsurance receivables at December 31, 2001 or 2000.

        Other Receivables:    Other receivables include amounts for interest earned on investments, proceeds due from brokers on investment trades, government programs, pharmacy sales and other miscellaneous amounts due to the Company. These receivables have been reduced by an allowance for uncollectible amounts of $23.2 and $32.3 at December 31, 2001 and 2000, respectively.

        Restricted Cash and Investments:    Restricted cash and investments represent fiduciary amounts held under an insurance contract and other agreements.

        Property and Equipment:    Property and equipment is recorded at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

        Goodwill and Other Intangible Assets:    Goodwill represents the excess of cost of acquisition over the fair value of net assets acquired. Other intangible assets represent the values assigned to licenses, non-compete and other agreements. Goodwill and other intangible assets are amortized using the straight-line method over periods ranging from two to 20 years. Accumulated amortization of goodwill and other intangible assets at December 31, 2001 and 2000 was $90.8 and $58.4, respectively. The carrying value of goodwill and other intangible assets is reviewed annually to determine if the facts and circumstances indicate that they may be impaired. The carrying value of these assets is reduced to its fair value if this review, which includes comparison of asset carrying amounts to expected cash flows, indicates that such amounts will not be recoverable.

        In July 2001, the Financial Accounting Standards Board issued FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under FAS 142, goodwill and certain other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company plans to adopt FAS 142 on January 1, 2002 and does not expect any impairment of goodwill upon adoption. If the Company had adopted FAS 142 on January 1, 2001, income before income taxes and minority interest and net income for the year ended December 31, 2001, would have increased by $17.5 and $15.2, respectively.

        Policy Liabilities:    Liabilities for unpaid claims include estimated provisions for both reported and unreported claims incurred on an undiscounted basis. The liabilities are adjusted regularly based on historical experience and include estimates of trends in claim severity and frequency and other factors, which could vary as the claims are ultimately settled. Although it is not possible to measure the degree of variability inherent in such estimates, management believes these liabilities are adequate.

        The life future policy benefit liabilities represent primarily group term benefits determined using standard industry mortality tables with interest rates ranging from 3.0% to 5.5%.

        Premium deficiency losses are recognized when it is probable that expected claims and loss adjustment expenses will exceed future premiums on existing health and other insurance contracts without consideration of investment income. For purposes of premium deficiency losses, contracts are deemed to be either short or long duration and are grouped in a manner consistent with the Company's method of acquiring, servicing and measuring the profitability of such contracts.

        Retirement Benefits:    Retirement benefits represent outstanding obligations for retiree health, life and dental benefits and any unfunded liability related to defined benefit pension plans.

        Comprehensive Income:    Comprehensive income includes net income, the change in unrealized gains (losses) on investments and the change in the additional minimum pension liability.

        Revenue Recognition:    Gross premiums for fully insured contracts are prorated over the term of the contracts, with the unearned premium representing the unexpired term of policies. For insurance contracts with retrospective rated premiums, the estimated ultimate premium is recognized as revenue over the period of the contract. Actual experience is reviewed once the policy period is completed and adjustments are recorded when determined. Premium rates for certain lines of business are subject to approval by the Department of Insurance of each respective state.

        Administrative fees include revenue from certain group contracts that provide for the group to be at risk for all, or with supplemental insurance arrangements, a portion of their claims experience. The Company charges self-funded groups an administrative fee which is based on the number of members in a group or the group's claim experience. Under the Company's self-funded arrangements, amounts due are recognized based on incurred claims paid plus administrative and other fees. In addition, administrative fees include amounts received for the administration of Medicare or certain other government programs. Administrative fees are recognized in accordance with the terms of the contractual relationship between the Company and the customer. Such fees are based on a percentage of the claim amounts processed or a combination of a fixed fee per claim plus a percentage of the claim amounts processed. All benefit payments under these programs are excluded from benefit expense.

        Other revenue principally includes amounts from the sales of prescription drugs and revenues are recognized as prescription drug orders are delivered or shipped.

        Federal Income Taxes:    Anthem files a consolidated return with its subsidiaries that qualify as defined by the Internal Revenue Code.

        Stock-Based Compensation:    The Company has a plan that provides for the award of stock options to employees. Stock options are granted for a fixed number of shares with an exercise price at least equal to the fair value of the shares at the date of grant. The Company accounts for stock options using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense related to stock options.

        Earnings Per Share:    Earnings per share amounts, on a basic and diluted basis, have been calculated based upon the weighted average common shares outstanding or deemed to be outstanding for the period after the date of the demutualization and initial public offering.

        Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the dilutive effect of all stock options and purchase contracts included in Equity Security Units, using the treasury stock method. Under the treasury stock method, exercise of stock options and purchase contracts is assumed with the proceeds used to purchase common stock at the average market price for the period. The difference between the number of shares assumed issued and number of shares assumed purchased represents the dilutive shares.

        Reclassifications:    Certain prior year balances have been reclassified to conform to the current year presentation.

2.    Demutualization, Initial Public Offering and Equity Security Unit Offering

        On November 2, 2001, the date the Conversion became effective, all membership interests in Anthem Insurance were extinguished and the eligible statutory members of Anthem Insurance became entitled to receive consideration in the form of Anthem's common stock or cash, as provided in the Conversion.

        The Conversion required an initial public offering of common stock and provided for other capital raising transactions on the effective date of the Conversion. On the Conversion effective date, Anthem completed an initial public offering of 55,200,000 shares of common stock at an initial public offering price of $36.00 per share. The shares issued in the initial public offering are in addition to 48,095,675 shares of common stock (which will ultimately vary slightly when all distribution issues are finalized) distributed to eligible statutory members in the demutualization.

        Concurrent with the initial public offering of common stock noted above, Anthem issued 4,600,000 of 6.00% Equity Security Units ("Units"). Each Unit contains a purchase contract under which the holder agrees to purchase, for fifty dollars, shares of common stock of Anthem on November 15, 2004, and a 5.95% subordinated debenture (see Note 6). The number of shares to be purchased will be determined based on the average trading price of Anthem common stock at the time of settlement. In addition, Anthem will pay quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50.00 per purchase contract, subject to Anthem's rights to defer these payments.

        After underwriting discount and other offering and demutualization expenses, net proceeds from the common stock offering were approximately $1,862.8. After underwriting discount and expenses, net proceeds from the Units offering were approximately $219.8. In December 2001, proceeds from the common stock and Units offerings in the amount of $2,063.6 were used to fund payments to eligible statutory members of Anthem Insurance who received cash instead of common stock in the demutualization.

3.    Acquisitions, Divestitures and Discontinued Operations

Acquisitions:

Pending

        On January 17, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc., signed a stock purchase agreement to purchase the remaining 50% ownership interest in Maine Partners Health Plan, Inc. for an aggregate purchase price of $10.6. Subject to terms and conditions of the agreement, the transaction is expected to close in the first quarter of 2002.

2000

        On June 5, 2000, the Company completed its purchase of substantially all of the assets and liabilities of Associated Hospital Service of Maine, formerly d/b/a Blue Cross and Blue Shield of Maine ("BCBS-ME"), in accordance with the Asset Purchase Agreement dated July 13, 1999. The purchase price was $95.4 (including direct costs of acquisition) and resulted in $90.5 of goodwill and other intangible assets which are being amortized over periods ranging from ten to 20 years. In 2001, goodwill was reduced by $2.1 for purchase price allocation adjustments based on final valuation studies. This acquisition was accounted for as a purchase and the net assets and results of operations have been included in the Company's consolidated financial statements from the purchase date. The pro forma effects of the BCBS-ME acquisition would not be material to the Company's consolidated results of operations for periods preceding the purchase date.

1999

        On October 27, 1999, the Company completed its purchase of the assets and liabilities of New Hampshire-Vermont Health Services, formerly d/b/a Blue Cross Blue Shield of New Hampshire ("BCBS-NH"), in accordance with the Asset Purchase Agreement entered into on February 19, 1999. The purchase price was $125.4 (including direct costs of acquisition), which resulted in $107.9 of goodwill and other intangible assets, which are being amortized over periods ranging from two to 20 years.

        On November 16, 1999, the Company completed its purchase of the stock of Rocky Mountain Hospital and Medical Service, formerly d/b/a Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada ("BCBS-CO/NV"). The purchase price was $160.7 (including direct costs of acquisition) and resulted in $152.1 of goodwill and other intangible assets which are being amortized over periods ranging from five to 20 years.

        These acquisitions were accounted for as purchases and the net assets and results of operations have been included in the Company's consolidated financial statements from the respective purchase dates.

        Unaudited pro forma results of operations assuming the 1999 acquisitions occurred on January 1, 1999, would have resulted in total revenues of $7,186.4, income from continuing operations of $11.5 and net income of $5.5 for 1999.

Divestitures:

2001

        On May 31, 2001, Anthem Insurance and its subsidiary Anthem Alliance Health Insurance Company ("Alliance"), sold the TRICARE operations of Alliance to a subsidiary of Humana, Inc. for $45.0. The transaction, which closed on May 31, 2001, resulted in a gain on sale of subsidiary operations of $25.0, net of selling expenses.

1999

        During 1999, the Company disposed of several small business operations, which were no longer deemed strategically aligned with the Company's core business. The Company recognized a loss of $14.2 (net of income tax benefit of $6.1) on these disposals. The pro forma effects of these divestitures are insignificant to the consolidated results of operations.

Discontinued Operations:

1999

        During 1999, the Company recognized additional losses of $6.0, net of income tax benefit of $6.2, resulting from sales agreement contingency adjustments relating to the discontinued operations sold in prior years.

4.    Endowment of Non-Profit Foundations

        During 1999, Anthem Insurance reached agreements in the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether Anthem Insurance or the predecessor/successor entities were in possession of property that was impressed with a charitable trust.

        In 1999, contributions of $45.0, $28.0 and $41.1, were made for the benefit of charitable foundations in Kentucky, Ohio, and Connecticut, respectively, from Anthem Insurance's subsidiaries, Anthem Health Plans of Kentucky, Inc., Community Insurance Company and Anthem Health Plans, Inc., respectively.

5.    Investments

        The following is a summary of available-for-sale investments:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2001
Fixed maturity securities:
United States Government securities	$684.7	$18.2	$(4.7)	$698.2
Obligations of states and political subdivisions	3.7	0.1	—	3.8
Corporate securities	1,381.4	35.2	(10.3)	1,406.3
Mortgage-backed securities	1,744.3	33.5	(3.4)	1,774.4

Total fixed maturity securities	3,814.1	87.0	(18.4)	3,882.7
Equity securities	185.7	3.4	—	189.1

	$3,999.8	$90.4	$(18.4)	$4,071.8

December 31, 2000
Fixed maturity securities:
United States Government securities	$723.4	$25.6	$(2.5)	$746.5
Obligations of states and political subdivisions	0.8	—	—	0.8
Corporate securities	1,041.4	19.4	(20.1)	1,040.7
Mortgage-backed securities	1,250.3	21.1	(13.0)	1,258.4
Preferred stocks	1.9	—	(0.1)	1.8

Total fixed maturity securities	3,017.8	66.1	(35.7)	3,048.2
Equity securities	376.2	133.0	(46.1)	463.1

	$3,394.0	$199.1	$(81.8)	$3,511.3

        The amortized cost and fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may be less than contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$51.6	$52.6
Due after one year through five years	589.7	606.6
Due after five years through ten years	833.3	845.5
Due after ten years	595.2	603.6

	2,069.8	2,108.3
Mortgage-backed securities	1,744.3	1,774.4

	$3,814.1	$3,882.7

        The major categories of net investment income are as follows:

	2001	2000	1999
Fixed maturity securities	$220.5	$178.8	$137.0
Equity securities	6.4	6.1	6.3
Cash, cash equivalents and other	15.7	21.5	12.8

Investment revenue	242.6	206.4	156.1
Investment expense	(4.0)	(4.8)	(4.1)

Net investment income	$238.6	$201.6	$152.0

        Proceeds from sales of fixed maturity and equity securities during 2001, 2000 and 1999 were $3,488.8, $2,911.8 and $2,336.8, respectively. Gross gains of $164.3, $71.3 and $86.8 and gross losses of $103.5, $45.4 and $49.3 were realized in 2001, 2000 and 1999, respectively, on those sales.

6.    Long Term Debt and Commitments

        Debt consists of the following at December 31:

	2001	2000
Surplus notes at 9.125% due 2010	$295.9	$295.5
Surplus notes at 9.00% due 2027	197.3	197.2
Senior guaranteed notes at 6.75% due 2003	99.7	99.5
Debentures included in Units at 5.95% due 2006	220.2	—
Other	5.2	5.5

Long term debt	818.3	597.7
Current portion of long term debt	(0.3)	(0.2)

Long term debt, less current portion	$818.0	$597.5

        Surplus notes are unsecured obligations of Anthem Insurance and are subordinate in right of payment to all of Anthem Insurance's existing and future indebtedness. Any payment of interest or principal on the surplus notes may be made only with the prior approval of the Indiana Department of Insurance ("DOI"), and only out of capital and surplus funds of Anthem Insurance that the DOI determines to be available for the payment under Indiana insurance laws. For statutory accounting purposes, the surplus notes are considered a part of capital and surplus of Anthem Insurance.

        Senior guaranteed notes are unsecured and unsubordinated obligations of Anthem Insurance and will rank equally in right of payment with all other existing and future senior indebtedness of Anthem Insurance.

        On November 2, 2001, Anthem issued 4,600,000 of 6.00% Equity Security Units (see Note 2). Each Unit contains a 5.95% subordinated debenture. The debentures are unsecured and are subordinated in right of payment to all of Anthem's existing and future senior indebtedness. The debentures will mature on November 15, 2006. Each debenture will initially bear interest at the rate of 5.95% per year, payable quarterly, commencing February 15, 2002, subject to Anthem's rights to defer these payments.

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0. Anthem is jointly and severally liable for all borrowings under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's joint liability for Anthem's obligations under the facilities. Upon execution of these facilities, Anthem Insurance terminated its prior $300.0 unsecured revolving facility. Borrowings under these facilities will bear interest at rates, as defined in the agreements, which generally provide for three different interest rate alternatives. One facility, which provides for borrowings of up to $400.0, expires on November 5, 2006. The second facility, which provides for borrowings of up to $400.0, expires on November 4, 2002. Certain amounts outstanding under this facility at November 4, 2002, as defined in the agreement, may be converted into a one-year term loan at the option of Anthem and Anthem Insurance. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. Availability under these facilities is reduced by the amount of any commercial paper outstanding. No amounts were outstanding under the current or prior facilities at December 31, 2001 or 2000 or during the years then ended.

        In addition to the revolving credit facilities described above, Anthem Insurance currently has a $300.0 commercial paper program available for general corporate purposes. Commercial paper notes are short term senior unsecured notes, with a maturity not to exceed 270 days from date of issuance. When issued, the notes bear interest at current market rates. Availability under the commercial paper program is reduced by the amount of any borrowings outstanding under the Company's revolving credit facilities. There were no commercial paper notes outstanding at December 31, 2001 or 2000 or during the years then ended.

        Subsequent to December 31, 2001, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities.

        Interest paid during 2001, 2000 and 1999 was $57.4, $49.9 and $28.2, respectively.

        Future maturities of debt are as follows: 2002, $0.3; 2003, $100.1; 2004, $1.3; 2005, $0.5; 2006, $220.8 and thereafter $495.3.

7.    Fair Value of Financial Instruments

        Considerable judgment is required to develop estimates of fair value for financial instruments. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one time, current market exchange of all of the financial instruments.

        The carrying values and estimated fair values of certain financial instruments are as follows at December 31:

	2001		2000
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturity securities	$3,882.7	$3,882.7	$3,048.2	$3,048.2
Equity securities	189.1	189.1	463.1	463.1
Restricted investments	38.7	38.7	42.7	42.7
Debt:
Equity Security Units	220.2	294.4	—	—
Other	598.1	681.9	597.7	562.2

The carrying value of all other financial instruments approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Fair values for securities, restricted investments and Equity Security Units are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair value of other debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

8.    Property and Equipment

        Property and equipment includes the following at December 31:

	2001	2000
Land and improvements	$21.8	$21.0
Building and components	251.2	251.3
Data processing equipment, furniture and other equipment	432.7	407.6
Leasehold improvements	36.4	37.2

	742.1	717.1
Less accumulated depreciation and amortization	339.8	288.3

	$402.3	$428.8

        Property and equipment includes non-cancelable capital leases of $7.3 and $7.4 at December 31, 2001 and 2000, respectively. Total accumulated amortization on these leases at December 31, 2001 and 2000 was $3.9 and $3.7, respectively. The related lease amortization expense is included in depreciation and amortization expense. Depreciation and leasehold improvement amortization expense for 2001, 2000 and 1999 was $89.6, $75.3 and $47.1, respectively.

9.    Unpaid Life, Accident and Health Claims

        The following table provides a reconciliation of the beginning and ending balances for unpaid life, accident and health claims:

	2001	2000	1999
Balances at January 1, net of reinsurance	$1,382.1	$1,052.6	$735.6
Business purchases (divestitures)	(139.1)	113.9	190.4
Incurred related to:
Current year	7,894.1	6,593.6	4,608.9
Prior years	(96.4)	(60.1)	(30.9)

Total incurred	7,797.7	6,533.5	4,578.0

Paid related to:
Current year	6,521.5	5,361.9	3,769.8
Prior years	1,115.5	956.0	681.6

Total paid	7,637.0	6,317.9	4,451.4

Balances at December 31, net of reinsurance	1,403.7	1,382.1	1,052.6
Reinsurance recoverables at December 31	7.6	29.0	109.2

Reserve gross of reinsurance recoverables on unpaid claims at December 31	$1,411.3	$1,411.1	$1,161.8

        Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Negative amounts reported for incurred related to prior years resulted from claims being settled for amounts less than originally estimated.

10.  Reinsurance

        The Company reinsures certain of its risks with other companies and assumes risk from other companies and such reinsurance is accounted for as a transfer of risk. The Company is contingently liable for amounts recoverable from the reinsurer in the event that it does not meet its contractual obligations.

        The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

        The details of net premiums written and earned are as follows for the years ended December 31:

	2001		2000		1999
	Written	Earned	Written	Earned	Written	Earned
Consolidated:
Direct	$9,325.7	$9,285.9	$7,993.0	$7,961.5	$5,674.8	$5,693.7
Assumed	1.6	1.7	0.7	1.9	23.9	26.9
Ceded	(42.5)	(42.8)	(229.2)	(226.1)	(305.6)	(302.1)

Net premiums	$9,284.8	$9,244.8	$7,764.5	$7,737.3	$5,393.1	$5,418.5

Reportable segments:
Midwest	$4,814.2	$4,774.2	$4,240.4	$4,203.1	$3,708.6	$3,729.3
East	3,462.5	3,462.5	2,753.0	2,768.9	1,490.3	1,495.4
West	716.1	716.1	571.1	569.6	64.5	64.2
Specialty	94.9	94.9	123.7	123.7	96.3	96.3
Other	197.1	197.1	76.3	72.0	33.4	33.3

Net premiums	$9,284.8	$9,244.8	$7,764.5	$7,737.3	$5,393.1	$5,418.5

        The effect of reinsurance on benefit expense is as follows for the years ended December 31:

	2001	2000	1999
Assumed — increase in benefit expense	$6.2	$8.6	$27.4
Ceded — decrease in benefit expense	38.0	233.0	299.8

        The effect of reinsurance on certain assets and liabilities is as follows at December 31:

	2001	2000
Policy liabilities assumed	$29.2	$28.6
Unearned premiums assumed	0.7	0.2
Premiums payable ceded	7.8	8.5
Premiums receivable assumed	0.3	0.3

11.  Employee Stock Purchase and Stock and Long Term Incentive Plans

        The Company has reserved 3,000,000 shares of common stock for the Employee Stock Purchase Plan ("Stock Purchase Plan"). The Stock Purchase Plan is expected to be implemented by mid 2002 and any employee that meets the eligibility requirements, as defined, may participate. No employee will be permitted to purchase more than twenty-five thousand dollars of stock in any calendar year.

        The Company's 2001 Stock Incentive Plan (the "Stock Plan") provides for the granting of stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights to eligible employees and non-employee directors. The Company has registered 7,000,000 shares of its common stock for issuance under the Stock Plan, including 2,000,000 shares solely for issuance under grants of stock options to substantially all employees and for issuance under similar grants to new employees. Awards are granted by the Compensation Committee of the Board of Directors. Options vest and expire over terms as set by the Committee at the time of grant. In accordance with the Plan, options to purchase 100 shares of common stock at the initial public offering price of $36.00 per share were granted to eligible employees. These options generally vest at the end of two years and expire 10 years from the grant date.

        A summary of the activity in the Stock Plan for the period from January 1, 2001 to December 31, 2001 is as follows:

	Number of Options	Weighted Average Exercise Price
Balance at January 1, 2001	—	$—
Granted	1,479,000	36.00
Forfeited	20,368	36.00

Balance at December 31, 2001	1,458,632	$36.00

Options exercisable at December 31, 2001	36	$36.00

        The weighted average remaining contractual life of the options is 9.83 years. As of December 31, 2001, 5,541,368 shares were available for future grants.

        The pro forma information regarding net income and earnings per share as required by FAS 123 has been determined as if the Company had accounted for its stock-based compensation under the fair value method of the Statement. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option-valuation model with the following weighted average assumptions for 2001:

Risk-free interest rate	4.96%
Volatility factor	42.00%
Dividend yield	—
Weighted average expected life	4 years

        The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option grants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option grants.

        For purposes of pro forma disclosures, compensation expense is increased for the estimated fair value of the options amortized over the options' vesting periods. The Company's pro forma information for 2001 is as follows:

	As Reported	Pro Forma
Net income	$342.2	$341.1
Net income for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	55.7	54.6
Earnings per share — basic and diluted net income after demutualization and initial public offering	0.54	0.53
Weighted average fair value of each option granted during the year	—	14.12

        Certain executives are participants in a Long Term Incentive Plan ("LTIP"). The LTIP operates during successive three-year periods. At the beginning of each three-year period, the Compensation Committee establishes performance goals, which include specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. Each participant's target award is established as a percentage ranging from 30% to 150% of annual base salary for each year of the three-year period. The LTIP expense for 2001, 2000 and 1999 totaled $49.9, $50.9 and $14.9, respectively.

12.  Earnings Per Share

        The following sets forth the denominator for basic and diluted earnings per share for the period from November 2, 2001 (date of demutualization and initial public offering) through December 31, 2001:

Denominator for basic earnings per share — weighted average shares	103,295,675
Effect of dilutive securities — employee stock options	313,397
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	212,766

Denominator for diluted earnings per share	103,821,838

        Weighted average shares used for basic earnings per share assumes that shares distributed to eligible statutory members as consideration in the demutualization were issued on the effective date of the Plan. Since the average market price of Anthem's common stock exceeds the grant price of stock options, such options are dilutive to Anthem's earnings per share. The purchase contracts included in the Units are dilutive to Anthem's earnings per share, because the average market price of Anthem's common stock exceeds a stated threshold price of $43.92 per share.

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 as shown above was used to calculate pro forma earnings per share for all periods presented.

13.  Income Taxes

        The components of deferred income taxes at December 31 are as follows:

	2001	2000
Deferred tax assets:
Pension and postretirement benefits	$60.5	$84.7
Accrued expenses	98.3	85.2
Alternative minimum tax and other credits	133.5	83.7
Insurance reserves	47.8	33.0
Net operating loss carryforwards	66.2	174.5
Bad debt reserves	19.8	35.1
Other	41.0	31.5

Total deferred tax assets	467.1	527.7
Valuation allowance	(250.4)	(338.7)

Total deferred tax assets, net of valuation allowance	216.7	189.0
Deferred tax liabilities:
Unrealized gains on securities	25.4	41.4
Goodwill and other intangible assets	70.0	55.1
Other	184.9	72.4

Total deferred tax liabilities	280.3	168.9

Net deferred tax asset (liability)	$(63.6)	$20.1

        The resolution of an Internal Revenue Service examination during 2000 resulted in certain subsidiaries having an increase in alternative minimum tax credits and net operating loss carryforwards. Due to the uncertainty of the realization of these deferred tax assets, the Company increased its valuation allowance accordingly. During 2001, portions of these net operating loss carryforwards were utilized and the valuation allowance was reduced accordingly. The net change in the valuation allowance for 2001, 2000 and 1999 totaled $(88.3), $190.5 and $(14.4), respectively.

        Deferred tax assets and liabilities reported with other current assets or liabilities and other noncurrent assets or liabilities on the accompanying consolidated balance sheets at December 31 are as follows:

	2001	2000
Deferred tax asset (liability) — current	$(8.3)	$10.5
Deferred tax asset (liability) — noncurrent	(55.3)	9.6

Net deferred tax asset (liability)	$(63.6)	$20.1

        Significant components of the provision for income taxes consist of the following:

	2001	2000	1999
Current tax expense (benefit):
Federal	$101.1	$53.9	$(2.6)
State and local	7.7	3.9	(7.0)

Total current tax expense (benefit)	108.8	57.8	(9.6)
Deferred tax expense	74.6	44.4	19.8

Total income tax expense	$183.4	$102.2	$10.2

        Current federal income taxes consisted of amounts due for alternative minimum tax and tax obligations of subsidiaries not included in the consolidated return of Anthem. During 2001, 2000 and 1999 federal income taxes paid totaled $74.1, $26.3 and $0.0, respectively.

        A reconciliation between actual income tax expense and the amount computed at the statutory rate is as follows:

	2001		2000		1999
	Amount	%	Amount	%	Amount	%
Amount at statutory rate	$183.6	35.0	$115.4	35.0	$21.3	35.0
State and local income taxes (benefit) net of federal tax benefit	3.5	0.7	2.6	0.8	(4.8)	(7.9)
Amortization of goodwill	5.9	1.1	5.6	1.7	3.1	5.1
Dividends received deduction	(1.4)	(0.2)	(1.2)	(0.4)	(1.3)	(2.1)
Deferred tax valuation allowance change, net of net operating loss carryforwards and other tax credits	(20.3)	(3.9)	(20.0)	(6.0)	(14.4)	(23.7)
Other, net	12.1	2.3	(0.2)	(0.1)	6.3	10.4

	$183.4	35.0	$102.2	31.0	$10.2	16.8

        At December 31, 2001, the Company had unused federal tax net operating loss carryforwards of approximately $189.1 to offset future taxable income. The loss carryforwards expire in the years 2002 through 2019.

14.  Accumulated Other Comprehensive Income

        The following is a reconciliation of the components of accumulated other comprehensive income at December 31:

	2001	2000
Gross unrealized gains on investments	$90.4	$199.1
Gross unrealized losses on investments	(18.4)	(81.8)

Total pretax net unrealized gains on investments	72.0	117.3
Deferred tax liability	(25.4)	(41.4)

Net unrealized gains on investments	46.6	75.9

Additional minimum pension liability	(6.5)	(7.2)
Deferred tax asset	2.3	2.5

Net additional minimum pension liability	(4.2)	(4.7)

Accumulated other comprehensive income	$42.4	$71.2

        A reconciliation of the change in unrealized and realized gains (losses) on investments included in accumulated other comprehensive income follows:

	2001	2000	1999
Change in pretax net unrealized gains on investments	$15.5	$83.1	$(99.2)
Less change in deferred taxes	(5.3)	(28.4)	36.9
Less net realized gains on investments, net of income taxes (2001, $21.3; 2000, $8.0; 1999, $11.3), included in net income	(39.5)	(17.9)	(26.2)

Change in net unrealized gains (losses) on investments	$(29.3)	$36.8	$(88.5)

15.  Leases

        The Company leases office space and certain computer equipment using noncancelable operating leases. Related lease expense for 2001, 2000 and 1999 was $45.2, $64.0, and $60.9, respectively.

        At December 31, 2001, future lease payments for operating leases with initial or remaining noncancelable terms of one year or more consisted of the following: 2002, $35.7; 2003, $32.0; 2004, $27.0; 2005, $24.4; 2006, $21.9; and thereafter $145.8.

16.  Retirement Benefits

        Anthem Insurance and its subsidiary, Anthem Health Plans of New Hampshire, Inc. (which acquired the business of BCBS-NH), sponsor defined benefit pension plans. These plans generally cover all full-time employees who have completed one year of continuous service and attained the age of twenty-one.

        The Company's plan, which beginning January 1, 2001, includes all affiliates except for Anthem Health Plans of New Hampshire, Inc., is a cash balance arrangement where participants have an account balance and will earn a pay credit equal to three to six percent of compensation, depending on years of service. In addition to the pay credit, participant accounts earn interest at a rate based on the 10-year Treasury notes.

        Anthem Health Plans of New Hampshire, Inc. sponsors a plan that is also a cash balance arrangement where participants have an account balance and will earn a pay credit equal to five percent of compensation. The participant accounts earn interest at a rate based on the lesser of the 1-year Treasury note or 7%.

        Through December 31, 2000, a subsidiary of Rocky Mountain Hospital and Medical Service, Inc. ("RMHMS") (formerly known as BCBS-CO/NV) sponsored a pension equity plan where the participants earn retirement credit percentages based on their age and service when the credit was earned. A lump sum benefit is calculated for each participant based on this formula. Effective December 31, 2000, the RMHMS plan was frozen and its participants became participants of the Company's plan on January 1, 2001. Effective April 30, 2001, the RMHMS plan was merged into the Company's plan.

        Through December 31, 2000, Anthem Health Plans of Maine, Inc. (which acquired the business of BCBS-ME) sponsored a final average pay defined benefit plan with contributions made at a rate intended to fund the cost of benefits earned. The plan's benefits are based on years of service and the participant's highest five year average compensation during the last ten years of employment. Effective December 31, 2000, the Anthem Health Plans of Maine, Inc. plan was merged into the Company's plan and its participants became participants of the Company's plan on January 1, 2001.

        All of the plans' assets consist primarily of common and preferred stocks, bonds, notes, government securities, investment funds and short-term investments. The funding policies for all plans are to contribute amounts at least sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act plus such additional amounts as are necessary to provide assets sufficient to meet the benefits to be paid to plan members.

        The effect of acquisitions on the consolidated benefit obligation and plan assets is reflected through the business combination lines of the tables below.

        In addition to the Company's defined benefit and defined contribution plans, the Company offers most employees certain life, health, vision and dental benefits upon retirement. There are several plans, which differ in amounts of coverage, deductibles, retiree contributions, years of service and retirement age. The Company funds certain benefit costs through contributions to a Voluntary Employees' Beneficiary Association ("VEBA") trust and others are accrued, with the retiree paying a portion of the costs. Postretirement plan assets held in the VEBA trust consist primarily of bonds and equity securities.

        The reconciliations of the benefit obligation based on a measurement date of September 30 are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Benefit obligation at beginning of year	$567.6	$471.8	$111.6	$117.1
Service cost	29.3	27.3	1.5	1.3
Interest cost	40.9	36.6	8.7	8.4
Plan amendments	(6.8)	(1.2)	1.5	(5.2)
Actuarial (gain) loss	(5.5)	35.4	31.7	(11.0)
Benefits paid	(42.6)	(53.1)	(10.7)	(8.0)
Business combinations	—	50.8	—	9.0

Benefit obligation at end of year	$582.9	$567.6	$144.3	$111.6

        The changes in plan assets are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Fair value of plan assets at beginning of year	$650.6	$557.5	$28.4	$23.2
Actual return on plan assets	(115.7)	75.3	(3.6)	3.1
Employer contributions	3.0	30.0	2.0	1.2
Benefits paid	(42.6)	(53.1)	(3.1)	(3.7)
Business combinations	—	40.9	—	4.6

Fair value of plan assets at end of year	$495.3	$650.6	$23.7	$28.4

        The reconciliations of the funded status to the net benefit cost accrued are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Funded status	$(87.6)	$83.0	$(120.6)	$(83.2)
Unrecognized net loss (gain)	103.2	(61.5)	(5.1)	(44.1)
Unrecognized prior service cost	(25.3)	(22.8)	(33.6)	(41.9)
Unrecognized transition asset	—	(1.0)	—	—
Additional minimum liability	(6.5)	(7.2)	—	—

Accrued benefit cost at September 30	(16.2)	(9.5)	(159.3)	(169.2)
Payments made after the measurement date	76.7	1.0	2.7	2.6

Prepaid (accrued) benefit cost at December 31	$60.5	$(8.5)	$(156.6)	$(166.6)

        The weighted average assumptions used in calculating the accrued liabilities for all plans are as follows:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Discount rate	7.25%	7.50%	7.50%	7.25%	7.50%	7.50%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Expected rate of return on plan assets	9.00%	9.00%	9.00%	6.50%	6.27%	6.50%

        The assumed health care cost trend rate used in measuring the other benefit obligations is generally 6% in 2000 and 7% in 1999, and is assumed to decrease 1% per year to 5% through September 30, 2001. Beginning October 1, 2001, the assumed health care trend rate is 10% decreasing 1% per year to 5% in 2007.

        The health care cost trend rate assumption can have a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$0.4	$(0.4)
Effect on the accumulated postretirement benefit obligation	7.9	(6.5)

        Below are the components of net periodic benefit cost:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Service cost	$29.3	$27.3	$26.6	$1.5	$1.3	$2.1
Interest cost	40.9	36.6	31.4	8.7	8.4	6.2
Expected return on assets	(55.1)	(49.9)	(39.6)	(1.8)	(1.4)	(1.2)
Recognized actuarial (gain) loss	0.3	2.8	1.2	(1.7)	(1.7)	(2.4)
Amortization of prior service cost	(3.9)	(3.3)	(3.3)	(6.8)	(6.5)	(5.4)
Amortization of transition asset	(1.0)	(1.7)	(2.0)	—	—	—

Net periodic benefit cost (credit) before curtailments	10.5	11.8	14.3	(0.1)	0.1	(0.7)
Net settlement/curtailment credit	—	—	(7.9)	—	—	—

Net periodic benefit cost (credit)	$10.5	$11.8	$6.4	$(0.1)	$0.1	$(0.7)

        The net settlement/curtailment credit in 1999 result from the divestitures of several non-core businesses as previously discussed in Note 3.

        The Company has several qualified defined contribution plans covering substantially all employees. Eligible employees may only participate in one plan. Voluntary employee contributions are matched at the rate of 50%, up to a maximum depending upon the plan, subject to certain limitations. Contributions made by the Company totaled $11.2, $10.3 and $8.7 during 2001, 2000 and 1999, respectively.

17.  Contingencies

Litigation:

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut subsidiary. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, the Company's Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

        The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        Following the purchase of Blue Cross and Blue Shield of Maine ("BCBS-ME"), appeals were filed by two parties that intervened in the administrative proceedings before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General requested the Court to modify the Superintendent's decision, by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group also challenged that portion of the Superintendent's decision regarding the value of BCBS-ME. On December 21, 2001, the Court issued an opinion affirming the decision of the Superintendent of Insurance approving the conversion of BCBS-ME and the subsequent acquisition by Anthem Insurance. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. While the Consumer appeal is still pending, the Company does not believe that the appeal will have a material adverse effect on its consolidated financial position or results of operations.

        On March 11, 1998, Anthem Insurance and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 (actual dollars) for breach of contract against CIC, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem Insurance. The court also reversed the award of $49.0 in punitive damages against both Anthem Insurance and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem Insurance and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem Insurance and CIC. In December 2001, CIC paid the award of $2.5 compensatory damages for bad faith and $1,350 (actual dollars) for breach of contract, plus accrued interest. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        In addition to the lawsuits described above, the Company is also involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations, and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its consolidated results of operations or financial condition.

Other Contingencies:

        The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc. ("AHP"), a subsidiary of Anthem Insurance, reached a settlement agreement with the Office of Inspector General ("OIG"), Department of Health and Human Services, in the amount of $41.9, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of Blue Cross & Blue Shield of Connecticut ("BCBS-CT"), AHP's predecessor. The period investigated was before Anthem Insurance merged with BCBS-CT. The resolution of this case involved no criminal penalties against the Company nor any suspension or exclusion from federal programs. This expense was included in administrative expense in the statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc. ("AdminaStar"), a subsidiary of Anthem Insurance, has received several subpoenas from the OIG and the U.S. Department of Justice, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the others requesting certain financial records and information of AdminaStar and Anthem

Insurance related to the Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. The Company was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from these reviews would not have a material adverse effect on the consolidated financial condition of the Company.

        As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program ("FEP"), a nationwide contract with the Federal Office of Personnel Management to provide coverage to federal employees and their dependents. On July 11, 2001, the Company received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised the Company that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against the Company's FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. There can be no assurance that the ultimate outcome of these reviews will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

        Anthem Insurance guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Alliance"), under a contract between Alliance and the United States Department of Defense. Under that contract, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and the Company does not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

Vulnerability from Concentrations:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities and premiums receivable. All investment securities are managed by professional investment managers within policies authorized by the board of directors. Such policies limit the amounts that may be invested in any one issuer and prescribe certain investee company criteria. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of employer groups that constitute the Company's customer base in the geographic regions in which we conduct business. As of December 31, 2001, there were no significant concentrations of financial instruments in a single investee, industry or geographic location.

18.  Segment Information

        The Company's principal reportable segments are strategic business units primarily delineated by geographic areas that essentially offer similar insurance products and services. They are managed separately because each geographic region has unique market, regulatory and healthcare delivery characteristics. The geographic regions are: the Midwest region, which operates primarily in Indiana, Kentucky and Ohio; the East region, which operates primarily in Connecticut, New Hampshire and Maine; and the West region, which operates in Colorado and Nevada. BCBS-NH was added to the East region effective with its October 27, 1999 acquisition, while the West region was established following the acquisition of BCBS-CO/NV on November 16, 1999. BCBS-ME is included in the East segment since its acquisition date of June 5, 2000.

        In addition to its three principal reportable geographic segments, the Company operates a Specialty segment, which includes business units providing group life and disability insurance benefits, pharmacy benefit management, dental and vision administration services and third party occupational health services. Various ancillary business units (reported with the Other segment) consist primarily of AdminaStar Federal which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio and Anthem Alliance, which provided health care benefits and administration in nine states for the Department of Defense's TRICARE Program for military families. The TRICARE operations were sold on May 31, 2001. The Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments.

        Through its participation in the Federal Employee Program, Medicare, Medicare at Risk, and TRICARE Program, the Company generated approximately 20%, 22% and 23% of its total consolidated revenues from agencies of the U.S. government for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company defines operating revenues to include premium income, administrative fees and other revenues. Operating revenues are derived from premiums and fees received primarily from the sale and administration of health benefit products. Operating expenses are comprised of benefit and administrative expenses. The Company calculates operating gain or loss as operating revenue less operating expenses.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain shared administrative expenses for each segment are recognized on a pro rata allocated basis, which in aggregate approximates the consolidated expense. Any difference between the allocated expenses and actual consolidated expense is included in other expenses not allocated to reportable segments. Intersegment sales and expenses are recorded at cost, and eliminated in the consolidated financial statements. The Company evaluates performance of the reportable segments based on operating gain or loss as defined above. The Company evaluates investment income, interest expense, amortization expense and income taxes, and asset and liability details on a consolidated basis as these items are managed in a corporate shared service environment and are not the responsibility of segment operating management.

        The following tables present financial data by reportable segment for each of the years ended December 31, 2001, 2000 and 1999:

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
2001
Operating revenue from external customers	$5,093.0	$3,667.3	$774.4	$182.1	$403.5	$10,120.3
Intersegment revenues	—	—	—	214.0	(214.0)	—
Operating gain (loss)	161.5	128.8	20.1	32.9	(23.8)	319.5
Depreciation and amortization	1.0	2.4	2.8	2.6	80.8	89.6
	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
2000
Operating revenue from external customers	$4,452.3	$2,921.9	$622.4	$188.8	$358.1	$8,543.5
Intersegment revenues	8.2	—	—	143.5	(151.7)	—
Operating gain (loss)	87.8	103.8	2.5	24.9	(34.9)	184.1
Depreciation and amortization	16.9	17.1	8.7	2.1	30.5	75.3
	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
1999
Operating revenue from external customers	$3,968.0	$1,598.9	$72.7	$145.4	$295.6	$6,080.6
Intersegment revenues	7.5	—	—	103.7	(111.2)	—
Operating gain (loss)	36.4	(0.9)	(3.5)	16.2	(19.7)	28.5
Depreciation and amortization	16.6	8.5	0.5	1.4	20.1	47.1

        Asset and equity details by reportable segment have not been disclosed, as they are not reported internally by the Company.

        A reconciliation of reportable segment operating revenues to the amounts of total revenues included in the consolidated statements of income for 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Reportable segments operating revenues	$10,120.3	$8,543.5	$6,080.6
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—

Total revenues	$10,444.7	$8,771.0	$6,270.1

        A reconciliation of reportable segment operating gain to income from continuing operations before income taxes and minority interest included in the consolidated statements of income for 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Reportable segments operating gain	$319.5	$184.1	$28.5
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—
Interest expense	(60.2)	(54.7)	(30.4)
Amortization of goodwill and other intangible assets	(31.5)	(27.1)	(12.7)
Endowment of non-profit foundations	—	—	(114.1)
Demutualization expenses	(27.6)	—	—

Income from continuing operations before income taxes and minority interest	$524.6	$329.8	$60.8

19.  Statutory Information

        Statutory-basis capital and surplus of Anthem Insurance amounted to $2,338.7 and $1,907.5 at December 31, 2001 and 2000, respectively. Statutory-basis net income of Anthem Insurance was $406.9, $91.7 and $201.7 for 2001, 2000 and 1999, respectively. Statutory-basis capital and surplus of Anthem Insurance is subject to regulatory restrictions with respect to amounts available for dividends to Anthem.

        In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification") which became effective January 1, 2001. Codification resulted in changes to certain accounting practices that Anthem Insurance and its insurance subsidiaries use to prepare statutory-basis financial statements. The impact of these changes was not significant.

20.  Selected Quarterly Financial Data (Unaudited)

        Selected quarterly financial data is as follows:

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2001 Data
Total revenues	$2,560.5	$2,558.3	$2,663.7	$2,662.2
Operating gain	59.9	73.4	79.1	107.1
Net income	70.6	72.4	111.5	87.7
Pro forma basic earnings per share	0.68	0.70	1.08	0.85
Pro forma diluted earnings per share	0.68	0.70	1.07	0.85
Basic and diluted net income per share for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	—	—	—	0.54
2000 Data
Total revenues	$1,962.1	$2,104.1	$2,320.0	$2,384.8
Operating gain	32.4	34.2	53.3	64.2
Net income	40.4	49.9	63.5	72.2
Pro forma basic earnings per share	0.39	0.48	0.62	0.70
Pro forma diluted earnings per share	0.39	0.48	0.61	0.70

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 was used to calculate pro forma earnings per share for all periods presented.

21.  Subsequent Events

        Anthem's Board of Directors approved a common stock repurchase program under which management has been authorized to purchase up to $400.0 worth of shares, subject to business and market conditions. Shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002.

        On May 30, 2001, Anthem Insurance and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS would become a wholly-owned subsidiary of Anthem Insurance. Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for Anthem Insurance to pay $190.0 in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS will seek to have the decision overturned in Shawnee County District Court. The Company will join BCBS-KS in the appeal.

Anthem, Inc.
Consolidated Balance Sheet
(Unaudited)

(In Millions, Except Share Data)	March 31, 2002
Assets
Current assets:
Investments available-for-sale, at fair value:
Fixed maturity securities	$3,768.5
Equity securities	192.4

3,960.9
Cash and cash equivalents	456.3
Premium and self funded receivables	610.6
Reinsurance receivables	77.6
Other receivables	275.3
Other current assets	37.5

Total current assets	5,418.2
Restricted cash and investments	39.6
Property and equipment	406.6
Goodwill	342.8
Other intangible assets	126.2
Other noncurrent assets	69.6

Total assets	$6,403.0

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,528.1
Future policy benefits	251.0
Other policyholder liabilities	56.1

Total policy liabilities	1,835.2
Unearned income	328.7
Accounts payable and accrued expenses	245.8
Bank overdrafts	360.2
Income taxes payable	54.1
Other current liabilities	184.0

Total current liabilities	3,008.0
Long term debt, less current portion	818.7
Retirement benefits	97.3
Other noncurrent liabilities	353.0

Total liabilities	4,277.0
Shareholders' equity
Preferred stock, without par value, shares authorized — 100,000,000; shares issued and outstanding — none	—
Common stock, par value $0.01, shares authorized — 900,000,000; shares issued and outstanding: 2002, 103,323,299; 2001, 103,295,675	1.1
Additional paid in capital	1,960.9
Retained earnings	155.5
Accumulated other comprehensive income	8.5

Total shareholders' equity	2,126.0

Total liabilities and shareholders' equity	$6,403.0

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31
(In Millions, Except Per Share Data)	2002	2001
Revenues
Premiums	$2,529.5	$2,268.9
Administrative fees	201.0	213.0
Other revenue	18.1	11.5

Total operating revenue	2,748.6	2,493.4
Net investment income	60.5	53.9
Net realized gains on investments	3.3	13.2

	2,812.4	2,560.5

Expenses
Benefit expense	2,136.4	1,934.1
Administrative expense	505.6	499.4
Interest expense	17.6	14.4
Amortization of goodwill and other intangible assets	3.3	7.7
Demutualization expenses	—	0.6

	2,662.9	2,456.2

Income before income taxes and minority interest	149.5	104.3
Income taxes	49.2	34.4
Minority interest (credit)	0.5	(0.7)

Net income	$99.8	$70.6

Net income per share[1]:
Basic	$0.97	$0.68

Diluted	$0.95	$0.68

1
Prior year amounts represent pro forma earnings per share prior to the initial public offering.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Shareholders' Equity
(Unaudited)

	Common Stock
					Accumulated Other Comprehensive Income
(In Millions, Except Share Data)	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings		Total Shareholders' Equity[1]
Balance at December 31, 2001	103,295,675	$1.1	$1,960.8	$55.7	$42.4	$2,060.0
Net income	—	—	—	99.8	—	99.8
Change in net unrealized losses on investments	—	—	—	—	(33.9)	(33.9)

Comprehensive income						65.9
Adjustments related to the demutualization	27,624	—	0.1	—	—	0.1

Balance at March 31, 2002	103,323,299	$1.1	$1,960.9	$155.5	$8.5	$2,126.0

Balance at December 31, 2000	—	$—	$—	$1,848.6	$71.2	$1,919.8
Net income	—	—	—	70.6	—	70.6
Change in net unrealized losses on investments	—	—	—	—	(9.5)	(9.5)

Comprehensive income						61.1

Balance at March 31, 2001	—	$—	$—	$1,919.2	$61.7	$1,980.9

1
Prior year amounts represent "Policyholders' surplus" prior to demutualization.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31
(In Millions)	2002	2001
Operating activities
Net income	$99.8	$70.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(3.3)	(13.2)
Depreciation, amortization and accretion	28.5	30.0
Deferred income taxes	13.6	12.2
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	—	(46.2)
Receivables	(72.6)	39.5
Other assets	(6.2)	(0.6)
Policy liabilities	118.8	48.7
Unearned income	8.2	85.8
Accounts payable and accrued expenses	(85.2)	(48.2)
Other liabilities	79.6	(16.5)
Income taxes	2.1	16.5

Net cash provided by continuing operations	183.3	178.6
Net cash used in discontinued operations	—	(0.1)

Cash provided by operating activities	183.3	178.5
Investing activities
Purchases of investments	(826.2)	(979.3)
Sales or maturities of investments	730.3	891.3
Purchases of subsidiaries, net of cash acquired	(10.6)	—
Proceeds from sale of property and equipment	0.9	0.1
Purchases of property and equipment	(27.9)	(11.3)

Cash used in investing activities	(133.5)	(99.2)
Financing activities
Adjustment to payments to eligible statutory members	0.1	—

Cash provided by financing activities	0.1	—

Change in cash and cash equivalents	49.9	79.3
Cash and cash equivalents at beginning of period	406.4	203.3

Cash and cash equivalents at end of period	$456.3	$282.6

See accompanying notes.

Anthem, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

March 31, 2002
(Dollars in Millions, Except Share Data)

1.    Basis of Presentation

        On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company in a process known as a demutualization. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem"). Effective with the demutualization, Anthem completed an initial public offering of 55,200,000 shares of common stock. The shares issued in the initial public offering are in addition to 48,095,675 shares of common stock (which will ultimately vary slightly as all distribution issues are finalized) distributed to eligible statutory members in the demutualization.

        The accompanying unaudited consolidated financial statements of Anthem Inc. and its subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the consolidated financial statements as of and for the three month periods ended March 31, 2002 and 2001 have been recorded. The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2001 included in Anthem's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

        Certain prior year balances have been reclassified to conform to current year presentation.

2.    Acquisitions

        On April 29, 2002, Anthem and Trigon Healthcare, Inc. ("Trigon") announced that they entered into an agreement and plan of merger pursuant to which Trigon will become a wholly-owned subsidiary of Anthem. Trigon is Virginia's largest health care company and is the Blue Cross and Blue Shield licensee in the state of Virginia. Under the agreement, Trigon's shareholders will receive thirty dollars in cash and 1.062 shares of Anthem common stock for each Trigon share outstanding. The value of the transaction is estimated to be approximately $4.0 billion, and is expected to close in three to six months, subject to regulatory and shareholder approvals.

        On February 28, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc. completed its purchase of the remaining 50% ownership interest in Maine Partners Health Plan, Inc. ("MPHP") in accordance with a stock purchase agreement dated January 17, 2002. Full ownership of MPHP, an HMO serving southern Maine, is expected to result in expanded member service capabilities. The purchase price was $10.6 and resulted in $4.7 of non-tax deductible goodwill assigned to the East reportable segment. The Company previously consolidated the financial results of MPHP in its consolidated financial statements and recorded minority interest for the percentage not owned. The pro forma effects of the acquisition on results for periods preceding the purchase date are not material to the Company's consolidated financial statements.

        On May 30, 2001, Anthem Insurance and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS would become a wholly-owned subsidiary of Anthem Insurance. Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for Anthem Insurance to pay $190.0 in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS is seeking to have the decision overturned in Shawnee County District Court. The Company joined BCBS-KS in the appeal, which was filed on March 7, 2002. Hearings are scheduled to begin on June 7, 2002. See Note 9.

3.    Goodwill and Other Intangible Assets

        On January 1, 2002, the Company adopted FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. Under FAS 142, goodwill and other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company is required to complete its transitional impairment test of existing goodwill by June 30, 2002. This test will involve the use of estimates related to the fair value of the business with which the goodwill is associated. The Company does not expect any material impairment loss as a result of this test.

        Following is a summary of the change in the carrying amount of goodwill by reportable segment for the period ended March 31, 2002:

	Midwest	East	West	Specialty	Total
Balance as of January 1, 2002	$133.6	$121.5	$74.9	$8.1	$338.1
Goodwill acquired	—	4.7	—	—	4.7

Balance as of March 31, 2002	$133.6	$126.2	$74.9	$8.1	$342.8

        The following table reflects the components of other intangible assets as of March 31, 2002 and December 31, 2001:

	March 31, 2002			December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with finite lives:
Subscriber base	$64.9	$(32.1)	$32.8	$64.7	$(29.7)	$35.0
Provider and hospital networks	24.2	(5.6)	18.6	24.2	(5.0)	19.2
Other	10.8	(3.5)	7.3	10.8	(3.2)	7.6

	99.9	(41.2)	58.7	99.7	(37.9)	61.8
Intangible asset with indefinite life:
Blue Cross and Blue Shield trademarks	67.5	—	67.5	67.5	—	67.5

	$167.4	$(41.2)	$126.2	$167.2	$(37.9)	$129.3

        With the adoption of FAS 142 on January 1, 2002, the Company ceased amortization of goodwill. The intangible asset established for Blue Cross and Blue Shield trademarks is deemed to have an indefinite life and is no longer amortized. The following table presents net income and earnings per share on a comparable basis as if FAS 142 had been adopted January 1, 2001:

	Three Months Ended March 31
	2002	2001
Reported net income	$99.8	$70.6
Amortization of goodwill (net of tax)	—	3.5
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.5

Adjusted net income	$99.8	$74.6

Basic earnings per share:
As reported and pro forma	$0.97	$0.68
Amortization of goodwill (net of tax)	—	0.03
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.01

Adjusted basic earnings per share	$0.97	$0.72

Diluted earnings per share:
As reported and pro forma	$0.95	$0.68
Amortization of goodwill (net of tax)	—	0.03
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.01

Adjusted diluted earnings per share	$0.95	$0.72

        Aggregate amortization expense for the three months ended March 31, 2002 was $3.3. Estimated amortization expense for each of the five calendar years ending December 31, is as follows:

2002	$12.8
2003	9.6
2004	8.6
2005	7.2
2006	6.5

4.    Earnings Per Share

        The following sets forth the denominator for basic and diluted earnings per share for the three months ended March 31, 2002. Weighted average shares used for basic earnings per share assumes that the adjustment to common stock issued in the demutualization occurred on January 1, 2002.

Denominator for basic earnings per share — weighted average shares	103,323,299
Effect of dilutive securities — employee stock options	485,314
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	1,011,959

Denominator for diluted earnings per share	104,820,572

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001, as shown below, was used to calculate pro forma earnings per share for the three months ended March 31, 2001.

Denominator for basic earnings per share — weighted average shares	103,295,675
Effect of dilutive securities — employee stock options	313,397
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	212,766

Denominator for diluted earnings per share	103,821,838

        On May 3, 2002, pursuant to the Company's 2001 Stock Incentive Plan (the "Stock Plan"), the Company granted 1,549,720 stock options to purchase shares of the Company's common stock to certain eligible executives, employees and non employee directors. The exercise price of these options is $71.86 per share, the fair value of the stock on the grant date. These options will vest and expire over terms set by the Compensation Committee of the Board of Directors.

        On May 3, 2002, pursuant to the Stock Plan, the Company granted 93,600 shares of the Company's common stock as restricted stock awards to certain eligible executives at $71.86 per share, the fair value of the stock on the grant date. The shares vest on a pro-rata basis over the periods ending December 31, 2004 and 2005. None of the shares of restricted stock may be transferred or encumbered, except as provided for in the award agreements, until the restrictions on such shares lapse or are removed.

        The stock options and restricted stock awards will not be considered outstanding in computing the weighted-average number of shares outstanding for basic earnings per share, but will be included, from the grant date, in determining diluted earnings per share using the treasury stock method.

5.    Credit Facilities

        Anthem has cash requirements of approximately $1.2 billion for the pending acquisition of Trigon, including both the cash portion of the purchase price and transaction costs. During April 2002, Anthem obtained a commitment for a bridge loan of up to $1.2 billion. Anthem plans to issue up to $1.0 billion of debt securities in a private placement or public offering to provide permanent financing for the acquisition. The net proceeds from issuance of these debt securities would reduce the amount of the commitment for the bridge loan and would be used to repay indebtedness under the bridge loan, to the extent it has been drawn down. Under the terms of the bridge loan commitment, which is subject to customary conditions, a required prepayment in an amount equal to all cash and cash equivalents of Trigon and its unregulated subsidiaries (which must be not less than $300.0) must be made no later than one month after the closing of the acquisition. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003. See Note 9.

        During February 2002, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities. See Note 9.

6.    Stock Repurchase Program

        Anthem's Board of Directors approved a common stock repurchase program under which the Company may purchase up to $400.0 of shares from time to time, subject to business and market conditions. Shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002. No shares were repurchased as of March 31, 2002. Through May 9, 2002, the Company repurchased 542,500 shares at a cost of $36.5.

7.    Segment Information

        The following tables show financial data by segment for the three months ended March 31, 2002 and 2001:

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
Three Months Ended March 31, 2002
Operating revenue from external customers	$1,451.8	$985.3	$221.2	$53.9	$36.4	$2,748.6

Intersegment revenues	$—	$—	$—	$66.2	$(66.2)	$—

Operating gain (loss)	$54.1	$42.2	$7.5	$12.4	$(9.6)	$106.6

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
Three Months Ended March 31, 2001
Operating revenue from external customers	$1,219.9	$874.9	$176.5	$42.5	$179.6	$2,493.4

Intersegment revenues	$—	$—	$—	$46.6	$(46.6)	$—

Operating gain (loss)	$42.8	$22.6	$0.2	$7.5	$(13.2)	$59.9

        A reconciliation of reportable segment operating gain to income before income taxes and minority interest included in the consolidated statements of income for the three months ended March 31, 2002 and 2001 is as follows:

	Three Months Ended March 31
	2002	2001
Reportable segments operating gain	$106.6	$59.9
Net investment income	60.5	53.9
Net realized gains on investments	3.3	13.2
Interest expense	(17.6)	(14.4)
Amortization of goodwill and other intangible assets	(3.3)	(7.7)
Demutualization expenses	—	(0.6)

Income before income taxes and minority interest	$149.5	$104.3

8.    Contingencies

Litigation:

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut subsidiary. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, the Company's Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

        On October 10, 2001, the Connecticut State Dental Association and five dental providers filed suit against the Company's Connecticut subsidiary. The suit alleged breach of contract and violation of the Connecticut Unfair Trade Practices Act. The suit was voluntarily withdrawn on November 9, 2001. The claims were refiled on April 15, 2002, as two separate suits, one by the Connecticut State Dental Association, and the second by two dental providers, purportedly on behalf of a class of dental providers. Both suits seek injunctive relief, and unspecified monetary damages (both compensatory and punitive).

        The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        Following the purchase of Blue Cross and Blue Shield of Maine ("BCBS-ME"), appeals were filed by two parties that intervened in the administrative proceedings before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General requested the Court to modify the Superintendent's decision, by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group also challenged that portion of the Superintendent's decision regarding the value of BCBS-ME. On December 21, 2001, the Court issued an opinion affirming the decision of the Superintendent of Insurance approving the conversion of BCBS-ME and the subsequent acquisition by Anthem Insurance. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. The Company does not believe that the Consumers' appeal will have a material adverse effect on its consolidated financial position or results of operations.

        On March 11, 1998, Anthem Insurance and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 (actual dollars) for breach of contract against CIC, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem Insurance. The court also reversed the award of $49.0 in punitive damages against both Anthem Insurance and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem Insurance and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem Insurance and CIC. In December 2001, CIC paid the award of $2.5 compensatory damages for bad faith and $1,350 (actual dollars) for breach of contract, plus accrued interest. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        In addition to the lawsuits described above, the Company is also involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations, and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its consolidated results of operations or financial position.

Other Contingencies:

        The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc. ("AHP"), a subsidiary of Anthem Insurance, reached a settlement agreement with the Office of Inspector General ("OIG"), Department of Health and Human Services, in the amount of $41.9, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of Blue Cross & Blue Shield of Connecticut ("BCBS-CT"), AHP's predecessor. The period investigated was before Anthem Insurance merged with BCBS-CT. The resolution of this case involved no criminal penalties against the Company nor any suspension or exclusion from federal programs. This expense was included in administrative expense in the statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc. ("AdminaStar"), a subsidiary of Anthem Insurance, has received several subpoenas prior to May 2000 from the OIG and the U.S. Department of Justice, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the others requesting certain financial records and information of AdminaStar and Anthem Insurance related to the Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. The Company was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from these reviews would not have a material adverse effect on the consolidated financial position or results of operations.

        As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program ("FEP"), a nationwide contract with the Federal Office of Personnel Management to provide coverage to federal employees and their dependents. On July 11, 2001, the Company received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised the Company that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against the Company's FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The ultimate outcome of these reviews cannot be determined at this time.

        Anthem Insurance guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Alliance"), under a contract between Alliance and the United States Department of Defense. Under that contract, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and the Company does not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

9.    Subsequent Events

        The bridge loan commitment described in Note 5 was amended on May 16, 2002 and was superseded on May 29, 2002, when Anthem entered into a bridge loan agreement. Under the agreement, Anthem may borrow up to $1.2 billion. The bridge loan agreement contains various conditions to Anthem's ability to borrow under the bridge loan, including compliance with the financial covenants and ratios set forth in the bridge loan agreement, and the requirement that Anthem and its unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300.0 at the time of the merger. Effective July 2, 2002, Anthem reduced the amount of available borrowings under the bridge loan to $600.0.

        On July 2, 2002, Anthem amended and restated its revolving lines of credit with its lender group to make Anthem the borrower and to increase the available borrowings to $1.0 billion. Under one facility, which expires on November 5, 2006, Anthem may borrow up to $400.0. Under the other facility, which expires July 1, 2003, Anthem may borrow up to $600.0. Any amounts outstanding under this facility at July 1, 2003 (except amounts which bear interest rates determined by a competitive bidding process) convert to a one-year term loan at Anthem's option. Borrowings under both credit facilities bear interest at rates determined under two interest rate options or through a competitive bid process. The first option is a floating rate equal to the greater of the prime rate or the federal funds rate plus one-half percent. The second option is a floating rate equal to LIBOR plus a margin determined by reference to the ratings of Anthem's senior, unsecured debt. Under the competitive bid process, borrowings may bear interest at floating rates determined by reference to LIBOR, or at fixed rates. Anthem's ability to borrow under these credit facilities is subject to typical conditions and to compliance with certain financial ratios. In addition, Anthem's credit agreements allowing for $135.0 of additional borrowings were cancelled and Anthem Insurance's commercial paper program has been discontinued.

        On June 7, 2002, the Shawnee County District Court ruled on the BCBS-KS appeal described in Note 2. The Court ruled in favor of Anthem and BCBS-KS, vacating the Commissioner's decision and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. On June 10, 2002, the Kansas Insurance Commissioner appealed the Court's ruling. Anthem and BCBS-KS are reviewing the ruling and the Commissioner's appeal and are considering their next steps.

INDEPENDENT AUDITORS' REPORT

The Board of Directors Trigon Healthcare, Inc.:

We have audited the accompanying consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trigon Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                      /s/  KPMG LLP

Richmond, Virginia
February 6, 2002

TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000
(in thousands, except per share data)

	2001	2000
ASSETS
Current Assets
Cash	$17,995	6,345
Investment securities, at estimated fair value (note 3)	1,820,529	1,775,307
Premiums and other receivables (note 4)	560,310	499,921
Deferred income taxes (note 10)	8,473	3,525
Other	13,735	14,676

Total current assets	2,421,042	2,299,774

Property and equipment, net (note 5)	87,723	69,757
Deferred income taxes (note 10)	42,194	48,207
Goodwill, net	13,670	15,303
Restricted investments, at estimated fair value (note 3)	7,251	7,331
Other assets	10,584	8,120

Total assets	$2,582,464	2,448,492

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Medical and other benefits payable (note 6)	$635,452	563,398
Unearned premiums	149,347	130,502
Accounts payable and accrued expenses	85,992	85,993
Other liabilities (note 8)	260,681	246,069
Commercial paper (note 11)	99,660	—

Total current liabilities	1,231,132	1,025,962

Obligations for employee benefits, noncurrent (note 12)	43,141	47,136
Medical and other benefits payable, noncurrent (note 6)	74,304	72,108
Commercial paper, noncurrent (note 11)	200,000	275,448
Minority interest	13,467	12,976

Total liabilities	1,562,044	1,433,630

Shareholders' Equity
Common stock, $0.01 par; shares issued and outstanding: 35,786, 2001; 37,539, 2000 (note 13)	358	375
Capital in excess of par (note 13)	784,514	802,584
Retained earnings (note 13)	234,364	205,045
Unearned compensation—restricted stock (note 13)	(1,817)	(2,234)
Accumulated other comprehensive income (note 15)	3,001	9,092

Total shareholders' equity	1,020,420	1,014,862
Commitments and contingencies (notes 7 and 19)

Total liabilities and shareholders' equity	$2,582,464	2,448,492

See accompanying notes to consolidated financial statements.

TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2001, 2000 and 1999
(in thousands, except per share data)

	2001	2000	1999
REVENUES
Premium and fee revenues
Commercial	$2,166,173	1,871,533	1,664,261
Federal Employee Program	529,491	464,303	448,676
Amounts attributable to self-funded arrangements	1,629,506	1,392,998	1,216,427
Less: amounts attributable to claims under self-funded arrangements	(1,419,225)	(1,228,306)	(1,082,328)

	2,905,945	2,500,528	2,247,036
Investment income (note 3)	105,247	114,453	97,131
Net realized losses (note 3)	(56,330)	(27,023)	(21,957)
Other revenues (note 9)	20,105	23,637	24,218

Total revenues	2,974,967	2,611,595	2,346,428

EXPENSES
Medical and other benefit costs (notes 6 and 17)
Commercial	1,758,010	1,507,553	1,374,843
Federal Employee Program	505,781	444,230	429,519

	2,263,791	1,951,783	1,804,362
Selling, general and administrative expenses (notes 12 and 17)	522,743	476,809	502,189
Interest expense (note 11)	12,695	17,249	8,359

Total expenses	2,799,229	2,445,841	2,314,910

Income before income taxes and minority interest	175,738	165,754	31,518
Income tax expense (note 10)	58,196	50,088	8,345

Income before minority interest	117,542	115,666	23,173
Minority interest	1,482	3,657	2,710

Net income	$116,060	112,009	20,463

Earnings per share (note 14)
Basic net income	$3.20	2.98	0.50

Diluted net income	$3.11	2.90	0.49

See accompanying notes to consolidated financial statements.

TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2001, 2000 and 1999
(in thousands)

	Common Stock	Capital in Excess of Par	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Total Shareholders' Equity
BALANCE AS OF JANUARY 1, 1999	$423	839,187	202,554	—	29,060	1,071,224
Net income	—	—	20,463	—	—	20,463
Change in minimum pension liability, net of income taxes (notes 12 and 15)	—	—	—	—	834	834
Net unrealized losses on investment securities, net of income taxes (notes 3 and 15)	—	—	—	—	(20,806)	(20,806)

Comprehensive income						491
Repurchase and retirement of common stock (note 13)	(41)	(20,500)	(110,121)	—	—	(130,662)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(767)	—	(1,926)	—	(2,693)
Change in common stock held by consolidated grantor trusts (note 13)	—	(1,403)	—	—	—	(1,403)

BALANCE AS OF DECEMBER 31, 1999	382	816,517	112,896	(1,926)	9,088	936,957
Net income	—	—	112,009	—	—	112,009
Change in minimum pension liability, net of income taxes (notes 12 and 15)	—	—	—	—	293	293
Net unrealized losses on investment securities, net of income taxes (notes 3 and 15)	—	—	—	—	(289)	(289)

Comprehensive income						112,013
Repurchase and retirement of common stock (note 13)	(7)	(3,305)	(19,860)	—	—	(23,172)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(14,002)	—	(308)	—	(14,310)
Change in common stock held by consolidated grantor trusts (note 13)	—	3,374	—	—	—	3,374

BALANCE AS OF DECEMBER 31, 2000	375	802,584	205,045	(2,234)	9,092	1,014,862
Net income	—	—	116,060	—	—	116,060
Change in minimum pension liability, net of income taxes (notes 12 and 15)	—	—	—	—	22	22
Net unrealized losses on investment securities, net of income taxes (notes 3 and 15)	—	—	—	—	(6,113)	(6,113)

Comprehensive income						109,969
Repurchase and retirement of common stock (note 13)	(17)	(8,764)	(86,741)	—	—	(95,522)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(8,858)	—	417	—	(8,441)
Change in common stock held by consolidated grantor trusts (note 13)	—	(448)	—	—	—	(448)

BALANCE AS OF DECEMBER 31, 2001	$358	784,514	234,364	(1,817)	3,001	1,020,420

See accompanying notes to consolidated financial statements.

TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999
Cash flows from operating activities
Net income	$116,060	112,009	20,463
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	23,419	15,282	18,655
Write-off of subsidiary goodwill and other intangibles (note 17)	—	—	55,927
Amortization of unearned compensation	1,842	2,681	1,031
Accretion of discounts and amortization of premiums, net	(2,054)	(15,959)	(13,267)
Change in allowance for doubtful accounts receivable	(2,345)	(685)	2,839
Increase in premiums and other receivables	(90,893)	(69,224)	(22,238)
(Increase) decrease in other assets	670	1,449	(9,208)
Increase in medical and other benefits payable	74,250	41,224	66,382
Increase in unearned premiums	18,845	10,644	20,826
Increase (decrease) in accounts payable and accrued expenses	(1)	4,094	13,896
Increase (decrease) in other liabilities	52,407	(46,075)	30,807
Change in deferred income taxes	4,678	25,267	(17,784)
Increase in minority interest	491	3,657	2,710
Decrease in obligations for employee benefits	(9,962)	(1,701)	(4,450)
Loss on disposal of property and equipment and other assets	262	84	277
Realized investment losses, net	56,330	27,023	21,957

Net cash provided by operating activities	243,999	109,770	188,823

Cash flows from investing activities
Proceeds from sale of property and equipment and other assets	250	339	342
Capital expenditures	(42,208)	(35,501)	(17,827)
Cash paid for the purchase of minority interest	—	(2,660)	—
Cash transferred with the sale of subsidiary, net of cash received	—	(15,337)	—
Investment securities purchased	(5,069,888)	(4,844,862)	(4,293,560)
Proceeds from investment securities sold	3,809,125	4,061,899	3,347,933
Maturities of fixed income securities	1,150,914	736,870	749,828

Net cash used in investing activities	(151,807)	(99,252)	(213,284)

Cash flows from financing activities
Proceeds from long-term debt	—	—	160,000
Payments on long-term debt	—	(248,039)	—
Change in commercial paper notes	24,212	275,448	—
Purchase and reissuance of common stock under employee benefit and stock option plans	(10,594)	(17,666)	(3,694)
Common stock (purchased) distributed by consolidated grantor trusts	(448)	3,374	(1,403)
Purchase and retirement of common stock	(95,522)	(23,172)	(130,662)
Change in outstanding checks in excess of bank balance	1,810	3,352	(4,750)

Net cash provided by (used in) financing activities	(80,542)	(6,703)	19,491

Increase (decrease) in cash	11,650	3,815	(4,970)
Cash—beginning of year	6,345	2,530	7,500

Cash—end of year	$17,995	6,345	2,530

Cash paid during the year for
Interest	$14,814	22,224	12,847
Income taxes	20,858	69,947	25,855

See accompanying notes to consolidated financial statements.

TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        Trigon Healthcare, Inc., a stock holding company, through its subsidiaries is the largest managed health care company in Virginia. (Trigon Healthcare, Inc. and subsidiaries are herein collectively referred to as the Company.) The Company serves 2.1 million members primarily through a comprehensive spectrum of managed care products provided through three network systems with a range of utilization and cost containment controls. The Company provides health insurance for multi-state employer groups, large and small businesses in Virginia, individuals, Medicare and Medicaid beneficiaries and federal employees. The Company's portfolio of benefit designs is purposely diverse to allow members and group administrators to choose the degree of management and premium structure that is right for them. Larger employer groups may choose various funding options ranging from fully-insured to partially or fully self-funded financial arrangements. While self-funded customers participate in Trigon's networks, the customers bear all or portions of the claims risk. Certain of the Company's subsidiaries have the exclusive right to use the Blue Cross and Blue Shield service marks and trademarks in their service areas. The Company also owns and operates subsidiaries in the areas of wellness and disease management and similar products.

        Trigon Healthcare, Inc. owns 100% of Trigon Insurance Company, HealthKeepers, Inc., Priority, Inc., Trigon Health and Life Insurance Company, Trigon Services, Inc., Consolidated Holdings Corporation, Health Management Corporation and Monticello Service Agency, Inc. Additionally, Trigon Healthcare, Inc. owns 51% of Peninsula Health Care, Inc. Trigon Insurance Company participates in a national contract between the Blue Cross and Blue Shield Association and the U.S. Office of Personnel Management to provide benefits to Federal employees within Virginia through the Federal Employee Program (FEP).

        The significant accounting policies and practices followed by the Company are as follows:

Basis of Presentation and Principles of Consolidation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company follows Statement of Financial Accounting Standards (SFAS) No. 60, Accounting and Reporting by Insurance Enterprises, as it relates to its insurance business and the AICPA Auditing and Accounting Guide, Health Care Organizations, as it relates to its HMO business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management continually reviews its estimates and assumptions, including those related to claims expense and claims liabilities, income taxes and litigation. Actual results could differ from those estimates.

        The consolidated financial statements include the accounts of Trigon Healthcare, Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in other companies in which less than a majority interest is held and where the Company has significant influence over the operating and financial policies of the investee are accounted for under the equity method.

Risks and Uncertainties

        The Company's profitability depends in large part on accurately predicting and effectively managing health care costs. The Company continually reviews its premium and benefit structure to reflect its underlying claims experience and revised actuarial data; however, several factors could adversely affect the medical cost ratios. Certain of these factors, which include changes in health care practices, inflation, new technologies, major epidemics, natural disasters and malpractice litigation, are beyond any health plan's control and could adversely affect the Company's ability to accurately predict and effectively control health care costs. Costs in excess of those anticipated could have a material adverse effect on the Company's results of operations.

        In addition, the managed care industry is highly competitive in both Virginia and in other states in the Southeastern and Mid-Atlantic regions where the Company principally intends to expand. There is no assurance that such competition will not exert strong pressures on the Company's profitability, its ability to increase enrollment or its ability to successfully attain its expansion plans. The Company's growth may be affected by any changes in its ability to negotiate favorable rates with providers. Also, there can be no assurance that regulatory initiatives will not be undertaken at the state or federal level to reform the health care industry in order to reduce the escalation in health care costs or to make health care more accessible. Such action could adversely affect the Company's profitability.

Investment Securities

        Investment securities are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. All investment securities are considered available-for-sale and are recorded at estimated fair value, based on quoted market prices. The net unrealized gain or loss on investment securities, net of deferred income taxes, is included in accumulated other comprehensive income in shareholders' equity. A decline in the fair value of any investment security below cost, that is deemed other than temporary, is recorded as a realized loss resulting in a new cost basis for the security. Costs of investments sold are determined on the first in, first out basis.

        The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137 and 138, effective January 1, 2001. The Company enters into foreign currency forward contracts (forward contracts) to minimize exposure to fluctuations in foreign currency exchange rates. Company policy only permits utilization of these instruments in its foreign denominated bond and equity portfolios. The counterparties to these transactions are major financial institutions. The Company may incur a loss with respect to these transactions to the extent that the counterparty fails to perform under a contract and exchange rates have changed unfavorably for the counterparty since the inception of the contract. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The forward contracts involve the exchange of one currency for another at a future date and typically have maturities of one year or less. The forward contracts do not qualify for hedge accounting under SFAS No. 133, as amended. Accordingly, upon adoption, the forward contracts were recorded at fair value with changes in fair value recorded as realized gains or losses in the consolidated statements of operations. The fair value of forward contracts held by the Company as of January 1, 2001 was not material.

        The Company also enters into financial futures contracts for portfolio strategies such as minimizing interest rate risk and managing portfolio duration. The notional amount of the futures contracts is limited to that of the market value of the underlying portfolios. Should this limitation be exceeded, futures contracts are immediately terminated in order to comply with this restriction. Initial margins in the form of securities are maintained with the counterparties for these transactions. Changes in fair value of financial futures, determined and settled with the counterparties on a daily basis, are recorded as realized gains or losses in the consolidated statements of operations. Terminations of contracts are accounted for in the same manner. The adoption of SFAS No. 133, as amended, did not change the accounting for these contracts.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are 40 years for buildings and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Any gain or loss realized upon retirement or disposal is reflected in selling, general and administrative expenses.

        The Company is capitalizing interest during the active construction period of its headquarters expansion project. The project is being funded using internal cash and investments. Capitalized interest is added to the cost of the underlying assets and will be amortized over the useful lives of the assets.

        Certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Goodwill

        Costs in excess of fair value of net tangible and identified intangible assets of businesses acquired are amortized using the straight-line method over periods from 15 to 25 years. Recoverability is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the assets to which the goodwill applies to the net book value including goodwill of those assets.

        Amortization was $1.6 million, $1.2 million, and $5.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated amortization as of December 31, 2001 and 2000 was $9.6 million and $9.0 million, respectively. During 2001, $1.0 million of accumulated amortization related to previously fully amortized goodwill was removed. In connection with the purchase of Priority, Inc.'s minority interest in September 2000 (note 17), goodwill increased $2.2 million. Goodwill and other intangibles related to Mid-South Insurance Company (Mid-South), in the amount of $42.6 million were written-off during 1999 (note 17).

        The Company will adopt SFAS No. 142, Goodwill and Intangible Assets, effective January 1, 2002. Under Statement 142, goodwill determined to have indefinite useful lives will not be amortized but will be tested at least annually for impairment. As of the date of adoption, the Company has unamortized goodwill in the amount of $13.7 million that will be subject to the transitional impairment provisions of Statement 142. In addition, adoption will eliminate approximately $1.6 million in annual goodwill amortization beginning in 2002 from the consolidated statements of operations. The Company expects no transitional impairment loss upon adoption.

Medical and Other Benefits Payable

        The Company establishes liabilities for claims in process of review and claims incurred but not reported. These liabilities are based on historical payment patterns using actuarial techniques. In addition, processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims. The methods for making these estimates and for establishing the resulting liabilities are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the liabilities for claims and claims processing costs are adequate to cover such claims and expenses.

Revenues

        All of the Company's individual and certain of the Company's group contracts provide for the individual or the group to be fully insured. Premiums for these contracts are billed in advance of the respective coverage periods and are initially recorded as premiums receivable and as unearned income. Unearned premiums are recognized as earned in the period of coverage.

        Certain other groups have contracts that provide for the group to be at risk for all or a portion of their claims experience. Most of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group's aggregate liability or the group's liability on any one episode of care is capped for the year. The Company charges self-funded groups administrative fees which are based on the number of members in a group or the group's claims experience. Under the Company's self-funded arrangements, amounts due are recognized based on incurred claims plus administrative and other fees and any stop-loss premiums. In addition, accounts for certain self-funded groups are charged or credited with interest expense or income as provided by the groups' contracts.

Postretirement/Postemployment Benefits

        Pension costs are accrued in accordance with SFAS No. 87, Employers' Accounting for Pensions, and are funded based on the minimum contribution requirements of the Employee Retirement Income Security Act of 1974. The actuarial cost method used is the projected unit credit method.

        The Company provides certain health and life insurance benefits to retired employees. These benefits are accrued in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

        The Company also provides certain disability related postemployment benefits. These benefits are accrued in accordance with SFAS No. 112, Employers' Accounting for Postemployment

Benefits. The Company accrues the benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

Stock-Based Compensation

        The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for the stock options granted and employee stock purchases. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

Income Taxes

        Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

        The Company calculates and presents earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if all stock options and nonvested restricted stock awards were exercised and converted into common stock.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 2. AGENCY CONTRACTS

        As fiscal intermediary for Medicare through August 31, 1999, the Company allocated operating expenses to this line of business to determine reimbursement due for services rendered in accordance with the contracts in force. Claims processed under this arrangement were not included in the accompanying consolidated statements of operations and the reimbursement of allocated operating expenses was recorded as a reduction of the Company's selling, general and administrative expenses.

        The Company discontinued its role as a claims processing intermediary for the federal government with the Medicare Part A program in Virginia and West Virginia, in August 1999. The Company also discontinued its role as the primary provider of computer processing capabilities for

Medicare Part A claims processing to certain other Blue Cross and Blue Shield plans after November 1999.

        Claims processed for Medicare and the related reimbursed operating expenses, which are subject to audit, for the year ended December 31, 1999 were $2.1 billion and $18.3 million, respectively. There were no amounts for the years ended December 31, 2001 and 2000.

NOTE 3. INVESTMENT SECURITIES

        The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities as of December 31 were as follows (in thousands):

2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities
Domestic
U.S. Treasury securities and obligations of U.S. government agencies	$273,325	742	1,482	272,585
Mortgage-backed obligations of U.S. government agencies	264,954	1,899	2,130	264,723
States and political subdivision securities	252,017	5,044	2,077	254,984
Other mortgage-backed and asset-backed securities	153,434	2,393	270	155,557
Corporate bonds	640,280	13,361	4,772	648,869
Foreign
Debt securities issued by foreign governments	4,621	90	—	4,711
Corporate bonds	57,561	1,115	2,645	56,031

Total fixed maturities	1,646,192	24,644	13,376	1,657,460

Equities
Domestic	12,294	1,246	2,658	10,882
Foreign	69,091	5,482	10,720	63,853

Total equities	81,385	6,728	13,378	74,735

Short-term investments
Domestic	82,418	—	—	82,418
Foreign	11,959	—	23	11,936

Total short-term investments	94,377	—	23	94,354

Derivative instruments	1,231	—	—	1,231

Total	$1,823,185	31,372	26,777	1,827,780

Unrestricted	$1,816,433	30,873	26,777	1,820,529
Restricted	6,752	499	—	7,251

Total	$1,823,185	31,372	26,777	1,827,780

2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities
Domestic
U.S. Treasury securities and obligations of U.S. government agencies	$342,715	3,817	36	346,496
Mortgage-backed obligations of U.S. government agencies	134,263	3,125	95	137,293
States and political subdivision securities	269,914	10,022	617	279,319
Other mortgage-backed and asset-backed securities	94,347	1,358	613	95,092
Corporate bonds	534,244	9,327	17,668	525,903
Foreign
Debt securities issued by foreign governments	9,011	473	—	9,484
Corporate bonds	45,555	289	983	44,861

Total fixed maturities	1,430,049	28,411	20,012	1,438,448

Equities
Domestic	16,156	1,243	1,133	16,266
Foreign	70,865	16,535	11,779	75,621

Total equities	87,021	17,778	12,912	91,887

Short-term investments
Domestic	239,187	—	—	239,187
Foreign	12,360	—	4	12,356

Total short-term investments	251,547	—	4	251,543

Derivative instruments	—	760	—	760

Total	$1,768,617	46,949	32,928	1,782,638

Unrestricted	$1,761,606	46,629	32,928	1,775,307
Restricted	7,011	320	—	7,331

Total	$1,768,617	46,949	32,928	1,782,638

        Short-term investments consist principally of investments with maturity dates of one year or less at the time of purchase, including, money market investments, commercial paper and other fixed maturities.

        The Company enters into foreign currency derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. As of December 31, 2001, the Company had forward contracts outstanding with a net fair value of $1.2 million to purchase approximately $8.1 million in foreign currencies and to sell approximately $6.9 million in foreign currencies (primarily the Euro and Japanese Yen).

        The Company also enters into financial futures contracts for portfolio strategies such as minimizing interest rate risk and managing portfolio duration. The notional amount of the futures contracts, $197.8 million as of December 31, 2001, is limited to that of the market value of the underlying portfolios.

The amortized cost and estimated fair value of fixed income securities as of December 31, by contractual maturity, were as follows (in thousands):

2001	Amortized Cost	Estimated Fair Value
Due in one year or less	$22,342	22,695
Due after one year through five years	461,474	463,584
Due after five years through ten years	480,941	483,891
Due after ten years	263,047	267,010
Mortgage-backed, asset-backed and other securities	418,388	420,280

Total	$1,646,192	1,657,460

2000	Amortized Cost	Estimated Fair Value
Due in one year or less	$52,644	54,868
Due after one year through five years	463,324	465,957
Due after five years through ten years	421,484	414,949
Due after ten years	263,987	270,289
Mortgage-backed, asset-backed and other securities	228,610	232,385

Total	$1,430,049	1,438,448

        Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Included in investment securities as of December 31, 2001 are $7.3 million, at estimated fair value, of securities held by various states to meet security deposit requirements related to Trigon Insurance Company, the HMO subsidiaries and Trigon Health and Life Insurance Company.

        The components of investment income for the years ended December 31 were as follows (in thousands):

	2001	2000	1999
Interest on fixed maturities securities	$100,326	113,613	95,957
Interest on short-term investments	9,229	8,544	6,703
Dividends	1,684	1,994	2,884

	$111,239	124,151	105,544
Investment expenses	5,314	6,604	5,758
Group interest credits	678	3,094	2,655

Investment income	$105,247	114,453	97,131

        Gross realized gains and losses for the years ended December 31 were as follows (in thousands):

	2001	2000	1999
Gross realized gains
Fixed income securities	$46,024	34,194	14,527
Equity securities	3,589	43,963	13,401
Derivative instruments	264,528	33,916	64,456
Other	3,534	—	—

Total gross realized gains	317,675	112,073	92,384

Gross realized losses
Fixed income securities	70,855	74,236	45,740
Equity securities	10,356	17,784	7,448
Derivative instruments	292,794	47,076	61,153

Total gross realized losses	374,005	139,096	114,341

Net realized losses	$(56,330)	(27,023)	(21,957)

        Included in other gross realized gains is the amount realized on the sale of a subsidiary in March 2001 (note 17).

        Proceeds from the sale of investment securities were $3.8 billion, $4.1 billion and $3.3 billion during 2001, 2000 and 1999, respectively.

        Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for fixed income securities or cost for equity securities. A summary of the change in unrealized gains (losses), net of income taxes, for the years ended December 31 is as follows (in thousands):

	2001	2000	1999
Fixed maturities securities	$2,850	55,725	(79,561)
Equity securities	(11,516)	(57,131)	47,742
Derivative instruments	(760)	961	(189)
Provision for income taxes	3,313	156	11,202

Total	$(6,113)	(289)	(20,806)

NOTE 4. PREMIUMS AND OTHER RECEIVABLES

        Premiums and other receivables as of December 31 were as follows (in thousands):

	2001	2000
Premiums	$105,550	77,664
Self-funded group receivables	221,363	194,308
Federal Employee Program	197,954	161,385
Investment income receivable	25,743	22,725
Receivable on investment securities sold	207	33,900
Other	9,493	9,939

Total	$560,310	499,921

NOTE 5. PROPERTY AND EQUIPMENT

        Property and equipment as of December 31 were as follows (in thousands):

	2001	2000
Land and improvements	$7,227	5,874
Buildings and improvements	40,512	39,843
Furniture and equipment	85,120	83,982
Computer software	45,184	35,188
Construction in progress	5,367	—

	183,410	164,887
Less accumulated depreciation and amortization	95,687	95,130

Total	$87,723	69,757

        During 2001, the Company began a four-year building project to expand its headquarters. Interest capitalized and included in construction in progress during 2001 was less than $0.1 million.

NOTE 6. MEDICAL AND OTHER BENEFITS PAYABLE

        The components of medical and other benefits payable as of December 31 were as follows (in thousands):

	2001	2000	1999
Net medical and other benefits payable at beginning of year	$420,955	417,688	371,312
Incurred related to
Current year	2,283,983	1,973,500	1,821,681
Prior years	(20,192)	(21,717)	(17,319)

Total incurred	2,263,791	1,951,783	1,804,362

Paid related to
Current year	1,939,775	1,696,295	1,517,098
Prior years	282,720	252,221	240,888

Total paid	2,222,495	1,948,516	1,757,986

Net medical and other benefits payable at end of year	462,251	420,955	417,688
Liability for self-funded claims	214,081	192,515	169,361
Liability for claims processing costs	21,181	21,553	17,886
Amounts due to providers	12,243	483	5,114

Total	$709,756	635,506	610,049

        The Company uses paid claims and completion factors based on historical payment patterns to estimate incurred claims. Changes in payment patterns and claims trends can result in increases or decreases to prior years' claims estimates. Negative amounts reported for incurred claims related to prior years resulted from claims being settled for less than originally estimated.

NOTE 7. COMMITMENTS & CONTINGENCIES

Leases

        The Company has operating leases covering office space, computer hardware and software and business equipment expiring at various dates through 2011. Original non-cancelable leases may contain escalation clauses, along with options that permit renewals for additional periods and, in some cases, purchase of the property.

        The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 (in thousands):

Years ending December 31,
2002	$12,682
2003	13,082
2004	8,186
2005	5,407
2006	3,839
2007 and later years	8,835

Total	$52,031

        Rental expense for all operating leases for the years ended December 31, 2001, 2000 and 1999 was $17.3 million, $16.3 million and $17.1 million, respectively.

Guarantees

        Trigon Insurance Company guarantees certain liabilities of Primary Care First, L.L.C., an unconsolidated joint venture affiliate, related to term loans and equity and working capital lines of credit. The maximum amount of the loan guarantees is $6.1 million plus accrued interest. As of December 31, 2001 and 2000, the total outstanding loan amounts subject to the guarantees was $4.7 million and $5.1 million, respectively.

NOTE 8. OTHER LIABILITIES

        Other liabilities as of December 31 were as follows (in thousands):

	2001	2000
Unearned premium reserve—Federal Employee Program	$130,787	105,974
Outstanding checks in excess of bank balance	41,603	39,793
Self-funded group deposits	13,169	14,474
Current income taxes payable	27,637	354
Payable for investment securities sold	3,939	38,637
Other	43,546	46,837

Total	$260,681	246,069

        The FEP unearned premium reserve represents the Company's share of the FEP premium stabilization reserve. These funds are actually held by the Blue Cross and Blue Shield Association on behalf of each Blue Cross and Blue Shield Plan participating in the Federal Employee Program. A receivable in the same amount is recorded in premiums and other receivables.

NOTE 9. OTHER REVENUES

        Other revenues include those revenues earned by non-core subsidiaries. A summary by type of revenue for the years ended December 31 is as follows (in thousands):

	2001	2000	1999
Employee benefits administration	$1,231	2,336	3,769
Workers' compensation administration	2,455	9,682	9,319
Health management services	11,036	6,645	6,227
Other	5,383	4,974	4,903

Total	$20,105	23,637	24,218

NOTE 10. INCOME TAXES

        Income tax expense (benefit) attributable to income before income taxes and minority interest, substantially all of which is federal, for the years ended December 31 consists of (in thousands):

	2001	2000	1999
Current	$54,533	24,761	26,129
Deferred	3,663	25,327	(17,784)

Total	$58,196	50,088	8,345

        The differences between the statutory federal income tax rate and the actual tax rate applied to income before income taxes and minority interest for the years ended December 31 were as follows:

	2001	2000	1999
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax exempt investment income	(2.9)	(2.5)	(13.7)
Non-deductible amortization	0.3	0.3	3.4
Tax adjustment on sale of subsidiary	—	(1.5)	—
Other, net	0.7	(1.1)	1.8

Effective tax rate	33.1%	30.2%	26.5%

        The components of the deferred tax assets and deferred tax liabilities as of December 31 were as follows (in thousands):

	2001	2000
Deferred tax assets
Employee benefit plans	$17,851	17,458
Insurance reserves	34,435	33,914
Property and equipment	—	4,656
Other	2,313	1,257

Gross deferred tax assets	54,599	57,285

Deferred tax liabilities
Investment securities	1,594	4,907
Property and equipment	1,700	—
Other	638	646

Gross deferred tax liabilities	3,932	5,553

Net deferred tax asset	$50,667	51,732

        Deferred taxes as of December 31 are presented on the accompanying consolidated balance sheets as follows (in thousands):

	2001	2000
Deferred tax assets—current	$8,473	3,525
Deferred tax assets—noncurrent	42,194	48,207

Net deferred tax asset	$50,667	51,732

        Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

        In conjunction with the Demutualization in 1997, the Company was required to make a payment of $175 million to the Commonwealth of Virginia (Commonwealth Payment) which was expensed and paid in prior years. The Company claimed the $175 million Commonwealth Payment as a deduction. The Internal Revenue Service denied this deduction during the course of its audit of the Company. The Company continued to pursue the deduction and in April 2001 received a Technical Advice Memorandum from the National Office of the IRS that supports the Company's position that the payment constitutes a normal business expense, and therefore should be deductible. The Company will recognize the financial statement impact of the deduction if and when it receives final approval by the IRS after review by the Congressional Joint Committee on Taxation. If successful, the Company expects to recover approximately $35 million in cash refunds and

$26 million in income tax credit carryovers plus after-tax interest currently estimated to be $8 million. In addition, the Company has filed a lawsuit claiming deductions for losses incurred on the termination of certain customer and provider contracts. See note 19.

        Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amount of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the impact of these claims, if any, in the consolidated financial statements.

NOTE 11. BORROWINGS

        Commercial paper as of December 31 is summarized as follows (in thousands):

	2001	2000
Current	$99,660	—
Noncurrent	200,000	275,448

Total	$299,660	275,448

        In November 2001, Trigon Healthcare, Inc. entered into new revolving credit facilities with a syndicate of lenders, replacing the existing revolving credit facility expiring in February 2002. The new credit facilities consist of a $100 million 364-day revolving credit facility and a $200 million 5-year revolving credit facility. These credit facilities may be used for general corporate purposes and are currently being used to back the commercial paper discussed below. The terms of the credit facilities provide for various borrowing options and rates and require the Company to pay facility and administrative fees on a quarterly basis. The credit facilities contain certain financial covenants and restrictions including minimum net worth requirements and debt to consolidated net worth ratio limitations. The Company was in compliance with all such covenants as of December 31, 2001. There were no amounts borrowed under the former or current credit facilities during 2001. In conjunction with the issuance of commercial paper notes during the first quarter of 2000, the Company repaid the $245 million outstanding on the former revolving credit agreement. The weighted average interest rate for the period the former revolving credit agreement was outstanding during the years ended December 31, 2000 and 1999 was 6.21% and 5.44%, respectively. Use of the credit facilities to back the commercial paper reduces the amounts available for borrowing under these facilities.

        In March 2000, Trigon Healthcare, Inc. commenced a private placement commercial paper program providing for the issuance of up to $300 million in aggregate maturity value of commercial paper notes. The notes are issued at par less a discount representing an interest factor. Under the program, they may also be issued at par as interest bearing notes. The notes may be issued with varying maturities up to a maximum of one year from issuance. As of December 31, 2001, outstanding notes under the commercial paper program totaled approximately $299.7 million with an average maturity of 20 days. As of December 31, 2000, outstanding notes totaled approximately $275.4 million with an average maturity of 14 days. The weighted average discount yield on the outstanding commercial paper notes as of December 31, 2001 and December 31, 2000 was 2.19% and 6.83%, respectively. The commercial paper is currently backed by the revolving credit facilities. The Company has the intent to maintain commercial paper borrowings of at least this amount for more than one year. For financial reporting purposes, the commercial paper has been classified as a combination of current and noncurrent liabilities in the accompanying consolidated statements of financial condition based on the terms of the revolving credit facilities backing these notes.

        Peninsula Health Care, Inc. has a line of credit agreement with its minority shareholder for purposes of maintaining regulatory minimum net worth requirements. There were no amounts outstanding under this line of credit as of December 31, 2001 and 2000.

NOTE 12. EMPLOYEE BENEFIT PLANS

        The Company has a noncontributory defined benefit pension plan which is qualified under IRC 401(a). The plan is funded through the Blue Cross National Retirement Trust (the Trust), a collective investment trust for the retirement programs of its participating employers. Assets in the Trust are primarily domestic and international equity securities, domestic bonds, real estate funds and short-term investments. The Company also has a nonqualified supplemental executive retirement plan (SERP) which provides for pension benefits in excess of qualified plan limits imposed by IRC limits and restrictions on participation by highly compensated employees. The plan serves to restore the combined pension amount to original benefit levels. The plan is unfunded, however, the Company has established a grantor trust to fund future obligations under the plan. The grantor trust is consolidated with the Company for financial reporting purposes.

        In addition to providing pension benefits, the Company provides certain health and life insurance benefits for retired employees and for active employees who had at least 20 years of service and were between the ages of 40 and 45 with age plus years of service equal to 55 or more as of January 1, 1998. This postretirement benefit plan is also funded through the Trust.

        The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended December 31 and a statement of the funded status as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Reconciliation of benefit obligation
Obligation as of January 1	$130,912	122,613	40,798	28,722
Service cost	8,842	7,571	1,515	1,385
Interest cost	9,684	9,152	3,449	2,761
Participant contributions	—	—	—	91
Benefit payments	(7,423)	(15,195)	(1,602)	(1,112)
Actuarial loss	5,507	6,771	7,948	8,951

Obligation as of December 31	147,522	130,912	52,108	40,798

Reconciliation of fair value of plan assets
Fair value of plan assets as of January 1	136,412	150,871	18,847	18,372
Actual return on plan assets	(7,896)	(7,063)	(1,046)	1,496
Employer contributions	17,500	—	—	—
Participant contributions	—	—	—	91
Benefit payments	(7,393)	(7,396)	(1,602)	(1,112)

Fair value of plan assets as of December 31	138,623	136,412	16,199	18,847

Funded status
Funded status as of December 31	(8,899)	5,500	(35,909)	(21,951)
Unrecognized transition asset	(97)	(167)	—	—
Unrecognized reduction in prior service cost	(7,104)	(7,712)	(6,252)	(8,017)
Unrecognized (gain) loss	12,507	(13,374)	12,574	2,262

Net amount recognized	$(3,593)	(15,753)	(29,587)	(27,706)

        The following table provides the amounts recognized in the consolidated balance sheets as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Prepaid benefit cost (included in other assets)	$2,455	—	—	—
Accrued benefit liability (included in obligations for employee benefits, noncurrent)	(6,048)	(16,535)	(29,587)	(27,706)
Intangible asset (included in other assets)	—	748	—	—
Minimum pension liability (included in accumulated other comprehensive income)	—	34	—	—

Net amount recognized	$(3,593)	(15,753)	(29,587)	(27,706)

        The pension plans with benefit obligations in excess of plan assets, principally the unfunded nonqualified SERP, had projected benefit obligations of $147.5 million and $7.4 million as of December 31, 2001 and 2000, respectively. The accumulated benefit obligations related to these plans were $143.1 million and $5.9 million, while the fair value of assets was $138.6 million and $0 as of December 31, 2001 and 2000, respectively. Both the qualified pension plan and nonqualified SERP plan were included in this disclosure for 2001.

        The following table provides the components of net periodic expense for the plans for the years ended December 31 (in thousands):

	Pension Benefits			Postretirement Benefits
	2001	2000	1999	2001	2000	1999
Service cost	$8,842	7,571	7,842	1,514	1,385	1,412
Interest cost	9,684	9,152	8,725	3,449	2,761	2,200
Expected return on plan assets	(12,374)	(11,851)	(11,224)	(1,624)	(1,753)	(1,553)
Amortization of transition asset	(70)	(70)	(70)	—	—	—
Amortization of prior service cost	(608)	(547)	(547)	(1,765)	(1,765)	(1,387)
Amortization of net (gain) loss	(104)	(312)	157	307	—	—
Settlement expense	—	1,550	—	—	—	—

Total	$5,370	5,493	4,883	1,881	628	672

        The gross amount included within other comprehensive income arising from a decrease in the minimum pension liability was $0.03 million, $0.4 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        The prior service costs of the pension plans are amortized on a straight-line basis over the average remaining service period of the active plan participants. The prior service costs of the postretirement benefit plan are amortized on a straight-line basis over the average remaining years of service to full eligibility for benefits of the active plan participants. Gains and losses for the qualified pension plan and the postretirement benefit plan are amortized on a straight-line basis over the average remaining service period of active participants using the minimum basis outlined under SFAS No. 87 and SFAS No. 106, respectively. Gains and losses for the nonqualified SERP are amortized on a straight-line basis over the average remaining service period of active participants based on the entire unrecognized net gain or loss without applying the applicable corridor that is based on 10% of the greater of the projected benefit obligation or the market-related value of plan assets.

        The weighted average assumptions used in the measurement of the Company's benefit obligations as of December 31 were as follows:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Discount rate	7.25%	7.50%	7.25%	7.50%
Expected return on plan assets	9.0	9.0	9.0	9.0
Rate of compensation increases	3.0 to 6.5	3.0 to 6.5	3.0 to 6.5	4.5

NOTE 12. EMPLOYEE BENEFIT PLANS

        For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and subsequent years.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects (in thousands):

	1% Increase	1% Decrease
Aggregate of service and interest cost components of net periodic postretirement health care benefit cost	$839	(669)

Health care component of the accumulated postretirement benefit obligation	$8,374	(6,738)

        The Company also has the Employees' Thrift Plan of Trigon Insurance Company (Thrift Plan) under which substantially all employees who have completed three months of service may elect to save up to 16% of their annual earnings on a pretax basis, subject to certain limits, in the plan. Participants have the option of investing in a variety of domestic and international investment funds as well as the stock of Trigon Healthcare, Inc. The Company contributes an amount equal to 50% of the participant's contributions limited to a total of 3% of the employee's compensation. These Company contributions are invested in the investment options using the same allocations selected by the participants for their contributions. Participants are eligible after three months of service and are fully vested in the Company's contributions after three years of service. The Company may make discretionary profit sharing contributions to participants through the Trigon Healthcare, Inc. stock investment option. The Company made discretionary contributions of $2.8 million, $3.4 million and $0.8 million during 2001, 2000 and 1999, respectively, for contributions made in the previous year. For the years ended December 31, 2001, 2000 and 1999, the Company's matching contribution to the Thrift Plan was $4.3 million, $4.0 million and $3.6 million, respectively.

NOTE 13. CAPITAL STOCK

        The Company has authorized 300 million shares of Class A Common Stock, par value $0.01 per share (Common Stock). Common Stock shares are entitled to one vote per share.

        The Company has also authorized 300 million shares of Class B non-voting Common Stock, par value $0.01 per share (Non-Voting Common Stock). No shares of Non-Voting Common Stock were issued and outstanding as of December 31, 2001 and 2000. The Non-Voting Common Stock has been authorized in connection with certain ownership and transfer restrictions included in the Company's amended and restated articles of incorporation. Non-Voting Common Stock shares are not entitled to vote on any matter except as otherwise required by law.

        The Company is authorized to issue up to 50 million shares of preferred stock, no par value per share, in one or more series and to provide the designations, preferences, limitations and rights of each series.

Shareholder Rights Plan

        The Company has a Shareholder Rights Plan (Rights Plan). Under the Rights Plan, the Board of Directors authorized three million preferred shares, the Series A Junior Participating Preferred Shares, and declared a dividend of one preferred share purchase right (Right) on each outstanding share of Trigon Class A Common Stock. Each Right entitles shareholders to purchase one one-hundredth of a Series A Junior Participating Preferred Share at an exercise price of $100, subject to adjustment. Subject to certain exceptions, the Right will be exercisable only if a person or group acquires 10% or more of the Company's Common Stock or announces a tender offer for 10% or more of the Company's outstanding Common Stock. Each holder of a Right (other than those held by the acquiring person) will then be entitled to purchase, at the Right's then current exercise price, a number of shares of Trigon Common Stock having a market value of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of shares of the acquiring company's Common Stock having a market value of twice the Right's exercise price.

        The date of record for the dividend distribution was July 29, 1997. The Rights will expire in 2007 and are redeemable by action of the Board of Directors at a price of $.001 per Right at any time prior to becoming exercisable.

Common Stock Held by Grantor Trusts

        The Company has several grantor trusts which were established to fund future obligations under certain compensation and benefit plans. These grantor trusts are consolidated for financial reporting purposes with the Company. The grantor trusts may purchase shares of the Company's Common Stock in the open market. The purchase price of the shares purchased and held by the grantor trusts is shown as a reduction to capital in excess of par in the consolidated balance sheets.

Stock Option Plans, Restricted Stock Awards and Stock Purchase Plan

        The 1997 Stock Incentive Plan (Incentive Plan) provides for the granting of stock options, restricted stock awards, performance stock awards, stock appreciation rights and cash performance awards to employees. The Company has reserved 6.3 million shares of its common stock for issuance under the Incentive Plan. Awards are granted by the Human Resources Compensation and Employee Benefits Committee of the Board of Directors. Options vest and expire over terms as set by the committee at the time of grant. In accordance with the Incentive Plan, options to purchase shares at an amount equal to the fair market value of the stock at the date of grant were granted to eligible employees during 2001, 2000 and 1999. These options generally vest on a pro-rata basis over three years, with certain grants vesting at the end of one or three years depending on an employee's years of service, and in all cases expire 10 years from date of grant.

        The 1997 Non-Employee Directors Stock Incentive Plan (Non-Employee Plan) provides for granting to newly-elected non-employee directors nonqualified stock options to purchase 10,000 shares of common stock on the date of the first annual meeting of shareholders at which the director is elected. In addition, each eligible director will automatically be granted options to purchase 5,000 shares of common stock as of the date of each subsequent annual meeting of shareholders. All options are granted at the fair market value on the date of grant and become exercisable on a pro-rata basis over a three-year period. All options expire 10 years from the date of grant. The Company has reserved 550,000 shares of its common stock for issuance under the Non-Employee Plan.

        A summary of the stock option activity for the years ended December 31 is as follows:

	Number of Options	Weighted Average Exercise Price
Balance at January 1, 1999	2,961,025	$23.79
Granted	509,430	35.80
Exercised	(140,854)	23.72
Forfeited	(82,077)	27.11

Balance at December 31, 1999	3,247,524	25.59
Granted	559,800	36.49
Exercised	(758,123)	24.10
Forfeited	(73,863)	26.85

Balance at December 31, 2000	2,975,338	27.99
Granted	588,500	70.27
Exercised	(368,651)	26.37
Forfeited	(10,568)	48.63

Balance at December 31, 2001	3,184,619	$35.92

Options exercisable at:
December 31, 2001	2,201,894	$27.84
December 31, 2000	1,987,254	24.75
December 31, 1999	1,590,510	23.42

        The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$18.13-25.50	1,574,187	5.7 years	$23.49	1,574,187	$23.49
$27.75-38.63	1,016,932	7.6 years	$35.23	553,285	$34.46
$53.13-73.63	593,500	9.0 years	$70.08	74,422	$70.78

        During 2001 and 2000, the Board of Directors granted 24,052 and 87,681 shares, respectively, of the Company's common stock as restricted stock awards in accordance with the provisions of the Incentive Plan. The shares vest on a pro-rata basis over three years. The recipients of the restricted stock awards generally may not dispose or otherwise transfer the restricted stock until vested. For grants of restricted stock, unearned compensation equivalent to the fair market value of the shares at the date of grant is recorded as a separate component of shareholders' equity and subsequently amortized to compensation expense over the vesting period. Amortization was $1.8 million and $2.6 million for the years ended December 31, 2001 and 2000, respectively.

        As of December 31, 2001, a total of 1,994,620 shares were available for future grants under the Incentive Plan and Non-Employee Plan.

        The 1997 Employee Stock Purchase Plan (Stock Purchase Plan) provides employees of the Company an opportunity to purchase the Company's common stock through payroll deductions. The Company has reserved one million shares of its common stock for issuance under the Stock Purchase Plan. Shares needed to satisfy the needs of the Stock Purchase Plan may be newly issued by the Company or acquired by purchase at the expense of the Company on the open market or in private transactions. Annually, eligible employees may purchase up to $25,000 in fair value based on the grant date price of the Company's common stock at 85% of the lower of the fair value on the first or last trading day of each calendar quarter. Employee purchases under the Stock Purchase Plan were $1.8 million, $1.7 million and $1.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Pursuant to the Stock Purchase Plan, shares of the Company's stock were purchased on the open market and issued to employees totaling 40,099, 64,387 and 60,735 during 2001, 2000 and 1999, respectively. In addition, 7,282 shares were pending purchase as of December 31, 2001. As of December 31, 2001, there were 737,656 shares of common stock available for issuance under the Stock Purchase Plan.

        The pro forma information regarding net income and earnings per share as required by SFAS No. 123 has been determined as if the Company had accounted for its stock-based compensation under the fair value method of that Statement. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2001	2000	1999
Risk-free interest rate	4.16%	4.88%	6.78%
Volatility factor	38.27%	38.67%	42.36%
Dividend yield	—	—	—
Weighted average expected life	5 years	5 years	5 years

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option grants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option grants.

        For purposes of pro forma disclosures, compensation expense is increased for the estimated fair value of the options amortized over the options' vesting periods and for the difference between the market price of the stock and the discounted purchase price of the shares on the purchase date for the employee stock purchases. The Company's pro forma information is as follows (in thousands, except per share data and weighted average fair value):

	2001		2000		1999
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net income	$116,060	108,478	112,009	105,175	20,463	12,486
Earnings per share
Basic net income	$3.20	2.99	2.98	2.80	0.50	0.31
Diluted net income	$3.11	2.90	2.90	2.72	0.49	0.30
Weighted average fair value of options granted during the year	$—	27.99	—	15.22	—	16.87
Weighted average fair value of employee stock purchases during the year	$—	12.37	—	15.39	—	6.30
Weighted average fair value of restricted stock awards granted during year	$—	58.23	—	34.10	—	32.88

Stock Repurchase Program

        The Company completed its first stock repurchase program in February 2000 whereby ten percent of the Company's common stock was repurchased. Also in February 2000, the Company commenced a second stock repurchase program for the repurchase of up to ten percent in additional shares. Under both repurchase programs, the purchases may be made from time to time at prevailing prices in the open market, by block purchase or in private transactions and may be discontinued at any time. The repurchases are subject to restrictions relating to volume, price, timing and debt covenant requirements. During 2001, the Company purchased and retired 1,752,830 shares of its common stock at a cost of $95.5 million, bringing the total shares purchased and retired to 6,513,828 shares at a cost of approximately $249.3 million. The excess of the cost of the acquired shares over par value is charged on a pro rata basis to capital in excess of par and retained earnings. As of December 31, 2001, the Company may repurchase an additional 1.5 million shares under the second stock repurchase program.

NOTE 14. NET INCOME AND NET INCOME PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31 (in thousands, except per share data):

	2001	2000	1999
Numerator for basic and diluted earnings per share—net income	$116,060	112,009	20,463

Denominator
Denominator for basic earnings per share—weighted average shares	36,242	37,615	40,826
Effect of dilutive securities—employee and director stock options and nonvested restricted stock awards	1,130	1,066	594

Denominator for diluted earnings per share	37,372	38,681	41,420

Basic net income per share	$3.20	2.98	0.50

Diluted net income per share	$3.11	2.90	0.49

NOTE 15. COMPREHENSIVE INCOME

        The reclassification entries under SFAS No. 130, Reporting Comprehensive Income, for the years ended December 31 were as follows (in thousands):

	2001	2000	1999
Net unrealized losses on investment securities, net of income taxes
Net unrealized holding losses arising during the year, net of income tax benefit of $14,372, $5,008 and $20,043	$(26,652)	(9,300)	(37,225)
Less: reclassification adjustment for net losses included in net income, net of income tax benefit of $11,059, $4,852 and $8,841	20,539	9,011	16,419

Net unrealized losses on investment securities, net of income taxes	$(6,113)	(289)	(20,806)

        The components of accumulated other comprehensive income as of December 31 were as follows (in thousands):

	2001	2000	1999
Net unrealized gain on investment securities, net of income taxes of $1,594, $4,907 and $5,063	$3,001	9,114	9,403
Minimum pension liability, net of income taxes of $12 in 2000 and $169 in 1999	—	(22)	(315)

Accumulated other comprehensive income	$3,001	9,092	9,088

NOTE 16. STATUTORY FINANCIAL INFORMATION

        Trigon Insurance Company and certain other subsidiaries are required to file financial statements with, and are subject to audit by, the Commonwealth of Virginia, Bureau of Insurance (Bureau of Insurance). Such financial statements are prepared in accordance with statutory accounting practices prescribed or permitted by the Bureau of Insurance which differ from accounting principles generally accepted in the United States of America under which the accompanying consolidated financial statements have been prepared. Effective January 1, 2001, the Bureau of Insurance adopted in its entirety, as a component of prescribed or permitted practices by the Commonwealth of Virginia, the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures manual—version effective January 1, 2001, (Codification). Codification was developed by the NAIC in an effort to develop a single uniform and comprehensive basis of statutory accounting. Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states' insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The Company has determined that the combined statutory capital and surplus as of January 1, 2001 of all subsidiaries subject to Codification increased approximately $38 million as a result of the implementation of Codification.

        Significant differences between accounting principles generally accepted in the United States of America and statutory accounting practices prescribed or permitted by the Bureau of Insurance include: (i) certain investment valuation reserves and certain claim reserves recognized under statutory accounting, (ii) certain assets (primarily furniture and equipment, leasehold improvements, employee benefit plan assets) not recognized under statutory accounting, and (iii) certain assets recognized using a different method (primarily deferred tax assets and certain miscellaneous receivables) under statutory accounting. While the Bureau of Insurance has the authority to permit insurers to deviate from prescribed statutory accounting practices, none of the Company's subsidiaries subject to regulatory oversight by the Bureau of Insurance have received, nor requested, approval to adopt any such deviations.

        Statutory surplus and net income for Trigon Insurance Company were (in thousands):

Statutory surplus as of:
December 31, 2001 (unaudited)	$465,559
December 31, 2000	490,000
Statutory net income for the years ended:
December 31, 2001 (unaudited)	$77,603
December 31, 2000	88,509
December 31, 1999	93,301

        Trigon Insurance Company is required by the Bureau of Insurance to maintain statutory capital and surplus of at least $4.0 million.

        Under the Code of Virginia, an insurance company may pay a dividend without prior approval of the Bureau of Insurance to the extent that such dividend together with other dividends or distributions within the preceding 12 months does not exceed the lesser of: (i) 10% of the insurer's statutory surplus as of the immediately preceding December 31, or (ii) the net statutory gain from operations (excluding realized gains on investments) for the 12-month period ended the immediately preceding December 31. During 2001, 2000 and 1999, Trigon Insurance Company paid cash dividends to its parent of $125.0 million, $125.0 million and $48.9 million, respectively. The 2001 and 2000 cash dividends required and received prior approval from the Bureau of Insurance.

        The Commonwealth of Virginia adopted the National Association of Insurance Commissioners (NAIC) Risk-Based Capital Act in 1995. Under this Act, a company's risk-based capital (RBC) is calculated by applying certain factors to various asset, premium and reserve items. If a company's calculated RBC falls below certain thresholds, regulatory intervention or oversight is required. The RBC level as calculated in accordance with the NAIC's RBC instructions for all subsidiaries subject to the Act exceeded all RBC thresholds as of December 31, 2001.

NOTE 17. SUBSIDIARIES

Sale of Trigon Administrators, Inc.

        In March 2001, the Company sold Trigon Administrators, Inc. and its Property and Casualty Division, which provides workers' compensation, liability and short-term disability services, and recognized a gain of $3.5 million on the sale. The gain is included as a component of net realized losses in the accompanying consolidated statements of operations.

Purchase of Minority Interest of Priority, Inc.

        On September 29, 2000, Priority purchased and retired the 20% of its outstanding shares held by the minority shareholder in accordance with the provisions of the Shareholders Agreement for Priority between the Company and the minority shareholder. The purchase price for the minority interest was approximately $2.7 million. The acquisition was accounted for as a purchase and goodwill arising from the purchase amounted to $2.2 million. In conjunction with the purchase and retirement of the 20% outstanding common stock, Priority also repaid and retired all outstanding debt and accrued interest held by the minority shareholder.

Mid-South Exit of Health Insurance Market

        On October 5, 1999, the Company announced that Mid-South Insurance Company, a subsidiary headquartered in Fayetteville, North Carolina, intended to exit the health insurance market with a targeted effective date of April 30, 2000 for group business and with targeted or actual effective dates for the exit of individual business to vary depending upon the regulations of each affected state. The announcement followed the development and Board of Directors approval of a comprehensive exit plan in September 1999. After taking a number of steps to improve the performance of Mid-South and assessing various alternatives, it was concluded that Mid-South could not bring its financial performance up to expectations within a reasonable time frame. The exit would permit the Company to intensify its focus on its successful business in Virginia and pursue more substantial opportunities for growth in the surrounding regions.

        The announcement in October resulted in a nonrecurring pretax charge to operations during the third quarter of 1999 of $79.9 million or $51.9 million net of tax. The charge included costs associated with the write-off of goodwill, other intangibles and deferred acquisition costs determined not to be recoverable of $55.9 million, a $20.6 million increase to claim reserves for anticipated future claims, bringing total claims reserves to $31.3 million, and maintenance costs in excess of the related premiums and certain other costs associated with the exit of $3.4 million. The Company recognized the charge for goodwill, other intangibles and deferred acquisition costs and certain other costs associated with the exit in selling, general and administrative expenses and recognized the charge to increase the claim reserves in medical and other benefit costs in the accompanying statements of operations. Through December 31, 2001, the Company made payments of $22.6 million against the claim reserves and $1.5 million against the accrual of certain other exit costs, including payments during 2001 of $9.7 million against the claim reserves. No other adjustments have been made to these accruals. The remaining accrual is expected to be sufficient to satisfy any potential payments related to the 1999 exit.

        Cancellation notices were sent on the group business and the exit of this business was completed by April 30, 2000. The Company pursued options other than cancellation of the individual business and on June 1, 2000 all of the issued and outstanding shares of Mid-South were sold to another carrier. The purchase price approximated net book value. The Company retained responsibility for certain medical claims and other exit costs incurred prior to the sale on June 1, 2000. The stock purchase agreement also included a purchase price adjustment provision tied to the financial performance of the Mid-South individual business for the period from June 1, 2000 through December 31, 2002. The remaining accrual is expected to be sufficient to satisfy any potential payments under this provision of the stock purchase agreement.

NOTE 18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

        The carrying amounts of cash, premiums and other receivables, other current assets, medical and other benefits payable, unearned premiums, accounts payable and accrued expenses, commercial paper and other current liabilities approximate fair value because of the short-term nature of these instruments. The fair values of investment securities are estimated based on quoted market prices.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities and premiums receivable. All of the investment securities are managed within established guidelines which limit the amounts which may be invested with one issuer. The Company primarily conducts business within the Commonwealth of Virginia; therefore, premiums receivable are concentrated with companies and individuals within Virginia.

NOTE 19. LEGAL AND REGULATORY PROCEEDINGS

        On June 9, 2000, the Company's subsidiary, Trigon Insurance Company, filed a lawsuit against the federal government for the recovery of federal income tax overpayments for the years 1989 through 1995. The case was tried in November 2001, and closing arguments will be made to the court in March 2002. If successful, the Company expects to recover approximately $33 million in cash refunds plus after-tax interest of about $18 million and to receive tax refunds for the years 1996 through 2000 of about $26 million. In addition, if the Company is successful it could receive substantial additional tax deductions that could lower federal income tax liability for years after 1995.

        The lawsuit, filed in the United States District Court for the Eastern District of Virginia, relates to the initial valuation and deductibility of the Company's assets when, along with other Blue Cross or Blue Shield organizations, it became subject to federal income taxation in 1987. As part of this change in tax status, Congress provided that if a Blue Cross or Blue Shield organization disposed of an asset that it had acquired while tax-exempt, its taxable gain or loss would be computed by reference to the asset's fair market value at the time the organization became subject to tax. The Company is seeking deductions for losses incurred on the termination of certain customer and provider contracts that were held by it on January 1, 1987, based on the fair market value of the contracts on that date.

        The Internal Revenue Service asserts that the Company is not entitled to deduct losses incurred on the termination of these contracts. The resolution of the Company's refund claim is subject to uncertainties, including whether the court will allow the deductions and, if so, the amount of the deductions that will be allowed. While the Company believes that its claim is meritorious, it cannot predict the ultimate outcome of the claim.

        If the Company wins this lawsuit and has previously collected refunds for the Demutualization payment deduction discussed in note 10, a portion of the tax recoveries for the years after 1995 would most likely be realized in the form of income tax credit carryovers rather than cash. Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amount of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the impact of these claims, if any, in the consolidated financial statements.

        The Company and certain of its subsidiaries are involved in various other legal actions occurring in the normal course of their business. While the ultimate outcome of such litigation cannot be predicted with certainty, in the opinion of Company management, after consultation with counsel responsible for such litigation, the outcome of those actions is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

NOTE 20. SEGMENT INFORMATION

        The Company has four reportable segments: health insurance, government programs, investments and all other. Its health insurance segment offers several network products, including HMO, PPO and PAR as well as medicare supplement plans. The government programs segment includes the FEP and, through August 1999, claims processing for Medicare (note 2). Through its participation in the FEP, the Company provides health benefits to federal employees in Virginia. The FEP is the Company's largest customer, representing 17.8%, 17.8%, and 19.1% of total consolidated revenues during 2001, 2000 and 1999, respectively. All of the investment portfolios of the consolidated subsidiaries are managed and evaluated collectively within the investment segment. The Company's other health-related business, including disease management programs, benefits administration, health promotion and similar products, is reflected in an "all other" category.

        The reportable segments follow the Company's method of internal reporting by products and services.

        The financial results of the Company's segments are presented consistent with the accounting policies described in note 1. The Company evaluates the performance of its segments and allocates resources based on income before income taxes and minority interest, except for the investments segment which is evaluated using investment income and net realized gains and losses. Intersegment sales and expense transfers are recorded at cost.

        The following table presents information by reportable segment for the years ended December 31 (in thousands):

	Health Insurance	Government Programs	Investments	All Other	Total
2001
Revenues from external customers	$2,376,454	529,491	—	16,779	2,922,724
Investment income and net realized losses	—	—	48,917	—	48,917
Intersegment revenues	15,129	—	—	9,170	24,299
Depreciation and amortization expense	21,860	223	27	2,584	24,694
Income before income taxes and minority interest	178,866	6,160	48,917	4,253	238,196
2000
Revenues from external customers	$2,036,225	464,303	—	21,339	2,521,867
Investment income and net realized losses	—	—	87,430	—	87,430
Intersegment revenues	12,987	—	—	7,925	20,912
Depreciation and amortization expense	14,125	22	23	1,828	15,998
Income before income taxes and minority interest	127,161	1,015	87,430	4,251	219,857
1999
Revenues from external customers	$1,798,956	448,676	—	21,657	2,269,289
Investment income and net realized losses	—	—	75,174	—	75,174
Intersegment revenues	11,885	—	—	6,546	18,431
Depreciation and amortization expense	17,667	261	19	1,681	19,628
Income (loss) before income taxes and minority interest	(4,441)	(1,731)	75,174	1,791	70,793

        Asset information by reportable segment has not been disclosed as it is not prepared internally by the Company. However, depreciation and amortization expense for property and equipment purchased is charged to the reportable segment responsible for the purchase.

        A reconciliation of reportable segment total revenues, income before income taxes and minority interest and depreciation and amortization expense to the corresponding amounts included in the consolidated statements of operations for the years ended December 31 is as follows (in thousands):

	2001	2000	1999
Revenues
Reportable segments
External revenues	$2,922,724	2,521,867	2,269,289
Investment revenues	48,917	87,430	75,174
Intersegment revenues	24,299	20,912	18,431
Other corporate revenues	3,326	2,298	1,965
Elimination of intersegment revenues	(24,299)	(20,912)	(18,431)

Total revenues	$2,974,967	2,611,595	2,346,428

Profit or Loss
Reportable segments	$238,196	219,857	70,793
Corporate expenses not allocated to segments	(49,763)	(36,854)	(30,916)
Unallocated amounts:
Interest expense	(12,695)	(17,249)	(8,359)

Income before income taxes and minority interest	$175,738	165,754	31,518

Depreciation and amortization expense
Reportable segments	$24,694	15,998	19,628
Not allocated to segments	(1,274)	(716)	(973)

Total depreciation and amortization expense	$23,420	15,282	18,655

TRIGON HEALTHCARE, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited)
(in thousands)

March 31, 2002
Assets
Current assets
Cash	$8,236
Investment securities, at estimated fair value	1,859,038
Premiums and other receivables	667,602
Deferred income taxes	11,091
Other	16,368

Total current assets	2,562,335

Property and equipment, net	91,958
Deferred income taxes	42,198
Goodwill, net (note 9)	13,670
Restricted investments, at estimated fair value	7,052
Other assets	9,229

Total assets	$2,726,442

Liabilities and Shareholders' Equity
Current liabilities
Medical and other benefits payable	$663,017
Unearned premiums	160,934
Accounts payable and accrued expenses	76,110
Other liabilities	346,402
Commercial paper (note 2)	99,721

Total current liabilities	1,346,184

Medical and other benefits payable, noncurrent	75,143
Obligations for employee benefits, noncurrent	44,161
Commercial paper, noncurrent (note 2)	200,000
Minority interest	14,750

Total liabilities	1,680,238

Shareholders' equity
Common stock	358
Capital in excess of par	780,927
Retained earnings	269,601
Unearned compensation-restricted stock	(3,699)
Accumulated other comprehensive income (loss) (note 6)	(983)

Total shareholders' equity	1,046,204
Commitments and contingencies (note 7)

Total liabilities and shareholders' equity	$2,726,442

See notes to consolidated financial statements

TRIGON HEALTHCARE, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
For the three months ended March 31, 2002 and 2001
(in thousands, except per share data)

	Three Months Ended March 31,
	2002	2001
Revenues
Premium and fee revenues
Commercial	$599,611	513,890
Federal Employee Program	144,438	133,741
Amounts attributable to self-funded arrangements	459,507	386,289
Less: amounts attributable to claims under self-funded arrangements	(398,044)	(333,471)

	805,512	700,449
Investment income	24,531	27,744
Net realized losses	(10,579)	(6,275)
Other revenues	6,211	6,245

Total revenues	825,675	728,163

Expenses
Medical and other benefit costs
Commercial	489,253	418,042
Federal Employee Program	138,663	128,748

	627,916	546,790
Selling, general and administrative expenses	141,969	128,423
Interest expense	1,607	4,180

Total expenses	771,492	679,393

Income before income taxes and minority interest	54,183	48,770
Income tax expense	17,663	16,384

Income before minority interest	36,520	32,386
Minority interest	1,283	(14)

Net income	$35,237	32,400

Earnings per share (note 5) Basic net income	$0.99	0.87

Diluted net income	$0.96	0.84

Weighted average number of common shares outstanding Basic	35,706	37,286

Diluted	36,864	38,419

See notes to consolidated financial statements

TRIGON HEALTHCARE, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

(Unaudited)
For the three months ended March 31, 2002 and 2001
(in thousands)

	2002	2001
Balance as of January 1	$1,020,420	1,014,862
Net income	35,237	32,400
Net unrealized losses on investment securities, net of income taxes	(3,984)	(5,605)

Comprehensive income	31,253	26,795

Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	(4,905)	(2,408)
Change in common stock held by consolidated grantor trusts	(564)	(542)
Repurchase and retirement of common stock	—	(41,755)

Balance as of March 31	$1,046,204	996,952

See notes to consolidated financial statements

TRIGON HEALTHCARE, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
For the three months ended March 31, 2002 and 2001
(in thousands)

	Three Months Ended March 31,
	2002	2001
Net income	$35,237	32,400
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,543	5,221
Amortization of unearned compensation	502	429
Accretion of discounts and amortization of premiums, net	2,628	(2,581)
Change in allowance for doubtful accounts receivable	(56)	(977)
Increase in premiums and other receivables	(22,730)	(17,401)
(Increase) decrease in other assets	(2,920)	2,402
Increase in medical and other benefits payable	28,404	14,625
Increase in unearned premiums	11,587	14,863
Decrease in accounts payable and accrued expenses	(9,882)	(2,595)
Increase in other liabilities	26,910	7,579
Change in deferred income taxes	(307)	(327)
Increase (decrease) in minority interest	1,283	(14)
Increase in obligations for employee benefits	2,470	8,039
Loss on disposal of property and equipment and other assets	68	37
Realized investment losses, net	10,579	6,275

Net cash provided by operating activities	90,316	67,975

Cash flows from investing activities
Proceeds from sale of property and equipment and other assets	15	220
Capital expenditures	(11,182)	(11,070)
Investment securities purchased	(944,114)	(1,828,639)
Proceeds from investment securities sold	757,835	1,537,539
Maturities of fixed income securities	87,606	245,193

Net cash used in investing activities	(109,840)	(56,757)

Cash flows from financing activities
Change in commercial paper notes	61	9,976
Purchase and reissuance of common stock under stock option and employee benefit plans, including tax benefits	(5,599)	(2,794)
Change in common stock purchased by consolidated grantor trusts	(564)	(542)
Purchase and retirement of common stock	—	(29,820)
Change in outstanding checks in excess of bank balance	15,867	18,141

Net cash provided by (used in) financing activities	9,765	(5,039)

Increase (decrease) in cash	(9,759)	6,179
Cash—beginning of period	17,995	6,345

Cash—end of period	$8,236	12,524

See notes to consolidated financial statements

TRIGON HEALTHCARE, INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

1. BASIS OF PRESENTATION

        The accompanying consolidated financial statements prepared by Trigon Healthcare, Inc. and its subsidiaries (collectively, Trigon or the Company) are unaudited. Accordingly, the consolidated financial statements do not include all of the information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

        In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such consolidated financial statements have been included. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results for the full year.

        Certain prior period amounts have been reclassified to conform to the current period presentation.

2. REVOLVING CREDIT FACILITIES AND COMMERCIAL PAPER

        In November 2001, the Company entered into new revolving credit facilities with a syndicate of lenders, replacing the existing revolving credit facility expiring in February 2002. The new credit facilities consist of a $100 million 364-day revolving credit facility and a $200 million 5-year revolving credit facility. These credit facilities may be used for general corporate purposes and are currently being used to back the commercial paper discussed below. The terms of the credit facilities provide for various borrowing options and rates and require the Company to pay facility and administrative fees on a quarterly basis. The credit facilities contain certain financial covenants and restrictions including minimum consolidated net worth requirements and debt to consolidated total capitalization ratio limitations. There were no amounts borrowed under the credit facilities during 2002. Use of the credit facilities to back the commercial paper reduces the amounts available for borrowing under these facilities.

        In March 2000, the Company commenced a private placement commercial paper program providing for the issuance of up to $300 million in aggregate maturity value of commercial paper notes. The notes are issued at par less a discount representing an interest factor. Under the program, they may also be issued at par as interest bearing notes. The notes may be issued with varying maturities up to a maximum of one year from issuance. As of March 31, 2002, outstanding notes under the commercial paper program totaled approximately $299.7 million with an average maturity of 17 days. See Note 11. The weighted-average annual discount yield on the outstanding commercial paper notes as of March 31, 2002 was 1.99%. The commercial paper is currently backed by revolving credit facilities. For financial reporting purposes, the commercial paper has been classified as a combination of current and noncurrent liabilities in the accompanying consolidated statements of financial condition based on the terms of the revolving credit facilities backing these notes.

3. INCOME TAXES

        The effective tax rate on income before income taxes and minority interest for the three months ended March 31, 2002 and 2001 was 32.6% and 33.6%, respectively. The effective tax rates for 2002 and 2001 differ from the statutory tax rate of 35% primarily due to the Company's investments in tax-exempt municipal bonds that reduce the effective tax rate by the effect of the tax-exempt investment income earned.

        See note 7 for discussion of the Demutualization payment deduction.

4. CAPITAL STOCK

        In February 2002, the Board of Directors granted 31,369 shares of the Company's common stock as restricted stock awards in accordance with the provisions of the 1997 Stock Incentive Plan (Incentive Plan). The shares vest on a pro rata basis over three years. The recipients of the restricted stock awards generally may not dispose or otherwise transfer the restricted stock until vested. For grants of restricted stock, unearned compensation equivalent to the fair market value of the shares at the date of grant is recorded as a separate component of shareholders' equity and subsequently amortized to compensation expense over the vesting period. A total of 67,723 restricted shares were outstanding as of March 31, 2002. Amortization for the three months ended March 31, 2002 and 2001 was $0.5 million and $0.4 million, respectively.

5. NET INCOME AND NET INCOME PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2002 and 2001 (in thousands, except per share data):

	2002	2001
Numerator for basic and diluted earnings per share—net income	$35,237	32,400
Denominator
Denominator for basic earnings per share—weighted average shares	35,706	37,286
Effect of dilutive securities—employee and director stock options and nonvested restricted stock awards	1,158	1,133

Denominator for diluted earnings per share	36,864	38,419

Basic net income per share	$0.99	0.87

Diluted net income per share	$0.96	0.84

        Shares of nonvested restricted stock are not considered outstanding in computing the weighted-average number of common shares for basic earnings per share, but are included in diluted earnings per share using the treasury stock method.

6. COMPREHENSIVE INCOME

        The reclassification entries under SFAS No. 130, Reporting Comprehensive Income, for the three months ended March 31, 2002 and 2001 were as follows (in thousands):

	2002	2001
Net unrealized losses on investment securities, net of income taxes Net holding gains (losses) arising during the period, net of income tax expense (benefit) of $(6,009) and $1,824	$(11,201)	3,387
Less: reclassification adjustment for net gains (losses) included in net income, net of income tax expense (benefit) of $(3,886) and $4,842	(7,217)	8,992

Net unrealized losses on investment securities, net of income taxes	$(3,984)	(5,605)

        Accumulated other comprehensive income (loss) as of March 31, 2002 was as follows (in thousands):

March 31, 2002
Net unrealized gains (losses) on investment securities, net of income tax expense (benefit) of $(530)	$(983)

7. LITIGATION AND OTHER MATTERS

        In conjunction with the Demutualization in 1997, the Company made the $175 million Commonwealth Payment which was expensed and paid in prior years. The Company claimed the $175 million Commonwealth Payment as a deduction. The IRS denied this deduction during the course of its audit of the Company. The Company continued to pursue the deduction and in April 2001 received a Technical Advice Memorandum (Memorandum) from the National Office of the IRS that supports the Company's position that the payment constitutes a normal business expense, and therefore should be deductible. On March 18, 2002, the Company received notice from the IRS that they are considering revoking this Memorandum and, accordingly, have withdrawn the Memorandum as of that date. The Company will continue to pursue this deduction. If successful, the Company expects to recover approximately $35 million in cash refunds and $26 million in income tax credit carryovers plus after-tax interest currently estimated to be $8 million.

        In addition, the Company's subsidiary, Trigon Insurance Company, filed a lawsuit against the federal government in June 2000 for the recovery of federal income tax overpayments for the years 1989 through 1995. The case was tried in November 2001, and closing arguments were made to the court in March 2002. If successful, the Company expects to recover approximately $33 million in cash refunds plus after-tax interest of about $18 million and to receive tax refunds for the years 1996 through 2000 of about $26 million. In addition, if the Company is successful it could receive substantial additional tax deductions that could lower federal income tax liability for years after 1995.

        The lawsuit, filed in the United States District Court for the Eastern District of Virginia, relates to the initial valuation and deductibility of the Company's assets when, along with other Blue Cross or Blue Shield organizations, it became subject to federal income taxation in 1987. As part of this change in tax status, Congress provided that if a Blue Cross or Blue Shield organization disposed of an asset that it had acquired while tax-exempt, its taxable gain or loss would be computed by reference to the asset's fair market value at the time the organization became subject to tax. The Company is seeking deductions for losses incurred on the termination of certain customer and provider contracts that were held by it on January 1, 1987, based on the fair market value of the contracts on that date.

        The IRS asserts that the Company is not entitled to deduct losses incurred on the termination of these contracts. The resolution of the Company's refund claim is subject to uncertainties, including whether the court will allow the deductions and, if so, the amount of the deductions that will be allowed. While the Company believes that its claim is meritorious, it cannot predict the ultimate outcome of the claim.

        If the Company wins this lawsuit and has previously collected refunds for the Demutualization payment deduction discussed above, a portion of the tax recoveries for the years after 1995 would most likely be realized in the form of income tax credit carryovers rather than cash. Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amounts of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the favorable impact of these claims, if any, in the consolidated financial statements.

        The Company and certain of its subsidiaries are involved in various other legal actions occurring in the normal course of their business. While the ultimate outcome of such litigation cannot be predicted with certainty, in the opinion of Company management, after consultation with counsel responsible for such litigation, the outcome of those actions is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

8. MID-SOUTH EXIT OF HEALTH INSURANCE MARKET AND SALE OF TRIGON ADMINISTRATORS

        As of March 31, 2002, the Company had remaining liabilities of $9.6 million and $1.9 million for claim related reserves and certain other exit costs, respectively, resulting from the 1999 exit of the health insurance market by its former subsidiary, Mid-South Insurance Company. Through March 31, 2002, the Company made net payments of $21.7 million against the claim reserves and $1.5 million against the accrual of certain other exit costs. No other adjustments have been made to these accruals. The remaining accruals are expected to be sufficient to satisfy any potential payments related to the 1999 exit.

        In March 2001, the Company sold Trigon Administrators, Inc. and its Property and Casualty Division, which provides workers compensation, liability and short-term disability services, and recognized a gain of $3.5 million on the sale. The gain is included as a component of net realized losses in the accompanying consolidated statements of operations.

9. GOODWILL

        The Company adopted SFAS No. 141, Business Combinations, in 2001 and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. It also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 addresses the accounting and financial reporting for goodwill and other intangible assets upon acquisition and in the periods following acquisition. Under SFAS No. 142, goodwill and intangible assets determined to have indefinite useful lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have definite useful lives are amortized over their useful lives to their estimated residual values. In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption.

        As of January 1, 2002, the date of adoption, the Company had unamortized goodwill in the amount of $13.7 million and has determined there is no transitional impairment loss related to the goodwill. This goodwill is associated with the health insurance segment. In addition, the adoption of SFAS No. 142 eliminated approximately $1.6 million in annual goodwill amortization beginning in 2002 in the consolidated statements of operations.

        The effect of the adoption of SFAS No. 142 on the Company's net income, basic net income per share and diluted net income per share is as follows (in thousands, except per share data):

	Three months ended March 31,
	2002	2001
Reported net income	$35,237	32,400
Add back: Goodwill amortization	—	408

Adjusted net income	$35,237	32,808

Basic net income per share:
Reported	$0.99	0.87
Add back: Goodwill amortization	—	0.01

Adjusted	$0.99	0.88

Diluted net income per share:
Reported	$0.96	0.84
Add back: Goodwill amortization	—	0.01

Adjusted	$0.96	0.85

10. SEGMENT INFORMATION

        The following table presents information by reportable segment for the three months ended March 31, 2002 and 2001 (in thousands):

	Health Insurance	Government Programs	Investments	All Other	Total
2002
Revenues from external customers	$661,074	144,438	—	5,531	811,043
Investment income and net realized losses	—	—	13,952	—	13,952
Intersegment revenues	3,698	—	—	2,139	5,837
Depreciation and amortization expense	6,323	42	7	328	6,700
Income before income taxes and minority interest	49,606	1,393	13,952	1,621	66,572
2001
Revenues from external customers	$566,709	133,741	—	5,601	706,051
Investment income and net realized losses	—	—	21,469	—	21,469
Intersegment revenues	3,611	—	—	2,243	5,854
Depreciation and amortization expense	4,374	6	6	501	4,887
Income before income taxes and minority interest	40,000	889	21,469	511	62,869

        A reconciliation of reportable segment total revenues, income before income taxes and minority interest and depreciation and amortization expense to the corresponding amounts included in the consolidated statements of operations for the three months ended March 31, 2002 and 2001 is as follows (in thousands):

	2002	2001
Revenues
Reportable segments
External revenues	$811,043	706,051
Investment revenues	13,952	21,469
Intersegment revenues	5,837	5,854
Other corporate revenues	680	643
Elimination of intersegment revenues	(5,837)	(5,854)

Total revenues	$825,675	728,163

Profit or Loss
Reportable segments	$66,572	62,869
Corporate expenses not allocated to segments	(10,782)	(9,919)
Unallocated amount—interest expense	(1,607)	(4,180)

Income before income taxes and minority interest	$54,183	48,770

Depreciation and amortization expense
Reportable segments	$6,700	4,887
Not allocated to segments	(157)	334

Depreciation and amortization expense	$6,543	5,221

11. SUBSEQUENT EVENTS

        On April 29, 2002, the Company and Anthem, Inc. (Anthem) announced that they entered into an agreement and plan of merger pursuant to which the Company will be merged into a wholly-owned subsidiary of Anthem. Under the agreement, the Company's shareholders will receive thirty dollars in cash and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock outstanding upon completion of the merger. Closing of the merger is subject to customary closing conditions, including the receipt of regulatory and shareholder approvals. For more information regarding the proposed merger, please refer to the Company's Form 8-K filed with the Securities and Exchange Commission on April 29, 2002.

        In accordance with the merger agreement, the Company began in late May 2002 to reduce the amount of outstanding commercial paper notes. As of July 12, 2002, the Company had repaid and retired $250 million of commercial paper notes, bringing the total outstanding notes under the commercial paper program to $50 million. The Company expects that all commercial paper will be repaid and the commercial paper program will be terminated prior to completion of the merger with Anthem.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$950,000,000

Anthem, Inc.

$                    % Notes
Due

$                    % Notes
Due

$                    % Notes
Due

Goldman, Sachs & Co.
JPMorgan
Banc of America Securities LLC
Fleet Securities, Inc.
Wachovia Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee, and the NASD filing fee.

Securities and Exchange Commission registration fee	$87,400
NASD filing fee	30,500
Blue sky fees and expenses	5,000
Accounting fees and expenses	85,000
Legal fees and expenses	250,000
Printing and engraving expenses	200,000
Transfer Agent and Registrar fees and expenses	25,000
Miscellaneous expenses	542,100

Total	1,225,000

Item 14. Indemnification of Directors and Officers.

        The Indiana Business Corporation Law (the "IBCL") provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

        As permitted by the IBCL, Anthem, Inc.'s ("Anthem") articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

        The rights of indemnification provided by the articles of incorporation of Anthem are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of Anthem, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

        In addition, Anthem has obtained a directors and officers' liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

Item 15. Recent Sales of Unregistered Securities.

        In connection with the conversion of Anthem Insurance Companies, Inc., from a mutual insurance company to a stock insurance company on November 2, 2001, the Registrant has distributed to certain eligible statutory members approximately 48,095,675 million shares of common stock. Exemption from registration under the Securities Act for such distribution was available under Section 3(a)(10) of the Securities Act based on the Indiana Insurance Commissioner's approval of the plan of conversion.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

        The list of exhibits is incorporated herein by reference to the Exhibit Index beginning on page E-1.

(b)
Financial Statement Schedule

        The following financial statement schedule of Anthem is included on pages S-1 through S-4. Schedule II-Condensed Financial Information of Registrant (Parent Company Only)

        The following financial statement schedule of Trigon is included on pages S-5 through S-11. Schedule I-Trigon Healthcare, Inc. and Subsidiaries Financial Information of Registrant (Parent Company)

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information is included in the consolidated financial statements, and therefore have been omitted.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Anthem, Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 17, 2002.

ANTHEM, INC.
By:	/s/ DAVID R. FRICK David R. Frick Executive Vice President and Chief Legal and Administrative Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ LARRY C. GLASSCOCK Larry C. Glasscock	President, Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2002
/s/ MICHAEL L. SMITH Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	July 17, 2002
* L. Ben Lytle	Director	July 17, 2002
* Susan B. Bayh	Director	July 17, 2002
* William B. Hart	Director	July 17, 2002
* Allan B. Hubbard	Director	July 17, 2002

* Victor S. Liss	Director	July 17, 2002
* William G. Mays	Director	July 17, 2002
* James W. McDowell, Jr.	Director	July 17, 2002
* B. LaRae Orullian	Director	July 17, 2002
* Senator Donald W. Riegle, Jr.	Director	July 17, 2002
* William J. Ryan	Director	July 17, 2002
* George A. Schaefer, Jr.	Director	July 17, 2002
* Dennis J. Sullivan, Jr.	Director	July 17, 2002
*
The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the directors of Anthem, Inc. listed above pursuant to the Power of Attorney previously filed with the Securities and Exchange Commission.
By:	/s/ DAVID R. FRICK David R. Frick

Schedule II — Condensed Financial Information of Registrant

Anthem, Inc.
(Parent Company Only)
Balance Sheet

December 31, 2001
(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$24.6
Interest receivable	0.8

Total current assets	25.4
Investment in subsidiary	2,259.0

Total assets	$2,284.4

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2.3
Income taxes payable	1.9

Total current liabilities	4.2
Debentures included in Equity Security Units	220.2

Total liabilities	224.4
Shareholders' equity
Common stock, par value $0.01, shares authorized-900,000,000; shares issued and outstanding: 103,295,675	1.1
Additional paid in capital	1,960.8
Retained earnings	55.7
Accumulated other comprehensive income	42.4

Total shareholders' equity	2,060.0

Total liabilities and shareholders' equity	$2,284.4

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Statement of Income

For the Period from November 2, 2001 (Date of Demutualization and Initial Public Offering) to December 31, 2001
(In Millions)
Revenues
Net investment income	$7.7
Expenses
Interest expense	2.6

Income before income taxes	5.1
Income taxes	1.9

Income before equity in undistributed earnings of subsidiary	3.2
Equity in undistributed earnings of subsidiary	52.5

Net income	$55.7

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Statement of Cash Flow

For the Period from November 2, 2001 (Date of Demutualization and Initial Public Offering) to December 31, 2001
(In Millions)
Operating activities
Net income	$55.7
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary	(52.5)
Amortization of debt issuance costs	0.3
Changes in operating assets and liabilities:
Interest receivable	(0.8)
Accounts payable and accrued expenses	2.3
Income taxes	1.9

Cash provided by operating activities	6.9
Investing activities
Capital contribution to subsidiary	(28.9)

Cash used in investing activities	(28.9)
Financing activities
Net proceeds from common stock issued in the initial public offering	1,890.4
Net proceeds from issuance of Equity Security Units	219.8
Payments to eligible statutory members in the demutualization	(2,063.6)

Cash provided by financing activities	46.6

Change in cash and cash equivalents	24.6
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$24.6

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Notes to Condensed Financial Statements
December 31, 2001
(Dollars in Millions)

1. Basis of Presentation and Significant Accounting Policy

        On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company. The demutualization was accounted for as a reorganization using the historical carrying values of the assets and liabilities of Anthem Insurance. Accordingly, immediately following the demutualization and the initial public offering, Anthem Insurance's policyholders' surplus was reclassified to par value of common stock and additional paid in capital. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem").

        In the parent company financial statements, Anthem's investment in subsidiary is stated at cost plus equity in undistributed earnings of the subsidiary since the effective date of the demutualization on November 2, 2001. Anthem's share of net income of its unconsolidated subsidiary is included in income using the equity method of accounting.

        Parent company only financial statements should be read in conjunction with Anthem's audited consolidated financial statements and the accompanying notes thereto included herein.

2. Investment in Subsidiary

        Following the demutualization and initial public offering, Anthem made a capital contribution to Anthem Insurance in the amount of $28.9.

3. Long Term Debt

        On November 2, 2001, Anthem issued 4,600,000 of 6.00% Equity Security Units. Each Unit contains a 5.95% subordinated debenture. The debentures are unsecured and are subordinated in right of payment to all of Anthem's existing and future senior indebtedness. The debentures will mature on November 15, 2006. Each debenture will initially bear interest at the rate of 5.95% per year, payable quarterly, commencing February 15, 2002, subject to Anthem's rights to defer these payments.

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0. Anthem is jointly and severally liable for all borrowings under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's joint liability for Anthem's obligations under the facilities. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. Availability under these facilities is reduced by the amount of any commercial paper outstanding under Anthem Insurance's commercial paper program. No amounts were outstanding under these facilities at December 31, 2001 or during the year then ended.

        Subsequent to December 31, 2001, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities.

Independent Auditors' Report

The Board of Directors
Trigon Healthcare, Inc.:

        Under date of February 6, 2002, we reported on the consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, as contained in the 2001 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      /s/ KPMG LLP

Richmond, Virginia
February 6, 2002

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

Balance Sheets

December 31, 2001 and 2000

(in thousands, except per share data)

	2001	2000
ASSETS
Current assets
Cash	$423	—
Investment securities, at estimated fair value	464,179	389,776
Other receivables	7,820	16,701
Income taxes receivable	22,975	14,994
Receivable from subsidiaries*	33	—
Other	11	3

Total current assets	495,441	421,474

Investment in subsidiaries*	825,841	884,321
Deferred income taxes	1,474	688
Other assets	2,457	223

Total assets	$1,325,213	1,306,706

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,845	2,326
Payable for investment securities	1,282	13,826
Payable to subsidiaries*	6	244
Commercial paper	99,660	—

Total current liabilities	104,793	16,396

Commercial paper, noncurrent	200,000	275,448

Total liabilities	304,793	291,844

SHAREHOLDERS' EQUITY
Common stock, $0.01 par; shares issued and outstanding: 35,786, 2001; 37,539, 2000	358	375
Capital in excess of par	784,514	802,584
Retained earnings	234,364	205,045
Unearned compensation—restricted stock	(1,817)	(2,234)
Accumulated other comprehensive income	3,001	9,092

Total shareholders' equity	1,020,420	1,014,862
Commitments and contingencies

Total liabilities and shareholders' equity	$1,325,213	1,306,706

*
Amounts are eliminated in consolidation.

See accompanying independent auditors' report and notes to financial information.

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY), CONTINUED

Statements of Operations
For the years ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999
REVENUES
Investment income	$31,505	32,087	19,157
Net realized losses	(21,767)	(4,431)	(8,051)
Cash dividends from subsidiaries *	172,032	125,000	48,900

Total revenues	181,770	152,656	60,006
EXPENSES
Selling, general and administrative expenses	3,719	4,418	2,095
Interest expense	12,755	17,249	8,359

Total expenses	16,474	21,667	10,454

Income before income taxes and equity in undistributed earnings of subsidiaries	165,296	130,989	49,552
Income tax expense (benefit)	(3,291)	554	106

Income before equity in undistributed earnings of subsidiaries	168,587	130,435	49,446
Equity in undistributed earnings of subsidiaries*	(52,527)	(18,426)	(28,983)

Net income	$116,060	112,009	20,463

*
Amounts are eliminated in consolidation.

See accompanying independent auditors' report and notes to financial information.

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY), CONTINUED

Statements of Changes in Shareholders' Equity
and Comprehensive Income
For the years ended December 31, 2001, 2000 and 1999
(in thousands)

	Common Stock	Capital in Excess of Par	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance at January 1, 1999	$423	839,187	202,554	—	29,060	1,071,224
Net income	—	—	20,463	—	—	20,463
Change in minimum pension liability, net of income taxes	—	—	—	—	834	834
Net unrealized losses on investment securities, net of income taxes (including consolidated subsidiaries' after-tax net unrealized losses of $26,507)	—	—	—	—	(20,806)	(20,806)

Comprehensive income						491
Repurchase and retirement of common stock	(41)	(20,500)	(110,121)	—	—	(130,662)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(767)	—	(1,926)	—	(2,693)
Change in common stock held by consolidated grantor trusts	—	(1,403)	—	—	—	(1,403)

Balance at December 31, 1999	$382	816,517	112,896	(1,926)	9,088	936,957
Net income	—	—	112,009	—	—	112,009
Change in minimum pension liability, net of income taxes	—	—	—	—	293	293
Net unrealized losses on investment securities, net of income taxes (including consolidated subsidiaries' after-tax net realized gains of $7,632)	—	—	—	—	(289)	(289)

Comprehensive income						112,013
Repurchase and retirement of common stock	(7)	(3,305)	(19,860)	—	—	(23,172)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(14,002)	—	(308)	—	(14,310)
Change in common stock held by consolidated grantor trusts	—	3,374	—	—	—	3,374

Balance at December 31, 2000	$375	802,584	205,045	(2,234)	9,092	1,014,862

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY), CONTINUED

Statements of Changes in Shareholders' Equity and
Comprehensive Income, Continued
For the years ended December 31, 2000, 1999 and 1998
(in thousands)

	Common Stock	Capital in Excess of Par	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2000	$375	802,584	205,045	(2,234)	9,092	1,014,862
Net income	—	—	116,060	—	—	116,060
Change in minimum pension liability, net of income taxes	—	—	—	—	22	22
Net unrealized losses on investment securities, net of income taxes (including consolidated subsidiaries' after-tax net unrealized losses of $8,438)	—	—	—	—	(6,113)	(6,113)

Comprehensive income						109,969
Repurchase and retirement of common stock	(17)	(8,764)	(86,741)	—	—	(95,522)
Purchase and reissuance of common stock under stock option and other employee benefit plans, including tax benefits and net of amortization	—	(8,858)	—	417	—	(8,441)
Change in common stock held by consolidated grantor trusts	—	(448)	—	—	—	(448)

Balance at December 31, 2001	$358	784,514	234,364	(1,817)	3,001	1,020,420

See accompanying independent auditors' report and notes to financial information.

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY), CONTINUED

Statements of Cash Flows
For the years ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999
Net income	$116,060	112,009	20,463
Adjustments to reconcile net income to net cash provided by operating activities
Accretion of discounts and amortization of premiums, net	(872)	(3,526)	(1,930)
Amortization of unearned compensation	1,842	2,681	1,031
Undistributed earnings of subsidiaries*	52,527	18,426	28,983
Increase in other receivables	(2,229)	(517)	(1,205)
Increase in income taxes receivable	(7,981)	(14,994)	—
Increase in receivable from subsidiaries*	(33)	—	—
Decrease (increase) in other assets	(1,815)	245	(316)
Increase (decrease) in accounts payable and accrued expenses	1,628	(1,432)	2,353
Increase (decrease) in income taxes payable	—	(5,099)	3,398
Change in deferred income taxes	(2,403)	1,616	294
Increase (decrease) in payable to subsidiaries*	(238)	244	(79)
Realized investment losses, net	21,767	4,431	8,051

Net cash provided by operating activities	178,253	114,084	61,043

Cash flows from investing activities
Investment securities purchased	(1,216,982)	(1,025,962)	(972,506)
Proceeds from investment securities sold	983,034	782,616	693,938
Maturities of fixed income securities	141,437	158,341	223,340
Investments in subsidiaries*	(2,879)	(18,500)	(31,000)

Net cash used in investing activities	(95,390)	(103,505)	(86,228)

Cash flows from financing activities
Proceeds from long-term debt	—	—	160,000
Payments on long-term debt	—	(245,000)	—
Change in commercial paper notes	24,212	275,448	—
Purchase and reissuance of common stock under employee benefit and stock option plans	(10,594)	(17,666)	(3,694)
Change in common stock purchased by grantor trusts	(427)	(280)	(489)
Purchase and retirement of common stock	(95,522)	(23,172)	(130,662)
Change in outstanding checks in excess of bank balance	(109)	91	18

Net cash provided by (used in) financing activities	(82,440)	(10,579)	25,173

Increase (decrease) in cash	423	—	(12)
Cash—beginning of year	—	—	12

Cash—end of year	$423	—	—

Cash paid during the year for
Interest	$12,977	16,150	7,545
Income taxes	957	2,159	—

*
Amounts are eliminated in consolidation.

See accompanying independent auditors' report and notes to financial information.

SCHEDULE I
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION OF REGISTRANT (PARENT ONLY), CONTINUED

Notes to Financial Information of Registrant (Parent Only)

        The financial information provided should be read in conjunction with the audited Consolidated Financial Statements of Trigon Healthcare, Inc. ("Registrant") and the following notes:

(a)
Basis of Presentation

  The accompanying condensed financial information reflects the financial position as of December 31, 2001 and 2000 and the results of operations, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2001, 2000 and 1999.

(b)
Investment in Subsidiaries

  The Registrant made capital contributions to its subsidiary, Monticello Service Agency, Inc. of $2.9 million, $18.5 million and $31.0 million during 2001, 2000 and 1999, respectively.

(c)
Borrowings

  The information about commercial paper is contained in note 11 of the notes to the audited consolidated financial statements of the Registrant and its subsidiaries included herein.

(d)
Capital Stock

  The information about capital stock is contained in note 13 of the notes to the audited consolidated financial statements of the Registrant and its subsidiaries included herein.

(e)
Cash Dividends

  During 2001, 2000, and 1999, the Registrant received cash dividends from its subsidiaries of $172.0 million, $125.0 million and $48.9 million, respectively.

(f)
Comprehensive Income

  The information about comprehensive income is contained in note 15 of the notes to the audited consolidated financial statements of the Registrant and its subsidiaries included herein.

EXHIBIT INDEX

Exhibit Number	Document
1	Form of Underwriting Agreement
2.1	Plan of Conversion(1)
2.2	Alliance Agreement, dated as of May 30, 2001, as amended as of September 28, 2001 and November 9, 2001, between Blue Cross and Blue Shield of Kansas, Inc. and Anthem Insurance Companies, Inc. (exhibits thereto will be furnished supplementally to the Securities and Exchange Commission upon request)(2)
2.3	Agreement and Plan of Merger, dated as of April 28, 2002 among Anthem, Inc., AI Sub Acquisition Corp. and Trigon Healthcare, Inc.(3)
3.1	Restated Articles of Incorporation of Anthem, Inc.(1)
3.2	Bylaws of Anthem, Inc.(1)
4.1	Form of certificate for the common stock, $0.01 par value per share, of Anthem, Inc.(1)
4.2	Upon the request of the Securities and Exchange Commission, Anthem, Inc. will furnish copies of all instruments defining the rights of holders of long-term debt of Anthem, Inc.
4.3	Indenture, dated as of November 2, 2001, by and between Anthem, Inc. and The Bank of New York, as trustee(4)
4.4	First Supplemental Indenture, dated as of November 2, 2001, between Anthem, Inc. and The Bank of New York, as trustee(4)
4.5	Purchase Contract Agreement, dated as of November 2, 2001, between Anthem, Inc. and The Bank of New York, as purchase contract agent(4)
4.6	Pledge Agreement, dated as of November 2, 2001, among Anthem, Inc., The Chase Manhattan Bank, as collateral agent, as custodial agent and as securities intermediary, and The Bank of New York, as purchase contract agent(4)
4.7	Form of Debenture (included in Exhibit 4.4)
4.8	Form of Normal Unit (included in Exhibit 4.5)
4.9	Form of Stripped Unit (included in Exhibit 4.5)
4.10	Form of Remarketing Agreement(5)
4.11	Five-Year Credit Agreement dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, Inc., the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Fleet National Bank, as Documentation Agent(4)
4.11(i)	First Amendment dated as of July 2, 2002, to the Five-Year Credit Agreement dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, Inc.; the banks party thereto; JPMorgan Chase Bank, as Administrative Agent; Fleet National Bank, as Documentation Agent; and Bank of America, N.A., as Syndication Agent
4.12	364-Day Credit Agreement dated as of July 2, 2002, among Anthem, Inc., the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Co-Syndication Agent, Wachovia Bank, N.A., as Co-Syndication Agent, and Fleet National Bank, as Documentation Agent

4.13	Form of Indenture between Anthem, Inc. and The Bank of New York, as trustee (7)
4.14	Form of First Supplemental Indenture between Anthem, Inc. and The Bank of New York, as trustee
4.15	Forms of notes (included in Exhibit 4.14)
5	Opinion of Baker & Daniels regarding the validity of the notes registered hereunder
8	Tax Opinion of Baker & Daniels
10.1	Anthem 2001 Stock Incentive Plan (1)
10.2	Anthem Employee Stock Purchase Plan (1)
10.3	Employment Agreement by and between Anthem Insurance Companies, Inc. and Larry C. Glasscock, dated as of October 22, 1999(1)
10.4	Employment Agreement by and between Anthem Insurance Companies, Inc. and David R. Frick, dated as of January 1, 2000(1)
10.5	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Samuel R. Nussbaum, M.D., dated as of January 2, 2001(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Samuel R. Nussbaum, M.D., effective as of January 1, 2002(5)
10.6	Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael L. Smith, dated as of January 1, 2000(1)
10.7	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, dated as of January 1, 1999(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2000(1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of July 29, 2000(1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2001(1)
	(v)	Amendment Four to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2002(6)
10.8	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, dated as of January 1, 1999(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2000(1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2001(1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2002(6)
10.9	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael D. Houk, dated as of August 12, 2000(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael D. Houk, effective as of January 1, 2002(6)

10.10	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, dated as of April 1, 1999(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2000(1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2001(1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2002(6)
10.11	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and John M. Murphy, dated as of September 6, 2000(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and John M. Murphy, effective as of January 1, 2002(6)
10.12	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, dated as of February 22, 1999(1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, effective as of January 1, 2000(1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, effective as of January 1, 2002(6)
10.13	Letter from Anthem Insurance Companies, Inc. to L. Ben Lytle regarding retirement benefits(1)
10.14	(i)	Anthem Deferred Compensation Plan(1)
	(ii)	First Amendment to Anthem Deferred Compensation Plan(1)
	(iii)	Second Amendment to Anthem Deferred Compensation Plan(1)
10.15	Anthem Board of Directors Deferred Compensation Plan(1)
10.16	(i)	Anthem Supplemental Executive Retirement Plan(1)
	(ii)	First Amendment to Anthem Supplemental Executive Retirement Plan(1)
	(iii)	Second Amendment to Anthem Supplemental Executive Retirement Plan(1)
10.17	Anthem 1998 Long-Term Incentive Plan(1)
10.18	Anthem 2001-2003 Long-Term Incentive Plan(1)
10.19	Anthem Annual Incentive Plan(1)
10.20	Anthem Directed Executive Compensation Plan(1)
10.21	Anthem Split Dollar Life Insurance Program(1)
10.22	Blue Cross License Agreement by and between Blue Cross and Blue Shield Association and Anthem, Inc., dated November 2, 2001(6)
10.23	Blue Shield License Agreement by and between Blue Cross and Blue Shield Association and Anthem, Inc., dated November 2, 2001(6)
10.24	Employment Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas G. Snead, Jr.(2)

10.25	Employment Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas R. Byrd(2)
10.26	Noncompetition Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas G. Snead, Jr.(2)
10.27	Noncompetition Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas R. Byrd(2)
10.28	Credit Agreement, dated as of May 29, 2002, by and among Anthem, Inc., Goldman Sachs Credit Partners L.P., as Administrative Agent, Sole Lead Arranger and Bookrunner, Bank of America, N.A. and J.P. Morgan Chase Bank, Inc. as Co-Syndication Agents, and Fleet National Bank, as Documentation Agent(2)
12	Statement Re Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of Anthem, Inc.(2)
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of Baker & Daniels (contained in Exhibit 5 and Exhibit 8)
24	Power of Attorney(7)
25	Statement of Eligibility of The Bank of New York, as trustee(7)

(1)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Registration Statement on Form S-1 (Registration No. 333-67714) as filed with the Commission is incorporated herein by reference.

(2)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Registration Statement on Form S-4 (Registration No. 333-88776) as filed with the Commission is incorporated herein by reference.

(3)
The copy of this exhibit filed as exhibit number 2.1 to Anthem, Inc.'s Current Report on Form 8-K as filed with the Commission on April 30, 2002, is incorporated herein by reference.

(4)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated herein by reference.

(5)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Registration Statement on Form S-1 (Registration No. 333-70566) as filed with the Commission is incorporated herein by reference.

(6)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 is incorporated herein by reference.

(7)
Previously filed.

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[Alternate Page] TABLE OF CONTENTS
PROSPECTUS SUMMARY
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR ACQUISITION OF TRIGON
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET ($ in Millions)
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ($ in Millions, except per share data)
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ($ in Millions, except per share data)
NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS OF ANTHEM
ANTHEM'S MANAGEMENT
Long-Term Incentive Plan (2001-2003)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF THE NOTES
U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
EXPERTS
VALIDITY OF NOTES
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
Anthem, Inc. Consolidated Balance Sheets
Anthem, Inc. Consolidated Statements of Income
Anthem, Inc. Consolidated Statements of Shareholders' Equity
Anthem, Inc. Consolidated Statements of Cash Flows
Anthem, Inc. Notes to Consolidated Financial Statements December 31, 2001 (Dollars in Millions, Except Share Data)
Anthem, Inc. Consolidated Balance Sheet (Unaudited)
Anthem, Inc. Consolidated Statements of Income (Unaudited)
Anthem, Inc. Consolidated Statements of Shareholders' Equity (Unaudited)
Anthem, Inc. Consolidated Statements of Cash Flows (Unaudited)
Anthem, Inc. Notes to Consolidated Financial Statements (Unaudited)
March 31, 2002 (Dollars in Millions, Except Share Data)
INDEPENDENT AUDITORS' REPORT
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2001 and 2000 (in thousands, except per share data)
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Years ended December 31, 2001, 2000 and 1999 (in thousands, except per share data)
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME Years ended December 31, 2001, 2000 and 1999 (in thousands)
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2001, 2000 and 1999 (in thousands)
TRIGON HEALTHCARE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001, 2000 and 1999
TRIGON HEALTHCARE, INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEET (Unaudited) (in thousands)
TRIGON HEALTHCARE, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) For the three months ended March 31, 2002 and 2001 (in thousands, except per share data)
TRIGON HEALTHCARE, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (Unaudited) For the three months ended March 31, 2002 and 2001 (in thousands)
TRIGON HEALTHCARE, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) For the three months ended March 31, 2002 and 2001 (in thousands)
TRIGON HEALTHCARE, INC. and SUBSIDIARIES Notes to Consolidated Financial Statements (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Anthem, Inc. (Parent Company Only) Balance Sheet
Schedule II—Condensed Financial Information of Registrant—(continued)
Anthem, Inc. (Parent Company Only) Statement of Income
Schedule II—Condensed Financial Information of Registrant—(continued)
Anthem, Inc. (Parent Company Only) Statement of Cash Flow
Schedule II—Condensed Financial Information of Registrant—(continued)
Anthem, Inc. (Parent Company Only) Notes to Condensed Financial Statements December 31, 2001 (Dollars in Millions)
EXHIBIT INDEX